    As filed with the Securities and Exchange Commission on November 27, 2002
                                                        Registration No. 333-___

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                               ITC/\DELTACOM, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                 4813                           58-2301135
(State or other jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)           Classification Code Number)          Identification Number)

                             1791 O.G. Skinner Drive
                            West Point, Georgia 31833
                                 (706) 385-8000
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                          ----------------------------

                                Larry F. Williams
                             Chief Executive Officer
                               ITC/\DeltaCom, Inc.
                             1791 O.G. Skinner Drive
                            West Point, Georgia 31833
                                 (706) 385-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ----------------------------

                                    Copy to:

                            Richard J. Parrino, Esq.
                            Charles E. Sieving, Esq.
                             Hogan & Hartson L.L.P.
                              8300 Greensboro Drive
                             McLean, Virginia 22102
                                 (703) 610-6100

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

                          ----------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                          ----------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                        Proposed
                                                                      maximum price          Proposed
     Title of each class of securities to be      Amount to be        per share or      maximum aggregate          Amount of
                   registered                      registered          warrant (1)      offering price (1)      registration fee
   -----------------------------------------------------------------------------------------------------------------------------
   8% Series A Convertible Redeemable
    Preferred Stock, par value $0.01 per
    share......................................        449,289(2)     $      100.00(3)  $       44,928,900(3)   $       4,133.46
--------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $0.01 per share.....     7,862,538(4)(5)             --                     --                    --(4)
--------------------------------------------------------------------------------------------------------------------------------
   Warrants to purchase Common Stock...........      1,013,724                   --                     --                    --(6)
--------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $0.01 per share (7).      1,013,724(5)     $       5.114(6)  $     5,184,184.54(6)   $         476.94
--------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $0.01 per share.....      1,000,000        $       2.765(8)  $        2,765,000(8)   $         254.38
--------------------------------------------------------------------------------------------------------------------------------
     Total.....................................                                                                 $       4,864.78
================================================================================================================================

(1)  Estimated solely for the purpose of computing the registration fee.
(2) Includes 151,135 shares that, at the registrant's option, may be issued as dividends on the then-outstanding shares of series A preferred stock.
(3) Based on the price per share at which the series A preferred stock was sold by the registrant.
(4) These shares of common stock are issuable upon conversion of the series A preferred stock registered hereby. Each share of preferred stock is initially convertible into the number of shares of common stock obtained by dividing the liquidation preference of $100 per share by $5.7143. If issued, these shares of common stock will be issued for no additional consideration. Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required with respect to these shares.
(5) Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the series A preferred stock or upon exercise of the warrants registered hereby as a result of antidilution adjustments and certain other events specified in the terms of the series A preferred stock and the warrants.
(6) Pursuant to Rule 457(g) under the Securities Act, the maximum price per share and the aggregate offering price of the shares of common stock underlying the warrants registered hereby are based on the exercise price of the warrants. Each warrant is initially exercisable for one share of common stock at an exercise price of $5.114 per share. No separate registration fee is required with respect to the warrants, as they are being registered on the same registration statement as the common stock offered pursuant thereto.
(7) These shares of common stock are issuable upon exercise of the warrants registered hereby.
(8) Pursuant to Rule 457(c) under the Securities Act, the offering price per share and the aggregate offering price are based upon the average of the high and low prices of the common stock on the OTC Bulletin Board as reported on November 21, 2002.

                           --------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may+ +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these+
+securities in any state where the offer or sale is not permitted.            +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject To Completion, Dated November 27, 2002

PROSPECTUS
                                  COMMON STOCK

               8% SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

                         COMMON STOCK PURCHASE WARRANTS

                               ITC/\DELTACOM, INC.

     ITC/\DeltaCom, Inc. is a competitive telecommunications company that provides integrated voice and data telecommunications services on a retail basis to businesses in the southern United States and regional telecommunications transmission services over its network on a wholesale basis. This prospectus relates to the offer and sale of the following securities:

     . the offer and sale by the selling securityholders named in this prospectus of:

        . up to 1,000,000 shares of common stock, up to 300,000 shares of Series A preferred stock and up to 1,013,724 warrants that are currently outstanding,

        . Series A preferred stock payable by us in the future as dividends on outstanding Series A preferred stock, and

        . common stock issuable by us to the selling securityholders upon their future conversion of the Series A preferred stock or exercise of the warrants; and

     . the offer and sale by us of the common stock issuable to any investor that purchases warrants offered for sale by the selling securityholders in this offering and that exercises those warrants.

We will not receive any proceeds from the sale of securities by the selling securityholders.

     Our common stock is listed on the OTC Bulletin Board and trades under the symbol "ITCD.OB." On November 26, 2002, the reported last sale price of our common stock on the OTC Bulletin Board was $2.80 per share.

                             -----------------------

     See "Risk Factors" beginning on page 4 for information that you should consider before purchasing the securities offered by this prospectus.

                             -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

             The date of this prospectus is                  , 2002.

     If it is against the law in any state or other jurisdiction to make an offer to sell the securities, or to solicit an offer from someone to buy the securities, then this prospectus does not apply to any person in that state or other jurisdiction, and no offer or solicitation is made by this prospectus to any such person.

     You should rely only on the information contained in this prospectus or any supplement. Neither we nor any selling securityholder has authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
Summary.....................................................................................        1
Risk Factors................................................................................        4
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends...................       11
Use of Proceeds.............................................................................       11
Dividend Policy.............................................................................       11
Market for Our Common Stock.................................................................       12
Selected Consolidated Financial Data........................................................       13
Management's Discussion and Analysis of Financial Condition and Results of Operations.......       15
Business....................................................................................       40
Regulation of Our Services..................................................................       51
Management..................................................................................       56
Transactions Involving Related Parties......................................................       66
Security Ownership of Certain Beneficial Owners and Management..............................       72
Selling Securityholders.....................................................................       76
Description of the Common Stock, Series A Preferred Stock and Warrants......................       82
Material U.S. Federal Income Tax Considerations Relating to the Offered Securities..........       94
Plan of Distribution........................................................................       99
Validity of Securities......................................................................      102
Experts.....................................................................................      102
Where You Can Find Additional Information...................................................      103
Index to Consolidated Financial Statements and Unaudited Financial Information..............      F-1

                                     SUMMARY

     This summary contains important information about ITC/\DeltaCom and the offering. We caution you, however, that the summary does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision.

                                   OUR COMPANY

     ITC/\DeltaCom, Inc. is a competitive telecommunications company that provides integrated voice and data telecommunications services on a retail basis to businesses in the southern United States and regional telecommunications transmission services over its network on a wholesale basis to other telecommunications companies. Our retail services include local exchange services, long distance services, calling card and operator services, and asynchronous transfer mode, frame relay and high capacity broadband private line services, as well as Internet access and colocation services and customer premise equipment sales, installation and repair. We also provide colocation, hosting and other services integral to operating important business applications over the Internet through our e/\deltacom business. In connection with these services, we own, operate or manage an extensive fiber optic network, which extends throughout ten southern states.

                               OUR REORGANIZATION

     Beginning in the third quarter of 2001, we initiated a strategic and operational restructuring intended to accelerate positive cash flow from operations by emphasizing our core retail services and reducing operating costs. In addition to de-emphasizing some non-core services, the key elements of this strategy include reduction of our employee base, consolidation of facilities and operations, and reduction of capital expenditures. We also have sought to eliminate a substantial portion of our existing indebtedness and reduce our fixed interest costs so that we are able to achieve and maintain positive cash flow from operations through the current period of uncertainty affecting the telecommunications industry and competitive telecommunications companies. In the second and third quarters of 2002, we were able to generate positive cash flow from operations even after incurring substantial expenses associated with our reorganization described below. Our positive cash flow from operations during these quarters excludes the effects of interest we did not pay on some of our existing indebtedness, which subsequently was eliminated as part of our reorganization.

     In order to complete our reorganization expeditiously, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on June 25, 2002. On October 17, 2002, the bankruptcy court entered an order confirming our plan of reorganization. We consummated our reorganization under the plan on October 29, 2002.

     As of October 29, 2002, under our plan of reorganization:

     . All of our outstanding senior notes, in a total principal amount of $415 million plus accrued and unpaid interest, were cancelled and the former holders of those notes received in exchange a total of 40,750,000 shares, or 81.5%, of the common stock of our reorganized company.

     . All of our outstanding convertible subordinated notes, in a total principal amount of $100 million plus accrued and unpaid interest, were cancelled and the former holders of those notes received in exchange a total of 2,500,000 shares, or 5%, of our new common stock.

     . All of our outstanding common stock, Series A preferred stock and Series B preferred stock, including accumulated and undistributed dividends on the Series B preferred stock, were cancelled and the former holders of those securities collectively received a total of 500,000 shares, or 1%, of our new common stock.

     . We issued and sold in a rights offering to holders of our old common stock and old preferred stock, for a total purchase price of $184,600, 1,846 shares of 8% Series A convertible redeemable preferred stock of our reorganized company and warrants to purchase approximately 6,276 shares of our new common stock.

     . The selling securityholders collectively acquired in a private offering, for a purchase price of $29.8 million, 298,154 shares of our new Series A preferred stock, warrants to purchase approximately 1,013,724 shares of our new common stock, and 1,000,000 shares of our new common stock.

The foregoing ownership percentages assume the conversion of our new Series A preferred stock into common stock as of October 29, 2002. As of November 26, 2002, we had outstanding a total of 44,750,000 shares of common stock, 300,000 shares of Series A preferred stock and 1,020,000 warrants to purchase 1,020,000 shares of common stock. In connection with our plan of reorganization, we also amended our senior credit facility and our principal capital lease facilities.

     As of October 30, 2002, we have implemented fresh start reporting under the provisions of Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The provisions of fresh start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders' equity using the reorganized value established in connection with our plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to write down the value of some of our assets and liabilities. We expect that the implementation of fresh start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of our plan of reorganization on October 29, 2002 will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus.

                                  THE OFFERING

     This prospectus relates to the offer and sale of the following securities:

     . the offer and sale by the selling securityholders named in this prospectus of:

        . currently outstanding common stock, Series A preferred stock and warrants,

        . Series A preferred stock payable by us in the future as dividends on outstanding Series A preferred stock, and

        . common stock issuable by us to the selling securityholders upon their future conversion of the Series A preferred stock or exercise of the warrants; and

     . the offer and sale by us of the common stock issuable to any investor that purchases warrants offered for sale by the selling securityholders in this offering and that exercises those warrants.

Of the securities offered by this prospectus, there are currently outstanding the following:

     .  1,000,000 shares of common stock;

     . 298,154 shares of Series A preferred stock currently convertible into 5,217,682 shares of common stock; and

     .  1,013,724 warrants to purchase 1,013,724 shares of common stock.

The common stock, Series A preferred stock and warrants are separately transferable. For more information about these securities, see "Description of the Common Stock, Series A Preferred Stock and Warrants" and "Material U.S. Federal Income Tax Considerations Relating to the Offered Securities."

     The selling securityholders acquired the foregoing securities from us in connection with our plan of reorganization. We have registered the securities for resale by the selling securityholders in accordance with registration rights we granted to them at the time of their investment. Our registration of the securities does not necessarily mean that the selling securityholders will convert or exercise any of the Series A preferred stock or warrants or sell any or all of the securities we have registered. For information about the selling securityholders and how they plan to offer the securities for resale, see "Selling Securityholders" and "Plan of Distribution."

     We will not receive any proceeds from the sale of securities by the selling securityholders. We will use for working capital and other general corporate purposes any proceeds we receive from the sale of common stock upon any exercise of warrants purchased by investors from the selling securityholders in this offering.

     See "Risk Factors" beginning on page 4 for information you should carefully consider before deciding whether to buy any of our securities.

                                OTHER INFORMATION

     We were incorporated in Delaware in 1997. Our principal executive offices are located at 1791 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number at that address is (706) 385-8000.

                                  RISK FACTORS

     You should carefully consider the following risk factors before deciding whether to buy our common stock, Series A preferred stock or warrants.

RISKS INVOLVING OUR BUSINESS

Our wholesale service offerings have been adversely affected by network overcapacity and other factors.

     In recent periods, our wholesale business has experienced adverse trends resulting primarily from service disconnections in our local interconnection business, from a reduction in rates charged to our customers due to overcapacity in the broadband services business and from service cancellations by some customers. We expect that revenues and EBITDA, as adjusted, from our wholesale customers will stabilize no earlier than the first quarter of 2003. EBITDA, as adjusted, represents earnings before extraordinary item, preacquisition loss, net interest, other income and other expenses, reorganization items, income taxes and depreciation and amortization. As a result of general market conditions, we have decreased the amount of capital we invest in our wholesale business and expect that wholesale services will continue to experience less favorable market conditions and minimal revenue growth, if not a decline in revenues, at least through the end of 2003.

We are subject to legal proceedings that could adversely affect our ability to provide services.

     To maintain our fiber optic network, we have obtained easements, rights-of-way, franchises and licenses from various private parties, including actual and potential competitors, local governments, private landowners and others. We cannot assure you that we will continue to use or have access to all of our existing easements, rights-of-way, franchises and licenses or that we will be able to renew or replace them after they expire. Third parties have initiated legal proceedings challenging some of our significant licenses to use the rights-of-way of others, including our licenses to use the rights-of-way of Mississippi Power Company, Florida Power Company, Gulf Power Company and Georgia Power Company. If some of these or similar future challenges are successful, or if we otherwise are unsuccessful in maintaining or renewing our rights to use our network easements, rights-of-way, franchises and licenses, we may be forced to abandon significant portions of our network and possibly pay monetary damages. For information concerning legal proceedings related to some of our rights-of-way, see "Business-Legal Proceedings."

Our business is subject to significant competitive pressures which could adversely affect our ability to grow.

     Our industry is highly competitive, and the level of competition, particularly with respect to pricing, is increasing. We cannot assure you that we will be able to achieve or sustain operating profitability, adequate market share or significant revenue growth in any of our markets. The prices we charge for our retail local, long distance and data services and for our broadband transport services have declined significantly in recent years. Some or all of these prices may continue to decline, which could adversely affect our ability to generate positive cash flows from operations. We may be required to reduce further our prices for the local, long distance or data services we provide as BellSouth, our principal competitor in many of the markets we serve, begins to offer in-region long distance services in an increasing number of states in which we provide service. We expect to continue to face significant pricing and product competition from BellSouth and the other large, established telephone companies that currently are the dominant providers of telecommunications services in our markets. We also will continue to face significant competitive product and pricing pressures from other companies like us that attempt to compete in the local services market.

Agreements governing our current indebtedness contain restrictive covenants that place limits on our business activities.

     We are subject to restrictions under our $156 million credit facility and capital lease facilities with NTFC Capital Corporation and General Electric Capital Corporation. These restrictions affect and, in some cases, significantly limit or prohibit, among other things, our ability to incur additional indebtedness, create liens, make investments and sell assets. In order to incur additional indebtedness under the foregoing agreements, we must meet a specified minimum interest coverage ratio or fall within one of a limited number of specified exceptions to the prohibition on new debt. These agreements may limit our flexibility to plan for, or react to, changes in our business, place us at a competitive disadvantage relative to our competitors who have less debt, make us more vulnerable to a downturn in our business or the economy generally, and require us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, rather than for working capital and capital expenditures.

We will have to generate substantial operating cash flow to meet our obligations under our debt agreements.

     Our ability to make scheduled principal and interest payments under our $156 million senior credit facility and principal capital lease facilities, incur additional indebtedness and continue to comply with our loan covenants will depend primarily on our success in generating substantial operating cash flow. Our failure to comply with our loan covenants might cause our lenders to accelerate our repayment obligations under the senior credit facility and under our principal capital lease facilities, which may be declared payable immediately based on a senior credit facility default. We will be required through June 30, 2006 to repay an increasing amount of our $156 million of outstanding borrowings under our senior credit facility. To remain in compliance with our senior credit facility covenants, we must comply with financial covenants and ratios based on our levels of capital expenditures, secured and total debt, and cash flow. For more information about these covenants and ratios, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

The local and long distance industries are subject to significant government regulation, which may change in a manner that is harmful to our business.

     We are required to comply with telecommunications regulations implemented by federal, state and local governments. We are required to obtain authorizations from the FCC and state public utility commissions to offer some of our telecommunications services, to file tariffs for many of our services and to comply with local license, franchise or permit requirements relating to installation and operation of our network. Many of these regulations continue to change. Any of the following events related to the manner in which our business is regulated could have a material adverse effect on our business, results of operations and financial condition:

     . the elimination of regulatory requirements that obligate BellSouth and other former monopoly local telephone companies to provide to us at regulated rates the elements of their telephone networks that enable us to offer many of our services at competitive rates;

     .  our failure to maintain proper federal and state tariffs;

     .  our failure to maintain proper state certifications;

     . our failure to comply with federal, state or local laws and regulations;

     . our failure to obtain and maintain required licenses, franchises and permits;

     . the imposition of burdensome license, franchise or permit requirements to operate in public rights-of-way; and

     . the occurrence of burdensome or adverse regulatory requirements or developments.

We would be adversely affected if we are not offered competitive rates for the access services we need to provide our long distance services.

     We depend on other telecommunications companies to originate and terminate a significant portion of the long distance traffic initiated by our customers. We would be adversely affected if we are not offered access services at rates that are profitable and substantially equivalent to the rates charged to our competitors. The charges for access services historically have made up a significant percentage of our overall cost of providing long distance service. Some of our Internet-based competitors generally are exempt from these charges, which could give them a significant cost advantage in this area.

If we are unable to interconnect with BellSouth and other incumbent carriers on acceptable terms, our ability to offer local telephone services will be adversely affected.

     Our interconnection agreements with BellSouth expire at the end of 2002. We are negotiating terms of a new agreement with BellSouth, but we are unlikely to resolve all issues before our existing interconnection agreements expire. We cannot assure you that we will be able to enter into new interconnection agreements with BellSouth or other carriers on favorable terms, in a timely manner, or at all. If we are unable to enter into or maintain favorable interconnection agreements in our markets, our ability to provide local services on a competitive and profitable basis may be materially adversely affected. Any successful effort by the incumbent carriers to deny or substantially limit our access to their network elements or wholesale services also would have a material adverse effect on our ability to provide local telephone services.

Our inability to maintain our network infrastructure, portions of which we do not own, could adversely affect our operating performance.

     We have effectively extended our network with minimal capital expenditures by entering into marketing and management agreements with public utility companies to sell long-haul private line services on the fiber optic networks owned by these companies. Under these agreements, we generally earn a commission based upon a percentage of the gross revenues generated by the sale of capacity on the utility's networks. Cancellation or non-renewal of any of these agreements, or any future failure by us to acquire and maintain similar network agreements in these or other markets as necessary, could materially adversely affect our operations. In addition, some of our agreements with the public utility companies are nonexclusive, and any reduction in the amount of capacity that is made available to us could adversely affect us.

     Our business also could be materially adversely affected by a cable cut or equipment failure along our fiber optic network. A significant portion of our fiber optic network is not protected by electronic redundancy or geographical diverse routing. Our lack of these protections would not enable us to reroute traffic to another fiber in the same fiber sheath in the event of a partial fiber cut or electronics failure or to an entirely different fiber optic route, assuming capacity is available, in the event of a total cable cut or if we fail to maintain our rights-of-way on some routes.

We cannot assure you that we will be able to retain a few large customers on which we depend for a significant percentage of our revenues.

     We cannot assure you that we will be able to retain our large customers or that we will not be required to lower our prices in an effort to maintain these customers. The table below sets forth, for the nine months ended September 30, 2002 and for 2001, the approximate percentages of our total revenues generated by our five largest retail services customers and our three largest broadband transport services customers:

                                                                     NINE MONTHS ENDED           YEAR ENDED
                                                                     SEPTEMBER 30, 2002       DECEMBER 31, 2001
                                                                     ------------------       -----------------
Five largest retail services customers............................           6.9%                     6.3%
                                                                           ======                   ======
Three largest broadband transport services customers:
     WorldCom, Inc. and subsidiaries..............................           5.2%                     6.4%
     Second and third largest broadband transport services
      customers (total)...........................................           5.8%                     6.2%
                                                                           ------                   ------
      Total.......................................................          11.0%                    12.6%
                                                                           ======                   ======

     WorldCom, Inc. and its subsidiaries accounted for approximately 21% of our broadband transport services revenues in the nine months ended September 30, 2002. WorldCom filed for protection under Chapter 11 of the Bankruptcy Code in July 2002. We are unable to determine the impact that the WorldCom filing and other developments affecting WorldCom will have on our revenues from broadband transport services for future periods.

Our failure to maintain adequate billing, customer service and information systems will limit our ability to increase our services.

     Our inability to identify adequately all of our information and processing needs, to process the information adequately or accurately or to upgrade our systems as necessary could have a material adverse effect on our operating results. We depend on sophisticated information and processing systems to grow, monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As we increase our provision of dial tone and other services, our need for enhanced billing and information systems will also increase.

We are subject to risks associated with rapid changes in technology.

     Our business could suffer from unexpected developments in technology, or from our failure to adapt to these changes. The telecommunications industry is subject to rapid and significant changes in technology. We may be required to select one emerging technology over another, but it will be impossible to predict with any certainty, at the time we are required to make our investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.

Our success depends on our ability to attract and retain key personnel.

     The loss of the services of our key personnel, or our inability to attract, recruit and retain sufficient or additional qualified personnel, could hurt our business. Our business is currently managed by a small number of key management and operating personnel, including our executive officers. Most of our senior management team has extensive experience in the telecommunications industry working together as a team and has developed and directed our business strategy since our formation. We do not maintain "key man" insurance on these employees. Because of current market conditions, our stock incentive program may not provide an adequate incentive to current or potential key employees to become or remain employed by us.

RISKS RELATING TO OUR SECURITIES

One of our investors owns a significant amount of our common stock, which gives it the ability to influence major corporate decisions.

     Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates have reported that they beneficially owned 49.4% of our common stock as of October 29, 2002 and have sought clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to acquire in excess of 50% of our voting securities, as defined in that act. The Welsh, Carson, Anderson & Stowe group has stated in its SEC filings that, among other transactions, it may formulate plans or proposals, and may from time to time explore, or make formal proposals relating to, a possible acquisition or restructuring of, or a business combination involving, ITC/\DeltaCom. As a result, holders of our common stock, Series A preferred stock and warrants will be subject to the following risks:

     . the Welsh, Carson, Anderson & Stowe group will have the ability to exercise significant influence over the election of our directors, subject to the voting rights of the holders of our Series A preferred stock;

     . the Welsh, Carson, Anderson & Stowe group will have the ability to exercise significant influence over other major decisions involving our company or its assets; and

     . the Welsh, Carson, Anderson & Stowe group may have interests that differ from those of our other stockholders as a result of significant investments by the Welsh, Carson, Anderson & Stowe group in other telecommunications companies.

There is no established public trading market for our common stock, Series A preferred stock or warrants.

     There is currently no established public trading market, such as the NASDAQ Stock Market or a national or regional stock exchange, for the securities offered by this prospectus, although the common stock has been listed and traded on the OTC Bulletin Board since November 6, 2002. Following consummation of our plan of reorganization on October 29, 2002, our securities are currently held by relatively few owners compared to the ownership of our common stock before the reorganization. We cannot assure you whether, or when, a public trading market will develop for our securities.

The holders of the Series A preferred stock have significant rights and preferences over the holders of our common stock.

     The holders of the Series A preferred stock are entitled to receive cumulative dividends out of funds legally available for the payment of dividends. The payment of these preferred dividends will take priority over any payment of dividends on the common stock.

     The holders of the Series A preferred stock have a claim against our assets senior to the claim of the holders of the common stock in the event of our liquidation, dissolution or winding-up. The aggregate amount of that senior claim will be at least $30 million initially and will increase thereafter if we issue additional shares of Series A preferred stock as payment-in-kind dividends.

     The holders of the Series A preferred stock have other rights and preferences described in this prospectus, including the right to convert the Series A preferred stock into an increased number of shares of common stock as a result of antidilution adjustments, to vote together with the holders of the common stock on an as-converted basis, the right to designate representatives to be nominated for election to our board of directors and, voting together as a single class, to elect up to two directors, and the right to consent to the issuance of capital stock with rights equal to or superior to those of the Series A preferred stock.

The interest in our company held by owners of the common stock is subject to significant dilution from the Series A preferred stock and warrants.

     Holders of the Series A preferred stock and warrants are entitled to acquire a substantial percentage of our common stock upon conversion or exercise of those securities. The actual amount of their future percentage ownership of the common stock, and the extent of dilution to holders of the common stock, will depend on a number of factors, including the following:

     . The occurrence of antidilution adjustments to the conversion and exercise prices. Until October 29, 2004, subject to limited exceptions, the conversion price of the Series A preferred stock and the exercise price of the warrants will be reduced each time, if any, that we issue common stock, or options, warrants or other rights to acquire common stock, in capital-raising transactions or other transactions at a price per share of common stock which is less than the conversion or exercise price then in effect. A reduction in the applicable conversion or exercise price will increase the number of shares of common stock issuable upon conversion of the Series A preferred stock and exercise of the warrants.

     . The period for which the Series A preferred stock and warrants remain outstanding. The Series A preferred stock will be convertible in whole or in part into common stock at any time the Series A preferred stock is outstanding. We will not be required to redeem any Series A preferred stock until October 29, 2012 and, except in limited circumstances, will not have the right to redeem any Series A preferred stock until October 29, 2005. Each warrant will be exercisable for common stock in whole or in part at any time during the five-year exercise period ending on October 29, 2007.

     . The payment of dividends in additional shares of Series A preferred stock. We will have the option to pay dividends on the Series A preferred stock either in cash or in additional shares of Series A preferred stock valued at $100 per share solely for purpose of computing the dividend amount. Any payment-in-kind dividend shares also will be entitled to dividends, including any dividends paid in additional shares of Series A preferred stock, and will be convertible into common stock at the same conversion price as the Series A preferred stock with respect to which they were paid. If all 300,000 shares of our Series A preferred stock were to remain outstanding for ten years, we could issue up to approximately 365,000 additional shares of Series A preferred stock as payment-in-kind dividends.

Future sales of our common stock, Series A preferred stock and warrants in the public market could lower the price of our common stock and impair our ability to raise funds in new securities offerings.

     Future sales of a substantial number of shares of our common stock or Series A preferred stock or our warrants in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. As of November 26, 2002, 43,750,000 shares of common stock were eligible for sale in the public market, of which the sale of approximately 23,400,000 shares was subject to volume, manner of sale and other limitations contained in Rule 144 under the Securities Act. We have granted demand and piggyback registration rights to the selling securityholders, in addition to the "shelf" registration rights pursuant to which we have registered the securities offered by this prospectus.

Our adoption of fresh start reporting will make some period-to-period comparisons of our financial condition less meaningful.

     As of October 30, 2002, following the consummation of our plan of reorganization under Chapter 11 of the Bankruptcy Code, we have implemented fresh start reporting under applicable accounting principles. As a result, the reorganization fair value of ITC/\DeltaCom will be allocated to our assets and liabilities, our deficit will be eliminated, and our stockholders' equity will reflect the transactions under our plan of reorganization. We anticipate that the adoption of SOP 90-7 and fresh start reporting will have a material effect on our financial statements. Accordingly, our financial statements published for periods following the effectiveness of our plan of reorganization will not be comparable to our financial statements published before the effectiveness of the plan of reorganization and included elsewhere in this prospectus.

You may have limited ability to recover against our former independent auditors on some claims that could arise in connection with your purchase of the offered securities.

     After reasonable efforts, we have been unable to obtain the consent of Arthur Andersen LLP, our former independent auditors, to the inclusion in this registration statement of Arthur Andersen's report with respect to our audited consolidated financial statements. Under these circumstances, applicable SEC rules permit us to file this registration statement without a written consent from Arthur Andersen. The absence of such consent may limit recovery by purchasers of the offered securities on some claims. For example, purchasers will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in the included audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims, including claims arising from Arthur Andersen's provision of auditing and other services to us, may be limited as a practical matter due to recent events involving Arthur Andersen.

Our forward-looking statements are speculative and may prove to be wrong.

     Much of the information in this prospectus consists of forward-looking statements based on our current expectations. You can often identify these statements by forward-looking words such as:

     .  "may";

     .  "will," "intend," "plan";

     .  "expect," "anticipate," "believe," "estimate"; and

     .  "continue" or similar words.

You should read these statements very carefully because they:

     .  discuss our future plans or expectations;

     . contain projections of our financial condition or results of operations; and

     .  state other forward-looking information.

     When you consider these forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe or imply in our forward-looking statements.

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income from continuing operations before income taxes and fixed charges by total fixed charges and pre-tax earnings we are required to use to pay dividends on outstanding preferred stock. Earnings consist of income before income tax expense (benefit), preacquisition earnings
(loss) and extraordinary loss, plus fixed charges. Fixed charges represent interest expense, including capitalized interest, the amortization of debt issuance costs, and the portion of rental expense under operating leases representing interest, which is estimated to be one-third of such expense.

                                                                                              NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                     ------------------------------------------------------   -----------------
                                       2001        2000       1999        1998       1997          2002
                                     ---------   ---------   --------   --------   --------   -----------------
                                                               (IN THOUSANDS)
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends...................          -           -          -          -          -                   -
Deficiency of earnings to combined
 fixed charges and preferred
 stock dividends...................  $ 215,644   $  70,066   $ 54,885   $ 32,360   $ 13,663   $         102,407

     The deficiency of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 2002 includes $22.8 million of interest expense related to our senior note and convertible subordinated note indebtedness, which we incurred from January 1, 2002 through June 25, 2002. Under the bankruptcy code, interest on the outstanding senior notes and convertible subordinated notes ceased to accrue upon our initiation of bankruptcy proceedings on June 25, 2002. Our $515 million in outstanding principal amount of senior notes and our $100 million in outstanding principal amount of convertible subordinated notes were cancelled on October 29, 2002 in connection with the consummation of our plan of reorganization.

                                 USE OF PROCEEDS

     The selling securityholders will receive all of the net proceeds from the sale of their securities. Accordingly, we will not receive any proceeds from the sale of those securities.

     We will use for working capital and other general corporate purposes any proceeds we receive from the sale of common stock upon any exercise of warrants purchased by investors from the selling securityholders in this offering. If all of the warrants offered by this prospectus were exercised at the current exercise price, the total proceeds, before deduction of expenses, of such exercise would be approximately $5.2 million.

                                 DIVIDEND POLICY

     We did not declare or pay any cash dividends on our capital stock that was outstanding before we consummated our plan of reorganization on October 29, 2002. Future declaration and payment of cash dividends, if any, on our new common stock or Series A preferred stock will be determined in light of factors deemed relevant by our board of directors, including our earnings, operations, capital requirements and financial condition and restrictions in our financing agreements.

     The agreements governing our $156 million senior credit facility and our capital lease facilities with NTFC Capital Corporation and General Electric Capital Corporation restrict our ability to pay cash dividends by prohibiting our operating subsidiaries from distributing funds to ITC/\DeltaCom for this purpose. Under the certificate of designation of our Series A preferred stock, we have the option, instead of paying cash dividends, to pay dividends in additional shares of Series A preferred stock. See "Description of the Common Stock, Series A

Preferred Stock and Warrants-Description of Series A Preferred Stock" for information concerning these payment-in-kind dividends.

                           MARKET FOR OUR COMMON STOCK

     Our common stock was issued effective as of October 29, 2002 upon consummation of our plan of reorganization described elsewhere in this prospectus. Beginning on November 6, 2002, our common stock has been listed on the OTC Bulletin Board and has traded under the symbol "ITCD.OB." During the period November 6, 2002 through November 25, 2002, as reported on the OTC Bulletin Board, the high bid quotation for the common stock was $2.95 per share and the low bid quotation was $2.05 per share. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     Our common stock was provisionally approved for listing on the NASDAQ National Market beginning on October 30, 2002, subject to compliance with the minimum bid price requirement and other initial listing requirements of the NASDAQ Marketplace Rules. Effective on November 5, 2002, we were notified by the NASDAQ Stock Market that the listing of our common stock would be transferred to the OTC Bulletin Board because the common stock had failed to achieve a minimum closing bid price of at least $5.00 on any of the five trading days immediately following the effective date of our plan of reorganization.

     There is no public trading market for the Series A preferred stock or the warrants.

     On November 22, 2002, there were 964 record holders of the common stock, 34 record holders of the Series A preferred stock, and 35 record holders of the warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected consolidated financial data. The selected historical income statement data for each of the years ended December 31, 2001, 2000, 1999, 1998 and 1997 and the selected historical balance sheet data for the years then ended have been derived from the consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The selected historical income statement data for the nine months ended September 30, 2002 and 2001 and the selected historical balance sheet data as of the years then ended are unaudited, but include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of results to be expected for the entire year or for any other period. You should read the following selected financial data with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes beginning on page F-1. We have presented the following data in thousands, except per share amounts.

     As of October 30, 2002, we have implemented fresh start reporting under the provisions of Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." We expect that the implementation of fresh start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of our plan of reorganization on October 29, 2002 will not be comparable to our consolidated financial statements published before the effectiveness of the plan. For additional information on our implementation of fresh start reporting, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Adoption of Fresh Start Accounting."

                                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------------
                                                       2001          2000          1999          1998       1997(a)(b)
                                                   ------------  ------------  ------------  ------------  ------------
INCOME STATEMENT DATA:
Operating revenues .............................   $    415,339  $    363,648  $    244,844  $    171,838  $    114,590
                                                   ------------  ------------  ------------  ------------  ------------
Expenses:
   Cost of services ............................        186,121       155,000       118,721        82,979        54,550
   Inventory write-down ........................          1,663             0             0             0             0
   Selling, operations and administration ......        188,712       151,050        96,854        64,901        38,255
   Depreciation and amortization ...............        118,938        86,519        53,810        30,887        18,332
   Special charges (c) .........................         74,437             0             0             0             0
                                                   ------------  ------------  ------------  ------------  ------------
     Total expenses ............................        569,871       392,569       269,385       178,767       111,137
                                                   ------------  ------------  ------------  ------------  ------------

Operating (loss) income ........................       (154,532)      (28,921)      (24,541)       (6,929)        3,453
Interest expense ...............................        (58,833)      (55,482)      (45,293)      (31,930)      (21,367)
Interest and other income (expense), net .......          1,434        14,337        14,949         6,499         4,251
                                                   ------------  ------------  ------------  ------------  ------------

Loss before reorganization items, income taxes,
 preacquisition loss and extraordinary item ....       (211,931)      (70,066)      (54,885)      (32,360)      (13,663)
Reorganization items ...........................              0             0             0             0             0
Income tax expense (benefit) ...................              0          (512)           94        (6,454)       (3,324)
Preacquisition loss ............................              0             0             0             0            74
Extraordinary item (net of tax) ................              0        (1,321)            0        (8,436)         (508)
                                                   ------------  ------------  ------------  ------------  ------------
Net loss .......................................       (211,931)      (70,875)      (54,979)      (34,342)      (10,773)
Preferred stock dividends and accretion ........         (3,713)            0             0             0             0
                                                   ------------  ------------  ------------  ------------  ------------
     Net loss applicable to common
      stockholders .............................   $   (215,644) $    (70,875) $    (54,979) $    (34,342) $    (10,773)
                                                   ============  ============  ============  ============  ============

Basic and diluted net loss per common share:(d)
   Before extraordinary loss ...................   $      (3.46) $      (1.14) $      (0.98) $      (0.51) $      (0.26)
   Extraordinary loss ..........................           0.00         (0.02)         0.00         (0.16)        (0.01)
                                                   ------------  ------------  ------------  ------------  ------------
   Net loss applicable to common
    stockholders ...............................   $      (3.46) $      (1.16) $      (0.98) $      (0.67) $      (0.27)
                                                   ============  ============  ============  ============  ============

Basic and diluted weighted average common
 shares outstanding (d) ........................     62,292,085    60,928,387    56,370,269    50,972,361    40,249,816

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                   --------------------------
                                                       2002          2001
                                                   ------------  ------------
INCOME STATEMENT DATA:
Operating revenues .............................   $    318,980  $    310,723
                                                   ------------  ------------
Expenses:
   Cost of services ............................        149,088       136,934
   Inventory write-down ........................              0         1,663
   Selling, operations and administration ......        123,930       146,703
   Depreciation and amortization ...............         95,208        88,166
   Special charges (c) .........................            223        74,437
                                                   ------------  ------------
     Total expenses ............................        368,449       447,903
                                                   ------------  ------------

Operating (loss) income ........................        (49,469)     (137,180)
Interest expense ...............................        (34,516)      (43,552)
Interest and other income (expense), net .......             27         1,423
                                                   ------------  ------------

Loss before reorganization items, income taxes,
 preacquisition loss and extraordinary item ....        (83,958)     (179,309)
Reorganization items ...........................         14,239             0
Income tax expense (benefit) ...................              0             0
Preacquisition loss ............................              0             0
Extraordinary item (net of tax) ................              0             0
                                                   ------------  ------------
Net loss .......................................        (98,197)     (179,309)
Preferred stock dividends and accretion ........         (4,210)       (1,556)
                                                   ------------  ------------
     Net loss applicable to common
      stockholders .............................   $   (102,407) $   (180,865)
                                                   ============  ============

Basic and diluted net loss per common share: (d)
   Before extraordinary loss ...................   $      (1.64) $      (2.90)
   Extraordinary loss ..........................           0.00          0.00
                                                   ------------  ------------
   Net loss applicable to common
    stockholders ...............................   $      (1.64) $      (2.90)
                                                   ============  ============

Basic and diluted weighted average common
 shares outstanding (d) ........................     62,364,768    62,267,535

                                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------------
                                                        2001         2000          1999          1998       1997(a)(b)
                                                   ------------  ------------  ------------  ------------  ------------
BALANCE SHEET DATA (AT PERIOD END):
Working (deficit) capital.......................   $     (6,741) $     85,094  $    244,913  $    190,118  $    116,446
Total assets....................................        878,332     1,048,526       807,598       587,517       386,104
Long-term debt and capital lease
 obligations, including current portions........        723,874       713,869       516,907       417,934       203,889
Liabilities subject to compromise...............              0             0             0             0             0
Stockholders' (deficit) equity..................        (21,930)      181,053       218,162       118,200       148,266

OTHER FINANCIAL DATA:
Capital expenditures............................        161,965       309,831       165,540       147,842        43,874
Cash flows (used in) provided by operating
 activities.....................................        (10,524)       45,931        (5,334)        9,512         6,302
Cash flows used in investing activities                 154,798       305,208       149,995       118,166        93,854
Cash flows provided by (used in) financing
 activities ....................................         65,225       151,986       219,593       198,447       180,625
EBITDA, as adjusted (e).........................        (35,594)       57,598        29,269        23,958        21,785
Ratio of earnings to fixed charges (f) .........             --            --            --            --            --

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                   --------------------------
                                                       2002           2001
                                                   ------------  ------------
BALANCE SHEET DATA (AT PERIOD END):
Working (deficit) capital.......................   $        472  $     14,212
Total assets....................................        770,509       912,571
Long-term debt and capital lease
 obligations, including current portions........        205,027       721,864
Liabilities subject to compromise...............        538,147             0
Stockholders' (deficit) equity..................        (60,646)       12,837

OTHER FINANCIAL DATA:
Capital expenditures............................         27,888       141,737
Cash flows (used in) provided by operating
 activities.....................................         13,117       (15,227)
Cash flows used in investing activities                  27,877       134,584
Cash flows provided by (used in) financing
 activities ....................................         (3,942)       65,775
EBITDA, as adjusted (e).........................         45,739       (49,014)
Ratio of earnings to fixed charges (f) .........             --            --

----------
     (a) On March 27, 1997, we purchased fiber and fiber-related assets, including a significant customer contract for network services in Georgia, from SCANA Corporation. The results of operations for these assets are included in our consolidated statements of operations beginning March 27, 1997.

     (b) On March 27, 1997, we purchased the remaining 64% partnership interest in Gulf States FiberNet that it did not already own from SCANA Corporation. Gulf States FiberNet's revenues and expenses have been included in the consolidated statement of operations data effective January 1, 1997, with the preacquisition loss attributable to the previous owner deducted to determine the consolidated net loss for the year ended December 31, 1997.

     (c) In 2001, we recorded nonrecurring special charges consisting of a write-down of impaired property and equipment of $23.0 million and a write-down of goodwill and other intangible assets of $51.4 million. In 2002, we recorded nonrecurring special charges consisting of a write-down of impaired property of $223,000. See Note 9 to the audited consolidated financial statements included elsewhere in this prospectus.

     (d) On September 4, 1998, ITC/\DeltaCom effected a two-for-one stock split of its common stock in the form of a stock dividend. All references to number of shares, except shares authorized, and to per share information in the foregoing table have been adjusted to reflect the stock split on a retroactive basis.

     (e) EBITDA, as adjusted, represents earnings before extraordinary item, preacquisition loss, net interest, other income and other expenses, reorganization items, income taxes and depreciation and amortization. EBITDA, as adjusted, is provided because it is a measure commonly used in our industry. EBITDA, as adjusted, is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA, as adjusted, is not necessarily comparable to similarly titled measures for other companies.

     (f) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest, estimated to be one-third of such expense. Earnings were insufficient to cover fixed charges for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 by $215.6 million, $70.1 million, $54.9 million, $32.4 million and $13.7 million, respectively. Earnings were insufficient to cover fixed charges for the nine months ended September 30, 2002 and 2001 by $98.2 million and $179.3 million, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with our consolidated financial statements and related notes and the other financial information that appear elsewhere in this prospectus.

     We have included data with respect to EBITDA, as adjusted, in the following analysis because it is a measure commonly used in our industry. As used in this prospectus, EBITDA, as adjusted, represents earnings before extraordinary item, preacquisition loss, net interest, other income and other expenses, reorganization items, income taxes and depreciation and amortization. EBITDA, as adjusted, is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. EBITDA, as adjusted, is not necessarily comparable with similarly titled measures for other companies.

     Unless we indicate otherwise, references in this report to "we," "us," "our," and "ITC/\DeltaCom" mean ITC/\DeltaCom, Inc. and its subsidiaries. Unless we indicate otherwise, we have rounded dollar amounts over $1 million to the nearest hundred thousand and dollar amounts of less than $1 million to the nearest thousand.

OVERVIEW

     Plan of Reorganization. Beginning in the third quarter of 2001, we initiated a strategic and operational restructuring intended to accelerate positive cash flow from operations by emphasizing our core retail services and reducing operating costs. In addition to de-emphasizing some non-core services, the key elements of this strategy include reduction of our employee base, consolidation of facilities and operations, and reduction of capital expenditures. We also have sought to eliminate a substantial portion of our existing indebtedness and reduce our fixed interest costs so that we are able to achieve and maintain positive cash flow from operations through the current period of uncertainty affecting the telecommunications industry and competitive telecommunications companies. In the second and third quarters of 2002, we were able to generate positive cash flow from operations even after incurring substantial expenses associated with our reorganization described below. Our positive cash flow from operations during these quarters excludes the effects of interest we did not pay on some of our existing indebtedness, which subsequently was eliminated as part of our reorganization.

     In order to complete our reorganization expeditiously, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on June 25, 2002. On October 17, 2002, the bankruptcy court entered an order confirming our plan of reorganization. We consummated our reorganization under the plan on October 29, 2002.

     As of October 29, 2002, under our plan of reorganization:

     . All of our outstanding senior notes, in a total principal amount of $415 million plus accrued and unpaid interest, were cancelled and the former holders of those notes received in exchange a total of 40,750,000 shares, or 81.5%, of the common stock of our reorganized company.

     . All of our outstanding convertible subordinated notes, in a total principal amount of $100 million plus accrued and unpaid interest, were cancelled and the former holders of those notes received in exchange a total of 2,500,000 shares, or 5%, of our new common stock.

     . All of our outstanding common stock, Series A preferred stock and Series B preferred stock, including accumulated and undistributed dividends on the Series B preferred stock, were cancelled and the former holders of those securities collectively received a total of 500,000 shares, or 1%, of our new common stock.

     . We issued and sold in a rights offering to holders of our old common stock and old preferred stock, for a total purchase price of $184,600, 1,846 shares of 8% Series A convertible redeemable preferred stock of our reorganized company and warrants to purchase approximately 6,276 shares of our new common stock.

     . The selling securityholders collectively acquired in a private offering, for a purchase price of $29.8 million, 298,154 shares of our new Series A preferred stock, warrants to purchase approximately 1,013,724 shares of our new common stock, and 1,000,000 shares of our new common stock.

The foregoing ownership percentages assume the conversion of our new Series A preferred stock into common stock as of October 29, 2002. As of November 26, 2002, we had outstanding a total of 44,750,000 shares of common stock, 300,000 shares of Series A preferred stock and 1,020,000 warrants to purchase 1,020,000 shares of common stock. In connection with our plan of reorganization, we also amended our senior credit facility and our principal capital lease facilities.

     We adopted the provisions of Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," upon commencement of the bankruptcy proceedings. In accordance with SOP 90-7, liabilities subject to compromise under the bankruptcy proceedings have been segregated on the condensed consolidated balance sheets as of September 30, 2002 included elsewhere in this prospectus. Liabilities subject to compromise were recorded for the amounts we had expected to be allowed on known claims rather than estimates of the amounts for which those claims may have been settled as a result of the plan of reorganization approved by the bankruptcy court.

     As described below under "-Adoption of Fresh Start Accounting," we have implemented, as of October 30, 2002, fresh start reporting under the provisions of Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." We expect that the implementation of fresh start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of our plan of reorganization on October 29, 2002 will not be comparable to our consolidated financial statements published before the effectiveness of the plan.

     Business Segments. We provide voice and data telecommunications services on a retail basis to businesses in the southern United States. Through our broadband transport business, we also provide regional telecommunications transmission services to other telecommunications companies on a wholesale basis using our network. In connection with these businesses, we own, operate or manage an extensive fiber optic network in the southern United States. We expect to focus our operations primarily on offerings to our end-user, retail customers.

     Retail Services. We provide our retail services individually or in a bundled package tailored to the business customer's specific needs. We derive our retail services revenues from the following sources:

     . sales of integrated telecommunications services, including local exchange, long distance, enhanced data and Internet services, to end-user customers;

     . sales of local dial-up services to Internet service providers for use in their provision of services to their customers;

     . sales of nonrecurring equipment and professional services to end-user customers; and

     . sales of wholesale long distance services for resale by other telecommunications carriers.

Our retail services revenues also are generated by our e/\deltacom business, which provides customers with colocation services, managed services and professional services through e/\deltacom's data center in Suwanee, Georgia.

     At September 30, 2002, we provided our retail services to approximately 18,680 customers, which were served by 35 branch offices, and had sold approximately 224,710 access lines, of which approximately 214,630 had been installed.

     Broadband Transport Services. Our broadband transport services include the provision to other telecommunications companies of regional telecommunications transmission services on a wholesale basis using our network, as well as the provision of directory assistance services. As of September 30, 2002, we owned approximately 6,180 route miles of our fiber optic network, which we have built or acquired through long-term dark fiber leases or indefeasible rights-of-use agreements. In addition, we have strategic relationships principally with three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, under which we market, sell and manage capacity on approximately 3,800 route miles of network owned and operated by these three utilities.

     As of September 30, 2002, our fiber optic network covered portions of ten states in the southern United States, including Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. As of the same date, our network extended to approximately 188 points of presence, which are the locations along our network where we are able to deliver telecommunications traffic to, and receive telecommunications traffic from, other carriers for further transmission or ultimate delivery to an end-user. These points of presence are located in most major population centers in the areas covered by our fiber optic network and in a significant number of smaller cities where, in several of the smaller markets, our only competitor is the incumbent local telephone company.

     Segment Presentation. Beginning in 2002, we revised our segment reporting to align our financial presentation more closely with our basic retail and wholesale customer businesses and to reflect more accurately the trends in those customer bases. One segment consists of our retail services business and the second segment consists of our broadband transport business. Beginning in 2002, results of our e/\deltacom business are no longer being reported as a separate segment, but instead are included in our retail services business segment. We have restated segment information for 2001 and 2000 in this prospectus to include the results of the former e/\deltacom segment as part of the results of the retail services segment. Our e/\deltacom business commenced operations in 2000. Although sales to retail customers account for a substantial amount of the revenues of the retail services segment, revenues reported by the retail services segment also are generated by sales of services, including local interconnection, wholesale long distance and wholesale data services, on a wholesale basis.

     Operating Revenues. We derive operating revenues from our offering of retail services and broadband transport services.

     Retail Services. We derive our retail services revenues, which are generally recurring monthly charges, principally from the provision of local exchange services, long distance services and data and Internet services. We also generate monthly recurring charges from e/\deltacom's offering of collocation services, enhanced monitoring services, managed security services, storage management services and hardware management services. Our retail services revenues also include nonrecurring revenues from the sale and installation of telephone systems and related equipment, and from e/\deltacom's professional services offerings, which provide our customers with a single source for the design and implementation of an electronic business solution from the needs assessment phase to the design, implementation and support phases.

     In 2001 and the 2002 fiscal nine-month period, we derived an increasing percentage of our revenue from local services, primarily local services provided under our interconnection agreements with other local telephone companies, and from data and Internet services. We expect that gross margin as a percentage of revenues associated with our facilities-based local, data and Internet retail services will be slightly higher than the gross margin as a percentage of revenues associated with our long distance retail services.

     As we continue to use portions of the networks of other local telephone companies to provide services over our network and facilities instead of reselling services over the networks of the other local telephone companies, we expect our gross margin on local service to improve. We believe that this improvement will result from reduced access charges and from efficiencies realized through increased reliance on our network. Competitive market pressures to reduce prices for our retail services, however, could offset these expected margin improvements.

     Rates for long distance services continued to decline in the 2002 fiscal nine-month period. This had a negative impact on our revenues, since we derive a significant portion of our revenues from long distance services. The effect of the decline in rates was partially offset by an increase in the minutes used by our customers. The trend of declining rates has slowed during the 2002 fiscal nine-month period. Our long distance revenues and gross margins could be positively affected if long distance rates stabilize and the minutes used by our customers continue to increase.

     During 2001, we began selling our retail services to smaller business customers, which require fewer telephone lines than our average base of retail customers. We expect that sales to these smaller business customers will continue to provide us additional sources of revenue, although the sales may continue to affect adversely our gross margins, since we provide this service primarily using the networks of other telephone companies. We have hired a dedicated sales force to sell this product.

     We expect that a significant portion of our revenue growth will come from our retail services business. Although we have experienced moderate success in obtaining market share in the markets where we provide local services, we generally do not expect that our retail services will command a significant share of the market for telecommunications services in the southern United States. The customer contracts for our retail services generally provide for payment in arrears based on minutes of use for switched services and payment in advance for local exchange, data and Internet services. The contracts generally provide that the customer may terminate the affected services without penalty for specified outages in service and for other defined causes. The contracts also typically provide that the customer must use at least a minimum dollar amount of switched long distance services per month for the term of the contract. During the past several years, market prices for many telecommunications services have been declining. To maintain and develop our customer base in response to these and other competitive pressures, we have modified some of our retail contracts to extend lower rates over longer terms to selected customers. We may decide in the future to modify other retail customer contracts in a similar manner to emphasize lower pricing and longer commitment periods.

     Broadband Transport Services. We derive our broadband transport services revenues, which are generally recurring monthly charges, from the provision to other telecommunications companies of telecommunications transmission capacity on our network, as well as from the provision of directory assistance services.

     We provide transmission capacity to other telecommunications companies on a "take or pay" long-term basis, on an individual circuit basis, or on a month-to-month basis after the initial term of the "take or pay" or individual circuit contract has expired. As of October 31, 2002, we had remaining future long-term contract commitments totaling approximately $67.2 million, of which $27.0 million were attributable to WorldCom. These contracts expire on various dates through 2007 and are expected to generate approximately $66.4 million in revenues for us through 2006.

     Broadband transport services also include commission revenues from the marketing, sale and management of capacity on the portions of our network that are owned by utilities but managed and marketed by us. Negligible incremental costs are associated with these commissions, because we use the same marketing and sales force in servicing the utility-owned portions of the network that we use for the portions we own. Our commission revenues from these arrangements amounted to approximately $6.8 million for the 2002 fiscal nine-month period, $11.3 million for 2001, $10.2 million for 2000 and $8.4 million for 1999. See
Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding these commissions.

     We have not recorded revenues in our consolidated statements of operations related to fiber swap or other asset swap agreements. In addition, we have not recorded revenue in our consolidated statements of operations related to sales of our fiber optic cables or related equipment.

     The average rates we charge to other telecommunication companies for our broadband transport services continued to decline in the 2002 fiscal nine-month period. The decreases in average rates resulted principally from price reductions for our broadband transport services due to industry overcapacity. Based on known or forecasted disconnections and competitive pressures in some smaller markets, we expect a continued decline in our broadband transport services revenues in the fourth quarter of 2002. We presently expect revenues from these services to stabilize no earlier than the first quarter of 2003. As a result of general market conditions, we expect that our broadband transport services will continue to experience less favorable market conditions and minimal revenue growth, if not a decline in revenues, at least through the end of 2003.

     Operating Expenses. Our principal operating expenses consist of cost of services, selling, operations and administration expense, and depreciation and amortization. As we expand our revenue base and purchase new equipment and facilities, we expect cost of services, selling, operations and administration expense and depreciation and amortization to increase. Accordingly, we expect to continue to incur operating losses at least through the end of 2003. We have realized cost efficiencies in our operations through our restructuring, thereby reducing our selling, operations and administration expense. Although we began generating positive cash flows from operations in the second quarter of 2002, we expect that cash flows from operations will be offset by capital expenditures at least through part, if not all, of 2003 as we continue to implement our business plan.

     Cost of Services. We currently provide our retail services by using our network and facilities and by reselling the services of other telephone companies. Cost of services related to our retail services consists primarily of the access charges and local facility charges we are required to pay to other telephone companies when we use a portion of their network or facilities in providing services to our customers, as well as charges we are required to pay to other telephone companies when they originate, terminate or transport messages sent by our customers. Cost of services related to our retail services also include costs of third-party contract personnel, direct labor costs and manufacturers' service contracts related to our e/\deltacom business.

     We expect that as we provide local service to more customers using our network, our cost of providing local service as a percentage of revenue will improve. From the date we initiated local service in 1997 through 2001, we steadily increased the percentage of local services we provide over our own network and facilities rather than reselling the services of other telephone companies. Providing local services over our network generally reduces the amounts we are required to pay to other telephone companies for the use of their networks and facilities. As a result, our cost of providing local services as a percentage of revenue has decreased from 1997 to 2001. At September 30, 2002, approximately 68% of the access lines we had in service were provided over our own network and facilities compared to approximately 81% at December 31, 2001, 78% at December 31, 2000 and 57% at December 31, 1999.

     During the 2002 fiscal nine-month period, as we initiated sales of local services to smaller businesses primarily through the use of the networks and facilities of other telephone companies, and as some of our local interconnection customers cancelled our local services, the percentage of access lines that we provide over our network decreased. We expect that our sales to the smaller business customers generally will generate higher gross margins than the off-network services we have historically provided because of favorable wholesale pricing we have obtained from other telephone companies. The term and volume discounts we negotiated in early 2002 regarding the purchase from the local telephone companies of network elements that we do not own, but use to provide local services, contributed to decreases in our cost of providing these off-network services. We expect that, as we replace the local interconnection customers that cancelled services during the 2002 fiscal nine-month period, the percentage of access lines that we provide over our network will improve. Any improvement may be offset by a similar increase in the number of lines sold to smaller businesses using the networks of other providers.

     Our cost of services also includes charges for labor and inventory sold related to our sale, installation and repair of telephone systems and related equipment.

     Cost of services related to our broadband transport services includes substantially all fixed costs attributable to the following:

     .  the leasing of unused fiber under long-term operating leases;

     . the leasing of capacity outside our owned or managed network, which we refer to as "off-net capacity," to meet customer requirements for network capacity; and

     . network costs associated with the provision of signaling system 7 services, which allow us to monitor the status of lines and circuits on the network, alert us to events occurring on the network and transmit routing and destination signals over the network.

     Selling, Operations and Administration Expense. Selling, operations and administration expense consist of expenses of selling and marketing, field personnel engaged in direct network maintenance and monitoring, customer service and corporate administration.

     Depreciation and Amortization. Depreciation and amortization include depreciation of our telecommunications network and equipment and, through December 31, 2001, amortization of goodwill and other intangible assets related to acquisitions, primarily the acquisition of DeltaCom, Inc. in 1996, our acquisition of AvData Systems, Inc. in 1999 and our acquisition of Bay Data Consultants, Inc. in 2000. In September 2001, we wrote off all of the goodwill recorded as a result of the AvData Systems and Bay Data Consultants transactions. For more information about our amortization expense, see Notes 4 and 9 to our consolidated financial statements included elsewhere in this prospectus.

     Other Information About Our Business. The following table presents, as of the dates indicated, additional information about our operations and business. The data presented, except branch office, colocation and switch data, are rounded.

                                                     DECEMBER 31,         SEPTEMBER 30,
                                             -------------------------  ----------------
                                               2001    2000      1999     2002    2001
                                             -------  -------  -------  -------  -------
     Branch offices .......................       35       37       33       35       35
     Business customers served - retail
      services (1) ........................   15,400   13,700   12,375   18,680   14,720
     Route miles ..........................    9,980    9,640    8,250    9,980    9,980
     Colocations ..........................      177      176      125      180      177
     Voice switches .......................       12       13       10       12       12
     Frame relay/ATM switches (2) .........       80       69       27       44       80
     "Next generation" voice switches (3) .       42       37        4       47       41
     Number of employees ..................    2,030    2,445    1,640    1,875    1,960

----------

(1) Reflects the combination of multiple accounts of some customers into a single customer account.

(2) Reflects the combination of asynchronous transfer mode, frame relay and passport switches. The decrease in the number of such switches from December 31, 2001 to September 30, 2002 resulted primarily from the removal of 36 passport switching facilities from our network during the second quarter of 2002.

(3) Composed of Unisphere SMX-2100 switches. Excludes Nortel DMS500 voice switches reported under "Voice switches."

     We generally provide our services to the following two types of customers:

     . ultimate end-users that purchase our services on a retail basis, including revenues from other carriers that result from end-user customers; and

     . other communications companies that purchase our services on a wholesale basis in connection with their provision of services to their customers.

The following tables present information about our revenues generated by our retail customers and wholesale customers and about telephone access lines installed for and sold to each type of customer. The following tables do not present results of our retail services and broadband transport services segments, which are discussed below under "-Results of Operations." The dollar amounts are shown in thousands.

                                                                               NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                          ---------------------------------   ---------------------
                                            2001        2000        1999        2002        2001
                                          ---------   ---------   ---------   ---------   ---------
Retail customer revenues: (1)
   Local (3)............................  $  83,931   $  54,764   $  29,185   $  79,247   $  59,706
   Long distance (3) ...................     64,268      70,189      72,523      48,590      48,841
   Enhanced data (3) ...................     44,800      29,383      22,534      45,027      31,447
                                          ---------   ---------   ---------   ---------   ---------
      Integrated telecom revenue .......    192,999     154,336     124,242     172,864     139,994
   Equipment and other (3) .............     49,911      52,278      21,460      33,205      40,641
                                          ---------   ---------   ---------   ---------   ---------
      Total retail revenues.............  $ 242,910   $ 206,614   $ 145,702   $ 206,069   $ 180,635
                                          =========   =========   =========   =========   =========
Wholesale customer revenues: (1) (2)
   Broadband revenues (4) ..............  $  95,034   $  83,336   $  72,853   $  64,536   $  71,552
   Local/interconnection
    revenues(2)(3)......................     55,101      36,363       6,578      31,454      40,532
   Long distance and data (3) ..........     16,855      17,401      14,977       9,772      13,500
   Other (3) ...........................      3,939       3,834       4,734       3,649       3,004
                                          ---------   ---------   ---------   ---------   ---------
      Total wholesale revenues..........  $ 170,929   $ 140,934   $  99,142   $ 109,411   $ 128,588
                                          =========   =========   =========   =========   =========

Retail lines sold (5) ..................    143,724     102,228      67,884     170,410     133,600
Wholesales lines sold (5) ..............    153,887     201,457      60,306      54,300     153,700
                                          ---------   ---------   ---------   ---------   ---------
   Total lines sold (5) ................    297,611     303,685     128,190     224,710     287,300
                                          =========   =========   =========   =========   =========

Retail lines installed .................    136,761      93,484      60,780     162,420     124,750
Wholesales lines installed..............    141,904     133,193      40,756      52,210     150,850
                                          ---------   ---------   ---------   ---------   ---------
   Total lines installed................    278,665     226,677     101,536     214,630     275,600
                                          =========   =========   =========   =========   =========

Lines installed/sold percentage:
   Retail customers.....................         95%         91%         90%         95%         93%
   Wholesale customers..................         92%         66%         68%         96%         98%

----------

(1) Excludes $1.5 million related to a prior-period interconnection agreement settlement in the year ended December 31, 2001.
(2) Excludes a non-recurring fee of $3.5 million received by us in April 2002 for the early termination of a wholesale customer contract.
(3)  Reported in retail services segment revenues.
(4)  Reported in broadband transport services segment revenues.
(5)  Reported net of lines disconnected or cancelled.

     The declines in wholesale customer revenues from the 2001 fiscal nine-month period to the 2002 fiscal nine-month period were attributable to adverse trends affecting our wholesale business and resulted primarily from service disconnections in our local interconnection business, from a reduction in rates charged to our customers due to overcapacity in the broadband services business and from service cancellations by some customers. We expect revenues from our wholesale customers to stabilize no earlier than the first quarter of 2003. As a result of general market conditions, we have decreased the amount of capital we invest in our wholesale business and expect that wholesale services will continue to experience less favorable market conditions and minimal revenue growth, if not a decline in revenues, at least through the end of 2003.

RESULTS OF OPERATIONS

     The following tables present, for the periods indicated, selected statement of operations data in dollars and as a percentage of operating revenues for our retail services and broadband transport services. The dollar amounts are shown in thousands.

                                                                              RETAIL SERVICES
                                    -----------------------------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                    -----------------------------------------------------   ---------------------------------
                                       2001        %      2000       %      1999       %      2002       %      2001       %
                                    ----------    ---   ---------   ---   ---------   ---   ---------   ---   ---------   ---
Operating revenues..............    $  320,305    100   $ 280,312   100   $ 171,991   100   $ 254,444   100   $  239,171  100
Cost of services................       174,918     55     145,613    52     107,950    63     142,225    56      128,521   54
Inventory write-down............         1,663      1          --    --          --    --          --    --        1,663    1
                                    ----------          ---------         ---------         ---------         ----------
Gross margin  ..................       143,724     45     134,699    48      64,041    37     112,219    44      108,987   45
                                    ----------          ---------         ---------         ---------         ----------
Selling, operations and
 administration.................       154,733     48     118,064    42      72,703    42      97,389    38      121,155   51
Depreciation and amortization...        69,765     22      48,507    17      24,871    14      54,895    22       51,930   22
Special charges.................        74,382     23          --    --          --    --         223    --       74,382   31
                                    ----------          ---------         ---------         ---------         ----------
Total operating expenses........       298,880     93     166,571    59      97,574    56     152,507    60      247,467  103
                                    ----------          ---------         ---------         ---------         ----------
Operating loss..................    $ (155,156)   (48)  $ (31,872)  (11)  $ (33,533)  (19)  $ (40,288)  (16)  $ (138,480) (58)
                                    ==========          =========         =========         =========         ==========
EBITDA, as adjusted.............    $  (85,391)   (27)  $  16,635    6    $ (8,662)    (5)  $  14,607     6   $ (86,550)  (36)
                                    ==========          =========         =========         =========         ==========

                                                BROADBAND TRANSPORT SERVICES
                                ---------------------------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------
                                  2001         %        2000        %         1999        %
                                --------   --------   --------   --------   --------   --------
Operating revenues ..........   $ 95,034        100   $ 83,336        100   $ 72,853        100
Cost of services ............     11,203         12      9,387         11     10,771         15
                                --------              --------              --------
Gross margin ................     83,831         88     73,949         89     62,082         85
                                --------              --------              --------
Selling, operations and
 administration .............     33,979         36     32,986         40     24,151         33

Depreciation and amortization     49,091         51     37,930         45     28,857         40
Special charges .............         55         --         --         --         --         --
                                --------              --------              --------
Total operating expenses ....     83,125         87     70,916         85     53,008         73
                                --------              --------              --------
Operating loss ..............   $    706          1   $  3,033          4   $  9,074         12
                                ========              ========              ========
EBITDA, as adjusted .........   $ 49,797         52   $ 40,963         49   $ 37,931         52
                                ========              ========              ========

                                        BROADBAND TRANSPORT SERVICES
                                -----------------------------------------
                                       NINE MONTHS ENDED SEPTEMBER 30,
                                -----------------------------------------
                                  2002         %        2001        %
                                --------   --------   --------   --------
Operating revenues ..........   $ 64,536        100   $ 71,552        100
Cost of services ............      6,863         11      8,413         12
                                --------              --------
Gross margin ................     57,673         89     63,139         88
                                --------              --------
Selling, operations and
 administration .............     26,541         41     25,548         36
Depreciation and amortization     40,265         62     36,174         50
Special charges .............         --         --         55         --
                                --------              --------
Total operating expenses ....     66,806        104     61,777         86
                                --------              --------
Operating loss ..............   $ (9,133)       (14)  $  1,362          2
                                ========              ========
EBITDA, as adjusted .........   $ 31,132         48   $ 37,536         52
                                ========              ========

NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

     Operating Revenues. Total operating revenues for the nine months ended September 30, 2002 increased $8.3 million, or 2.7%, to $319.0 million from total operating revenues of $310.7 million for the nine months ended September 30, 2002.

     Operating revenues from our retail services for the 2002 fiscal nine-month period increased $15.3 million, or 6.4%, to $254.4 million from $239.2 million for the 2001 fiscal nine-month period. Our retail services operating revenues for the 2002 fiscal nine-month period included a one-time net benefit of $3.5 million received by us in April 2002 for the early termination of a wholesale customer contract. Our retail services operating revenues for the 2001 fiscal nine-month period included a one-time net benefit of $1.5 million related to an interconnection agreement settlement. Excluding these one-time benefits, our retail services revenues increased $13.3 million, or 5.6%, for the 2002 fiscal nine-month period. The changes in our retail services operating revenues were primarily attributable to the following factors:

     . an increase in revenues from our end-user customers generated by our local exchange telephone services of $16.5 million, which reflected an increase of 41% in the average number of installed lines over the 2001 fiscal nine-month period;

     . an increase in revenues generated by our Internet access services of $6.7 million, which represented an increase of 89% over the 2001 fiscal nine-month period; and

     . a decrease in revenues generated by our provision of local dial-up service to Internet service providers of $6.6 million, which resulted primarily from a decrease of 32% in the average number of installed lines over the 2001 fiscal nine-month period, excluding $3.5 million received by us in April 2002 for the early termination of a wholesale customer contract.

     Although the average rate per minute of use we receive for our long distance service in the 2002 fiscal nine-month period decreased from the 2001 fiscal nine-month period, our revenues from this service increased slightly, as we experienced a continued increase in the number of minutes used. We expect that this service will continue to experience growth in minutes used, but the effect of this growth may be offset in whole or in part by any rate reductions we may implement as a result of competitive requirements.

     Our local interconnection revenues were negatively affected by the cancellation of approximately 26,300 access lines by a large Internet service provider customer. We expect this cancellation and overall instability in the local interconnection market to have a continuing negative effect on our local interconnection revenues for at least the remainder of 2002 as we seek new customers.

     We expect that revenues from our local, data and Internet services will continue to grow during the remainder of 2002. Based on current economic conditions, we do not expect significant growth, if any, from our sales of nonrecurring equipment and services during the remainder of 2002.

     Operating revenues from our broadband transport services for the 2002 fiscal nine-month period decreased $7.0 million, or 9.8%, to $64.5 million from $71.6 million for the 2001 fiscal nine-month period. The decrease in these revenues was primarily attributable to a decrease in the average rate we charge for our transmission services of 36% for the 2002 fiscal nine-month period and from service cancellations by some customers. The decrease in average rates resulted principally from price reductions for our broadband transport services due to industry overcapacity.

     Based on known or forecasted disconnections and competitive pressures in some smaller markets, we expect a continued decline in our broadband transport services revenues in the fourth quarter of 2002. We presently expect revenues from these services to stabilize no earlier than the first quarter of 2003. As a result of general market conditions, we expect that our broadband transport services will continue to experience less favorable market conditions and minimal revenue growth, if not a decline in revenues, at least through the end of 2003.

     Cost of Services. Total cost of services of $149.1 million, or 46.7% of total operating revenues, for the 2002 fiscal nine-month period represented an increase of $12.2 million over total cost of services of $136.9 million, or 44.1%, of total operating revenues, for the 2001 fiscal nine-month period.

     Cost of services of $142.2 million for retail services for the 2002 fiscal nine-month period represented an increase of $13.7 million over cost of services of $128.5 million for the 2001 fiscal nine-month period. Cost of services as a percentage of operating revenues from retail services increased to 56% for the 2002 fiscal nine-month period from 54% for the 2001 fiscal nine-month period. This increase was primarily attributable to the following factors:

     . an increase of $11.9 million, or 25.4%, in our facilities-based costs incurred to support our local service offering, which resulted from an increase in the average number of installed lines; and

     . an increase of $5.4 million, or 63.8%, in costs associated with an increase in computer-related equipment sales and services.

These costs were partially offset by decreases in our purchase of local resale and other services.

     Cost of services of $6.9 million for our broadband transport services for the 2002 fiscal nine-month period decreased $1.6 million from cost of services of $8.4 million for the 2001 fiscal nine-month period. Cost of services as a percentage of operating revenues from broadband transport services decreased to 11% for the 2002 fiscal nine-month period from 12% for the 2001 fiscal nine-month period. This decrease was primarily attributable to a decrease in the rates we were charged for such services and a reduction in our use of networks of other providers.

     Inventory Mark-Down. During the 2001 fiscal nine-month period, we incurred a charge of approximately $1.7 million for the mark-to-market of our inventory of various telephone systems and other equipment related to our retail services.

     Selling, Operations and Administration Expense. Total selling, operations and administration expense decreased $22.8 million from $146.7 million, or 47% of total operating revenues, for the 2001 fiscal nine-month period to $123.9 million, or 39% of total operating revenues, for the 2002 fiscal nine-month period.

     Selling, operations and administration expense attributable to retail services during the 2002 fiscal nine-month period decreased $23.8 million to $97.4 million, or 38% of retail services operating revenues, from $121.2 million, or 51% of retail services operating revenues, for the 2001 fiscal nine-month period. This decrease was primarily attributable to a decrease in personnel and occupancy expenses resulting from a reduction in the number of employees and the closing of some facilities as part of our restructuring efforts implemented in September 2001 and April 2002. We expect that our selling, operations and administration expense will continue to improve as we realize the effects of our restructuring.

     Selling, operations and administration expense attributable to broadband transport services during the 2002 fiscal nine-month period increased $993,000 to $26.5 million, or 41% of broadband transport services operating revenues, from $25.5 million, or 36% of broadband transport services operating revenues, for the 2001 fiscal nine-month period. This increase resulted primarily from increases in taxes and licenses expense.

     Depreciation and Amortization. Total depreciation and amortization expense of $95.2 million for the 2002 fiscal nine-month period represented an increase of $7.0 million over total depreciation and amortization expense of $88.2 million for the 2001 fiscal nine-month period. Our retail services accounted for $3.0 million of the increase in the 2002 fiscal nine-month period. This increase was primarily related to depreciation of telecommunications equipment added to our network during 2001 and the 2002 fiscal nine-month period. Our broadband transport services operations accounted for $4.1 million of the increase in the 2002 fiscal nine-month period. The increase associated with these operations was primarily attributable to depreciation of network fiber and optical telecommunications equipment installed during 2001 and to depreciation of telecommunications equipment installed during the 2002 fiscal nine-month period. The increase in depreciation and amortization includes the effects of a decrease in the amortization of goodwill, which ceased on January 1, 2002, from $4.6 million in the 2001 fiscal nine-month period.

     Special Charges. We incurred total special charges of $223,000 during the 2002 fiscal nine-month period and $74.4 million during the 2001 fiscal nine-month period. The charges for the 2002 fiscal nine-month period were primarily attributable to our write-down of impaired assets. The charges for the 2001 fiscal nine-month period were primarily attributable to our write-down of impaired assets and goodwill.

     Interest Expense. Total interest expense of $34.5 million for the 2002 fiscal nine-month period represented a decrease of $9.0 million from total interest expense of $43.6 million for the 2001 fiscal nine-month period. This decrease resulted from our suspension of interest payments on our senior notes and convertible subordinated notes in the second quarter of 2002 in connection with our pending reorganization.

     Interest Income. Total interest income from the temporary investment of available cash balances decreased from $2.0 million for the 2001 fiscal nine-month period to $316,000 for the 2002 fiscal nine-month period.

     EBITDA, as adjusted. Total EBITDA, as adjusted, increased $94.7 million from $(49.0) million for 2001 fiscal nine-month period to $45.7 million for 2002 fiscal nine month period. EBITDA, as adjusted, net of restructuring charges, inventory write-down, special charges, prior-period amounts for an interconnection agreement settlement and a nonrecurring contract termination payment, increased $13.6 million from $31.6 million for the 2001 fiscal nine-month period to $45.2 million for the 2002 fiscal nine-month period.

     EBITDA, as adjusted, attributable to our retail services for the 2002 fiscal nine-month period was $14.6 million, which represented an increase of $101.2 million from EBITDA, as adjusted, of $(86.6) million for 2001 fiscal nine-month period. Net of restructuring charges, inventory write-down, special charges, prior-period amounts for an interconnection agreement settlement and a nonrecurring contract termination fee, EBITDA, as adjusted, attributable to our retail services increased $20.1 million to $14.0 million for 2002 fiscal nine-month period from $(6.1) million for the 2001 fiscal nine-month period. The increase in EBITDA, as adjusted, for our retail services was primarily attributable to the following factors:

     . an increase of $13.3 million for the 2002 fiscal nine-month period related to an increase in our operating revenues, excluding a non-recurring contract termination fee and interconnection agreement settlement;

     . an increase, excluding restructuring expenses, of $20.5 million in the 2002 fiscal nine-month period, resulting from a decrease in our selling, operations and administration expense; and

     . a decrease of $13.7 million in the 2002 fiscal nine-month period related to an increase in our cost of services.

     EBITDA, as adjusted, attributable to our broadband transport services decreased $6.5 million to $31.2 million for 2002 fiscal nine-month period from $37.7 million for 2001 fiscal nine-month period. The decrease in EBITDA, as adjusted, for our broadband transport services was primarily attributable to a decline in the revenues generated by this business. The decline resulted primarily from a reduction in rates charged to our customers due to industry overcapacity and from service cancellations by some customers.

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

     Operating Revenues. Total operating revenues increased $51.7 million, or 14.2%, from $363.6 million for 2000 to $415.3 million for 2001.

     Revenues from our retail services increased $40.0 million, or 14.3%, from $280.3 million for 2000 to $320.3 million for 2001. The change in these revenues was primarily attributable to the following factors:

     . an increase of $37.6 million in revenues generated by our local telephone services and local dial-up services provided to Internet service providers, which were affected by an increase in the average number of installed lines;

     . an increase of $10.3 million in revenues generated by our sales of enhanced data and Internet access services, which resulted primarily from an increase of 27.1% in our revenues from sales of private line services and an increase of 168.2% in our revenues from sales of Internet access services;

     . an increase of $11.4 million in access-related revenues, which resulted from an increase in the minutes used;

     . a decrease of $6.3 million in our long distance revenues, which was attributable to a 19.3% decrease in the average rate we charge per minute and was partially offset by an 13.0% increase in average actual minutes used;

     . a decrease of $15.4 million in our reciprocal compensation revenues, which reflected a decrease of $14.6 million in one-time net benefits for interconnection agreement settlements recognized in 2000 compared to 2001 and a 75.6% decrease in the average rate per minute charged for such service, the effect of which decreases was partially offset by an increase of 85.1% in average actual minutes used;

     . a decrease of $1.5 million in the nonrecurring sales of equipment and software as a result of reduced demand; and

     . an increase of $4.9 million from professional services and equipment sales related to our e/\deltacom business.

     Revenues from our broadband transport services increased $11.7 million, or 14.0%, from $83.3 million for 2000 to $95.0 million for 2001. The change in these revenues was primarily attributable to the following factors:

     . an increase of $8.5 million in revenues generated using our owned and operated network, which resulted primarily from a 66.9% increase in the average capacity of our fiber optic transmission facilities and was partially offset by a 28.7% decrease in the average rate we charge;

     . an increase of $1.1 million in commissions we generate from the management and marketing of transmission services provided by other communications services; and

     . an increase of $2.1 million in revenues we generate from providing directory and operator assistance, which was primarily attributable to an increase in the number of calls served.

     No single customer of our retail services or broadband transport services segments represented over 10% of our total operating revenues for 2001.

     Cost of Services. Total cost of services increased $31.1 million from $155.0 million for 2000 to $186.1 million for 2001.

     Cost of services for our retail services increased $29.3 million from $145.6 million for 2000 to $174.9 million for 2001. Cost of services as a percentage of revenues from our retail services increased to 55% for 2001 from 52% for 2000. The increase in our cost of services as a percentage of revenues for 2001 was primarily attributable to our recognition during 2000 of an additional $14.6 million in one-time revenues from prior-period interconnection agreement settlements, which had little, if any, associated costs. The increase in cost of services also reflected an increase of $45.4 million, or 62.9%, in costs associated with the sale of facilities-based services, which became a significantly greater component of our retail services in 2001 as a result of our increased use of our network, including an increase of 76.9% in our facilities-based local exchange costs and an increase of 47.6% in our facilities-based long distance costs. This increase was partially offset by the following:

     . a decrease of $3.3 million, or 8.3%, in our costs to use the networks of other carriers to provide long distance services, which resulted primarily from rate decreases;

     . a decrease of $15.1 million, or 56.3%, in our costs to provide local services as a result of the decrease in the amount of resale services we purchased; and

     . a decrease of $1.9 million, or 23.8%, in our costs to provide satellite services, which resulted primarily from decreased demand.

     Inventory Write-Down. During 2001, we incurred a charge for the write-down of approximately $1.7 million of inventory of telephone systems and related equipment used to provide retail services as the result of a decline in demand for this equipment. See Note 9 to our audited consolidated financial statements included elsewhere in this prospectus for additional information about this inventory write-down.

     Selling, Operations and Administration Expense. Total selling, operations and administration expense increased $37.4 million from $151.1 million, or 42% of revenue, for 2000 to $188.7 million, or 45% of revenue, for 2001.

     Selling, operations and administration expense attributable to our retail services increased $36.7 million from $118.1 million, or 42% of revenue, for 2000 to $154.7 million, or 48% of revenue, for 2001. These increases were primarily attributable to the following factors:

     . an increase of $17.6 million in sales, other personnel and associated expenses related to an increase in average number of employees;

     . an increase of $4.8 million in maintenance and related costs, which resulted primarily from an increase in the number of switch sites;

     . an increase of $2.9 million in taxes and insurance, and in consulting and associated expenses, which was related primarily to an increase in our property, plant and equipment;

     . $4.8 million in employee severance and occupancy costs we incurred in connection with our restructuring in September 2001; and

     . an increase of $13.1 million in expenses related to our data center, which resulted primarily from the realization of a full year of expenses for 2001 compared to a partial year of expenses for 2000.

The increases were partially offset by a decrease of $1.2 million in occupancy-related expenses as a result of office closures and a decrease of $4.9 million in costs of information systems and research and development activity.

     Selling, operations and administration expense attributable to our broadband transport services increased $1.0 million from $33.0 million, or 40% of revenue, for 2000 to $34.0 million, or 36% of revenue, for 2001. This increase resulted primarily from increases in bad debt expense, taxes and licenses, and maintenance expenses.

     Depreciation and Amortization. Total depreciation and amortization increased $32.4 million from $86.5 million for 2000 to $118.9 million for 2001. Of the increase, our retail services accounted for $21.2 million and our broadband transport services accounted for $11.2 million. The increase attributable to retail services was primarily related to a full year of depreciation on new central office and telecommunications equipment added to our network during 2000 and to a full year of depreciation on the data center we placed in service in 2000 and to depreciation of telecommunications and other equipment added to our network during 2001. The increase attributable to broadband transport services primarily reflected a full year of depreciation on fiber and telecommunications equipment installed in 2000 and to depreciation on fiber and telecommunications equipment installed in 2001.

     Special Charges. Total special charges were $74.4 million in 2001. We did not incur similar special charges in 2000. The special charges we incurred in 2001 were as follows (in thousands):

                                                             BROADBAND
                                                             TRANSPORT   RETAIL
                                                             SERVICES   SERVICES
                                                             ---------  --------
        Impaired property and equipment..................    $      55  $ 22,967
        Impaired goodwill and other intangible assets               --    51,415
                                                             ---------  --------
            Total........................................    $      55  $ 74,382
                                                             =========  ========

We incurred the special charges in connection with our restructuring in September 2001, which included the evaluation and subsequent write-down of some assets to their respective values. See Note 9 to our audited consolidated financial statements included elsewhere in this prospectus for additional information on these special charges.

     Interest Expense. Total interest expense increased $3.3 million from $55.5 million for 2000 to $58.8 million for 2001. The increase was primarily attributable to an increase in our average outstanding debt balances as a result of our drawdown in April 2000 of $160 million in borrowings under our senior secured credit facility and our closing in December 2000 on $28.5 million of capital lease financing.

     Interest Income. Total interest income from the temporary investment of available cash balances decreased $12.7 million from $14.8 million for 2000 to $2.1 million for 2001.

     Other Income (Expense). In connection with the mark-to-market of an interest rate swap, we recognized expense of approximately $632,000 for 2001 and $426,000 for 2000.

     EBITDA, as adjusted. Total EBITDA, as adjusted, decreased $93.2 million from $57.6 million for 2000 to $(35.6) million for 2001. EBITDA, as adjusted, net of restructuring charges, inventory write-down, special charges and prior-period amounts for interconnection agreement settlements, was $45.3 million for 2001 and $41.5 million for 2000.

     EBITDA, as adjusted, attributable to our retail services for 2001 was $(85.4) million, which represented a decrease of $102.0 million from EDITDA, as adjusted, of $16.6 million for 2000. Net of restructuring charges, inventory write-down, special charges and prior-period amounts for interconnection agreement settlements, EBITDA, as adjusted, attributable to our retail services was $(4.7) million for 2001. The decrease in EBITDA, as adjusted, for our retail services was primarily attributable to the following factors:

     . a $1.7 million write-down of telephone systems and related equipment inventory;

     . a $14.6 decrease in prior-period amounts for interconnection agreement settlements, which had resulted primarily from settlements of reciprocal compensation issues; and

     . a $74.4 million write-down of impaired property and equipment and goodwill and other intangible assets.

     EBITDA, as adjusted, attributable to our broadband transport services increased $8.8 million to $49.8 million for 2001 from $41.0 million for 2000. This increase was primarily attributable to a 66.9% increase in the average efficiency of our fiber optic facilities providing transmission services, which allowed us to provide more capacity over existing lines. The effects of the increase were partially offset by a 28.7% decrease in the average rates we charge for our broadband transport services.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

     Operating Revenues. Total operating revenues increased $118.8 million, or 48.5%, from $244.8 million for 1999 to $363.6 million for 2000.

     Revenues from our retail services increased $108.3 million, or 63.0%, from $172.0 million for 1999 to $280.3 million for 2000. The increase was primarily attributable to the following factors:

     . an increase of $67.8 million in revenues, excluding the effects of one-time net benefits from prior-period amounts of interconnection agreements, generated by our local, data and Internet products, which accounted for 42% of total operating revenues compared to 26% of total operating revenues in 1999;

     . receipt of a one-time net benefit of approximately $14.3 million for 2000 related to the prior-period amounts of interconnection agreement settlements with BellSouth and $1.8 million related to an interconnection agreement settlement with Sprint;

     . an increase of $14.4 million in nonrecurring revenues from our sales and service of telephone systems and related equipment and sales of computer and related equipment and services, which resulted primarily from an increased demand for such products and services and increased sales resulting from an agency agreement we entered into in May 2000; and

     . continued stability in the rate of revenue loss from former customers from period to period.

     The growth of our retail services revenues in 2000 was adversely affected by a continued decrease in the rates per minute of use we charge for the services we price per minute of use, including the rates we charge some of our large customers. The effect of the rate decrease per minute of use we charge our customers was partially offset by an increase in the minutes used by our customers and decreases in our cost of services.

     Revenues from our broadband transport services increased $10.4 million, or 14.3%, from $72.9 million for 1999 to $83.3 million for 2000. The increase in these revenues was primarily attributable to an increased demand for bandwidth.

     No single customer of our retail services or broadband transport services segments represented over 10% of our total operating revenues for 2000.

     Cost of Services. Total cost of services increased $36.3 million from $118.7 million for 1999 to $155.0 million for 2000.

     Cost of services for our retail services increased $37.7 million from $107.9 million for 1999 to $145.6 million for 2000. Cost of services as a percentage of retail services revenues decreased to 52% for 2000 from 63% for 1999. The decrease in our cost of services as a percentage of revenues for 2000 was primarily attributable to the following factors:

     . a continued increase in sales of facilities-based services as a percentage of our total sales;

     . a continued increase in the sales of higher gross margin services, particularly sales of our data services;

     . the continued migration of resale services to the portion of our network and facilities we own and operate; and

     . continued reductions in access costs, primarily access costs we incur for the services we price per minute of use.

     Cost of services for our broadband transport services decreased $1.4 million from $10.8 million for 1999 to $9.4 million for 2000. Cost of services as a percentage of revenues from our broadband transport services decreased to 11% for 2000 from 15% for 1999. These decreases were primarily attributable to the continued migration of traffic to the portion of our network and facilities we own and operate and to a reduction in rates we were charged for off-network usage.

     Selling, Operations and Administration Expense. Total selling, operations and administration expense increased $54.2 million from $96.9 million, or 40% of revenue, for 1999 to $151.1 million, or 42% of revenue, for 2000.

     Selling, operations and administration expense attributable to our retail services increased $45.4 million from $72.7 million, or 42% of revenue, for 1999 to $118.1 million, or 42% of revenue, for 2000. These increases were primarily attributable to increased costs of $25.5 million associated with an increase in the number of our employees, $5.6 million associated with our continued geographic expansion and the further expansion of our service offerings and $16.3 million related to operations resulting from our acquisition of Bay Data Networks in May 2000.

     Selling, operations and administration expense attributable to our broadband transport services increased $8.8 million from $24.2 million, or 33% of revenue, for 1999 to $33.0 million, or 40% of revenue, for 2000. This increase resulted primarily from an increase of $4.0 million in expenses for additional personnel to support the geographic expansion of our network and the development of the infrastructure required to support our Internet protocol-based network backbone, an increase of $2.7 million related to additional information systems and to increased research and development activity, and an increase of $962,000 in taxes and licenses relating to additional property and equipment.

     Depreciation and Amortization. Total depreciation and amortization increased $32.7 million from $53.8 million for 1999 to $86.5 million for 2000. Of the increase, our retail services accounted for $23.6 million and our broadband transport services accounted for $9.1 million. The increase attributable to our retail services was primarily related to a full year of depreciation on new central office equipment and telecommunications equipment added to our network during 1999 and to depreciation on new central office equipment and other telecommunications equipment added to our network during 2000. The increase attributable to our broadband transport services primarily reflected a full year of depreciation on fiber and telecommunications equipment installed in 1999 and to depreciation on fiber and telecommunications equipment installed in 2000.

     Interest Expense. Total interest expense increased $10.2 million from $45.3 million for 1999 to $55.5 million for 2000. The increase in interest expense in 2000 was primarily attributable to an increase in our average outstanding debt balances as a result of our issuance in May 1999 of $100 million principal amount of convertible subordinated notes and our drawdown in April 2000 of $160 million of borrowings under our senior secured credit facility.

     Interest Income. Total interest income from the temporary investment of available cash balances increased $600,000 from $14.2 million for 1999 to $14.8 million for 2000.

     Other Income (Expense). In connection with the mark-to-market of an interest rate swap, we recognized expense of approximately $426,000 for 2000 and income of approximately $754,000 for 1999.

     Extraordinary Item. We incurred an extraordinary loss of $1.3 million during 2000 as a result of the write-off of debt-issuance costs related to the early termination of our $50 million revolving credit facility. We did not borrow any amounts under this credit facility.

     EBITDA, as adjusted. Total EBITDA, as adjusted, increased $28.3 million from $29.3 million for 1999 to $57.6 million for 2000. EBITDA, as adjusted, net of prior-period amounts for our interconnection agreement settlements, was $41.5 million for 2000.

     EBITDA, as adjusted, attributable to our retail services for 2000 was $16.6 million, which represented an increase of $25.3 million from EDITDA, as adjusted, of $(8.7) million for 1999. Net of prior-period amounts for our interconnection agreement settlements, EBITDA, as adjusted, attributable to retail services was $9.2 million for 2000. The increase in EBITDA, as adjusted, for our retail services was primarily attributable to the following factors:

     . an increase of $20.5 million related to continued growth in sales of higher gross margin services, especially our data services, and increased cost efficiencies resulting from the continued migration of customers from our resale services to services we provide over the portion of our network we own and operate;

     .  maturation of older markets; and

     . the recognition of $16.1 million in nonrecurring revenue from prior-period interconnection agreement settlements.

     EBITDA, as adjusted, attributable to our broadband transport services increased $3.1 million to $41.0 million for 2000 from $37.9 million for 1999. The effects of this increase, which was primarily attributable to the increasing demand for bandwidth, were partially offset by the competitive pricing of our broadband transport services.

LIQUIDITY AND CAPITAL RESOURCES

     As of October 31, 2002, we had $48.6 million of cash and cash equivalents. Based on such cash availability and our anticipated ability to continue to generate positive cash flows from operations, we do not currently require additional funding to finance our operations or to expand our business as currently planned.

     As discussed elsewhere in this prospectus, we filed for reorganization under Chapter 11 of the Bankruptcy Code because we believed our existing sources of liquidity were insufficient to support the growth of our business and to satisfy all of our debt service requirements. Our plan of reorganization, which is summarized above under "-Plan of Reorganization," resulted in the elimination of $515 million principal amount of our indebtedness through the cancellation of all of our outstanding senior notes and convertible subordinated notes and the issuance of common stock in our reorganized company to the former holders of the notes. We expect that the decrease in our fixed interest costs resulting from the reduction in our total indebtedness will enable us to maintain positive cash flow from operations from completion of our reorganization on October 29, 2002 through the current period of uncertainty affecting the telecommunications industry and competitive telecommunications companies. Our liquidity position has been further strengthened by our receipt of $30 million of gross proceeds from the sale of the Series A preferred stock.

     On the effective date of our plan of reorganization, we entered into a senior credit facility with Morgan Stanley Senior Funding, Inc. and other lenders, which amended and restated the $156 million senior credit facility in effect since April 5, 2000. Under the new credit agreement, payments, excluding interest, on the outstanding principal amount of $156 million will be $400,000 quarterly through June 2005, $5 million in each of September 2005, December 2005 and March 2006 and $136 million on the facility termination date, which will occur not later than June 30, 2006. The new agreement also requires us to prepay outstanding principal balances from excess cash flows, as defined, and from the proceeds of specified types of transactions. Under the agreement, we are required to maintain in a segregated account cash and cash equivalents in an amount of $18.5 million for the twelve-month period following the reorganization effective date, which may be reduced to $9.25 million for the six-month period thereafter. We may use the amounts in the account solely for the payment of specified contingencies.

     Under the new credit agreement, interest per annum is payable on outstanding borrowings, at our option, at a base rate plus a base rate margin, which is 1% less than the eurodollar rate margin, or at a eurodollar rate plus an applicable eurodollar rate margin, which is initially fixed at 4%. The eurodollar rate is based on LIBOR. The eurodollar rate margin will be adjusted quarterly and will vary within a specified range based on the ratio of our consolidated "Senior Debt" to our consolidated earnings before interest, taxes, depreciation, amortization and other items, adjusted as specified ("EBITDA"), as measured over the last twelve months ("LTM") before each measurement date. Senior Debt is defined in the new credit agreement to include all of our senior secured indebtedness, with limited exceptions. Based on the ratio of our Senior Debt to our LTM EBITDA, which will be measured on a quarterly basis, interest will be payable at the following annual rates:

          RATIO OF SENIOR DEBT
             TO LTM EBITDA
        EQUAL TO OR GREATER THAN                      INTEREST RATE
        ------------------------                      -------------
                  4.00                                LIBOR + 5.25%
                  3.50                                LIBOR + 4.75%
                  3.25                                LIBOR + 4.25%
                  3.00                                LIBOR + 4.00%
                  2.50                                LIBOR + 3.75%

If the ratio of our Senior Debt to our LTM EBITDA is less than 2.50, interest will be payable at an annual rate of LIBOR plus 3.50%. EBITDA for these purposes is not the same measure as EBITDA, as adjusted, which we use elsewhere in this prospectus.

     The new credit agreement has added the following two new financial covenants:

     . The first financial covenant generally limits our annual capital expenditures, as defined in the agreement, to $42 million for fiscal year 2002 and thereafter to the greater of (1) $10 million until December 31, 2003 and $15 million in subsequent periods or (2) an amount equal to our LTM EBITDA less the amounts of our cash interest expense and principal payments under the credit facility and our capital lease facilities with NTFC Capital Corporation and General Electric Capital Corporation.

     . The second financial covenant limits the permissible ratio of our Senior Debt to our LTM EBITDA, as described above, but with additional adjustments, to 4.5 for the quarters ended September 30, 2002 and ending December 31, 2002 and to 4.0 thereafter. Our compliance with these ratios will be measured on a quarterly basis.

     Among other modifications to our previous credit agreement, the new credit agreement imposes additional restrictions on our ability to secure indebtedness with liens on our assets and properties, to acquire assets, to make cash investments, and to make dividends and other restricted payments. Our ability to comply with covenants under our senior credit facility is subject to the risks of our business, including those discussed in this prospectus under "Risk Factors."

     On the effective date of our plan of reorganization, we also entered into an amendment to our existing capital lease facilities with NTFC Capital Corporation and General Electric Capital Corporation to defer until September 2005 through June 2006 approximately $9.9 million in principal payments that would otherwise become due and payable in 2003. The amendment provides that we generally will pay only interest on the existing balance of the capital leases during 2003 and resume principal and interest payments in 2004.

     To conserve liquidity for our business while we pursued reorganization negotiations, we did not pay the scheduled May 15, 2002 interest payments due on our 9-3/4% senior notes due 2008 and on our 4-1/2% convertible subordinated notes due 2006 or the scheduled June 1, 2002 interest payment due on our 11% senior notes due 2007. The scheduled May 15, 2002 payments totaled approximately $6.1 million on our 9-3/4% senior notes and approximately $2.3 million on our 4-1/2% convertible subordinated notes. The scheduled June 1, 2002 payment totaled approximately $7.2 million. As a result of our failure to pay interest on the senior notes and convertible subordinated notes on May 15 and June 1, 2002 and our filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on June 25, 2002, we were in default under our senior credit facility and some of our principal capital lease facilities. While we were in default, interest under the senior credit facility was payable at an annual rate of 8.625%, which was computed on the basis of a default rate of 2% in excess of a base rate of 4.75%, plus a margin of 1.875%. We ceased to be in default under the senior credit facility and the foregoing capital lease facilities upon our entry into amendments to those facilities on October 29, 2002.

     On September 13, 2002, we entered into forbearance agreements with the lenders under our senior credit facility and the foregoing capital lease facilities to forbear from exercising their rights to declare a default or pursue remedies under those facilities based solely on our failure to pay interest on the senior notes and convertible subordinated notes, and our subsequent filing of a voluntary petition under Chapter 11 of the Bankruptcy Code. The forbearance agreements terminated on October 29, 2002, upon the closing of our amended and restated senior credit facility.

     We depend on BellSouth for the provision of wholesale telecommunications services under our interconnection agreements with BellSouth and pursuant to various access tariffs that BellSouth has filed with federal and state regulatory agencies. By letter dated March 8, 2002, BellSouth had requested that we provide a $10 million security deposit by March 29, 2002 in connection with BellSouth's provision of services to us. On March 28, 2002, we filed a petition for declaratory judgment in Georgia state court seeking a ruling from the court that, based upon the terms of our interconnection agreements with BellSouth, BellSouth may not require us to place a $10 million deposit with BellSouth as security for future payment for services to be rendered to us by BellSouth. BellSouth has responded to our petition by seeking to have the matter heard before the Georgia Public Service Commission, rather than in Georgia state court. BellSouth has filed a petition with the Georgia Public Service Commission seeking a determination that we should be required to place a security deposit of approximately $17 million with BellSouth. We are contesting both the requirement for, and the amount of, the requested deposit. Based on our payment history with BellSouth, including the fact that BellSouth received all payments due from us during our reorganization process, our strengthened liquidity position as a result of our reorganization, and other relevant factors, we do not believe BellSouth is entitled to any amount of the deposit it seeks. We are actively negotiating with BellSouth a resolution of this dispute that would either eliminate or substantially reduce the amount of the requested deposit. If we are unsuccessful in either eliminating or substantially reducing the amount of the requested security deposit, we may have to modify our planned capital expenditures, which may have a material adverse effect on our current operating plans. For more information about this proceeding, see Note 7 to the unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

     Some of our customers, especially governmental entities, and some governmental entities from which we have acquired a franchise or rights-of-way agreement, require us to obtain surety bonds as a condition to our provision of service to them or other entities within their control. In February 2002, because of our financial condition, our surety cancelled all outstanding surety bonds that contained cancellation clauses. The surety also has advised us that it will not underwrite any new surety bonds unless we provide 100% collateral for such bonds. Our inability to provide surety bonds to replace the cancelled surety bonds or issue new surety bonds will have an adverse impact on our ability to provide service to some customers, especially government entities and other entities that generally require surety bonds. We believe that our strengthened liquidity position as a result of our reorganization and recent changes to our major credit agreements provide us with greater flexibility to satisfy our requirements for surety bonds and similar security arrangements. For more information about our surety obligations, see Note 7 to the unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

     We have obtained a portion of our rights-of-way under an agreement that provides for significant annual fixed payments by us through 2020. Certain events specified in the agreement, including a change of control of ITC/\ DeltaCom, as defined, can cause termination of the annual payment provisions and require us to make a one-time payment. The amount of this one-time payment would be approximately $19.6 million if such an event were to occur before August 1, 2003 and could be greater than such amount if such an event were to occur thereafter. Any such one-time payment would reduce our capital lease obligations. Such a reduction would total approximately $9.5 million if such an event were to occur before August 1, 2003.

     During the 2002 fiscal nine-month period, we funded our operating and capital requirements and other cash needs principally through cash from operations and cash on hand. In large part to address our liquidity constraints, we reduced our planned capital expenditures and implemented other cost-cutting measures.

     Cash provided by (used in) operating activities was $13.0 million in the 2002 fiscal nine-month period and $(15.2) million in the 2001 fiscal nine-month period. Changes in working capital were $5.3 million in the 2002 fiscal nine-month period and $(3.1) million in the 2001 fiscal nine-month period.

     . The change in the 2002 fiscal nine-month period was primarily attributable to a decrease in accounts receivable and inventory and an increase in accrued interest, the effects of which were partially offset by an increase in prepaid expenses and a decrease in accounts payable and unearned revenue.

     . The change in the 2001 fiscal nine-month period was primarily attributable to an increase in inventory and a decrease in unearned revenue, the effects of which were partially offset by a decrease in accounts receivable and prepaid expenses and an increase in accounts payable, accrued interest, accrued compensation and other accrued liabilities.

     Cash used for investing activities was $27.9 million in the 2002 fiscal nine-month period and $134.6 million in the 2001 fiscal nine-month period. The cash used in these periods was primarily applied to fund capital expenditures.

     We made capital expenditures of $27.9 million in the 2002 fiscal nine-month period and $141.7 million in the 2001 fiscal nine-month period.

     . Of the $27.9 million of capital expenditures in the 2002 fiscal nine-month period, $24.2 million related to our retail services segment and $3.7 million related to our broadband transport services segment.

     . Of the $141.7 million of capital expenditures in the 2001 fiscal nine-month period, $105.3 million related to our retail services segment and $36.4 million related to our broadband transport services segment.

     Cash (used in) provided by financing activities was $(3.9) million in the 2002 fiscal nine-month period and $65.8 million in the 2001 fiscal nine-month period.

     . Net cash used in financing activities in the 2002 fiscal nine-month period consisted primarily of repayments of long-term debt and capital lease obligations.

     . Net cash provided by financing activities in the 2001 fiscal nine-month period consisted primarily of proceeds of $66.6 million, net of issuance costs, from the issuance of our Series B preferred stock and proceeds of $1.1 million from the exercise of options to purchase common stock.

     We have various contractual obligations and commercial commitments. The following table sets forth, in thousands, the annual payments, exclusive of interest payments, we are required to make under contractual cash obligations and other commercial commitments at September 30, 2002 (in thousands). The annual payments have been adjusted for the revised terms under our amended and restated senior credit facility and amended capital lease facilities discussed above.

                                                               PAYMENTS DUE BY PERIOD
                                    -------------------------------------------------------------------------------
                                      TOTAL       2002        2003       2004      2005        2006      AFTER 2006
                                    ---------   --------    --------   --------  ---------   ---------   ----------
Long-term debt - Credit
 facility......................     $ 156,000   $    400    $  1,600   $  1,600  $  10,800   $ 141,600   $       --
Capital lease obligations......        49,027      2,257       1,103     12,012     15,246      10,408        8,001
Operating leases...............        63,833      3,623      13,535     11,158      8,782       7,536       19,199
Unconditional purchase
 obligations...................         4,161      4,161          --         --         --          --           --
                                    ---------   --------    --------   --------  ---------   ---------   ----------
  Totals.......................     $ 273,021   $ 10,441    $ 16,238   $ 24,770  $  34,828   $ 159,544   $   27,200
                                    =========   ========    ========   ========  =========   =========    =========

     As discussed above under "-Plan of Reorganization," our senior notes and convertible subordinated notes were cancelled and the holders of the notes received common stock of our reorganized company. Interest payments that will become due and payable on our senior credit facility and capital lease obligations during the remainder of 2002 total $3.1 million.

     At September 30, 2002, we had entered into agreements with vendors to purchase approximately $4.2 million of property, plant and equipment and services in 2002 related primarily to the improvement and installation of telecommunications facilities and information technology equipment and services. In the 2002 fiscal nine-month period, we made net capital expenditures of approximately $27.9 million, primarily for addition of telecommunications equipment in connection with our local and data telecommunications services, and for infrastructure enhancements. We currently estimate that our aggregate capital requirements for 2002 will total approximately $30.0 million to $40.0 million, including the $4.2 million in commitments as of September 30, 2002.

     We currently estimate that our aggregate capital requirements for 2003 will total approximately $40.0 million. We currently plan that capital expenditures in 2003 will be used primarily for the following:

     . continued addition of telecommunications equipment in connection with our local and data telecommunications services; and

     .  infrastructure enhancements, principally for information systems.

     In November 2000, we entered a purchase agreement with Nortel Networks, Inc. for the purchase of telecommunications equipment and services. The agreement provides for specified volume discounts if we purchase at least $250 million of equipment and services from Nortel Networks between November 1, 1999 and December 31, 2002. If we purchase less than $250 million of equipment and services, the agreement provides that we will be required to pay to Nortel a portion of the difference between the commitment and the amount actually purchased. Based on our actual and forecasted purchases under the agreement, we currently estimate that we may be required to pay Nortel Networks approximately $3.5 million to $3.8 million in the first quarter of 2003. In addition, Nortel Networks has deployed approximately $6.6 million of equipment under terms providing that payment is due when we place the deployed equipment into service. Based on our current schedule for placing this equipment into service, we expect that these terms will require us to pay $6.6 million in the fourth quarter of 2002 or the first quarter of 2003, depending on our need for capacity. Under other terms of this agreement, we are required to purchase, or pay for, an additional $10 million of equipment by the fourth quarter of 2003. The estimated payment obligations under this agreement are in addition to the outstanding commitments of $4.2 million as of September 30, 2002 described above. We have reached an agreement in principle with Nortel Networks to modify our obligations under the existing agreement. If the agreement in principle is reflected in a new definitive agreement executed by ITC/\DeltaCom and Nortel Networks, we expect that we will not be required to make the estimated $3.5 million to $3.8 million payment described above, that we will be able to use approximately $4 million in accumulated vendor credits to reduce to approximately $12 million our estimated remaining payment obligations of approximately $16 million under the existing agreement, and that we will be obligated to make equipment-related payments to Nortel Networks of $1 million quarterly from the first quarter of 2003 through the fourth quarter of 2005.

CRITICAL ACCOUNTING POLICIES, ESTIMATES, RISKS AND UNCERTAINTIES

     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions. We believe that, of our significant accounting policies described in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus, the following may involve a higher degree of judgment and complexity.

     Revenue Recognition. We generate recurring or multi-year operating revenues, as well as nonrecurring revenues. We recognize revenues in accordance with SEC Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements," as amended by SAB Nos. 101A and 101B. SAB No. 101 requires that the following four basic criteria must be satisfied before revenues can be recognized:

     .  there is persuasive evidence that an arrangement exists;

     .  delivery has occurred or services rendered;

     .  the fee is fixed and determinable; and

     .  collectibility is reasonably assured.

     We base our determination of the third and fourth criteria above on our judgment regarding the fixed nature of the fee we have charged for the services rendered and products delivered, and the prospects that those fees will be collected. If changes in conditions should cause us to determine that these criteria likely will not be met for certain future transactions, revenue recognized for any reporting period could be materially adversely affected.

     We generate recurring revenues from our offering of local exchange services, long distance services, data and Internet services, which includes Internet access, hosting and colocation services, and the sale of transmission capacity to other telecommunications carriers. Revenues from these sources, which generally consist of recurring monthly charges for such services, are recognized as services are provided. Advance billings or cash payments received in advance of services performed are recorded as deferred revenue.

     We generate nonrecurring revenues from the sale of telephone systems, other equipment, software and professional services. Revenues from these sources are recognized upon installation or as services are performed. Nonrecurring revenues such as the sale of telephone systems may be part of multiple element arrangements. We estimate the fair value of the separate elements and recognize revenues for a delivered element only when the undelivered element is delivered.

     We recognize some revenues net as an agent versus gross as principal. We applied the guidance provided in Emerging Issues Task Force, or EITF, 99-19 to classify and record such amounts. We recorded revenues net as an agent of $16.3 million during the year ended December 31, 2001 and $8.4 million for the nine months ended September 30, 2002. See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding revenues we recognize net as an agent.

     Allowance for Doubtful Accounts. We use estimates to determine our allowance for bad debts. These estimates are based on our historical collection experience, current trends, credit policy and a percentage of our budgeted sales. In determining these percentages, we look at historical write-offs of our receivables, but our history is limited. We also look at current trends in the credit quality of our customer base as well as changes in the credit policies. The following table identifies the amounts we had reserved as of the dates indicated.

                                                    DECEMBER 31,                       SEPTEMBER 30,
                                     -----------------------------------------  ----------------------------
                                         2001           2000          1999          2002           2001
                                     -------------  ------------  ------------  -------------  -------------
Retail Services..................    $   4,057,000  $  2,837,000  $    171,991  $   5,278,000  $   4,522,000
Broadband Transport Services.....        1,632,000       166,000       169,000      1,433,000      1,088,000
                                     -------------  ------------  ------------  -------------  -------------
   Total.........................    $   5,689,000  $  3,003,000  $  1,524,000  $   6,711,000  $   5,610,000
                                     =============  ============  ============  =============  =============

     We have attempted to reserve for expected losses based on the foregoing factors and believe our reserves are adequate. It is possible, however, that the accuracy of our estimation process could be materially affected as the composition of our receivables changes over time. We continually review and refine the estimation process to take account of these changes, but we cannot guarantee that we will be able to estimate accurately credit losses on our receivables.

     Valuation of Long-Lived and Intangible Assets and Goodwill. We assess the impairment of identifiable intangibles, long-lived assets and related goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with Statement of Financial Accounting Standards, or SFAS, No. 121 and, beginning January 1, 2002 SFAS No. 144. Factors we consider important and that could trigger an impairment review include the following:

     . significant underperformance of our assets relative to expected historical or projected future operating results;

     . significant changes in the manner in which we use our assets or in our overall business strategy;

     .  significant negative industry or economic trends;

     .  a significant decline in our common stock price for a sustained period;
        and

     .  our market capitalization relative to net book value.

     When we determine that the carrying value of intangibles, long-lived assets and goodwill may not be recoverable based upon the existence of one or more of the foregoing indicators of impairment, we measure impairment based on an estimate of fair value. Estimates may be based on the projected discounted cash flow method using a discount rate we determine to be commensurate with the risk inherent in our current business model, or estimates may be based on other methods. Net intangible assets, long-lived assets and goodwill amounted to $747.0 million as of December 31, 2001 and $677.2 million as of September 30, 2002.

     We wrote down some of our long-lived assets and goodwill because we determined impairment existed during 2001 and the 2002 fiscal nine-month period. We recognized losses in connection with the write-downs of $74.4 million during 2001 and $223,000 during the 2002 fiscal nine-month period. See Note 6 to our unaudited condensed consolidated financial statements and Note 9 to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding these write-downs. We cannot assure you that other write-downs will not occur in subsequent periods.

     On January 1, 2002, SFAS No. 142, "Goodwill and Other Intangible Assets," became effective and, as a result, we ceased amortizing approximately $59.7 million of goodwill that was recorded as of December 31, 2001. We had recorded approximately $2.0 million of amortization on these amounts during 2001 and would have recorded approximately $2.0 million of amortization in 2002. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. We completed the transitional test as of January 1, 2002 and determined that goodwill has not been impaired. Pursuant to our adoption of SFAS No. 142, we will annually test goodwill for impairment on the anniversary of the transitional goodwill impairment test. We cannot assure you that, at each periodic review date, a material impairment charge will not be recorded.

     The foregoing list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for us to judge their application. There are also areas in which our judgment in selecting any available alternative would not produce a materially different result. See our consolidated financial statements and related notes thereto included elsewhere in this prospectus, which contain accounting policies and other disclosures required by accounting principles generally accepted in the United States.

ADOPTION OF FRESH START ACCOUNTING

     As of October 30, 2002, we will implement fresh start reporting under the provisions of SOP 90-7. Under SOP 90-7, the reorganization fair value of ITC/\DeltaCom and its subsidiaries will be allocated to our assets and liabilities, our deficit will be eliminated, and our stockholders' equity will reflect the transactions under our plan of reorganization. We anticipate that the adoption of SOP 90-7 and fresh start reporting will have a material effect on our financial statements. As a result, our financial statements published for periods following the effectiveness of our plan of reorganization will not be comparable to our financial statements published before the effectiveness of the plan of reorganization.

     An estimate of the effect of fresh start reporting as of September 30, 2002 follows (in thousands). The amounts are based on preliminary valuation information. The final reorganization fair value of ITC/\DeltaCom and its subsidiaries that will be allocated to our assets and liabilities as of October 30, 2002 may be different from the amounts below.

                  PRELIMINARY EFFECTS OF PLAN OF REORGANIZATION
                               SEPTEMBER 30, 2002

                                                                                               FRESH START
                                                      HISTORICAL         EFFECTS OF PLAN OF    ACCOUNTING
                                                  SEPTEMBER 30, 20002      REORGANIZATION      ADJUSTMENTS      TOTAL
                                                  -------------------    ------------------    -----------    ---------
Current assets (including restricted assets)...   $            93,293    $           22,000    $        --    $ 115,293
Long-term assets...............................               677,216                    --       (235,497)     441,719
                                                  -------------------    ------------------    -----------    ---------
   Total assets................................   $           770,509    $           22,000    $  (235,497)   $ 557,012
                                                  ===================    ==================    ===========    =========

Current liabilities............................   $            92,821    $               --    $        --    $  92,821
Long-term liabilities..........................               738,334              (538,147)            --      200,187
                                                  -------------------    ------------------    -----------    ---------
   Total liabilities...........................               831,155              (538,147)            --      293,008
New Series A convertible redeemable
 preferred stock...............................                    --                27,720             --       27,720
Stockholders' equity (including old Series
 B-1 and Series B-2 convertible redeemable
 preferred stock)..............................               (60,646)              532,427       (235,497)     236,284
                                                  -------------------    ------------------    -----------    ---------
   Total liabilities and stockholders'
    equity.....................................   $           770,509    $           22,000    $  (235,497)   $ 557,012
                                                  ===================    ==================    ===========    =========

     The senior notes and convertible subordinated notes and related accrued interest, which are classified as Liabilities Subject to Compromise in our balance sheet dated September 30, 2002, are included as long-term liabilities in the table above.

     Current assets in the table above includes $18.5 million of restricted assets and $30 million of gross proceeds from our sale of the new Series A preferred stock, reduced by $8.0 million of estimated reorganization expenses payable out of such proceeds.

EFFECTS OF NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," establishes accounting and reporting standards for goodwill and other intangible assets. SFAS No. 142 requires that amortization of goodwill cease on January 1, 2002 and that goodwill be assessed for impairment at least annually by applying a fair value-based test. Under SFAS No.142, if the fair value of the goodwill is less than the amount of goodwill recorded in the financial statements, the goodwill is to be reduced in the financial statements to the fair value. SFAS No. 142 also requires that intangible assets be separately recognized in the financial statements if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. Upon our adoption of SFAS No. 142 on January 1, 2002, we ceased amortization of goodwill. Goodwill amortization was $4.6 million in the 2001 fiscal nine-month period. We completed the transitional test as of January 1, 2002 and determined that goodwill has not been impaired. Pursuant to our adoption of SFAS No. 142, we will annually test goodwill for impairment on the anniversary of the transitional goodwill impairment test.

     SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001. SFAS No. 143 applies to legal obligations associated with the retirement of certain tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. Accordingly, we will adopt this statement on January 1, 2003. We believe the adoption of SFAS No. 143 will not have a material effect on our consolidated financial statements.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No.144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a business segment. SFAS No. 144 also amended Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and for interim periods within those fiscal years. We adopted SFAS No. 144 on January 1, 2002, with no material effect on our consolidated financial statements.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, an amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002. This statement, among other things, significantly limits the instances in which the extinguishment of debt can be treated as an extraordinary item in the statement of operations. This statement also requires reclassification of all prior period extraordinary items related to the extinguishment of debt. We will implement this statement, as required by SOP 90-7, as part of our fresh start reporting.

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in July 2002. This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 will be applied prospectively to exit or disposal activities initiated after our emergence from bankruptcy proceedings on October 29, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to minimal market risks. We manage the sensitivity of our results of operations to these risks by maintaining an investment portfolio consisting primarily of short-term, interest-bearing securities and by entering into long-term debt obligations with appropriate pricing and terms. We do not hold or issue derivative, derivative commodity or other financial instruments for trading purposes. We do not have any material foreign currency exposure.

     Our major market risk exposure is to changing interest rates on borrowings we use to fund our business, including $156.0 million of borrowings outstanding under our senior credit facility as of September 30, 2002. Our policy is to manage interest rates through a combination of fixed-rate and variable-rate debt. All $156.0 million of our outstanding borrowings under the senior credit facility accrue interest at floating rates. A change of one percentage point in the interest rate applicable to our $156.0 million of variable-rate debt at October 31, 2002 would result in a fluctuation of approximately $1.6 million in our annual interest expense.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On August 5, 2002, we received a letter from the SEC advising us that Arthur Andersen LLP, our former independent accountant, had informed the SEC that it was unable to perform future audit services for us because of the publicly announced wind-down of Arthur Andersen's business. The SEC advised us in its letter that, as a result of this notification, Arthur Andersen's relationship with us had been effectively terminated. As of August 5, 2002, Arthur Andersen had not resigned or declined to stand for re-election as our independent accountant, nor had our board of directors or audit committee dismissed Arthur Andersen.

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

     On September 6, 2002, we engaged BDO Seidman, LLP to succeed Arthur Andersen as our independent accountant. The decision to engage BDO Seidman was approved by a duly constituted committee of our board of directors and by the bankruptcy court.

     Arthur Andersen's reports on our consolidated financial statements for the fiscal years ended December 31, 2001, 2000 and 1999 were unqualified, but the report for the fiscal year ended December 31, 2001 stated that our ability to continue as a going concern was uncertain. Except to the extent described in the preceding sentence, none of these reports contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of our consolidated financial statements for the fiscal years ended December 31, 2001, 2000 and 1999, and during fiscal year 2002 prior to the termination of Arthur Andersen's relationship with us, we had no disagreements with Arthur Andersen on matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of such disagreements in connection with its report on our consolidated financial statements for such periods.

                                    BUSINESS

OVERVIEW

     ITC/\DeltaCom, Inc. is a competitive telecommunications company that provides integrated voice and data telecommunications services on a retail basis to businesses in the southern United States and regional telecommunications transmission services over its network on a wholesale basis to other telecommunications companies. Our retail services include local exchange services, long distance services, calling card and operator services, and asynchronous transfer mode, frame relay and high capacity broadband private line services, as well as Internet access and colocation services and customer premise equipment sales, installation and repair. We also provide colocation, hosting and other services integral to operating important business applications over the Internet through our e/\deltacom business. In connection with these services, we own, operate or manage an extensive fiber optic network, which extends throughout ten southern states.

     Beginning in the third quarter of 2001, we initiated a strategic and operational restructuring intended to accelerate positive cash flow from operations by emphasizing our core retail services and reducing operating costs. In addition to de-emphasizing some non-core services, the key elements of this strategy include reduction of our employee base, consolidation of facilities and operations, and reduction of capital expenditures. We also have sought to eliminate a substantial portion of our existing indebtedness and reduce our fixed interest costs so that we are able to achieve and maintain positive cash flow from operations through the current period of uncertainty affecting the telecommunications industry and competitive telecommunications companies. In the second and third quarters of 2002, we were able to generate positive cash flow from operations even after incurring substantial expenses associated with our reorganization described below. Our positive cash flow from operations during these quarters excludes the effects of interest we did not pay on some of our existing indebtedness, which subsequently was eliminated as part of our reorganization.

     In order to complete our reorganization expeditiously, we filed a voluntary petition for relief under Chapter 11 of the Unites States Bankruptcy Code on June 25, 2002. On October 17, 2002, the bankruptcy court entered an order confirming our plan of reorganization. We consummated our reorganization under the plan on October 29, 2002.

     We were incorporated in Delaware in 1997. Our principal executive offices are located at 1791 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number at that address is (706) 385-8000.

SERVICES AND FACILITIES

     Services. We currently provide three basic services:

     . integrated voice and data telecommunications services on a retail basis, which we refer to as our "retail services ";

     . regional telecommunications transmission services to other telecommunications companies on a wholesale basis using our fiber optic network and directory assistance services, which we refer to as our "broadband transport services"; and

     . colocation services, managed services, professional services and hardware and software sales through our e/\deltacom business.

     Retail Services. Our retail services involve the provision of voice and data telecommunications services to end users and resellers. These retail services include:

     .  local telephone services;

     .  long distance telephone services;

     .  toll-free calling, calling card and operator services;

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

     . asynchronous transfer mode, frame relay and high-capacity broadband private line services;

     . primary rate interface connectivity and colocation services to Internet service providers;

     .  enhanced services, including conference calling and fax broadcasting;

     . consulting, integration, operation and proactive management of data networks;

     . in-depth network performance analysis and implementation and design services for data network deployment;

     .  Internet and Web page hosting services; and

     .  customer premise equipment sales, installation and maintenance.

     Our customer-focused software and network architecture permits us to present our customers with one fully integrated monthly billing statement for the entire package of retail services they purchase from us.

     Local Telephone Services. We currently provide local telephone services by using our network and facilities and by reselling the services of the former monopoly local telephone companies, which we refer to as the "incumbent carriers." Since our initial offering of local service in 1997, we have steadily increased the percentage of services we provide over our network and facilities compared to the services we provide by reselling the services of the incumbent carriers. We offer local telephone services in all 35 markets in which we have a branch office.

     In connection with offering local telephone services, we have entered into interconnection agreements with BellSouth Telecommunications, Inc., SBC Communications Inc., Sprint Communications Company, L.P. and Verizon Communications Inc. to resell the local telephone services of these incumbent carriers and interconnect our network with the networks of these incumbent carriers for the purpose of gaining immediate access to their unbundled network elements. These interconnection agreements currently allow us to provide local service on a resale basis or by purchasing the unbundled network elements required to provide local service over our network and facilities. These agreements allow us to enter new markets with reduced capital expenditures and to offer local service to our customer base. The applicable state regulatory authorities have approved the terms of our interconnection agreements. Our interconnection agreements will remain subject to review and modification by the applicable state regulatory authorities. We believe, but cannot assure you, that these interconnection agreements provide a foundation for us to provide local service on a reasonable commercial basis. Factors that may adversely affect our ability to provide local service on a reasonable commercial basis include unsettled legal and regulatory issues, legal and regulatory developments and existing operational issues with the incumbent carriers that are not resolved by the interconnection agreements.

     Our interconnection agreements with BellSouth expire at the end of 2002. We are currently negotiating terms of new interconnection agreements with BellSouth, but it is unlikely that we will resolve all issues before the current agreements expire. We will continue to operate under terms of the existing agreements until new agreements are reached. Any unresolved issues will be settled through binding arbitration before the various state public service commissions. We are unable to determine the impact, if any, that these negotiations or proposed new agreements will have on our results of operations.

     Our strategy is to offer facilities-based local service in a majority of our markets by connecting, or "colocating," our equipment with the equipment of the former monopoly local telephone companies with which we have interconnection agreements. As of October 31, 2002, we had installed our telecommunications equipment in 186 locations and were offering our "Infinity," "Unity," "DUNE" and data services in all of the 35 markets in which we have a branch office. The Unity service typically connects our customer's telecommunications equipment to our network using a direct T-1 digital transmission line and provides the customer with local and long distance calling capacity on any of the T-1's 24 available channels. DUNE is an offering of individual telephone lines on a T-1 digital transmission line and is connected directly to a customer's telephone or other telecommunications equipment.

     Since the fourth quarter of 1999, we have offered our "Integrated-T" service, which allows our customers to use a single digital T-1 transmission line for both voice and data services, including frame relay, Internet access and private line services. The Integrated-T service enables our customers to take advantage of advanced features and lower costs offered by digital access and offers the convenience of one service provider for voice and data services. This service enables us to take advantage of our existing voice services and network infrastructure by selling data services over the same transmission line.

     In the fourth quarter of 2000, we began to offer, under an agreement we signed with BellSouth in June 2000, a UNE-P, or unbundled network element-platform, service in all of the BellSouth markets in which we operate. To provide the UNE-P service, we purchase all of the required elements of BellSouth at reduced prices. This has allowed us to earn higher gross margins on the sale of our services. Through October 31, 2002, we had installed over 51,800 UNE-P lines. We expect to continue to convert resale customers to this service during the remainder of 2002 and 2003. We expect that this conversion will continue to have a favorable impact on our gross margins.

     Long Distance Telephone Services. We offer a range of retail long distance telephone services, including traditional switched and dedicated long distance, toll-free calling, international, calling card and operator services.

     Data Services. We provide a variety of data services to our customers, including point-to-point, asynchronous transfer mode, frame relay and Internet protocol-based virtual private networking services. Our network equipment enables customers to use a single network connection to communicate with multiple connection sites throughout our fiber optic network. We will continue to seek, through strategic business relationships with other providers, to interconnect our fiber optic network with the fiber optic networks of those other providers.

     Since 2001, we have offered virtual private networking services based on the Internet protocol, Internet security services, including managed firewall services and our Intrusion Detection Service, and network managed services. Our virtual private network offering provides our customers with a dedicated line or secure dial-up access between multiple sites allowing the same level of security, performance and availability as a private network. The managed firewall service and our Intrusion Detection Service provide our customers security for Internet connections and reduce our customer's capital expenditures and personnel costs necessary to achieve this level of security. Our network management services allow our customers to outsource all of their frame relay network management to us.

     Internet Access and Web Development. We provide dedicated Internet access, electronic mail and Web hosting services. We expect businesses will require faster Internet access and larger bandwidth in the future, and we intend to offer products that will meet that demand.

     Local Telecommunications Services for Internet Service Providers. We provide local wholesale telecommunications services to Internet service providers. These services include primary rate interface connectivity between our network and the network of the Internet service provider and equipment colocation services that permit the Internet service provider to colocate its modems, routers or network servers with our network equipment.

     Customer Premise Equipment. We sell, install and perform on-site maintenance of equipment, such as telephones, office switchboard systems and, to a lesser extent, private branch exchanges, for customers in the following markets:

     . Anniston, Birmingham, Dothan, Florence, Huntsville, Mobile and Montgomery, Alabama;

     .  Albany, Atlanta, Augusta, Columbus and Macon, Georgia;

     .  Pensacola, Florida;

     .  Baton Rouge and New Orleans, Louisiana;

     .  Biloxi, Greenwood, Gulfport, Hattiesburg, Jackson and Tupelo,
        Mississippi;

     .  Charlotte, North Carolina;

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

     .  Charleston, Columbia and Greenville, South Carolina; and

     .  Nashville, Tennessee.

We intend to offer these customer premise equipment sales, installation and maintenance services in additional markets in the future, with the goals of augmenting and supporting our sale of local and long distance services and enhancing customer retention.

     Broadband Transport Services. Our broadband transport services customers include telecommunications companies that own transmission facilities, such as fiber optic cables, as well as telecommunications companies that do not own transmission facilities. These customers use our broadband transport services to transport the traffic of their customers between local access and transport areas, which are geographic areas composed of contiguous local exchanges. Calls transmitted over a long-haul circuit for a customer are generally routed by the customer through a switch to a receiving terminal in our network. We transmit the signals over a long-haul circuit to the terminal where the signals are to exit our network. Our customer then routes the signals through another switch and to the call recipient through a local carrier. We offer our broadband transport services in varying degrees of speed and size. Some of our services are used by our customers for very high capacity inter-city connectivity and specialized high-speed data networking. We connect our network to our customer's facilities either by local carrier or by a direct connection. We typically bill our broadband transport services customers a fixed monthly rate depending on the capacity and length of the circuit, regardless of the amount of capacity that is actually used by the customer. We also offer directory assistance services through our broadband transport services business.

     As a result of general market conditions, we have decreased the amount of capital we invest in our broadband transport business and expect that our broadband transport services will continue to experience less favorable market conditions and minimal revenue growth, if not a decline in revenues, at least through the end of 2003.

     e/\deltacom. We established e/\deltacom in 2000. Our e/\deltacom business provides colocation services, managed services and professional services, primarily through its data center near Atlanta, Georgia. In the first quarter of 2002, as a result of our restructuring initiated in 2001, we changed our approach to making operating decisions and assessing performance with respect to our business. As a result, we no longer manage e/\deltacom as a separate business segment, but instead manage that business as a component of our retail services segment.

     Colocation Services. Our colocation services allow businesses to have a secure data center presence without incurring significant capital expenditures, increasing traffic on their corporate network or burdening their information technology staff. We offer hosting, security, data storage, monitoring, networking and hardware solutions. Our colocation services include Internet connectivity with varying speeds of bandwidth, primary and secondary domain name services support, timely reporting of system performance and continuous monitoring by our network operations staff.

     Managed Services. Our e/\deltacom business offers managed services that include system monitoring, managed messaging, managed system and e-mail security services, storage management services and hardware management services. Our system monitoring services include the monitoring of critical system thresholds, problem resolution and detailed reporting. Our managed security services include managed firewalls, virtual private networks, intrusion detection, vulnerability assessments, content and virus scanning and authentication systems. The storage management services of e/\deltacom include the assessment and implementation of storage solutions, which offer customers multiple technology and hardware choices. Our hardware management services offer the customer e/\deltacom's ability to provide hardware maintenance for servers from numerous vendors.

     Professional services. Our professional services provide our customers with a single source for the design and implementation of an e-business solution from the needs assessment phase to the design, implementation and support phases. These professional services include project management and methodology, consulting, system design, implementation and deployment services, and maintenance and support services.

     Hardware and software sales. Our e/\deltacom business sells hardware and software from various manufacturers, including Sun, Cisco, EMC, Hewlett Packard, Microsoft, Checkpoint and Oracle.

     Facilities. As of October 31, 2002, we owned or managed approximately 9,980 route miles of a fiber optic network that covered portions of ten states in the southern United States. As of the same date, our network extended to approximately 188 points of presence, which are the locations along our network where we are able to deliver telecommunications traffic to, and receive telecommunications traffic from, other carriers for further transmission or ultimate delivery to an end-user. These points of presence are located in most major population centers in the areas covered by our fiber optic network and in a significant number of smaller cities, including in some smaller cities where our only competitor is the former monopoly local telephone company.

     As of October 31, 2002, we owned approximately 6,180 route miles of our fiber optic network, which we have built or acquired since 1992, either directly or through indefeasible rights of use arrangements. In addition, we have strategic relationships principally with three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, pursuant to which we market, sell and manage capacity on approximately 3,800 route miles of network owned and operated by these three utilities. In addition, we are able to purchase network capacity to some cities not covered by our owned and managed network in North Carolina and South Carolina under a buy-sell agreement with PalmettoNet, Inc. and SCANA Communications, Inc., which manage fiber optic facilities in those two states. This agreement enables us to buy capacity on the networks of PalmettoNet and SCANA Communications at pre-established prices, which are generally more favorable than the prices for such capacity available in the open market.

     We do not expect to spend a significant amount of capital on the development of our fiber optic network through 2003 and, possibly, thereafter. We expect little, if any, expansion of our network route mileage during the remainder of 2002 and 2003, and anticipate that any capital expenditures associated with our network will be applied to maintain the existing capabilities of the network.

     We have implemented electronic redundancy, which enables traffic to be rerouted to another fiber in the same fiber sheath in the event of a partial fiber cut or electronic failure, over a portion of our network. At October 31, 2002, over 70% of our network traffic was also protected by geographical diverse routing, a network design also called a "self healing ring," which enables traffic to be rerouted in the event of a total cable cut to an entirely different fiber optic cable, assuming capacity is available.

     We purchase much of our network equipment, including switches, optical transport products and access nodes, from Nortel Networks Inc. Under the purchase agreement we entered into in November 2000, we have committed to purchase up to $250 million of products and services from Nortel Networks from November 1999 through December 2002. As of October 31, 2002, we had purchased $116.2 million of such products and services. For additional information about our agreement with Nortel Networks, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     A key component of our network is our switches, which are the primary electronic components that connect customers to our network and transmit voice communications over our network. Our primary switching facilities for voice communications consist of Nortel DMS-500 switches in the following locations:

     .  Anniston, Birmingham and Montgomery, Alabama;

     .  Jacksonville, Ocala and West Palm Beach, Florida;

     .  Atlanta, Georgia;

     .  Gulfport, Mississippi;

     .  Greensboro, North Carolina;

     .  Columbia, South Carolina;

     .  Nashville, Tennessee; and

     .  Houston, Texas.

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

     The Nortel DMS-500 switches are capable of handling both local and long distance voice and data traffic.

     We expect to continue to evaluate our network and assess the need for additional switching capacity. We also have colocated telecommunications equipment in various markets in the southern United States, which enable us to provide remote local and long distance services in additional markets where we do not have switches by using our Nortel DMS-500 switches as hosts to the equipment we locate in remote markets. This equipment is connected to our Nortel DMS-500 switching platform using our fiber optic network wherever possible. This networking design, together with our interconnection agreements with large local telephone companies such as BellSouth, has enabled us to be a facilities-based provider of local and long distance telephone services in all of our markets.

     We are a member of the Associated Communications Companies of America, an eight-member trade association that negotiates with carriers for wholesale telecommunications services for its members. The collective buying power of its members enables the association to negotiate as if it were one of the larger telecommunications services providers in the United States.

     In November 2000, we opened and commenced operations in an initial portion of e/\deltacom's data center in Suwanee, Georgia. We completed the remainder of the facility in 2001. The data center, which serves as e/\deltacom's headquarters, is a centralized facility that provides advanced hosting, colocation and other services. Our e/\deltacom management team manages the implementation and integration of e/\deltacom's services from this facility. The data center floor space contains open racks, enclosed cabinets, caged areas and suites. The center is connected through multiple and diverse connections to our fiber optic network. Site access is controlled by security officers, video surveillance and enhanced security procedures, and the center is protected by advanced fire protection devices. Temperature, humidity and air quality are carefully maintained to promote uninterrupted server operation. The data center also has redundant power supply systems to provide a constant source of power in the event of a component failure.

SALES AND MARKETING

     Retail Services. We focus our retail sales efforts on small, mid-sized and major regional businesses in the southern United States. We market our retail services through a sales force composed of direct sales personnel, technical consultants and technicians. We believe that high-quality employee training is a prerequisite for superior customer service and, as a result, require each member of our retail sales force to complete our intensive training program. Our marketing strategy is built upon the belief that customers prefer to hold one company accountable for all of their telecommunications services. Each branch office provides technical assistance for its voice, data, Internet and customer premise equipment as required. Our customers are assured that they will have a single point of contact, 24 hours a day, seven days a week, to support all of the services they receive from us.

     Our sales personnel make direct calls to prospective and existing business customers, conduct analyses of business customers' usage histories and service needs, and demonstrate how our service package will improve a customer's communications capabilities and costs. Sales personnel locate potential business customers by several methods, including customer referrals, market research, telemarketing, and networking alliances, such as endorsement agreements with trade associations and local chambers of commerce. Our sales personnel work closely with our network engineers and information systems consultants to design new service products and applications. Our branch offices also are primarily responsible for coordinating service and customer premise equipment installation activities. Technicians survey customers' premises to assess power and space requirements, and coordinate delivery, installation and testing of equipment.

     Our retail services contracts generally provide for payment in arrears based on minutes of use for long distance services and in advance for local telephone and data services. The agreements also generally provide that the customer may terminate the affected service without a charge for early termination in the event of substantial and prolonged outages arising from causes within our control and for other specified causes. Generally, the agreements provide that the customer must utilize at least a minimum amount, measured by dollars or minutes of use, of switched long distance services per month for the term of the agreement.

     We also market our retail services through public relations, advertisements, event sponsorships, trade journals, direct mail and trade forums. Because we seek to distinguish our retail services largely based on the convenience of our integrated bundle of these services and the benefits of our comprehensive and individualized customer support, we continue to believe that advertising and public relations will play a significant role in our retail services marketing strategy.

     Broadband Transport Services. We provide long distance voice and data transmission services through long distance circuit contracts with other long distance carriers, including WorldCom, Inc., Sprint, Qwest Communications International Inc. and Cable & Wireless plc. As of October 31, 2002, we had remaining future long-term contract commitments for broadband transport services totaling approximately $67.2 million. These contracts expire on various dates through 2007 and are expected to generate approximately $66.4 million in revenues for us through 2006. We also provide our long-haul transmission services to customers after contract expiration on a month-to-month basis. Our long-haul contracts provide for fixed monthly payments, which are generally made in advance. Although sales volumes from particular customers vary from year to year, we have historically experienced success in retaining customers and renewing long-haul circuit contracts.

     e/\deltacom. Our e/\deltacom business offers colocation services, managed services, professional services and hardware and software sales from our data center in Suwanee, Georgia to business customers. The sales personnel of e/\deltacom make direct calls to prospective and existing business customers, work closely with our engineering staff to design specific solutions for each customer and seek to market e/\deltacom's services along with our bundle of retail service offerings.

     We market our e/\deltacom brand and services through advertising and public relations campaigns, event sponsorships, trade journals and trade forums.

COMPETITION

     The telecommunications industry is highly competitive. We compete primarily on the basis of price, availability, transmission quality, reliability, customer service and variety of product offerings. Our ability to compete effectively depends on our ability to maintain high-quality services at prices generally equal to or below those charged by our competitors. In particular, price competition in the retail services and broadband transport services markets generally has been intense and is expected to increase. Our competitors include, among others, AT&T Corp., Sprint, WorldCom and BellSouth. These companies, among others, have substantially greater financial, personnel, technical, marketing and other resources, larger numbers of established customers and more prominent name recognition than ITC/\DeltaCom. These companies also operate more extensive transmission networks than we do. In addition, companies such as Broadwing Inc. and Qwest have constructed or are constructing nationwide fiber optic systems, including routes through portions of the southern United States in which we operate our fiber optic network. We also increasingly face competition in the local and long distance market from local carriers, resellers, cable companies, wireless carriers and satellite carriers, and may compete with electric utilities. We also may increasingly face competition from businesses offering long distance data and voice services over the Internet. These businesses could enjoy a significant cost advantage because, at this time, they generally do not pay carrier access charges or universal service fees.

     Our principal competitor for local services is the incumbent carrier in the particular market, including BellSouth in a large majority of our market areas. Incumbent carriers enjoy substantial competitive advantages arising from their historical monopoly position in the local telephone market, including pre-existing customer relationships with all or virtually all end-users. Further, we are highly dependent on incumbent carriers for local network facilities and wholesale services required in order for us to assemble our own local retail services. We also face competition from local carriers other than incumbent carriers, which we refer to as "competitive carriers," some of which already have established local operations in some of our current and target markets. In addition, incumbent carriers are expected to compete in each other's markets in some cases. Wireless telecommunications providers are competing with wireline local telephone service providers, which further increases competition.

     Local and long distance marketing is converging, as other carriers offer integrated retail services. For example, many competitive carriers also offer long distance service to their customers and large long distance carriers, such as AT&T, Sprint and WorldCom, have begun to offer local services in some markets. We also compete with numerous direct marketers, telemarketers and equipment vendors and installers with respect to portions of our business.

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     Regional Bell operating companies, such as BellSouth, are allowed to provide outside their home regions "interLATA" long distance services, which are long distance services that originate and terminate in different local access and transport areas, as well as interLATA mobile services within their regions. Under the Telecommunications Act of 1996, the regional Bell operating companies are allowed to provide interLATA long distance services within their regions after meeting requirements intended to foster opportunities for local telephone competition. These companies already have extensive fiber optic cable, switching and other network facilities in their respective regions that they can use to provide long distance services. The regional Bell operating companies are taking significant steps toward obtaining approval to provide in-region long distance service. As of October 31, 2002, the FCC had approved applications of BellSouth to provide in-region long distance service in Alabama, Georgia, Kentucky, Louisiana, Mississippi, North Carolina and South Carolina, Verizon Communications to provide in-region long distance service in Connecticut, Delaware, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont and Virginia, and SBC Communications to provide in-region long distance service in Arkansas, Texas, Kansas, Missouri and Oklahoma. BellSouth has additional applications pending in Florida and Tennessee, SBC has an additional application pending in California, and Qwest Communications has applications pending in Colorado, Idaho, Iowa, Montana, Nebraska, North Dakota, Utah, Washington and Wyoming. As BellSouth begins offering in-region long distance services in states we serve, BellSouth will be able to duplicate our integrated local and long distance services and will have a significant competitive advantage in marketing those services to its existing local customers.

     A continuing trend toward consolidation, mergers, acquisitions and strategic alliances in the telecommunications industry also could increase the level of competition faced by our broadband transport customers or us. SBC Communications acquired Ameritech Corporation in October 1999, GTE Corporation and Bell Atlantic Corporation merged to form Verizon Communications in June 2000, Qwest acquired US WEST, Inc. in June 2000, Time Warner, Inc. merged with America Online, Inc. to form AOL Time Warner Inc. in January 2001, and AT&T entered into an agreement to merge its AT&T Broadband unit with Comcast Corporation in December 2001. In addition, SBC Communications and Williams Communications, a long distance services provider, entered into a strategic alliance in 2000 pursuant to which the two companies have agreed to supply services to each other. The telecommunications market is very dynamic, and we believe additional competitive changes are likely in the future.

EMPLOYEES

     As of September 30, 2002, we had more than 1,735 full-time employees, none of whom was represented by a union or covered by a collective bargaining agreement. We believe that our relationship with our employees is good. In connection with the construction and maintenance of our fiber optic network and the conduct of our other business operations, we use third-party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.

LEGAL PROCEEDINGS

     General. We are a party to legal proceedings in the ordinary course of our business, including disputes with contractors or vendors, which we believe are not material to our business. We also are a party to regulatory proceedings affecting the segments of the communications industry in which we operate.

     Proceedings Affecting Rights-of-Way. Third parties have challenged some of our licenses to use the rights-of-way of others, including our licenses to use the rights-of-way of Mississippi Power Company, Gulf Power Company, Georgia Power Company and others.

     A portion of our network runs through fiber optic cables owned by the Mississippi Power Company over its rights-of-way located in Jasper County, Mississippi. A proceeding involving Mississippi Power and several landowners who have granted Mississippi Power rights-of-way in Jasper County resulted in a January 1999 order of the Mississippi Supreme Court holding that Mississippi Power could not permit third parties to use its rights-of-way at issue for any purpose other than in connection with providing electricity to customers of Mississippi Power. We became a party to the proceeding after the January 1999 order. The Circuit Court of the First Judicial District of Jasper County, Mississippi has directed us not to use that portion of our fiber optic network located on Mississippi Power's rights-of-way in Jasper County, except in an emergency, pending the outcome of the trial. We have rerouted all of the circuits on the affected portion of our network so that we may continue to provide services to our customers along the affected route. If the courts ultimately agree with the landowners that the existing easements do not permit our use, we believe our potential liability for damages may be limited to the value of a permanent easement for that use. We cannot assure you in this respect, however, since the landowners are seeking damages equal to the profits or gross revenues received by us from our use of Mississippi Power's rights-of-way in Jasper County and punitive damages for our use of the route.

     We initiated civil suits in August 2001 and May 2002 in the U.S. District Court for the Southern District of Mississippi in which it seeks a declaratory judgment confirming its continued use of cables in Mississippi Power Company's rights-of-way on 37 parcels of land and 63 parcels of land, respectively, or, alternatively, condemnation of the right to use the cables upon payment of just compensation to the landowners. Some of the defendants in the August 2001 proceeding have filed counterclaims against Mississippi Power Company and the Company seeking a constructive trust upon the revenues earned on those rights-of-way, together with compensatory and punitive damages. Although we have resolved the issue of our use of the rights-of-way with some of the defendants, we cannot provide assurance that we will be successful in either of these proceedings. The August 2001 proceeding has been consolidated with another pending civil suit in the U.S. District Court for the Southern District of Mississippi, in which we have been made a defendant, initiated by landowners claiming to represent a class of landowners and seeking compensatory and punitive damages against Mississippi Power Company arising from Mississippi Power Company's allowance of third parties to use its rights-of-way for telecommunications purposes. We cannot reasonably estimate the amount of any potential loss arising from this pending litigation.

     We use the rights-of-way of Gulf Power Company in Florida for a portion of our network. In the fourth quarter of 2000, Gulf Power was sued in the Circuit Court of Gadsden County, Florida, by two landowners that claim to represent a class of all landowners over whose property Gulf Power has facilities that are used by third parties. The landowners have alleged that Gulf Power does not have the authority to permit us or other carriers to transmit telecommunications services over the rights-of-way. We were made a party to this litigation in August 2001. In March 2002, the court dismissed this matter without prejudice on the basis that, among other things, there was no additional burden on the property as a result of third-party use of the rights-of-way for telecommunications purposes and that the easements were broad enough in scope to permit such third-party use. However, the court also has permitted the plaintiffs to amend their complaint to allege additional facts to support their contention that there is an additional burden on the property because of the maintenance requirements of the fiber routes and the placement of buildings and other physical telecommunications equipment on the rights-of-way. We cannot reasonably estimate the amount of any potential loss arising from this pending litigation.

     We use rights-of-way of Georgia Power Company in Georgia for a portion of our network. In July 2001, a suit filed in the Superior Court of Decatur County, Georgia, by a group seeking compensatory and punitive damages and claiming to represent a class of landowners alleged that Georgia Power and the other entities do not have the right to grant third parties the use of the rights-of-way for the transmission of telecommunications services of such third parties. We were made a party to the suit in January 2002. In addition, on November 11, 2002, a civil action was filed in the Superior Court of Walton County, Georgia, against Georgia Power and us. The plaintiff, claiming to represent a class of all landowners over which Georgia Power has facilities, alleges the documents granting Georgia Power the rights to cross the plaintiff's property do not authorize Georgia Power to allow third parties to use the rights-of-way for the transmission of telecommunications services of such third parties. The civil action claims trespass and unjust enrichment. There are no specified dollar amounts demanded in the complaint, but the relief sought is compensatory damages, punitive damages, attorneys' fees and injunctive relief requiring the removal of the fiber optic facilities from the plaintiff's land. The Company cannot reasonably estimate the amount of any potential loss from these civil actions.

     In August 2001, we filed suit in the Superior Court of Troup County, Georgia, against Southern Telecom, Inc., Alabama Power Company, Georgia Power Company, Mississippi Power Company, Gulf Power Company and related entities from which we have obtained use of rights-of-way for our fiber optic telecommunications network. We seek a declaratory judgment that the defendants are legally required to use their best efforts to defend against any claims that we do not have the right to use the rights-of-way granted to these entities and to defend, indemnify and hold us harmless against all such claims. In December 2001, we filed for summary judgment, but the court has not ruled on this action. The defendants have filed a counterclaim requesting, among other items, that we reimburse them for the cost of perfecting the applicable rights-of-way.

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     In April and May 2002, 190 lawsuits were filed by a single counsel in the
Circuit Court for Harrison County, Mississippi, against Mississippi Power Company, us and WorldCom, Inc. d/b/a MCI Group. The landowners have voluntarily dismissed WorldCom from each action due to WorldCom's Chapter 11 bankruptcy filing. On October 31, 2002, the same counsel in Gulfport, Mississippi filed 29 additional lawsuits in the Circuit Court for Harrison County, Mississippi against Mississippi Power Company and us. Each plaintiff claims to be the owner of property over which Mississippi Power Company has an easement and that we have benefited by using the easement to provide telecommunications services. As a result of these allegations, each of the plaintiffs claim trespass, unjust enrichment, fraud and deceit, and civil conspiracy against each of the defendants. Each of the plaintiffs also seek $5 million in compensatory damages, $50 million in punitive damages, disgorgement of the gross revenues derived from the use by WorldCom and us of the cable over the easements, a percentage of gross profits obtained from the use of the cable, and the plaintiffs' costs to prosecute the action. Mississippi Power Company, WorldCom and we have denied all of the plaintiffs' allegations. These actions are substantially similar to the other, previously reported actions that we are defending in state and federal courts in Mississippi. Of the 190 lawsuits, we believe only approximately 11 involve parcels of land across which the optical fiber of Mississippi Power Company run are used by us in the provision of telecommunications services. On August 5, 2002, Mississippi Power Company removed the 190 initial actions involving WorldCom's use of Mississippi Power Company's rights-of-way to the United States District Court for the Southern District of Mississippi and requested the actions to be transferred to the United States Bankruptcy Court for the Southern District of New York, where WorldCom's bankruptcy proceeding is pending.

     On April 19, 2002, a civil action was filed by an individual property owner in the Chancery Court of Harrison County, Mississippi against Mississippi Power Company, Southern Company Services and us. The plaintiff seeks to permanently enjoin Mississippi Power Company and Southern Company from continuing to permit their rights-of-way across the plaintiff's property to be used by third parties in any manner that is not related to the transmission of electric power. The plaintiff also seeks proof of cancellation of all leases and contracts between third parties and Mississippi Power Company and Southern regarding the use of the fiber optic cable on the right-of-way across the plaintiff's property, proof that the use of the right-of-way is for purposes associated with providing electricity, an accounting of revenues of third parties from the use of the right-of-way, punitive damages of $1 million, and costs and expenses. Mississippi Power Company, Southern Company and we have denied all of the plaintiff's allegations.

     On July 8, 2002, nine lawsuits on behalf of 101 property owners were filed against Mississippi Power Company, Southern Company and us in the Chancery Court of Jones County, Mississippi. All nine complaints are identical in seeking relief for trespass, nuisance, conversion, unjust enrichment and accounting, fraudulent concealment, fraud, fraudulent misrepresentation and fraudulent concealment, and rescission and equitable reformation arising from the alleged unauthorized use of the subject rights of way in violation of the terms of the easements held by Mississippi Power Company. The landowners are seeking unspecified monetary damages and certain equitable relief. Mississippi Power Company, Southern Company and we deny all the allegations.

     On August 8, 2002, we were served with a complaint filed in the Circuit Court of Hinds County, Mississippi, in which four owners of property located in Hancock County, Mississippi allege Mississippi Power Company and we have violated the plaintiffs' rights with regard to the use of Mississippi Power Company's easement across the plaintiffs' property. The plaintiffs allege trespass, unjust enrichment, negligence, breach of contract and tortuous breach of contract, fraudulent concealment, fraudulent misrepresentation, conspiracy, accounting and seeks an unspecified amount of damages. We deny all such allegations.

     On September 5, 2002, we were served with a summons and complaint in the Circuit Court for Jasper County, Mississippi initiated by owners of seventy-five parcels of property located in various Mississippi counties. The complaint alleges Mississippi Power Company and we have violated the plaintiffs' rights with regard to the use of Mississippi Power's easements across the plaintiffs' property similar to other rights-of-way suits in Mississippi that are described above. Each plaintiff alleges trespass, unjust enrichment, fraud and deceit, and civil conspiracy and seek $5 million in compensatory damages, $50 million in punitive damage, disgorgement of gross revenues, a percentage of gross revenues derived from our use of the rights-of-way and court costs. We deny all of the allegations. Even though WorldCom is not a party to this lawsuit, Mississippi Power has removed this case to the United States District Court for the Southern District of Mississippi, Jackson Division, upon notice of removal and request for transfer to the bankruptcy court in New York due to WorldCom's Chapter 11 bankruptcy filing and the fact that each lawsuit involves parcels of property over which WorldCom utilizes Mississippi Power rights-of-way.

     BellSouth Deposit Contingency. We depend on BellSouth for the provision of wholesale telecommunications services under our interconnection agreements with BellSouth and pursuant to various access tariffs that BellSouth has filed with federal and state regulatory agencies. As previously reported, BellSouth has requested by letter dated March 8, 2002 that we provide a $10 million security deposit by March 29, 2002 in connection with BellSouth's provision of services to us. On March 28, 2002, we filed a petition for declaratory judgment in Georgia state court seeking a ruling from the court that, based upon the terms of our interconnection agreements with BellSouth, BellSouth may not require us to place a $10 million deposit with BellSouth as security for future payment for services to be rendered to us by BellSouth. BellSouth has responded to our petition by seeking to have the matter heard before the Georgia Public Service Commission, rather than in Georgia state court. BellSouth has filed a petition with the Georgia Public Service Commission seeking a determination that we should be required to place a $17 million security deposit with BellSouth. We are contesting both the requirement for, and the amount of, the requested deposit. Based on our payment history with BellSouth, including the fact that BellSouth received all payments due from us during our reorganization process, our strengthened liquidity position as a result of our reorganization, and other relevant factors, we do not believe BellSouth is entitled to any amount of the deposit it seeks. We are actively negotiating with BellSouth a resolution of this dispute that would either eliminate or substantially reduce the amount of the requested deposit. BellSouth also has requested the Federal Communications Commission to approve new deposit language in its access tariff relating to us and other carriers. The FCC has suspended BellSouth's new tariff and is investigating BellSouth's proposed deposit language. If the FCC were to adopt BellSouth's proposed deposit language and if BellSouth were authorized to require a substantial deposit, our cash reserves may be insufficient to fund the deposit, which could have a material adverse affect on our ability to provide services to our customers.

                           REGULATION OF OUR SERVICES

     Our services are subject to federal, state and local regulation. Through our wholly-owned subsidiaries, we hold numerous federal and state regulatory authorizations. The FCC exercises jurisdiction over telecommunications common carriers to the extent they provide, originate or terminate interstate or international communications. The FCC also establishes rules and has other authority over some issues related to local telephone competition. State regulatory commissions retain jurisdiction over telecommunications carriers to the extent they provide, originate or terminate intrastate communications. Local governments may require us to obtain licenses, permits or franchises in order to use the public rights-of-way necessary to install and operate our networks.

     Federal Regulation. We are categorized as a non-dominant carrier by the FCC and, as a result, are subject to relatively limited regulation of our interstate and international services. Some general policies and rules of the FCC apply to us, and we are subject to some FCC reporting requirements, but the FCC does not review our billing rates. We possess the operating authority required by the FCC to conduct our long distance business as it is currently conducted. As a non-dominant carrier, we may install and operate additional facilities for the transmission of domestic interstate communications without prior FCC authorization, except to the extent that radio licenses are required.

     The FCC required non-dominant long distance companies, including us, to detariff interstate long distance domestic and international services in 2001. In 2001 the FCC also permitted competitive local carriers, including us, to choose either to detariff the interstate access services that we sell to long distance companies that originate or terminate traffic from or to our local customers, or to maintain tariffs but comply with rate caps. Tariffs set forth the rates, terms and conditions for service and must be updated or amended when rates are adjusted or products are added or removed. Before detariffing, we filed tariffs with the FCC to govern our relationship with most of our long distance customers and with long distance companies that originated or terminated traffic from or to our local customers. The detariffing process required us, among other things, to post these tariffs on our Website instead of to file them at the FCC. Because detariffing precludes us from filing our tariffs at the FCC, we are no longer subject to the "filed rate doctrine," under which the tariff controls all contractual disputes between a carrier and its customers. The detariffing process effectively required us to enter into individual contracts with each of our customers and notify them of the change. This process increases our costs of doing business. Detariffing may expose us to legal liabilities and costs if we can no longer rely on the filed rate doctrine to settle contract disputes with our customers.

     The FCC's role with respect to local telephone competition arises principally from the Telecommunications Act of 1996. The Telecommunications Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any telecommunications service. Subject to this limitation, however, the state and local governments retain telecommunications regulatory authority. The Telecommunications Act imposes a variety of new duties on local carriers, including competitive carriers such as ITC/\DeltaCom, in order to promote competition in local telephone services. These duties include requirements to:

     . complete calls originated by customers of competing carriers on a reciprocal basis;

     .  permit the resale of services;

     .  permit users to retain their telephone numbers when changing carriers;
        and

     . provide competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

     Incumbent carriers also are subject to additional duties. These duties include obligations to:

     .  interconnect their networks with networks or facilities of competitors;

     .  offer colocation of competitors' equipment at their premises;

     . make available elements of their networks, including network facilities, features and capabilities, on non-discriminatory, cost-based terms; and

     . offer wholesale versions of their retail services for resale at discounted rates.

     Collectively, these requirements recognize that local telephone service competition is dependent upon cost-based and non-discriminatory interconnection with and use of incumbent carrier networks and facilities. Failure to achieve such arrangements could have a material adverse impact on our ability to provide competitive local telephone services. Under the Telecommunications Act, incumbent carriers are required to negotiate in good faith with carriers requesting any or all of the foregoing arrangements. In addition, in August 1996, the FCC released the "interconnection decision" implementing the interconnection portions of the Telecommunications Act. The FCC subsequently adopted further specific rules to implement these requirements. The interconnection decision has been the subject of significant legal dispute. In January 1999, the U.S. Supreme Court rejected most of the challenges to the interconnection decision and affirmed the authority of the FCC to establish rules governing interconnection. The Supreme Court required the FCC to revise its method for determining which network elements incumbent carriers must provide to competitive carriers. The FCC's actions in response to the decision of the Supreme Court resulted in changes to the number and type of network elements available to competitive carriers. Additional disputes regarding the interconnection decision and other related FCC actions are pending, and we believe additional disputes are likely. Currently, the FCC is considering proposals that would significantly narrow the scope of the incumbent carriers' interconnection obligations. Any changes to these rules could have a significant impact on the industry and on us.

     We cannot assure you that FCC rules, together with rules adopted by state public utility commissions, will be implemented in a manner that will permit local telephone competition to develop to a substantial extent and without significant delays. For example, many new carriers, including ITC/\DeltaCom, have experienced problems with respect to the operations support systems used by new carriers to order and receive network elements and wholesale services from the incumbent carriers. These systems are necessary for new carriers like us to provide local service to customers on a timely and competitive basis. In September 1999, the FCC adopted revised rules defining the circumstances under which incumbent carriers must make network elements available to competitors. In a number of ways, these rules are more favorable to competitors than prior rules, but significant aspects of those rules were reversed and remanded by the D.C. Circuit Court of Appeals in December 2001. The FCC is currently considering further changes to the rules that could significantly limit our access to incumbent carriers' network elements. In addition, while the FCC's pricing methodology for network elements included in these rules was upheld by the Supreme Court earlier this year, the FCC may soon consider adopting unfavorable changes to these pricing rules. Additionally, the FCC currently is considering whether incumbent carriers should have to make available to competitors network elements used to provide broadband services. The FCC also is considering removing certain network elements from the list of network elements incumbent carriers are required to make available to competitors, may limit competitive carriers' access to combinations of elements, such as the "UNE-platform," and may further limit the services that competitors can provide over those elements. Legislation has been proposed in Congress in the past and may be proposed in the future that would further restrict competitive carriers' access to incumbent local carriers' network elements. Any restriction on, or contraction of, the availability of network elements could have a material adverse effect on us.

     Among other interconnection agreements, we entered into an interconnection agreement with BellSouth in 1997 that enabled us to provide local service in all nine BellSouth states on either a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using facilities we own. The initial term of the interconnection agreement expired in 1999, but we have replaced the agreement in each of the nine BellSouth states. The public utility commissions of Alabama, Florida, Georgia, North Carolina and Tennessee have approved the new interconnection agreements applicable to those states. Although the approval of the interconnection agreements applicable to Kentucky, Louisiana, Mississippi and South Carolina remain pending before the public utility commissions of those states, we do not expect that approval will be withheld. The expired 1997 interconnection agreement did not resolve, and the new BellSouth interconnection agreements to which we are a party do not resolve, all operational issues, including those relating to the colocation of our equipment with that of BellSouth. We expect, but cannot assure you, that each new BellSouth interconnection agreement to which we are a party will provide a foundation for us to provide local service in the nine BellSouth states on a reasonable commercial basis.

     In July 2001, the FCC adopted revised rules affecting its equipment colocation requirements, which initially were adopted by the FCC in 1999 but then sent back to the FCC for reconsideration by a reviewing court. In a number of ways, the FCC's revised rules are favorable to competing carriers such as ITC/\DeltaCom. In other ways, however, these rules may prevent competing carriers from colocating their equipment in a manner that best suits their business needs. We expect that the interconnection agreements we enter into with BellSouth and with other carriers will be subject to the FCC's revised colocation rules, but we cannot assure you that these rules will not change or otherwise operate to the advantage of incumbent carriers.

     The Telecommunications Act eliminated previous prohibitions on the provision of interLATA long distance services by the regional Bell operating companies and GTE Corporation, which is now part of Verizon Communications. The regional Bell operating companies are permitted to provide interLATA long distance service outside those states in which they provide local service, or "out-of-region long distance service," upon receipt of any necessary state and federal regulatory approvals that are otherwise applicable to the provision of intrastate and interstate long distance service. Under the Telecommunications Act, the regional Bell operating companies are allowed to provide long distance service within the regions in which they also provide local service, or "in-region long distance service," on a state-by-state basis upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements intended to open local telephone markets to competition. As noted above, BellSouth has completed the process of obtaining long distance approval in seven of its nine states, and has applications pending for the remaining two, Florida and Tennessee.

     In the future, an important element of providing competitive local services may be the ability to offer customers high-speed broadband local connections. As noted above, the FCC currently is considering whether to expand or restrict the unbundled network elements that incumbent carriers must make available to competitors to enable them to provide broadband services to customers using incumbent carrier networks. The FCC also is considering what regulatory treatment, if any, should be accorded to digital subscriber line services provided by telecommunications companies and to cable modem services, which are used by cable companies to deploy high-speed Internet access services. The FCC has sought comment on a number of other regulatory proposals that could affect the speed and manner in which high-speed broadband local services are deployed by our competitors. Congress has also considered in the past and may consider in the future legislation that would deregulate some aspects of the incumbent local carriers' broadband services and would reduce the extent to which those carriers must provide access to their networks to competitive local carriers for the provision of broadband services. Several cable companies already are offering broadband Internet access over their network facilities, and incumbent carriers and competitive carriers also offer such service through digital subscriber line technology. If we are unable to meet the future demands of our customers for broadband local access on a timely basis at competitive rates, we may be at a significant competitive disadvantage.

     The FCC regulates the interstate access rates charged by incumbent carriers for the origination and termination of interstate long distance traffic. These access rates make up a significant portion of the cost of providing long distance service. The FCC is in the process of implementing access policy changes that over time are expected to reduce access rates and the cost of providing long distance service, especially to business customers. In 2001, the FCC continued its efforts to lower access charges. Further FCC action in this area is expected. The full impact of the FCC's decisions will not be known until its decisions are implemented over the next several years, at which time they could have an adverse impact on our business.

     In April 2001, the FCC issued a ruling changing the compensation mechanism for traffic exchanged between telecommunications carriers that is destined for Internet service providers. In doing so, the FCC prescribed a new rate structure for this traffic and prescribed gradually reduced caps for its compensation. ITC/\DeltaCom may, in the course of its business, exchange the traffic of Internet service providers with other carriers. The FCC's ruling in connection with such traffic affected a large number of carriers, including ITC/\DeltaCom, and further developments in this area could have a significant impact on the industry and on us.

     The FCC has granted incumbent carriers some flexibility in pricing their interstate special and switched access services. Under this pricing scheme, local carriers may establish pricing zones based on access traffic density and charge different prices for access provided in each zone. The FCC recently granted incumbent carriers additional pricing flexibility as local competition develops in their markets. We cannot assure you that this pricing flexibility will not place us at a competitive disadvantage, either as a purchaser of access for our long distance operations or as a vendor of access to other carriers or end-user customers.

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

     In a related proceeding, the FCC is considering changes to the methodology used to subsidize universal telephone service and other public policy goals. Telecommunications providers like us now pay a fee calculated as a percentage of revenues to support these goals. Some states are also implementing universal service funds. The effects of these decisions are uncertain and subject to change. In particular, the fees we pay to subsidize universal service may increase or decrease substantially in the future as a result of these federal and state proceedings.

     In addition, the FCC continues to consider related questions regarding the applicability of access charges and universal service fees to Internet service providers. Currently, Internet service providers are not subject to these expenses, and a federal court of appeals has upheld the FCC's decision not to impose such fees. However, the incumbent carriers and other parties argue that this exemption unfairly benefits Internet service providers, particularly when they provide data, voice or other services in direct competition with conventional telecommunications services. The FCC is in the process of re-examining this issue. We are not in a position to determine how these issues regarding access charges and universal service fees will be resolved or whether such resolution will be harmful to our competitive position or our results of operations.

     The FCC imposes prior approval requirements on transfers of control and assignments of radio licenses and operating authorizations. The FCC has the authority generally to condition, modify, cancel, terminate or revoke licenses and operating authority for failure to comply with federal laws and the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. We cannot assure you that the FCC or third parties will not raise issues with regard to our compliance with applicable laws and regulations.

     As a general matter, we cannot provide assurance regarding how quickly or how adequately we will be able to take advantage of the opportunities created by the Telecommunications Act. We could be materially adversely affected if a court decision reversing some of the FCC's rules or problems in the related arbitration and negotiation process increase our costs of using incumbent carrier network elements or services, or if such actions otherwise delay or impede the development of local telephone competition.

     State Regulation. We are subject to various state laws and regulations. Most state public utility commissions require providers such as ITC/\DeltaCom to obtain authority from the commission before initiating service in that state. In most states, including Alabama, Georgia and Florida, we also are required to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate and to update or amend our tariffs when we adjust our rates or add new products. We also are subject to various reporting and record-keeping requirements. In addition, some states are ordering the detariffing of services, which may impede our reliance on the filed rate doctrine and increase our costs of doing business.

     Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. We cannot assure you that public utility commissions or third parties will not raise issues with regard to our compliance with applicable laws or regulations.

     We have authority to offer intrastate long distance services in all 50 U.S. states and the District of Columbia. We have obtained authority to provide long distance service in states outside of our current and target markets to enhance our ability to attract business customers with offices, or whose employees travel, outside of our markets.

     We provide local services in our region by reselling the retail local services of the incumbent carrier in a given territory and, in some established markets, using incumbent network elements and our own local switching facilities. We possess authority to provide local telephone services in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas.

     Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecommunications Act preempts the ability of states to forbid local service competition, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. These statutes and related issues arising from the Telecommunications Act will be

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refined through rules and policy decisions made by public utility commissions as they address local service competition issues.

     We also will be affected by state public utility commission decisions related to the incumbent carriers despite U.S. Supreme Court decisions upholding the FCC's rule-making power under the Telecommunications Act. For example, public utility commissions have responsibility under the Telecommunications Act to oversee relationships between incumbent carriers and their new competitors with respect to such competitors' use of the incumbent carriers' network elements and wholesale local services. Public utility commissions arbitrate interconnection agreements between the incumbent carriers and competitive carriers such as us when necessary. Important issues regarding the scope of the authority of public utility commissions in this area and the extent to which the commissions will adopt policies that promote local telephone service competition remain unresolved. It is difficult to evaluate how these matters will be resolved or their impact on our ability to pursue our business plan.

     States also regulate the intrastate carrier access services of the incumbent carriers. We are required to pay access charges to the incumbent carriers when they originate or terminate our intrastate long distance traffic. We could be materially adversely affected by high access charges, particularly to the extent that the incumbent carriers do not incur the same level of costs with respect to their own intrastate long distance services. States also will be developing intrastate universal service charges parallel to the interstate charges created by the FCC. For example, incumbent carriers such as BellSouth advocate the formation of state-level funds that would be supported by potentially large payments by businesses such as ITC/\DeltaCom based on their total intrastate revenues. Another issue is the use by some incumbent carriers, with the approval of the relevant public utility commissions, of extended local area calling that converts otherwise competitive intrastate toll service to local service. States also are or will be addressing various intraLATA dialing parity issues that may affect competition. Our business could be materially adversely affected by these or other developments.

     We also will be affected by how states regulate the retail prices of the incumbent carriers with which we compete. We believe that, as the degree of intrastate competition increases, the states will offer the incumbent carriers increasing pricing flexibility. This flexibility may present the incumbent carriers with an opportunity to subsidize services that compete with our services with revenues generated from non-competitive services, thereby allowing incumbent carriers to offer competitive services at prices lower than most or all of their competitors. In addition, BellSouth has obtained authority to create affiliates that would operate on a much less regulated basis and, therefore, could provide significant competition even if the traditional BellSouth local business does not receive more pricing flexibility. Kentucky has placed limitations on such affiliates, while Tennessee has refused such affiliate applications of BellSouth. We cannot predict the extent to which these developments may affect our business.

     Local Government Authorizations and Related Rights-of-Way. We are required to obtain street use and construction permits and licenses or franchises to install and expand our fiber optic network using municipal rights-of-way. In some municipalities where we have installed network equipment, we are required to pay license or franchise fees based on a percentage of gross revenues or a per linear foot basis. We cannot assure you that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the incumbent carriers do not pay these franchise fees or they pay fees that are substantially less than those required to be paid by us, although the Telecommunications Act requires that, in the future, such fees be applied in a competitively neutral manner. To the extent that competitors do not pay the same level of fees as we do, we could be at a competitive disadvantage. Termination of the existing franchise or license agreements before their expiration dates, or a failure to renew the franchise or license agreements, and a requirement that we remove the corresponding portion of our facilities or abandon the corresponding portion of our network could have a material adverse effect on us. In addition, we would be adversely affected if we are unable to obtain additional authorizations for any new network construction on reasonable terms. Further, unresolved issues exist regarding the ability of new local service providers to gain access to commercial office buildings to serve tenants.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The table below shows information about our directors and executive officers as of November 15, 2002:

NAME                                      AGE               POSITIONS WITH COMPANY
----                                      ---  ------------------------------------------------
Larry F. Williams.........................60   Chairman, Chief Executive Officer and Director
Andrew M. Walker..........................60   President, Chief Operating Officer and Director
Douglas A. Shumate........................37   Senior Vice President-Chief Financial Officer
Steven D. Moses...........................52   Senior Vice President-Network Services
J. Thomas Mullis..........................59   Senior Vice President-Legal and Regulatory,
                                               General Counsel and Secretary
Roger F. Woodward.........................49   Senior Vice President-Sales and Account Services
Thomas P. Schroeder.......................55   Senior Vice President-Large Account Sales
Sara L. Plunkett..........................53   Vice President-Finance
Donald W. Burton..........................58   Director
John J. DeLucca...........................59   Director
Campbell B. Lanier, III...................52   Director
John R. Myers.............................65   Director
Robert C. Taylor, Jr......................43   Director
William B. Timmerman......................56   Director

     Larry F. Williams has served as our Chairman and Chief Executive Officer since July 2001 and was appointed to our board of directors in February 2001. From September 2000 to January 2002, Mr. Williams acted as a consultant to telecommunications companies. From December 1994 to September 2000, Mr. Williams served as Chief Executive Officer of AAPT Ltd., a publicly traded telecommunications carrier in Australia. From January 1992 to December 1994, he served as Chief Financial Officer and Chief Operating Officer of AAPT Ltd. Mr. Williams was Executive Vice President, Vice President and Chief Financial Officer of Telecom*USA (SouthernNet) from October 1987 to August 1990, when that company was acquired by MCI Communications Corporation. From August 1990 to January 1992, Mr. Williams served as Vice President of Finance and Administration of MCI Communications Southern division. From November 1980 to October 1987, Mr. Williams served as Vice President, Treasurer and Chief Financial Officer of John H. Harland Co. Mr. Williams currently serves as a director of Learn.net, Inc., a hosted e-learning service provider.

     Andrew M. Walker has served as our Chief Operating Officer since July 2001, our President since April 2000 and our Vice Chairman from April 1998 through July 2001. From March 1997 to July 2001, Mr. Walker served as our Chief Executive Officer. He served as President and Chief Executive Officer of the managing partner of each of Interstate FiberNet and Gulf States FiberNet, predecessors to Interstate FiberNet, Inc., a wholly-owned subsidiary of ITC/\DeltaCom, from November 1994 until March 1997, and as Chief Executive Officer and President of KNOLOGY Broadband, Inc. from July 1996 to February 1997.

     Douglas A. Shumate has served as our Senior Vice President-Chief Financial Officer since March 1997. He served as Chief Financial Officer of the Managing Partners of each of Interstate FiberNet and Gulf States FiberNet from January 1995 until March 1997. From May 1991 to January 1995, he served as Vice President-Finance and Chief Financial Officer of Interstate Telephone Company, a local telephone service provider and wholly-owned subsidiary of ITC Holding Company. From December 1986 through April 1991, Mr. Shumate was employed as a C.P.A. at the accounting firm of Arthur Andersen LLP.

     Steven D. Moses has served as our Senior Vice President-Network Services since March 1997. He served as Vice President of Interstate FiberNet from January 1992 until April 1995 and Chief Operating Officer of Interstate FiberNet from April 1995 until March 1997. From May 1991 to January 1992, Mr. Moses was Director-Special Projects of Interstate Telephone and Valley Telephone Company, a local telephone service provider and a wholly owned-subsidiary of ITC Holding Company.

     J. Thomas Mullis has served as our Senior Vice President-Legal and Regulatory, General Counsel and Secretary since March 1997. Mr. Mullis served as General Counsel and Secretary of DeltaCom, Inc., the predecessor of ITC/\DeltaCom Communications, Inc. that was a provider of long distance telecommunications services, from May 1985 to March 1997 and as Executive Vice President of DeltaCom from January 1994 to November 1996. From November 1996 to March 1997, he also served as Senior Vice President of DeltaCom. From January 1990 to December 1993, Mr. Mullis was President, General Counsel and Secretary of Southern Interexchange Services, Inc., a switched services carrier, and Southern Interexchange Facilities, Inc., a private line carriers' carrier.

     Roger F. Woodward has served as our Senior Vice President-Sales and Account Services since July 2000. He also served as our Senior Vice President-Sales, Marketing and Customer Support from March 1997 to July 2000. Mr. Woodward was Senior Vice President-Sales of DeltaCom, Inc. from October 1996 until March 1997. From March 1990 until July 1996, Mr. Woodward served in a variety of positions, including Regional Sales Director and Vice President-Sales, with Allnet Communications, Inc., which was acquired by Frontier Communications Corporation in August 1995.

     Thomas P. Schroeder has served as our Senior Vice President-Large Account Sales since April 2000. He served as Senior Vice President-Carrier Sales of ITC/\DeltaCom from April 1999 until April 2000 and as Vice President-Carrier Sales of ITC/\DeltaCom from March 1997 until April 1999. From June 1995 until March 1997, Mr. Schroeder served as Vice President-Sales and Marketing of Interstate FiberNet and, from April 1994 to June 1995, as the Director of Sales and Marketing of Interstate FiberNet.

     Sara L. Plunkett has served as our Vice President-Finance since March 1997. She also served as our Treasurer from March 1997 through March 2000. Ms. Plunkett was Vice President-Finance of DeltaCom, Inc. from October 1996 until March 1997. From May 1989 through October 1996, she served as Chief Financial Officer of DeltaCom.

     Donald W. Burton has served on our board of directors since 1997. Mr. Burton has served as the Managing General Partner of South Atlantic Venture Funds since 1983 and as the General Partner of The Burton Partnership, Limited Partnership since 1979. Since 1981, he has served as President of South Atlantic Capital Corporation. Mr. Burton serves as a director of ITC Holding Company, an investor in and operator of service businesses in the southeastern United States, KNOLOGY Broadband, Inc., a broadband telecommunications services company formerly known as KNOLOGY Holdings, Inc., the Heritage Group of Mutual Funds and several privately held companies.

     John J. DeLucca has served on our board of directors since October 29, 2002, which was the effective date of our plan of reorganization. Mr. DeLucca has served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty Inc. since 1999. Mr. DeLucca serves as a member of the Executive Committee of the Board of Directors of Coty Inc. Mr. DeLucca also serves as a director of Edison Controls Corporation, Elliott Company, Enzo Biochem, Inc. and Horizon Natural Resources. Mr. DeLucca has previously served, among other positions, as Senior Vice President and Treasurer of RJR Nabisco Inc., Managing Director and Chief Financial Officer of Hascoe Associates, President and Chief Financial Officer of the Lexington Group, and Senior Vice President-Finance and Managing Director of The Trump Group.

     Campbell B. Lanier, III has served on our board of directors since 1997 and as Vice Chairman since July 2001. Mr. Lanier also served as our Chairman from March 1997 through July 2001. Mr. Lanier has served as Chairman of the Board and Chief Executive Officer of ITC Holding Company, or its predecessor company, since its inception in 1985. Mr. Lanier is an officer and director of several ITC Holding Company subsidiaries and a director of KNOLOGY Broadband, Inc. Mr. Lanier also has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

     John R. Myers has served on our board of directors since October 29, 2002, which was the effective date of our plan of reorganization. Mr. Myers has served as Chairman of Tru-Circle Corporation since 1998. Mr. Myers previously served, among other positions, as Chairman of Garrett Aviation, Chief Executive Officer and President of Thiokol Corporation, President of Lycoming Engines and President of Ohio Nuclear. Mr. Myers is a director of Curtiss-Wright Corporation, Tru-Circle Corporation, Penn State Advisory Council, and Iomega Corporation.

     Robert C. Taylor, Jr. has served on our board of directors since October 29, 2002, which was the effective date of our plan of reorganization. Mr. Taylor has served as the Chairman, President and a director of Focal Communications Corporation since its founding in 1996. Mr. Taylor also served as the Chief Executive Officer of Focal Communications from 1996 until June 2002 and is that company's co-founder. Mr. Taylor is the Executive Vice Chairman of the Association for Local Telecommunications Services (ALTS), an organization representing facilities-based competitive local exchange carriers. Mr. Taylor previously served as Chairman of the ALTS organization. Mr. Taylor is also a member of the Board of Directors of the Information Technology Association of America. Mr. Taylor was recently named by Chairman Powell and the Federal Communications Commission to be on the Network Reliability and Interoperability Council. Mr. Taylor is a director of iPlan Networks, a competitive local exchange carrier based in Argentina, and Madison River Communications, a rural telephone company. Mr. Taylor has held positions with MFS Communications, most recently as Vice President of Global Accounts. Prior to joining MFS Communications in 1994, Mr. Taylor was one of the original senior executives at McLeodUSA. Mr. Taylor has also held management positions with MCI, Bellcore and Ameritech.

     William B. Timmerman has served on our board of directors since 1997. Mr. Timmerman has served since 1978 in a variety of management positions at SCANA Corporation, a diversified utility company, including Chief Executive Officer and President. Mr. Timmerman is also a director of SCANA Corporation and Liberty Corporation, a broadcasting company, and has served as a director of ITC Holding Company, or its predecessor company, since 1996.

     All of our directors and executive officers other than Messrs. DeLucca, Myers and Taylor served in their current positions with us before we filed for protection under Chapter 11 of the Bankruptcy Code on June 25, 2002.

MEMBERSHIP OF THE BOARD OF DIRECTORS

     Plan of Reorganization. Our plan of reorganization provided that our board of directors would be composed of seven directors selected as follows:

     . four directors selected by a committee of our unsecured creditors, including former holders of our senior notes and convertible subordinated notes, two of whom were required to be independent directors;

     .  two directors selected by the selling securityholders; and

     .  our chairman and chief executive officer.

Messrs. Burton, DeLucca, Myers and Taylor were selected by the creditors' committee. Messrs. Lanier and Timmerman were selected by the selling securityholders. Mr. Williams continued on the board of directors as our chairman and chief executive officer. For additional information concerning the selling securityholders, see "Selling Securityholders." The appointment of the new directors was approved by our board of directors as constituted before the effective date of our plan of reorganization.

     Election of Directors. Each holder of shares of our common stock is entitled, together with the holders of all other classes of stock entitled to attend the special and annual meetings of our stockholders, to cast one vote for each outstanding share of common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders.

     Beginning with the first annual meeting of our stockholders following the consummation of our plan of reorganization on October 29, 2002, for so long as at least 66?% or more shares of Series A preferred stock issued by us are outstanding, the holders of such shares will be entitled, voting as a separate class, exclusive of all other stockholders, to elect two directors to serve on our board of directors. If the number of outstanding shares of Series A preferred stock decreases to below 66?% but remains in excess of 33?%, such holders will be entitled, voting as a separate class, exclusive of all other stockholders, to elect one director. If the number of outstanding shares of Series A preferred stock decreases to or below 33?%, the right of such holders to elect directors as a separate class, exclusive of all other stockholders, will terminate, and such holders will thereafter be entitled to vote in the election of directors on an "as-if-converted" basis together with the holders of the common stock. The "single class voting date" is the first record date for determining stockholders entitled to vote upon or consent to the election of directors on which 33?% or fewer shares of the Series A preferred stock remain outstanding. For additional information concerning the rights of holders of the Series A preferred stock to vote for the election of directors, see "Description of the Common Stock, Series A Preferred Stock and Warrants-Description of Series A Preferred Stock-Voting and Approval Rights."

     Board Committees. Our board of directors has a standing audit committee and a standing compensation committee.

     The audit committee, among other things, is responsible for recommending to the full board of directors the selection of our independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of our system of internal accounting controls in consultation with the independent auditors, reviewing generally the activities and recommendations of the independent auditors, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The members of our audit committee are Messrs. DeLucca (chairman), Taylor and Myers.

     The compensation committee is responsible for establishing the compensation and benefits of our executive officers, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholder interests, and administering our stock incentive plan. The members of our compensation committee are Messrs. Burton (chairman), Taylor and Myers.

DIRECTOR COMPENSATION

     Effective as of the consummation of our plan of reorganization on October 29, 2002, directors who are not employees of our company will receive fees of $30,000 annually plus fees of $1,000 for each board meeting attended in person, $500 for each board meeting attended by conference telephone and $500 for each committee meeting attended, whether in person or by conference telephone. In addition, each non-employee director has received options to purchase 10,000 shares of our common stock. Directors who are also employees receive no fees. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures.

DIRECTOR LIABILITY AND INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

          The Delaware general corporation law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability

          (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

          (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

          (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and

          (4) for any transaction from which the director derives an improper personal benefit.

     Our certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages to the fullest extent permitted by the Delaware general corporation law. In addition, our certificate of incorporation provides that if the Delaware general corporation law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the amended law. The effect of this provision is to eliminate the rights of ITC/\DeltaCom and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in situations described in clauses (1) through (4) above. The provision does not limit or eliminate the rights of ITC/\DeltaCom or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of director's duty of care. This provision is consistent with Section 102(b)(7) of the Delaware general corporation law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. We believe this provision will assist us in securing and maintaining the services of qualified individuals who are not employees of ITC/\DeltaCom.

     Our bylaws provide that the we will, to the full extent permitted by the Delaware general corporation law, indemnify and advance expenses to our directors and officers. We also maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to our chief executive officer and to each of our four other most highly compensated executive officers for fiscal 2001, who are referred to collectively in this document as the "named executive officers":


                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                  ANNUAL            --------------
                                                               COMPENSATION           SECURITIES
                                                           ----------------------     UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY ($)   BONUS ($)   OPTIONS (#)(4)    COMPENSATION ($)(5)
---------------------------                       ----     ----------   ---------   --------------    -------------------
Larry F. Williams(1)............................  2001        100,000     110,274        1,000,000                  7,543
   Chairman and Chief Executive Officer           2000             --          --               --                     --
                                                  1999             --          --               --                     --

Andrew M. Walker(2).............................  2001        230,000      94,010          148,472                 21,451
   President and Chief Operating Officer          2000        212,601     136,510            6,652                 20,245
                                                  1999        163,255      85,334           14,073                 15,200

Douglas A. Shumate..............................  2001        184,923      53,862           64,236                 18,929
   Senior Vice President-Chief Financial Officer  2000        152,688      59,422            3,562                 19,310
                                                  1999        129,383      63,468            6,462                 22,861

Steven D. Moses.................................  2001        163,157      36,401           64,236                  9,053
   Senior Vice President-Network Services         2000        149,574      51,392            3,252                 13,589
                                                  1999        119,720      57,943            6,863                  8,981

J. Stephen Johnson(3)...........................  2001        250,000      69,125          216,223                 22,024
   Senior Vice President                          2000        158,654      83,333          200,000                 10,015
                                                  1999             --          --               --                     --

----------
(1) Mr. Williams was appointed Chairman and Chief Executive Officer on July 24, 2001.

(2) Mr. Walker served as President and Chief Executive Officer until July 24, 2001. Upon Mr. Walker's resignation as Chief Executive Officer, he was appointed to the additional position of Chief Operating Officer.

(3) Mr. Johnson became an employee on May 1, 2000 in connection with our acquisition of Bay Data Consultants, Inc.

(4) The numbers reflect grants of options under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan. Under our plan of reorganization, all unexercised options were cancelled as of October 29, 2002, the effective date of the plan. Holders did not receive any distribution in exchange for their cancelled options.

(5) The amounts shown in the "All Other Compensation" column consist of the following: (a) for Mr. Williams $982 in fiscal 2001 in life insurance premiums; a travel allowance of $4,641 in fiscal 2001; and an automobile allowance of $1,920 in fiscal 2001; (b) for Mr. Walker, $4,404 in fiscal 2001, $2,529 in fiscal 2000 and $1,951 in fiscal 1999 in life insurance premiums; $7,000 in fiscal 2001, $6,800 in fiscal 2000 and $6,400 in fiscal 1999 in matching contributions to our 401(k) retirement savings plan, referred to below as the "401(k) Plan"; a travel allowance of $247 in fiscal 2001, $6,116 in fiscal 2000 and $2,049 in fiscal 1999; an automobile allowance of $4,800 in fiscal 2001, $4,800 in fiscal 2000 and $4,800 in fiscal 1999; and an executive benefit for estate planning assistance of $5,000 in fiscal 2001; (c) for Mr. Shumate, $432 in fiscal 2001, $348 in fiscal 2000 and $213 in fiscal 1999 in life insurance premiums; $7,000 in fiscal 2001, $6,800 in fiscal 2000 and $6,400 in fiscal 1999 in matching contributions to the 401(k) Plan; a travel allowance of $5,507 in fiscal 2001, $3,552 in fiscal 2000 and $11,448 in fiscal 1999; an automobile allowance of $4,800 in fiscal 2001, $4,800 in fiscal 2000 and $4,800 in fiscal 1999; and an executive benefit for estate planning assistance of $1,190 in fiscal 2001 and $3,810 in fiscal 2000; (d) for Mr. Moses, $1,038 in fiscal 2001, $905 in fiscal 2000 and $498 in fiscal 1999 in life insurance premiums; $5,250 in fiscal 2001, $5,250 in fiscal 2000 and $5,000 in fiscal 1999 in matching contributions to the 401(k) Plan; a travel allowance of $2,497 in fiscal 2001, $2,291 in fiscal 2000 and $3,356 in fiscal 1999; the value of the personal use of a Company vehicle, as calculated under Internal Revenue Service Regulations of $268 in fiscal 2001, $143 in fiscal 2000 and $127 in fiscal 1999; and a $5,000 executive benefit for estate planning assistance in 2000; (e) for Mr. Johnson, $667 in fiscal 2001 and $353 in fiscal 2000 for life insurance premiums; $5,250 in fiscal 2001 and $577 in fiscal 2000 in matching contributions to the 401(k) Plan; a travel allowance of $4,441 in fiscal 2001; an automobile allowance of $11,666 in fiscal 2001 and $7,420 in fiscal 2000; and a $1,665 executive benefit for estate planning assistance in fiscal 2000.

STOCK OPTION GRANTS IN FISCAL 2001

     The following table sets forth information concerning all stock options granted during fiscal 2001 to the named executive officers. Under our plan of reorganization, all unexercised options were cancelled as of October 29, 2002, the effective date of the plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                              ------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                               NUMBER OF                                               AT ASSUMED ANNUAL RATES OF
                                SHARES     PERCENT OF TOTAL                             STOCK PRICE APPRECIATION
                              UNDERLYING   OPTIONS GRANTED   EXERCISE                      FOR OPTION TERM (3)
                               OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION   -----------------------------
Name                          GRANTED (1)  FISCAL YEAR (%)   ($/SHARE)    DATE (2)        5% ($)         10% ($)
----                          -----------  ----------------  ---------  ------------  -------------  --------------
Larry F. Williams.........      1,000,000              17.5       3.45       7/24/11      2,169,670       5,498,403
Andrew M. Walker..........          8,472                .8       9.00       1/30/11        274,352         695,266
                                  100,000               1.8       3.45       7/24/11        216,967         549,840
Douglas A. Shumate........         24,236                .4       9.00       1/30/11        137,176         347,633
                                   40,000                .7       3.45       7/24/11         86,787         219,936
Steven D. Moses...........         24,236                .4       9.00       1/30/11        137,176         347,633
                                   40,000                .7       3.45       7/24/11         86,787         219,936
J. Stephen Johnson........         16,223                .3       9.00       1/30/11         91,822         232,697
                                  200,000               3.5       3.45       7/24/11        433,934       1,099,681

----------
(1) All options granted to the named executive officers were granted under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan and were exercisable for shares of common stock. These options generally would have become exercisable with respect to 50% of the shares subject to such options on the second anniversary of the date of grant and with respect to 25% of the shares subject to such options on each of the third and fourth anniversaries of the date of grant. Under our plan of reorganization, all unexercised options were cancelled as of October 29, 2002, the effective date of the plan. Holders did not receive any distribution in exchange for their cancelled options.

(2) The term of each option generally could not have exceeded ten years. Under our plan of reorganization, all unexercised options were cancelled as of October 29, 2002, the effective date of the plan.

(3) The potential realizable value was calculated in accordance with the rules and regulations of the SEC based on the fair market value on the date of grant, which was equal to the exercise price of the option and assumed that the shares appreciated in value from the option grant date compounded annually until the end of the option term at the rate specified, 5% or 10%, and that the option was exercised and sold on the last day of the option term for the appreciated share price. Under our plan of reorganization, all unexercised options were cancelled as of October 29, 2002, the effective date of the plan. Holders did not receive any distribution in exchange for their cancelled options.

STOCK OPTION EXERCISES IN FISCAL 2001

     The following table sets forth information concerning all stock options exercised during fiscal 2001 and unexercised stock options held at the end of that fiscal year by the named executive officers:

            AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                                                              UNEXERCISED OPTIONS AT FISCAL             MONEY OPTIONS
                                SHARES                                YEAR-END (#)                 AT FISCAL YEAR-END ($)(1)
                               ACQUIRED         VALUE       ----------------------------------   -----------------------------
NAME                       ON EXERCISE (#)   REALIZED ($)     EXERCISEABLE      UNEXERCISEABLE   EXERCISEABLE   UNEXERCISEABLE
----                       ---------------   ------------   ----------------   ---------------   ------------   --------------
Larry F. Williams..........             --             --                 --         1,032,100             --               --
Andrew M. Walker...........             --             --            500,444           171,029             --               --
Douglas A. Shumate.........             --             --            245,577            74,937             --               --
Steven D. Moses............         12,000         80,810            184,281            75,674             --               --
J. Stephen Johnson.........             --             --                --            416,223             --               --

----------
(1) Represents the difference between the exercise price and the closing price of our old common stock on the NASDAQ National Market on December 31, 2001, the last trading day in fiscal 2001.

STOCK INCENTIVE PLAN

     General. Before our reorganization, we maintained several stock option plans for our employees and directors. Under our plan of reorganization, each of these plans was terminated as of October 29, 2002, the effective date of the plan.

     In connection with our reorganization, our board of directors adopted the ITC/\DeltaCom, Inc. Stock Incentive Plan, effective October 29, 2002. The purpose of the stock incentive plan is to enable us to recruit, reward, retain and motivate officers, employees, directors and consultants who are providing services to us or our affiliates on a basis competitive with industry practices. Under the stock incentive plan, we may issue up to 4,500,000 shares of common stock, of which 1,000,000 shares may be issued pursuant to awards of restricted stock or stock units and 3,500,000 shares may be issued pursuant to the exercise of options.

     The compensation committee of our board of directors administers our stock incentive plan and has the authority to designate eligible participants and determine the types of awards to be granted and the conditions and limitations applicable to those awards. Our board of directors may authorize amendments to the stock incentive plan without stockholder approval except in circumstances prescribed by applicable law or regulation. The stock incentive plan will terminate ten years after its effective date.

     On November 20, 2002, in accordance with our plan of reorganization, we granted options to purchase 2,000,000 shares of our common stock to our employees, including our executive officers, with exercise prices of $5.28 per share for one-third of the shares subject to such options, $6.08 per share for one-third of the shares subject to such options and $6.86 per share for one-third of the shares subject to such options. These stock options are vested as to one-third of the shares subject to the award as of the grant date and will vest as to an additional one-third of the shares subject to the award on each of the first and second anniversaries of the grant date. On November 20, 2002, we granted to the same participants options to purchase an additional 1,000,000 shares of our common stock with an exercise price of $2.65 per share. These stock options will vest as to one-half of the shares subject to the award on the second anniversary of the grant date and will vest as to one-quarter of the shares subject to the award on each of the third and fourth anniversaries of the grant date. We also granted options to purchase 10,000 shares to each of our six non-employee directors, with an exercise price of $2.65 per share. These stock options will vest according to the same schedule as the options for 1,000,000 shares granted on the same date.

     On November 20, 2002, in accordance with our plan of reorganization, we granted to our executive officers stock units for a total of 1,000,000 shares of our common stock. These stock units vest as to one-third of the shares subject to the award as of the grant date and will vest as to an additional one-third of the shares subject to the award on each of the first and second anniversaries of the grant date.

     If an optionee or a holder of stock units ceases to be an employee or service provider other than because of death or disability, any unvested stock options or stock units will terminate immediately, unless the board of directors determines otherwise or unless otherwise provided in an agreement. Upon the termination of employment or service because of disability or death, the stock options and stock units of such optionee or holder will be fully vested. All vested stock options will remain exercisable for three months following the employment or service termination date, or one year following the employment or service termination date in the case of death or disability.

     Options. The compensation committee will determine who will be granted stock options under the plan, when and how the stock options will be granted, and the type and terms of the stock options granted, including the exercise period and the number of shares subject to the stock option. We intend each option we grant under the stock incentive plan to be a nonqualified stock option for income tax purposes, unless we specifically designate the option as an "incentive stock option" under Section 422 of the Internal Revenue Code. All of the stock options we granted on November 20, 2002 are nonqualified stock options. The maximum number of shares of common stock subject to options that may be awarded under the stock incentive plan to any person is 500,000 shares per year.

     The option price for any option granted other than in accordance with our plan of reorganization may not be less than 100% of the fair market value of the stock covered by the option on the date of grant, except that, in the case of an incentive stock option, the option price may not be less than 110% of such fair market value if the optionee is the beneficial owner of 10% or more of our voting capital stock. In any case, the option price may not be less than the par value of the stock.

     Each option will become vested and exercisable at the times and under the conditions determined by the compensation committee. However, no stock option may be exercisable for more than ten years after the option grant date, or five years in the case of an incentive stock option granted to a beneficial owner of 10% or more of our voting capital stock.

     During the optionee's lifetime, only the optionee may exercise an incentive stock option. No optionee may assign or transfer any incentive stock option, except that, in the event of the optionee's death, the option may be transferred by will or the laws of descent and distribution. An optionee may transfer all or part of a nonqualified option to a family member or a family trust, provided that no consideration is received for the transfer and the transferee enters into a written agreement to be bound by the terms of the stock incentive plan and the option agreement.

     Stock Units. A stock unit is a right that represents the equivalent of a share of our common stock. A stock unit is similar to restricted stock in that we may establish terms and conditions in an underlying award agreement that must be satisfied before the holder can receive the ownership benefit of the stock underlying the stock unit. That ownership benefit is a payment in the form of shares of common stock. When the holder satisfies the terms and conditions of the award, the holder will become vested in the shares subject to the stock units and, upon delivery of the shares, will have ownership of the shares.

     The holders of stock units must satisfy continuous service requirements before the stock units will become wholly vested. If the holder's employment terminates before the holder has satisfied these requirements, the holder will forfeit the shares of stock subject to stock units that are not vested.

     An award of stock units does not give the holder any rights as a stockholder of ITC/\DeltaCom.

     No holder may assign or transfer any stock units before the holder satisfies the applicable conditions with respect to such award, except that the holder may transfer such stock units still subject to such conditions by gift to one or more family members or to a family trust.

EMPLOYMENT AND RETENTION AGREEMENTS

     We have entered into employment and retention agreements, dated as of October 29, 2002, with the following executive officers pursuant to which each such executive officer is employed by us in the capacity identified below:

     .  Larry F. Williams-chairman and chief executive officer
     .  Andrew M. Walker-president and chief operating officer
     . Douglas A. Shumate-senior vice president-chief financial officer . Steven D. Moses-senior vice president-network services
     . J. Thomas Mullis-senior vice president-legal and regulatory and general counsel

     . Roger F. Woodward-senior vice president-sales and account services . Thomas P. Schroeder-senior vice president-large account sales

     Each agreement provides for an initial three-year term, which will be automatically extended for one year on each anniversary date unless either ITC/\DeltaCom or the executive officer provides notice of non-renewal, or unless employment terminates because the executive officer dies or becomes disabled, is terminated by us, or resigns. Under the agreements, each executive officer is entitled to receive a base salary not less than his base salary immediately before June 25, 2002. Each agreement further provides that, in addition to the executive officer's annual base salary, the executive officer may earn an annual bonus in cash and stock-based incentives in an amount not less than his maximum bonus opportunity for 2002 in effect immediately before June 25, 2002.

     Each agreement provides for the payment of severance benefits to the executive officer if we terminate the executive officer without cause or the executive officer resigns for good reason. For this purpose, "good reason" includes a material reduction in the executive officer's position, authority, duties or responsibilities, specified relocations of the executive officer's place of employment, a reduction in the executive officer's compensation, and notification to the executive officer that his employment will be terminated otherwise than as permitted by the agreement. Upon such a termination, the executive officer will be entitled to receive:

     (1) a lump-sum payment equal to the executive officer's annual base salary through the date of termination plus a pro rata bonus for the year of termination and any previously deferred compensation and accrued vacation pay;

     (2)  a lump-sum payment equal to:

          . in the case of Mr. Williams, three times the sum of his annual base salary as in effect at the date of termination plus his highest specified target bonus opportunity, excluding the value of stock-based incentives;

          . in the case of Mr. Walker, (a) two times the sum of his annual base salary as in effect at the date of termination plus his highest specified target bonus opportunity, excluding the value of stock-based incentives, if the termination date occurs while Mr. Williams is serving as either our chief executive officer or our chairman, or (b) three times such sum, if the termination date occurs after Mr. Williams has ceased service as both our chief executive officer and our chairman; or

          . in the case of each executive officer other than Messrs. Williams and Walker, (a) the sum of the executive officer's annual base salary as in effect at the date of termination plus the executive's highest specified target bonus opportunity, excluding the value of stock-based incentives, if the termination date occurs while Mr. Williams is serving as either our chief executive officer or our chairman, or (b) two times such sum, if the termination date occurs after Mr. Williams has ceased service as both our chief executive officer and our chairman; and

     (3) continued medical, prescription, dental and life insurance benefits until at least age 65, in the case of Messrs. Williams and Walker, and for a minimum of three years, in the case of each other executive officer.

In addition, upon such termination all stock options, awards of restricted stock and restricted stock units, and other equity-based awards granted to the executive shall vest and become exercisable, and all restrictions and conditions applicable to such awards shall be deemed to have lapsed or been fully satisfied.

     If an executive is terminated with cause or the executive resigns without good reason, the executive will be entitled to receive only compensation accrued through the date of termination and any compensation previously deferred by the executive.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James H. Black, Jr., William T. Parr, William H. Scott, III and O. Gene Gabbard served as members of the compensation committee of our board of directors during fiscal 2001. Mr. Gabbard resigned as a member of the board of directors and the compensation committee in January 2002 and Messrs Black, Parr and Scott ceased to serve as members of our board of directors and the compensation committee upon consummation of our plan of reorganization on October 29, 2002. Before his appointment to the board of directors in July 2000, Mr. Black served as a Senior Vice President of ITC/\DeltaCom from July 1999 through July 2000. For a description of transactions between our company and entities with which members of the compensation committee in fiscal 2001 are affiliated or associated, see the discussion of such transactions and relationships in "Transactions Involving Related Parties," which is incorporated herein by reference.

                     TRANSACTIONS INVOLVING RELATED PARTIES

     The following is a summary of some transactions from January 1, 1999 through October 31, 2002 among ITC/\DeltaCom and our directors, executive officers, beneficial owners of more than 5% of any class of our current or former voting securities, and certain entities with which the foregoing persons are affiliated or associated. Since our inception in 1997, we have followed a policy which requires that any material transactions between ITC/\DeltaCom and persons or entities affiliated with our directors, executive officers or principal stockholders be on terms no less favorable to us than we reasonably could have obtained in arm's-length transactions with independent third parties.

TRANSACTIONS WITH ITC HOLDING COMPANY, INC. AND AFFILIATES

     We entered into the transactions with ITC Holding Company, Inc., its subsidiaries and its affiliates described below. ITC Holding Company was our sole stockholder before we completed our initial public offering of common stock in October 1997. Three of our current directors, Campbell B. Lanier, III, Donald
W. Burton and William B. Timmerman, are also directors of ITC Holding Company. In addition, the following four directors of ITC Holding Company were directors of our company at various periods between January 1, 1999 and the consummation of our plan of reorganization on October 29, 2002: Robert A. Dolson, O. Gene Gabbard, William T. Parr and William H. Scott, III. Mr. Lanier also has served as Chairman and Chief Executive Officer of ITC Holding Company, or its predecessor company, since 1985 and Mr. Scott has served as President of ITC Holding Company, or its predecessor company, since 1991. As a result of purchases by ITC Holding Company in 2001 of our Series B-1 cumulative convertible preferred stock and Series B-2 cumulative convertible preferred stock in the transactions described below, ITC Holding Company became the beneficial owner of more than 5% of our old common stock, our Series B-1 preferred stock and our Series B-2 preferred stock. On October 29, 2002, in exchange for the cancellation of these securities and our senior notes under our plan of reorganization, ITC Holding Company was issued over 5% of our new common stock. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning ITC Holding Company's beneficial ownership of our common stock.

     Redemption of ITC Holding Company Securities. Under a purchase agreement dated as of August 22, 2002, as amended, among ITC/\DeltaCom, the selling securityholders other than SCANA Corporation and ITC Holding Company, ITC Holding Company agreed to purchase from certain of those selling securityholders up to a total of $15 million of the capital stock of ITC Holding Company held by those selling securityholders to enable them to have sufficient funds to purchase our common stock, Series A preferred stock and warrants in connection with our plan of reorganization. On October 29, 2002, under this agreement, ITC Holding Company purchased its capital stock from such selling securityholders for a total price of $13,233,444.

     Series B Preferred Stock Investment. Under an investment agreement dated as of February 27, 2001 between ITC/\DeltaCom and ITC Holding Company, ITC Holding Company committed, subject to specified closing conditions, to purchase up to $150 million in Series B preferred stock and related warrants to purchase our old common stock in multiple closings to occur before June 20, 2002. Under an amendment to the investment agreement dated as of May 29, 2001, ITC Holding Company reduced its purchase commitment to $100 million by assigning $25 million of its $150 million purchase commitment to SCANA Corporation and $25 million of its purchase commitment to HBK Master Fund L.P.

     At an initial closing under the investment agreement held on June 20, 2001, ITC Holding Company purchased, for a total purchase price of $20 million, 20,000 shares of Series B-1 preferred stock and warrants having a total exercise price of $6 million. The initial conversion price of the Series B-1 preferred stock and the initial exercise price of the warrants issued on that date was $5.70 per share. At a second closing under the investment agreement held on September 5, 2001, ITC Holding Company purchased, for a total purchase price of $26.7 million, 26,666 shares of Series B-2 preferred stock and warrants having a total exercise price of $8 million. The initial conversion price of the Series B-2 preferred stock and the initial exercise price of the warrants issued on that date was $2.56 per share. On October 15, 2001, we issued to ITC Holding Company
448.960 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the dividend period from June 20, 2001 through September 30, 2001. On January 15, 2002, we issued to ITC Holding Company
410.842 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the quarterly dividend period ended on December 31, 2001 and 687.343 shares of Series B-2 preferred stock as payment-in-kind dividends on the Series B-2 preferred stock for the dividend period from September 5, 2001 through December 31, 2001. On April 15, 2002, we issued to ITC Holding Company 410.263 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the quarterly dividend period ended on March 31, 2002 and 537.521 shares of Series B-2 preferred stock as payment-in-kind dividends on the Series B-2 preferred stock for the quarterly dividend ended March 31, 2002.

     In April 2002, we notified ITC Holding Company and the other investors under the investment agreement that we had exercised our right to require these investors to purchase additional securities under the investment agreement. We received a written response from the investors asserting that the investors were not obligated to purchase additional securities at a third closing in accordance with our notice because we allegedly had failed to satisfy specified closing conditions under the investment agreement. Under our plan of reorganization, we were deemed to have released, waived and discharged any claims that could have been asserted by us against ITC Holding Company or its officers, directors, employees and affiliates, including any claims or causes of action arising under or in connection with the investment agreement. On October 29, 2002, ITC Holding Company provided a substantially identical release for our benefit and the benefit of our officers, directors, employees and affiliates.

     Under the investment agreement, we agreed to pay ITC Holding Company's reasonable fees and expenses, including up to $75,000 of the fees and expenses of ITC Holding Company's financial adviser, which ITC Holding Company incurs in connection with the negotiation, preparation, execution, delivery and performance of the investment agreement and to pay up to a total of $150,000 of the reasonable fees and expenses incurred by other investors in connection with any assignment by ITC Holding Company to such investors of any portion of its purchase commitment under the investment agreement. Under this provision, we have made total payments on behalf of ITC Holding Company of $120,000. We made all of these payments in 2001.

     Under the investment agreement, we agreed to pay the legal fees and other expenses that may be incurred by ITC Holding Company or its officers, directors or controlling persons as a result of any lawsuit or other legal proceeding in connection with the investment agreement. Through October 31, 2002, we have made total payments of $141,000 on behalf of ITC Holding Company under this provision in connection with a lawsuit that was filed in April 2001 and settled in August 2001. We made all of these payments in 2001.

     Telecommunications Services Transactions. We sell or have sold capacity on our fiber optic network to several entities which are or, at various times since January 1, 1999, were subsidiaries or affiliates of ITC Holding Company. These entities include Powertel, Inc., Powertel PCS, Inc., KNOLOGY Broadband, Inc. and Earthlink, Inc. Together, these entities paid us for such capacity approximately $1.6 million for 1999, approximately $5.0 million for 2000, approximately $2.9 million for 2001 and approximately $360,000 for the period from January 1, 2002 through October 31, 2002.

     We provide or have provided long distance and carrier switched long distance service to several subsidiaries and affiliates of ITC Holding Company, including KNOLOGY, InterCall, Inc., Interstate Telephone Company, Valley Telephone Company, In View, Powertel and Earthlink. Together, these entities paid us for such service approximately $11.4 million for 1999, approximately $12.8 million for 2000, approximately $4.8 million for 2001 and approximately $1.3 million for the period from January 1, 2002 through October 31, 2002. We also earn commissions by serving as agent for certain interexchange carriers doing business with InterCall and formerly with Earthlink. Under these agreements, we contract with the interexchange carrier and re-bill the appropriate access charges plus a margin to InterCall or Earthlink. Together, InterCall and Earthlink paid us commissions totaling approximately $1.2 million for 1999 and approximately $847,000 for 2000. InterCall paid us commissions totaling approximately $1.8 million for 2001 and approximately $1.7 million for the period from January 1, 2002 through October 31, 2002.

     We provide directory assistance and operator service to Powertel, Interstate Telephone, Valley Telephone, Globe Telecommunications, Inc. and KNOLOGY. Revenues recorded by us for these services were approximately $1.5 million for 1999, approximately $2.2 million for 2000, approximately $1.6 million for 2001 and approximately $346,000 for the period from January 1, 2002 through October 31, 2002.

     We purchased feature group access and other services from Interstate Telephone, Valley Telephone, Globe Telecommunications and KNOLOGY totaling approximately $610,000 for 1999, approximately $919,000 for 2000, approximately $809,000 for 2001 and approximately $1.7 million for the period from January 1, 2002 through October 31, 2002.

     InterCall provides conference calling services to us. We paid for such services approximately $62,000 for 1999, approximately $70,000 for 2000, approximately $285,000 for 2001 and approximately $91,000 for the period from January 1, 2002 through October 31, 2002.

     ITC Service Company, a subsidiary of ITC Holding Company, provides us and our subsidiaries with air travel services. We paid ITC Service Company for such services $497,000 for 1999, $570,000 for 2000, $390,000 for 2001 and $418,000
for the period from January 1, 2002 through October 31, 2002.

     We entered into an arrangement in January 1998 to lease our executive offices in West Point, Georgia from KNOLOGY for approximately $11,000 per month. We paid KNOLOGY $55,000 for 1999 in connection with this lease, which terminated in April 1999. For 1999, we paid approximately $46,000 to Interstate Telephone for space leased on a month-to-month basis.

TRANSACTIONS WITH SCANA CORPORATION AND AFFILIATES

     We entered into the transactions with SCANA Corporation and its subsidiaries described below. Mr. Timmerman, a director of ITC/\DeltaCom, is also Chairman, President and Chief Executive Officer of SCANA. Before our reorganization, SCANA was the beneficial owner of more than 5% of our old common stock, our old Series A convertible preferred sock, our Series B-1 preferred stock and our Series B-2 preferred stock. On October 29, 2002, in exchange for the cancellation of these securities under our plan of reorganization, and as a result of the Series A preferred stock investment described below, SCANA became the beneficial owner of more than 5% of our new common stock and Series A preferred stock. See "Security Ownership of Certain Beneficial Owners and Management" and "Selling Securityholders" for information concerning SCANA's beneficial ownership of our securities.

     Series A Preferred Stock Investment. On October 29, 2002, under a purchase agreement with us dated as of August 22, 2002, as amended, SCANA, through a wholly-owned subsidiary, acquired 149,077 shares of the Series A preferred stock, warrants to purchase 506,861.8 shares of our new common stock and 500,000 shares of the new common stock in a private offering for a total purchase price of $14,907,700. The purchase price of $100 per share of Series A preferred stock was equal to the stated liquidation value of $100 per share. We issued SCANA the 500,000 shares of new common stock as consideration for its commitment to participate in the Series A preferred stock investment, which was an important term of our plan of reorganization. Under our purchase agreement with SCANA, we agreed to pay up to $75,000 of the reasonable fees and expenses incurred by SCANA. We paid approximately $56,000 under this provision in October 2002. See "Selling Securityholders" for information about the securities registration rights we granted to SCANA, together with the other selling securityholders at the time of SCANA's investment. Our purchase agreement with SCANA was substantially identical to the purchase agreement referred to below among us, ITC Holding Company and the selling securityholders other than SCANA, pursuant to which we issued such other selling securityholders the same total amount of common stock, Series A preferred stock and warrants in connection with our plan of reorganization.

     Series B Preferred Stock Investment. On May 29, 2001, ITC Holding Company assigned $25 million of its $150 million purchase commitment under the Series B preferred stock investment agreement to SCANA Corporation. At the initial closing under the investment agreement held on June 20, 2001, SCANA purchased, for a total purchase price of $5 million, 5,000 shares of Series B-1 preferred stock and warrants having a total exercise price of $1.5 million. The initial conversion price of the Series B-1 preferred stock and the initial exercise price of the warrants issued on that date was $5.70 per share. At a second closing under the investment agreement held on September 5, 2001, SCANA purchased, for a total purchase price of $6.7 million, 6,667 shares of Series B-2 preferred stock and warrants having a total exercise price of $2 million. The initial conversion price of the Series B-2 preferred stock and the initial exercise price of the warrants issued on that date was $2.56 per share. On October 15, 2001, we issued to SCANA 112.240 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the dividend period from June 20, 2001 through September 30, 2001. On January 15, 2002, we issued to SCANA 102.710 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the quarterly dividend period ended on December 31, 2001 and 171.849 shares of Series B-2 preferred stock as payment-in-kind dividends on the Series B-2 preferred stock for the dividend period from September 5, 2001 through December 31, 2001. On April 15, 2002, we issued to SCANA 102.566 shares of

Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the quarterly dividend period ended on March 31, 2002 and
134.391 shares of Series B-2 preferred stock as payment-in-kind dividends on the Series B-2 preferred stock for the quarterly dividend ended March 31, 2002.

     In April 2002, we notified SCANA and the other investors under the investment agreement that we had exercised our right to require these investors to purchase additional securities under the investment agreement. We received a written response from the investors asserting that the investors were not obligated to purchase additional securities at a third closing in accordance with our notice because we allegedly had failed to satisfy specified closing conditions under the investment agreement. Under our plan of reorganization, we were deemed to have released, waived and discharged any claims that could have been asserted by us against SCANA or its officers, directors, employees and affiliates, including any claims or causes of action arising under or in connection with the investment agreement.

     Retail Services. We provide retail services, including local and long distance telephone services, data services and Internet access, to SCANA and some of SCANA's subsidiaries. We billed those entities for such services a total of approximately $1.2 million for 1999, approximately $1.9 million for 2000, approximately $1.5 million for 2001 and approximately $1.3 million for the period from January 1, 2002 through October 31, 2002.

     Access Services. We purchased local access services from SCANA totaling approximately $711,000 in 2001 and approximately $1.2 million for the period from January 1, 2002 to October 31, 2002.

     Leases. We lease office space and space for telecommunications switching equipment at various locations in Columbia, South Carolina from a subsidiary of SCANA. Under the lease agreements, we paid approximately $83,000 for 1999, approximately $127,000 for 2000, approximately $157,000 for 2001 and approximately $230,000 for the period from January 1, 2002 through October 31, 2002.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     Series A Preferred Stock Investment. On October 29, 2002, under a purchase agreement dated as of August 22, 2002, as amended, among us, ITC Holding Company and the selling securityholders other than SCANA, three of our current or former directors during 2002, Donald W. Burton, Campbell B. Lanier, III and William H. Scott, III, and one of our executive officers, Douglas A. Shumate, and their affiliates acquired the following securities from us in a private offering in connection with our plan of reorganization:

                               SHARES OF SERIES A       NO. OF         SHARES OF           AGGREGATE
    NAME                        PREFERRED STOCK        WARRANTS       COMMON STOCK     PURCHASE PRICE ($)
------------------------       ------------------    ------------     ------------     ------------------
Donald W.Burton.........              19,876.9333     67,581.5732           66,667           1,987,693.33

Campbell B.Lanier, III..              35,793.0895    121,696.5043          120,048           3,579,308.95

William H.Scott, III ...               4,969.2333     16,895.3932           16,667             496,923.33

Douglas A.Shumate ......               1,987.6933       6758.1572            6,667             198,769.33


     The purchase price of $100 per share of Series A preferred stock was equal to the stated liquidation value of $100 per share. We issued the shares of new common stock to these selling and all other securityholders as consideration for their commitment to participate in the Series A preferred stock investment, which was an important term of our plan of reorganization. See "Selling Securityholders" for information about the securities registration rights we granted to these and the other selling securityholders at the time of their investment. Under our purchase agreement with those selling securityholders, which was substantially identical to our purchase agreement with SCANA described above, we agreed to pay up to $150,000 of the reasonable fees and expenses of those selling securityholders. We paid $150,000 under this provision in October 2002.

     Real Property Leases. We leased real property from entities controlled by Sidney L. McDonald, who is the father of Foster O. McDonald, who served as our President in 1999 and 2000. Under the lease agreements, we paid approximately $176,000 in 1999 and approximately $203,000 in fiscal 2000.

     Acquisition of AvData Systems, Inc. During fiscal 1999, we acquired AvData Systems, Inc. by merger under a merger agreement we entered into in April 1999 with AvData. AvData's stockholders included directors, executive officers and 5% or greater stockholders of ITC/\DeltaCom. In addition to the initial merger shares we issued in 1999, the merger agreement provided that AvData's former stockholders would be entitled to receive additional shares of our common stock if the surviving corporation achieved specified performance goals in 1999. We made a payment of these earnout shares in March 2000 of an additional 123,757 shares and options for 6,163 shares valued at approximately $4.3 million in the aggregate. In determining revenues for purposes of the earnout formula, we agreed to include revenues from a sale of services that would have been made in 1999 but was not made because we determined that making such a sale would have disrupted existing customer relationships. The following table presents information about shares of our common stock we issued in the merger to former AvData stockholders who were our directors, executive officers or significant stockholders:

                                                                                                  TOTAL VALUE OF
                                   RELATIONSHIP TO      NUMBER OF INITIAL    NUMBER OF EARNOUT        SHARES
NAME                                 THE COMPANY           MERGER SHARES           SHARES           RECEIVED$ (1)
------------------------         -------------------    -----------------    ----------------     ---------------
James H. Black, Jr. (2)          Director and Senior              107,005               13,470          3,488,510
                                 Vice President
Donald W. Burton (3)             Director                         176,102               22,171          5,741,252
Malcolm C. Davenport, V          Director                             697                   87             22,702
O. Gene Gabbard                  Director                           4,806                  663            158,362
J. Smith Lanier, II              Stockholder                        9,019                1,135            294,022
William T. Parr                  Director                           6,102                  768            198,930
William H. Scott, III            Director                           9,693                1,220            316,000
SCANA Corporation (4)            Stockholder                       49,995                6,294          1,629,921

----------

(1)  Based upon the merger stock determination price of $28.9563 per share.

(2) Includes 5,387 shares issued jointly with Mr. Black's wife, 39 shares issued to Mr. Black's minor daughter and 39 shares issued to Mr. Black's minor son.

(3) Includes 22,171 shares issued to South Atlantic Venture Fund, L.P., of which Mr. Burton is the managing general partner.

(4) Includes 6,294 shares issued to SCANA Communications Holdings, Inc., a wholly-owned subsidiary of SCANA Corporation.

TRANSACTION WITH AFFILIATES OF HBK INVESTMENTS

     We entered into the Series B preferred stock investment transaction with HBK Master Fund L.P., an affiliate of HBK Investments L.P. In connection with the transaction, HBK Investments became the beneficial owner of more than 5% of our old common stock, Series B-1 preferred stock and Series B-2 preferred stock. Following consummation of our plan of reorganization on October 29, 2002, HBK Investments owns less than 5% of each class of our voting securities.

     On May 29, 2001, ITC Holding Company assigned $25 million of its $150 million purchase commitment under the Series B preferred stock investment agreement to HBK Master Fund L.P. At the initial closing under the investment agreement held on June 20, 2001, HBK Master Fund purchased, for a total purchase price of $5 million,

5,000 shares of Series B-1 preferred stock and warrants having a total exercise price of $1.5 million. The initial conversion price of the Series B-1 preferred stock and the initial exercise price of the warrants issued on that date was $5.70 per share. At a second closing under the investment agreement held on September 5, 2001, HBK Master Fund purchased, for a total purchase price of $6.7 million, 6,667 shares of Series B-2 preferred stock and warrants having a total exercise price of $2 million. The initial conversion price of the Series B-2 preferred stock and the initial exercise price of the warrants issued on that date was $2.56 per share. On October 15, 2001, we issued to HBK Master Fund
112.240 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred for the dividend period from June 20, 2001 through September 30, 2001. On January 15, 2002, we issued to HBK Master Fund 102.710 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the quarterly dividend period ended on December 31, 2001 and 171.849 shares of Series B-2 preferred stock as payment-in-kind dividends on the Series B-2 preferred stock for the dividend period from September 5, 2001 through December 31, 2001. On April 15, 2002, we issued to HBK Master Fund
102.566 shares of Series B-1 preferred stock as payment-in-kind dividends on the Series B-1 preferred stock for the quarterly dividend period ended on March 31, 2002 and 134.391 shares of Series B-2 preferred stock as payment-in-kind dividends on the Series B-2 preferred stock for the quarterly dividend ended March 31, 2002.

     In April 2002, we notified HBK Master Fund and the other investors under the investment agreement that we had exercised our right to require these investors to purchase additional securities under the investment agreement. We received a written response from the investors asserting that the investors were not obligated to purchase additional securities at a third closing in accordance with our notice because we allegedly had failed to satisfy specified closing conditions under the investment agreement.

     Under the investment agreement, we agreed to pay up to a total of $150,000 of the reasonable fees and expenses of investors other than ITC Holding Company in connection with any assignment by ITC Holding Company to such investors of any portion of its purchase commitment under the investment agreement. Under this provision, we have made total payments on behalf of HBK Master Fund of $2,540.

TRANSACTIONS WITH J. SMITH LANIER, II AND AFFILIATE

     We entered into the transactions with J. Smith Lanier, II described below. Before consummation of our reorganization, Mr. Lanier was the beneficial owner of more than 5% of our common stock. Mr. Lanier also is the Chairman and a significant stockholder of J. Smith Lanier & Co. William T. Parr, a director of ITC/\DeltaCom before our reorganization, serves as Vice Chairman of J. Smith Lanier & Co.

     Series A Preferred Stock Investment. In connection with our plan of reorganization, Mr. Lanier acquired, for a total purchase price of $1,565,308.50, 15,653.0850 shares of Series A preferred stock, 53,220.489 warrants and 52,500 shares of new common stock, Mr Lanier's spouse acquired, for a total purchase price of $409,961.75, 4,099.6175 shares of Series A preferred stock, 13,938.6995 warrants and 13,750 shares of new common stock, and J. Smith Lanier & Co. acquired, for a total purchase price of $198,769.33, 1,987.6933 shares of Series A preferred stock, 6,758.1572 warrants and 6,667 shares of new common stock. We issued these securities in a private offering on the terms described above under the purchase agreement dated as of August 22, 2002, as amended, among us, ITC Holding Company and the selling securityholders other than SCANA described above.

     Insurance Brokerage Services. J. Smith Lanier & Co., an insurance placement company, has provided us with insurance brokerage services, including the negotiation and acquisition on our behalf of various insurance policies with third-party insurers. J. Smith Lanier & Co. also has performed risk management services for us. We paid to J. Smith Lanier & Co. for these services $530,000 during 1999, $487,000 during 2000, $767,000 during 2001 and $1.5 million from
January 1, 2002 through October 31, 2002.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information presented below regarding beneficial ownership of our common stock and Series A preferred stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of capital stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Under these rules, beneficial ownership includes any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating such percentage may be different for each beneficial owner. More than one person may be deemed to be a beneficial owner of the same securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

     The number of shares of common stock we show as beneficially owned as of October 31, 2002 includes the number of shares of common stock the beneficial owner would acquire as a result of the exercise of the warrants and the conversion of the Series A preferred stock beneficially owned as of that date. Warrants are exercisable at any time for shares of common stock on a one-for-one basis at the holder's option. Shares of our Series A preferred stock are convertible at any time at the holder's option into shares of common stock according to a formula specified in the certificate of designation of the Series A preferred stock. In addition, we have the right, instead of paying cash dividends, to issue additional shares of Series A preferred stock as payment-in-kind dividends on the Series A preferred stock. We have not presented in the following tables information concerning any shares of Series A preferred stock that we may issue as payment-in-kind dividends or any additional shares of common stock that would be issuable by us upon conversion of the Series A preferred stock as payment of accrued and unpaid dividends. The common stock table assumes that any fractional shares of common stock otherwise issuable upon exercise of the warrants or conversion of the Series A preferred stock will be rounded up to the nearest whole share of common stock.

     As of October 31, 2002, there were 44,750,000 shares of common stock and 300,000 shares of Series A preferred stock outstanding. Holders of the Series A preferred stock generally are entitled to vote on an "as-if-converted" basis together with the holders of the common stock as a single class on all matters presented for a vote to the holders of the common stock. For additional information concerning the voting rights of holders of the Series A preferred stock, see "Description of the Common Stock, Series A Preferred Stock and Warrants-Description of Series A Preferred Stock-Voting and Approval Rights."

     The following table presents, as of October 31, 2002, information regarding the beneficial ownership of our common stock and Series A preferred stock by the following:

     . each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock or our Series A preferred stock;

     .  each director;

     . our chief executive officer and the other executive officers named in the summary compensation table under "Management-Executive Compensation"; and

     .  all of our directors and executive officers as a group.

                                                                                                        % TOTAL
                                              COMMON STOCK            SERIES A PREFERRED STOCK          COMBINED
                                        -------------------------   ----------------------------      VOTING POWER
   NAME AND ADDRESS OF                                 PERCENT OF                    PERCENT OF         AS SINGLE
    BENEFICIAL OWNER                      AMOUNT        CLASS (%)     AMOUNT          CLASS (%)         CLASS(1)
----------------------------------      -----------    ----------   ------------     -----------      ------------
EXECUTIVE OFFICERS AND DIRECTORS:
Donald W. Burton..................        1,508,029           3.3     19,876.933             6.7               3.0
John J. DeLucca...................                0             0              0               0                 0
J. Stephen Johnson................                0             0              0               0                 0
Campbell B. Lanier, III...........          901,400           2.0    35,793.0895            12.0               1.8
Steven D. Moses...................              584              *             0               0                  *
John R. Myers.....................                0             0              0               0                 0
Douglas A. Shumate................           48,735             0     1,987.6933                *                 *
Robert C. Taylor, Jr..............                0             0              0               0                 0
William B. Timmerman..............               11              *             0               0                  *
Andrew M. Walker..................            1,255              *             0               0                  *
Larry F. Williams.................          272,284              *             0               0                  *
All executive officers and
 directors as a
 group (15 persons)...............        2,773,175           6.1    57,657.7158            19.2               5.5
OTHER STOCKHOLDERS:
James Smith Lanier II.............          998,399           2.2    17,640.7783             5.9               2.0
ITC Holding Company, Inc..........        3,605,069           8.1              0               0               7.2
SCANA Corporation.................        3,681,713           7.7   149,077.0000            49.7               7.3
Welsh, Carson, Anderson & Stowe
 VIII, L.P........................       22,107,085          49.4              0               0              44.2

----------
*    Less than one percent.
(1) The percentage of total combined voting power as a single class with respect to any beneficial owner is calculated by dividing the number of shares of common stock beneficially owned by such beneficial owner by the sum of (a) the total number of votes represented by all outstanding securities, or 50,000,000, plus (b) the additional number of votes such beneficial owner has the right to acquire within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.

     The securities shown as beneficially owned by Mr. Burton include the following: 4,969.233 shares of Series A preferred stock held of record by The Burton Partnership, Limited Partnership, 14,907.7 shares of Series A preferred stock held of record by The Burton Partnership (QP), Limited Partnership, and a total of 347,846 shares of common stock issuable upon conversion of such shares of Series A preferred stock; 16,896 shares of common stock issuable upon exercise of warrants held of record by The Burton Partnership, Limited Partnership and 50,687 shares of common stock issuable upon exercise of warrants held of record by The Burton Partnership (QP), Limited Partnership; 2,076 shares of common stock held of record by Snake River Partners; 302,310 shares of common stock held of record by The Burton Partnership, Limited Partnership; 771,543 shares of common stock held of record by The Burton Partnership (QP), Limited Partnership; 5 shares of common stock held of record by South Atlantic Capital Corporation. Mr. Burton is the general partner and manager of Snake River Partners, the general partner of The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership, and a director and sole shareholder of South Atlantic Capital Corporation.

     The securities shown as beneficially owned by Campbell B. Lanier, III include the following: 1,765 shares of common stock held of record by Brown Investment Partners, L.P.; 526.1027 shares of Series A preferred stock held of record by Brown Investment Partners, L.P.; a total of 10,996 shares of common stock issuable upon conversion of such shares of Series A preferred stock and upon exercise of 1,788.7492 warrants held of record by Brown Investment Partners, L.P.; 617,171 shares of common stock issuable upon conversion of the Series A preferred stock and 119,908 shares of common stock issuable upon exercise of warrants held of record by Mr. Lanier; 14 shares of common stock held of record by Mr. Lanier's spouse; 654 shares of common stock held of record by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust; and 56 shares of common stock held of record by the Campbell B. Lanier, Jr. Marital Trust. Mr. Lanier is the general partner of Brown Investment Partners, L.P. and a co-trustee of each of the foregoing trusts. Mr. Lanier shares voting and investment power with respect to the shares held of record by his spouse and each of the foregoing trusts.

     The shares of common stock shown as beneficially owned by Mr. Moses for which he shares voting and investment power include 2 shares held of record by Mr. Moses' wife, 18 shares held of record by Mr. Moses' minor son and 54 shares credited to Mr. Moses' participant account in our 401(k) retirement savings plan, which are voted by the plan's trustees.

     The shares of common stock shown as beneficially owned by Douglas A. Shumate include the following: 34,785 shares of common stock issuable upon conversion of the Series A preferred stock and 6,759 shares of common stock issuable upon exercise of warrants held of record by Mr. Shumate; 14 shares of common stock owned of record by Mr. Shumate's spouse; and 33 shares of common stock credited to Mr. Shumate's participant account in our 401(k) retirement savings plan, which are voted by the plan's trustees. Mr. Shumate shares voting and investment power with respect to the shares held of record by his spouse and credited to his 401(k) plan participant account.

     The shares of common stock shown as beneficially owned by Mr. Walker for which he shares voting and investment power include 1 share held of record by Mr. Walker's wife and 145 shares of common stock credited to his participant account in our 401(k) retirement savings plan, which are voted by the plan's trustees.

     The shares of common stock shown as beneficially owned by Mr. Williams for which he shares voting and investment power include 271,999 shares held of record by Mr. Williams' wife.

     The securities shown as beneficially owned by J. Smith Lanier, II include the following: 1,987.6933 shares of Series A preferred stock, 6,758.1572 warrants and 6,667 shares of common stock held of record by J. Smith Lanier & Co., Inc., and a total of 41,544 shares of common stock issuable upon conversion or exercise of such shares of Series A preferred stock and warrants; 4,099.6175 shares of Series A preferred stock, 13,938.6995 warrants and 17,448 shares of common stock held of record by Mr. Lanier's spouse, Elizabeth W. Lanier, and a total of 85,683 shares of common stock issuable upon conversion or exercise of such shares of Series A preferred stock and warrants; 273,929 shares of common stock issuable upon conversion of the Series A preferred stock and 53,221 shares of common stock issuable upon exercise of warrants held of record by Mr. Lanier; 3,420 shares of common stock held of record by the J. Smith Lanier, II Charitable Remainder Trust; and 157 shares of common stock held in Mr. Lanier's individual retirement account. Mr. Lanier is the Chairman and a significant stockholder of J. Smith Lanier & Co. Mr. Lanier shares voting and investment power with respect to the shares held of record by his spouse and the J. Smith Lanier, II Charitable Remainder Trust. The address of Mr. Lanier is c/o J. Smith Lanier & Co., P.O. Box 70, 300 West Tenth Street, West Point, Georgia 31833.

     The information concerning ITC Holding Company, Inc. is based upon a statement on Schedule 13D/A filed with the SEC on November 8, 2002. ITC Holding Company shares voting and investment power with respect to all of the shares shown with its indirect wholly-owned subsidiary, ITC Telecom Ventures, Inc. The address of ITC Holding Company is 3300 20th Avenue, Valley, Alabama 36854.

     The information concerning SCANA Corporation above is based upon a Schedule 13D filed with the SEC on November 8, 2002. The securities shown as beneficially owned by SCANA Corporation include the following: 149,077 shares of Series A preferred stock and 566,010 shares of common stock held of record by SCANA Communications Holdings, Inc.; and a total of 3,115,703 shares of common stock issuable upon conversion of such shares of Series A preferred stock and upon exercise of 506,861.8 warrants held of record by SCANA Communications Holdings. SCANA Corporation reports that it shares voting and investment power with respect to all of the foregoing securities with SCANA Communications, Inc. and SCANA Communications Holdings, Inc. The address of SCANA Corporation is 1426 Main Street, Columbia, South Carolina 29201.

     The information concerning Welsh, Carson, Anderson & Stowe VIII, L.P. is based upon a statement on Schedule 13D filed with the SEC on November 1, 2002 and a Schedule 13D/A filed with the SEC on November 8, 2002. Welsh, Carson, Anderson & Stowe VIII shares voting and investment power with respect to all of the shares shown with WCAS VIII Associates, L.L.C., its sole general partner, and the managing members of the general partner, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. deNicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani. Of the shares of outstanding common stock shown, 21,054,451 shares are directly owned by Welsh, Carson, Anderson & Stowe VIII, L.P., 192,948 shares are directly owned by Patrick J. Welsh, 192,948 shares are directly owned by Russell L. Carson, 192,948 shares are directly owned by Bruce K. Anderson, 192,948 shares are directly owned by Thomas E. McInerney, 68,211 shares are directly owned by Robert A. Minicucci, 22,737 shares are directly owned by Anthony J. deNicola, 13,579 shares are directly owned by Paul B. Queally, 4,526 shares are directly owned by Jonathan M. Rather, 2,316 shares are directly owned by D. Scott Mackesy, 1,368 shares are directly owned by James R. Matthews and 6,737 shares are directly owned by Sanjay Swani. In addition, certain employees of affiliates of the general partner own 13,578 shares of common stock and certain former employees of affiliates of the general partner own 150,001 shares of common stock. Of the shares of common stock shown as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, 7,286,907 shares are held by JP Morgan Chase Bank, as escrow agent, subject to the terms of an escrow agreement dated October 28, 2002. Welsh, Carson, Anderson & Stowe VIII reports that such shares will continue to be held by JP Morgan Chase Bank until the provisions of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, no longer restrict Welsh, Carson, Anderson & Stowe VIII from acquiring such shares, at which time the shares will be assigned and delivered to Welsh, Carson, Anderson & Stowe VIII, or, if earlier, until Welsh, Carson, Anderson & Stowe VIII instructs JP Morgan Chase Bank to dispose of such shares. On any matter submitted to a vote of our stockholders, Welsh, Carson, Anderson & Stowe VIII reports that JP Morgan Chase Bank has agreed to vote, or cause to be voted, the shares held by it pursuant to the escrow agreement in the same proportion and in the same manner as the shares of outstanding common stock not held by it have been voted on any such matter. The address of Welsh, Carson, Anderson & Stowe VIII is 320 Park Avenue, Suite 2500, New York, New York 10022.

                             SELLING SECURITYHOLDERS

ACQUISITION AND RESALE OF SECURITIES

     The tables below list the names of the selling securityholders who will offer for resale the common stock, Series A preferred stock and warrants covered by this prospectus and the amount of those securities that they may offer for resale. As of October 31, 2002, the selling securityholders beneficially owned an aggregate of 8,828,572 shares of common stock, 298,154 shares of Series A preferred stock and 1,013,724 warrants. We issued 1,000,000 shares of the common stock and all of the Series A preferred stock and warrants to the selling securityholders on October 29, 2002 in a private offering in connection with the consummation of our plan of reorganization on that date. The securities were issued under a purchase agreement with SCANA Corporation and a substantially identical purchase agreement with the other selling securityholders. For information concerning the purchase agreements, see "Transactions Involving Related Parties." The selling securityholders paid a total purchase price of $29.8 million for these securities.

     We have registered the offered securities for resale by the selling securityholders in accordance with registration rights we granted to them at the time of their investment. Our registration of the securities does not necessarily mean that the selling securityholders will convert or exercise any of the Series A preferred stock or warrants or sell any or all of the securities we have registered. The selling securityholders also may have sold, transferred or otherwise disposed of all or a portion of their common stock, Series A preferred stock and warrants since the date on which they provided us with information regarding their ownership of those securities. The number of shares of common stock offered for resale by this prospectus include the shares of common stock that are issuable upon conversion of the Series A preferred stock and upon exercise of the warrants set forth in the tables below. For information about how the selling securityholders plan to offer the securities for resale, see "Plan of Distribution."

BENEFICIAL OWNERSHIP OF SECURITIES

     The tables present information, as of October 31, 2002, regarding the beneficial ownership of our common stock, Series A preferred stock and warrants by the selling securityholders both before and after giving effect to their sale of the securities offered by this prospectus. The tables also present the amount of common stock, Series A preferred stock and warrants that the selling securityholders may offer for resale pursuant to this prospectus.

     Upon completion of the offering, assuming the selling securityholders sell all of the securities we have registered, no selling securityholder except Donald W. Burton and J. Smith Lanier, II will beneficially own one percent or more of our common stock and no selling securityholder will beneficially own one percent or more of our Series A preferred stock. Upon completion of the offering, Mr. Burton will beneficially own 2.3% and Mr. Lanier will beneficially own 1.1% of our common stock outstanding as of October 31, 2002.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Under these rules, beneficial ownership includes any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating such percentage may be different for each securityholder. More than one person may be deemed to be a beneficial owner of the same securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

     The number of shares of common stock we show as beneficially owned by a selling securityholder as of October 31, 2002 includes the number of shares of common stock the securityholder would acquire as a result of the exercise of the warrants and the conversion of the Series A preferred stock beneficially owned by the securityholder as of that date. Warrants are exercisable at any time for shares of common stock on a one-for-one basis at the holder's option. Shares of our Series A preferred stock are convertible at any time at the holder's option into shares of common stock according to a formula specified in the certificate of designation of the Series A preferred stock. In addition, we have the right, instead of paying cash dividends, to issue additional shares of Series A preferred stock as payment-in-kind dividends on the Series A preferred stock. We have not presented in the following tables information concerning any shares of Series A preferred stock that we may issue as payment-in-kind dividends or any additional shares of common stock that would be issuable by us upon conversion of the Series A preferred stock as payment of accrued and unpaid dividends. The common stock table assumes that any fractional shares of common stock otherwise issuable upon exercise of the warrants or conversion of the Series A preferred stock will be rounded up to the nearest whole share of common stock.

                                  COMMON STOCK

                                                                                      OUTSTANDING SHARES OF    TOTAL SHARES OF
                                                     SHARES OF COMMON STOCK                COMMON STOCK          COMMON STOCK
                                                BENEFICIALLY OWNED BEFORE OFFERING       OFFERED HEREBY(1)     OFFERED HEREBY(2)
                                                ----------------------------------  -----------------------  -------------------
          SELLING SECURITYHOLDER                       NUMBER               %               NUMBER                  NUMBER
----------------------------------------------  ---------------------  -----------  -----------------------  -------------------
Brindlee Capital LLC..........................                 60,262            *                    8,333               60,262
Donald W. Burton..............................              1,508,029          3.3                   66,667              482,095
Ellen L. Collins..............................                126,550            *                   17,500              126,550
Henry E. Crosby, Jr...........................                 60,262            *                    8,333               60,262
CT Communications Northeast, Inc..............                289,257            *                   40,000              289,257
Kelly M. Hawk.................................                 24,106            *                    3,333               24,106
Carroll Lanier Hodges.........................                180,787            *                   25,000              180,787
Campbell B. Lanier, III.......................                901,404          2.0                  120,048              868,123
Campbell B. Lanier, III Charitable
 Remainder Trust..............................                 10,657            *                    1,474               10,657
Campbell B. Lanier, IV........................                  8,771            *                    1,213                8,771
1997 Trust FBO Campbell B. Lanier, IV.........                 30,515            *                    4,220               30,515
1999 Trust FBO Campbell B. Lanier, IV.........                 77,406            *                   10,704               77,406
David Gaines Lanier...........................                 60,262            *                    8,333               60,262
J. Smith Lanier II............................                998,399          2.2                   72,917              527,294
John T. Lanier................................                 62,125            *                    8,591               62,125
Elizabeth L. Lester...........................                120,525            *                   16,667              120,525
Foster McDonald...............................                 24,106            *                    3,333               24,106
Wesley L. McDonald............................                 24,106            *                    3,333               24,106
North State Telephone Company.................                120,525            *                   16,667              120,525
SCANA Corporation.............................              3,681,713          7.7                  500,000            3,615,703
William H. Scott, III.........................                120,811            *                   16,667              120,525
Douglas A. Shumate............................                 48,737            *                    6,667               48,211
UBS Warburg LLC...............................                289,257            *                   40,000              289,257

----------
(1) Composed of outstanding shares of common stock acquired by the selling securityholders in a private offering in connection with the consummation of our plan of reorganization.
(2) Includes, in addition to the shares referred to in note (1), shares of common stock issuable upon conversion of the Series A preferred stock and upon exercise of the warrants set forth in the tables below.

                            SERIES A PREFERRED STOCK

                                                   SHARES OF SERIES A PREFERRED STOCK  SHARES OF SERIES A PREFERRED STOCK
                                                   BENEFICIALLY OWNED BEFORE OFFERING            OFFERED HEREBY
                                                   ----------------------------------  ----------------------------------
             SELLING SECURITYHOLDER                      NUMBER              %                       NUMBER
-------------------------------------------------  ------------------  --------------  ----------------------------------
Brindlee Capital LLC..........................             2,484.6167               *                          2,484.6167
Donald W. Burton..............................            19,876.0933             6.7                         19,876.0933
Ellen L. Collins..............................             5,217.6950             1.8                          5,217.6950
Henry E. Crosby, Jr...........................             2,484.6167               *                          2,484.6167
CT Communications Northeast, Inc..............            11,926.1600             4.0                         11,926.1600

                            SERIES A PREFERRED STOCK

                                                   SHARES OF SERIES A PREFERRED STOCK  SHARES OF SERIES A PREFERRED STOCK
                                                   BENEFICIALLY OWNED BEFORE OFFERING            OFFERED HEREBY
                                                   ----------------------------------  ----------------------------------
             SELLING SECURITYHOLDER                      NUMBER              %                       NUMBER
-------------------------------------------------  ------------------  --------------  ----------------------------------
Kelly M. Hawk.................................               993.8467               *                            993.8467
Carroll Lanier Hodges.........................             7,453.8500             2.5                          7,453.8500
Campbell B. Lanier, III.......................            35,793.0895            12.0                         35,793.0895
Campbell B. Lanier, III Charitable
 Remainder Trust..............................               439.3697               *                            439.3697
Campbell B. Lanier, IV........................               361.5813               *                            361.5813
1997 Trust FBO Campbell B. Lanier, IV.........             1,258.1105               *                          1,258.1105
1999 Trust FBO Campbell B. Lanier, IV.........             3,191.4404             1.1                          3,191.4404
David Gaines Lanier...........................             2,484.6167               *                          2,484.6167
J. Smith Lanier II............................            21,740.3958             7.3                         21,740.3958
John T. Lanier................................             2,561.4311               *                          2,561.4311
Elizabeth L. Lester...........................             4,969.2333             1.7                          4,969.2333
Foster McDonald...............................               993.8467               *                            993.8467
Wesley L. McDonald............................               993.8467               *                            993.8467
North State Telephone Company.................             4,969.2333                                          4,969.2333
SCANA Corporation.............................           149,077.0000            49.7                        149,077.0000
William H. Scott, III.........................             4,969.2333             1.7                          4,969.2333
Douglas A. Shumate............................             1,987.6933               *                          1,987.6933
UBS Warburg LLC...............................            11,926.1600             4.0                         11,926.1600

                                    WARRANTS

                                                   WARRANTS BENEFICIALLY OWNED
                                                         BEFORE OFFERING         WARRANTS OFFERED HEREBY
                                                   ---------------------------   -----------------------
            SELLING SECURITYHOLDER                           NUMBER                      NUMBER
-------------------------------------------------  ---------------------------   -----------------------
Brindlee Capital LLC..........................                      8,447.6968                8,447.6968
Donald W. Burton..............................                     67,581.5732               67,581.5732
Ellen L. Collins..............................                     17,740.1630               17,740.1630
Henry E. Crosby, J............................                      8,447.6968                8,447.6968
CT Communications Northeast, Inc..............                     40,548.9440               40,548.9440
Kelly M. Hawk.................................                      3,379.0788                3,379.0788
Carroll Lanier Hodges.........................                     25,343.0900               25,343.0900
Campbell B. Lanier, III.......................                    121,696.5043              121,696.5043
Campbell B. Lanier, III Charitable
 Remainder Trust..............................                      1,493.8570                1,493.8570
Campbell B. Lanier, IV........................                      1,229.3764                1,229.3764
1997 Trust FBO Campbell B. Lanier, IV.........                      4,277.5757                4,277.5757
1999 Trust FBO Campbell B. Lanier, IV.........                     10,850.8974               10,850.8974
David Gaines Lanier...........................                      8,447.6968                8,447.6968
J. Smith Lanier II............................                     74,027.3457               74,027.3457
John T. Lanier................................                      8,708.8657                8,708.8657
Elizabeth L. Lester...........................                     16,895.3932               16,895.3932
Foster McDonald...............................                      3,379.0788                3,379.0788
Wesley L. McDonald............................                      3,379.0788                3,379.0788
North State Telephone Company.................                     16,895.3932               16,895.3932
SCANA Corporation.............................                    506,861.8000              506,861.8000
William H. Scott, III.........................                     16,895.3932               16,895.3932
Douglas A. Shumate............................                      6,758.1572                6,758.1572
UBS Warburg LLC...............................                     40,548.9440               40,548.9440

----------
 *     Less than one percent.

     The shares of common stock shown as beneficially owned by Brindlee Capital LLC include 43,481 shares of common stock issuable upon conversion of the Series A preferred stock and 8,448 shares of common stock issuable upon exercise of warrants owned of record by Brindlee Capital.

     The securities shown as beneficially owned by Mr. Burton include the following: 4,969.233 shares of Series A preferred stock held of record by The Burton Partnership, Limited Partnership, 14,907.7 shares of Series A preferred stock held of record by The Burton Partnership (QP), Limited Partnership, and a total of 347,846 shares of common stock issuable upon conversion of such shares of Series A preferred stock; 16,895.3932 warrants held of record by The Burton Partnership, Limited Partnership, 50,686.1800 warrants held of record by The Burton Partnership (QP), Limited Partnership, and a total of 67,582 shares of common stock issuable upon exercise of such warrants; 2,076 shares of common stock held of record by Snake River Partners; 302,310 shares of common stock held of record by The Burton Partnership, Limited Partnership; 771,543 shares of common stock held of record by The Burton Partnership (QP), Limited Partnership; 5 shares of common stock held of record by South Atlantic Capital Corporation. Mr. Burton is the general partner and manager of Snake River Partners, the general partner of The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership, and a director and sole shareholder of South Atlantic Capital Corporation.

     The shares of common stock shown as beneficially owned by Ellen L. Collins include 91,310 shares of common stock issuable upon conversion of the Series A preferred stock and 17,741 shares of common stock issuable upon exercise of warrants owned of record by Ms. Collins.

     The shares of common stock shown as beneficially owned by Henry E. Crosby, Jr. include 43,481 shares of common stock issuable upon conversion of the Series A preferred stock and 8,448 shares of common stock issuable upon exercise of warrants owned of record by Mr. Crosby.

     The shares of common stock shown as beneficially owned by CT Communications Northeast, Inc. include 208,708 shares of common stock issuable upon conversion of the Series A preferred stock and 40,549 shares of common stock issuable upon exercise of warrants owned of record by CT Communications Northeast.

     The shares of common stock shown as beneficially owned by Kelly M. Hawk include 17,393 shares of common stock issuable upon conversion of the Series A preferred stock and 3,380 shares of common stock issuable upon exercise of warrants owned of record by Ms. Hawk.

     The shares of common stock shown as beneficially owned by Carroll Lanier Hodges include 130,443 shares of common stock issuable upon conversion of the Series A preferred stock and 25,344 shares of common stock issuable upon exercise of warrants owned of record by Ms. Hodges.

     The securities shown as beneficially owned by Campbell B. Lanier, III include the following: 526.1027 shares of Series A preferred stock, 1,788.7492 warrants and 1,765 shares of common stock held of record by Brown Investment Partners, L.P., and a total of 10,996 shares of common stock issuable upon conversion or exercise of such shares of Series A preferred stock and warrants; 617,171 shares of common stock issuable upon conversion of the Series A preferred stock and 119,908 shares of common stock issuable upon exercise of warrants held of record by Mr. Lanier; 14 shares of common stock held of record by Mr. Lanier's spouse; 654 shares of common stock held of record by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust; and 56 shares of common stock held of record by the Campbell B. Lanier, Jr. Marital Trust. Mr. Lanier is the general partner of Brown Investment Partners, L.P. and a co-trustee of each of the foregoing trusts. Mr. Lanier shares voting and investment power with respect to the shares held of record by his spouse and each of the foregoing trusts.

     The shares of common stock shown as beneficially owned by Campbell B. Lanier, III Charitable Remainder Trust include 7,689 shares of common stock issuable upon conversion of the Series A preferred stock and 1,494 shares of common stock issuable upon exercise of warrants owned of record by the Campbell
B. Lanier, III Charitable Remainder Trust.

     The shares of common stock shown as beneficially owned by the 1997 Trust FBO Campbell B. Lanier, IV include 22,017 shares of common stock issuable upon conversion of the Series A preferred stock and 4,278 shares of common stock issuable upon exercise of warrants owned of record by the 1997 Trust FBO Campbell B. Lanier, IV.

     The shares of common stock shown as beneficially owned by the 1999 Trust FBO Campbell B. Lanier, IV include 55,851 shares of common stock issuable upon conversion of the Series A preferred stock and 10,851 shares of common stock issuable upon exercise of warrants owned of record by the 1999 Trust FBO Campbell B. Lanier, IV.

     The shares of common stock shown as beneficially owned by David Gaines Lanier include 43,481 shares of common stock issuable upon conversion of the Series A preferred stock and 8,448 shares of common stock issuable upon exercise of warrants owned of record by Mr. Lanier.

     The shares of common stock shown as beneficially owned by Elizabeth Walker Lanier include 71,744 shares of common stock issuable upon conversion of the Series A preferred stock and 13,939 shares of common stock issuable upon exercise of warrants owned of record by Ms. Lanier.

     The securities shown as beneficially owned by J. Smith Lanier, II include the following: 1,987.6933 shares of Series A preferred stock, 6,758.1572 warrants and 6,667 shares of common stock held of record by J. Smith Lanier & Co., Inc., and a total of 41,544 shares of common stock issuable upon conversion or exercise of such shares of Series A preferred stock and warrants; 4,099.6175 shares of Series A preferred stock, 13,938.6995 warrants and 17,448 shares of common stock held of record by Mr. Lanier's spouse, Elizabeth W. Lanier, and a total of 85,683 shares of common stock issuable upon conversion or exercise of such shares of Series A preferred stock and warrants; 273,929 shares of common stock issuable upon conversion of the Series A preferred stock and 53,221 shares of common stock issuable upon exercise of warrants held of record by Mr. Lanier; 3,420 shares of common stock held of record by the J. Smith Lanier, II Charitable Remainder Trust; and 157 shares of common stock held in Mr. Lanier's individual retirement account. Mr. Lanier is the Chairman and a significant stockholder of J. Smith Lanier & Co. Mr. Lanier shares voting and investment power with respect to the shares held of record by his spouse and the J. Smith Lanier, II Charitable Remainder Trust.

     The shares of common stock shown as beneficially owned by Elizabeth L. Lester include 86,962 shares of common stock issuable upon conversion of the Series A preferred stock and 16,896 shares of common stock issuable upon exercise of warrants owned of record by Ms. Lester.

     The shares of common stock shown as beneficially owned by Foster McDonald include 17,393 shares of common stock issuable upon conversion of the Series A preferred stock and 3,380 shares of common stock issuable upon exercise of warrants owned of record by Mr. McDonald.

     The shares of common stock shown as beneficially owned by Wesley L. McDonald include 17,393 shares of common stock issuable upon conversion of the Series A preferred stock and 33,840 shares of common stock issuable upon exercise of warrants owned of record by Mr. McDonald.

     The shares of common stock shown as beneficially owned by North State Telephone Company include 86,962 shares of common stock issuable upon conversion of the Series A preferred stock and 16,896 shares of common stock issuable upon exercise of warrants owned of record by North State Telephone Company.

     The information concerning SCANA Corporation above is based upon a Schedule 13D filed with the SEC on November 8, 2002. The securities shown as beneficially owned by SCANA Corporation include the following: 149,077 shares of Series A preferred stock, 506,861.8 warrants and 566,010 shares of common stock held of record by SCANA Communications Holdings, Inc., and a total of 3,115,703 shares of common stock issuable upon conversion or exercise of such shares of Series A preferred stock and warrants. SCANA Corporation reports that it shares voting and investment power with respect to all of the foregoing securities with SCANA Communications, Inc. and SCANA Communications Holdings, Inc.

     The shares of common stock shown as beneficially owned by William H. Scott, III include the following: 86,962 shares of common stock issuable upon conversion of the Series A preferred stock and 16,896 shares of common stock issuable upon exercise of warrants held of record by Mr. Scott; 14 shares of common stock held of record by Mr. Scott's wife; 3 shares of common stock held of record by Mr. Scott's minor daughter; and 269 shares of common stock held in a trust for Mr. Scott's minor daughter, of which Mr. Scott's wife is co-trustee. Mr. Scott shares voting and investment power with respect to the shares held of record by his spouse, his minor daughter and the foregoing trusts.

     The shares of common stock shown as beneficially owned by Douglas A. Shumate include the following: 34,785 shares of common stock issuable upon conversion of the Series A preferred stock and 6,759 shares of common stock issuable upon exercise of warrants held of record by Mr. Shumate; 14 shares of common stock owned of record by Mr. Shumate's spouse; and 33 shares of common stock credited to Mr. Shumate's participant account in our 401(k) retirement savings plan, which are voted by the plan's trustees. Mr. Shumate shares voting and investment power with respect to the shares held of record by his spouse and credited to his 401(k) plan participant account.

     The shares of common stock shown as beneficially owned by UBS Warburg LLC include 208,708 shares of common stock issuable upon conversion of the Series A preferred stock and 40,549 shares of common stock issuable upon exercise of warrants held of record by UBS Warburg.

OUR RELATIONSHIPS WITH SELLING SECURITYHOLDERS

     Donald W. Burton and Campbell B. Lanier, III have served on our board of directors since March 1997, and Mr. Lanier served as our Chairman from March 1997 through July 2002. William H. Scott, III served as a director of ITC/\DeltaCom from March 1997 through October 29, 2002. Foster McDonald served as our President from March 1997 through March 2000. Douglas A. Shumate has acted as our chief financial officer since March 1997. Henry E. Crosby has served as an officer of ITC/\DeltaCom since March 1997.

     J. Smith Lanier, II is the Chairman and a significant stockholder of J. Smith Lanier & Co., Inc. J. Smith Lanier & Co., an insurance placement company, has provided us with insurance brokerage services, including the negotiation and acquisition on our behalf of various insurance policies with third-party insurers. J. Smith Lanier & Co. also has performed risk management services for us.

     UBS Warburg LLC acted as our financial advisor in 2001 and 2002 in connection with our reorganization. For its services, we paid UBS Warburg total fees, excluding reimbursement of expenses, of $3.7 million, of which it applied approximately $1.2 million to purchase our securities.

     See "Management" and "Transactions Involving Related Parties" for a description of certain transactions from January 1, 1999 through the date of this prospectus among us and some of our selling securityholders, including those referred to above, and entities with which those selling securityholders are affiliated or associated.

                    DESCRIPTION OF THE COMMON STOCK, SERIES A
                          PREFERRED STOCK AND WARRANTS

     The following description sets forth the general terms of ITC/\DeltaCom's common stock, Series A preferred stock and warrants. This description does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, including the certificate of designation of the Series A preferred stock, and bylaws and the warrant agreement under which we issued the warrants. We have filed our certificate of incorporation and bylaws and the warrant agreement as exhibits to the registration statement of which this prospectus forms a part or as exhibits to our other filings with the SEC. See "Where You Can Find Additional Information" for information about how you can obtain copies of these documents.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our certificate of incorporation provides that we have authority to issue 250,000,000 shares of our common stock, par value $.01 per share. At November 26, 2002, there were 44,750,000 shares of our common stock issued and outstanding. Of such shares, we issued 43,750,000 shares under our plan of reorganization and 1,000,000 shares to the selling securityholders in a private offering.

     Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including dividend rights, liquidation preferences, conversion privileges, redemption rights and voting powers. As of the date of this prospectus, our board of directors has not provided for the issuance of any series of preferred stock other than the Series A preferred stock, and there are no agreements or understanding for the issuance of any other series of preferred stock. At November 26, 2002, there were 300,000 shares of our Series A preferred stock issued and outstanding. Of such shares, we issued 1,846 shares in a rights offering under our plan of reorganization and 298,154 shares to the selling securities holders in a private offering in connection with consummation of the plan.

     Our board of directors has broad discretion with respect to the creation and issuance of preferred stock without stockholder approval. The rights, preferences and privileges of holders of the common stock may be adversely affected by the holders of shares of any series of preferred stock that we may designate and issue from time to time. Among other things, by authorizing the issuance of shares of preferred stock with particular conversion, redemption, voting or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of ITC/\DeltaCom even if such a transaction would be beneficial to the interests of our stockholders.

DESCRIPTION OF COMMON STOCK

     Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each holder is entitled, together with the holders of all other classes of stock entitled to attend the special and annual meetings of our stockholders, to cast one vote for each outstanding share of common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the common stock, as such, are not entitled to vote on any amendment to our certificate of incorporation, including the certificate of designation of any series of preferred stock, that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the certificate of incorporation, including the certificate of designation of any series of preferred stock, or pursuant to the Delaware general corporation law.

     Liquidation Rights. The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of ITC/\DeltaCom, whether voluntary or involuntary, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class or series of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

     Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends on an equal per-share basis, but only when, as and if declared by our board of directors.

     Other Rights. Holders of the common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

DESCRIPTION OF SERIES A PREFERRED STOCK

     The Series A preferred stock ranks senior to the common stock with respect to dividend rights and distributions upon the liquidation, dissolution or winding-up of ITC/\DeltaCom. In addition, the holders of the Series A preferred stock are entitled to specified conversion rights, redemption rights, and voting and approval rights.

     Ranking. With respect to dividend rights and distributions upon the liquidation, dissolution or winding-up of ITC/\DeltaCom, each series of Series A preferred stock ranks:

     . senior to "junior securities," which include the common stock and each other class of capital stock or series of preferred stock established by our board of directors after the Series A preferred stock which has terms that do not expressly provide that such class or series will rank senior to, or on a parity with, the Series A preferred stock;

     . on a parity with "parity securities," which include each class of capital stock or series of preferred stock established by our board of directors after the Series A preferred stock which has terms that expressly provide that such class or series will rank on a parity with the Series A preferred stock; and

     . junior to "senior securities," which include each class of capital stock or series of preferred stock established by our board of directors after the Series A preferred stock which has terms that expressly provide that such class or series will rank senior to the Series A preferred stock.

     Dividend Rights. The holders of the Series A preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for this purpose, cumulative dividends in an amount equal to the greater of:

     . dividends at the annual rate of 8% per share on the $100 liquidation preference per share of Series A preferred stock plus the amount of any accrued and unpaid dividends for past dividend periods, and

     . dividends, other than dividends in common stock payable in connection with a stock split, reclassification or subdivision of the common stock, that would have accrued with respect to such share of Series A preferred stock during the applicable quarterly dividend period if the holder of such share had converted such share into common stock immediately prior to the record date of any dividend declared on the common stock in such quarterly dividend period.

     Dividends payable at the 8% annual rate may be paid to the holders of Series A preferred stock by us, at our option, in cash, in shares of Series A preferred stock, or in a combination of cash and shares of Series A preferred stock. Our ability to pay cash dividends is currently restricted by the terms of our senior credit facility. As a result, for so long as these restrictions remain in effect, we expect to pay dividends on the Series A preferred stock in shares of Series A preferred stock. Solely for computing the dividend amount, each share of Series A preferred stock issued as such a payment-in-kind dividend will be valued at its liquidation preference of $100. Dividends payable on the Series A preferred stock based on common stock dividends as described above will be payable in the same form as the related dividends declared on the common stock.

     If any dividend would result in the issuance of a fractional share of Series A preferred stock, we, in our sole discretion, may either pay such fractional share or round such fractional share up to the nearest whole share of Series A preferred stock. Except to the extent otherwise required by the NASDAQ Marketplace Rules, if our common stock is traded on the NASDAQ Stock Market, or the rules, regulations, interpretations and practices of our transfer agent or any securities exchange on which the common stock is traded, or by any other applicable law or regulation, fractional shares of Series A preferred stock we issue in payment of any dividend will be rounded up to the nearest one-ten thousandth (.0001) of a share, and any dividend we pay in cash will be rounded up to the nearest cent.

     Dividends on shares of the Series A preferred stock will be payable quarterly in arrears on April 1, July 1, October 1, and January 1 of each year, beginning on the dividend payment date for the quarterly dividend period ending on December 31, 2002. If such payment date is not a business day, and a dividend is payable in cash, such dividend will be payable on the next business day. Dividends on shares of Series A preferred stock will accrue from the most recent date to which dividends have been paid or, if no dividends have been paid, from the date of the original issuance of such shares.

     Each dividend will be payable to holders of record as they appear on our stock register on the March 15, June 15, September 15 and December 15 immediately preceding the applicable dividend payment date, or if such date is not a business day, on the next succeeding business day, or on such other date that is fixed by our board of directors as the record date and that is not more than 60 days or less than 10 days preceding the applicable dividend payment date. Dividends will accrue and be cumulative from each such quarterly dividend payment date whether or not declared and whether or not we have funds legally available for payment of the dividends for any dividend period or periods. Accumulations of dividends will not bear interest. Dividends payable on the initial dividend payment date or for any period greater or less than a full quarterly dividend period will be computed on the basis of a 365-day year and the actual number of days elapsed in the dividend period.

     We may not declare or pay dividends on any parity securities or redeem, purchase or otherwise acquire any parity securities for any consideration, or pay or make available any moneys for a sinking fund for the redemption of any parity securities, except by conversion into or exchange for parity securities or junior securities, unless all accrued and unpaid dividends with respect to the Series A preferred stock have been declared and paid or funds have been set aside for payment of such dividends. If we have not paid in full any accrued and unpaid dividends on the Series A preferred stock or set apart sufficient funds for the payment of such dividends, we may declare and pay dividends on parity securities for past dividend periods if all accrued and unpaid dividends declared on the Series A preferred stock and on any parity securities are declared ratably in proportion to the respective dividend amounts accumulated and unpaid on the Series A preferred stock and on such parity securities.

     We may not declare or pay dividends on any junior securities or redeem, purchase or otherwise acquire any junior securities for any consideration, or pay or make available any moneys for a sinking fund for the redemption of any junior securities, except by conversion into or exchange for junior securities, unless we have paid all accrued and unpaid dividends with respect to the Series A preferred stock and any parity securities for all past dividend periods and the current dividend period or have been set apart sufficient funds for the payment of such dividends.

     Notwithstanding the foregoing restrictions, we may:

     . declare and pay dividends or make distributions on parity securities which are payable solely in additional parity securities or in junior securities;

     . declare and pay dividends or make distributions on junior securities which are payable in additional junior securities; or

     . redeem, purchase or otherwise acquire junior securities in exchange for junior securities and parity securities in exchange for parity securities or junior securities.

     Liquidation Preference. Each share of Series A preferred stock has a stated liquidation preference of $100 per share. Upon any liquidation, dissolution or winding-up of ITC/\DeltaCom, whether voluntary or involuntary, and subject to the rights of our creditors and holders of any senior securities and parity securities, each holder of Series A preferred stock will be entitled to be paid, out of our assets available for distribution to stockholders, before any distribution is made on the common stock and any other junior securities, an amount in cash equal to the greater of:

     . the liquidation preference of $100 per share of Series A preferred stock plus the amount of any accumulated and unpaid dividends accrued to, but not including, the date of such liquidation, dissolution or winding-up; and

     . the amount that such holder would have been received with respect to the shares of common stock issuable upon conversion of the holder's shares of Series A preferred stock if such shares had been converted immediately before the event of liquidation, dissolution or winding-up.

     If the amounts payable with respect to the Series A preferred stock and all other parity securities are not paid in full, the holders of the Series A preferred stock and the parity securities will share equally and ratably in any distribution of our assets in proportion to the respective amounts to which they are entitled. After payment of the full amount of the liquidation preference of the Series A preferred stock, the holders of shares of Series A preferred stock will not be entitled to any further distribution of our assets. Neither the sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of ITC/\DeltaCom or its subsidiaries, nor our consolidation or merger with or into one or more entities, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of ITC/\DeltaCom for purposes of the Series A preferred stock.

     Conversion Rights. Each share of Series A preferred stock is convertible at the holder's option, in whole or in part, at any time after such share is issued, into a number of shares of common stock which is obtained by dividing the $100 liquidation preference per share plus the amount of any accrued and unpaid dividends accrued to, but not including, the conversion date by the conversion price applicable to such share. The initial conversion price of the Series A preferred stock is $5.7143 per share of common stock. The conversion price is subject to reduction from time to time under the circumstances described below. The right to convert shares of Series A preferred stock called for redemption will terminate at the close of business on the last business day before the date fixed for redemption, unless we default in paying the redemption price. We will not issue fractional shares of common stock upon the conversion of any share of Series A preferred stock. Instead, in our discretion, we may either round up a fractional share of common stock to the nearest whole share of common stock or pay cash in lieu of the fractional share based on the market price of the common stock on the business day preceding the conversion date.

     In order to prevent dilution of the foregoing conversion rights, the conversion price of the Series A preferred stock will be subject to reduction in the manner described below. A reduction in the conversion price will result in an increase in the number of shares of common stock issuable upon conversion of the Series A preferred stock. If at any time through October 29, 2004 we issue or sell, or we are deemed to have issued or sold, shares of common stock for no consideration or for a consideration per share less than the exercise price in effect on the date of issuance or sale, or deemed issuance or sale, of such common stock, the exercise price of the Warrants will be reduced to a price determined by multiplying the exercise price in effect immediately before the issuance or sale or deemed issuance or sale by the following fraction:

     . the numerator of the fraction will be an amount equal to the sum of (x) the total number of shares of common stock deemed outstanding immediately before such issuance or sale, plus (y) the quotient of the aggregate consideration received or receivable by us upon such issuance or sale divided by the applicable exercise price in effect immediately before such issuance or sale; and

     . the denominator of the fraction will be the total number of shares of common stock deemed outstanding immediately after such issuance.

For purposes of this calculation, the total number of shares of common stock deemed outstanding will include the shares of common stock actually outstanding plus the maximum number of shares of common stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, rights and options to subscribe for or to purchase common stock or securities convertible into or exchangeable for common stock, which we refer to collectively as "options," and all such convertible securities, whether or not such options or convertible securities are actually exercisable, convertible or exchangeable for or into common stock at such time, without duplication.

     We will be deemed to have issued or sold common stock for a price less than the conversion price of the Series A preferred stock if we issue, grant or sell:

     . any options, whether or not immediately exercisable, under which the price per share of the common stock issuable upon the exercise of such options is less than the conversion price of the Series A preferred stock in effect on the date of issuance or grant of such options; or

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     .  any convertible securities, whether or not immediately convertible, under which the price per share of the common stock issuable upon the conversion of such convertible securities is less than the conversion price of the Series A preferred stock in effect on the date of issuance of such convertible securities.

     If we issue, grant or sell any common stock, options or convertible securities for cash, the consideration we will be deemed to have received for purposes of the foregoing calculations will be the amount we receive before deduction of commissions, underwriting discounts or allowances or other expenses we have paid or incurred in connection with the issuance, grant or sale. If we issue or sell common stock, options or convertible securities for a consideration part or all of which is other than cash, the amount of the consideration other than cash we will be deemed to have received will be the fair value of such consideration. If we issue any common stock, options or convertible securities in connection with any acquisition, merger or consolidation in which we are the surviving corporation, the amount of consideration we will be deemed to have received for such a transaction will be deemed to be the fair value of the portion of the net assets and business of the non-surviving entity which is attributable to such common stock, options or convertible securities. The fair value of any consideration other than cash will be determined in good faith by our board of directors, whose determination, in the absence of manifest error, will be final and binding upon us and the holders of the Series A preferred stock.

     No adjustment to the conversion price of the Series A preferred stock will be made upon the issuance, sale, grant, exercise, conversion, exchange, reclassification, redemption or other retirement of any of the following securities:

     . any common stock issued under or in connection with our plan of reorganization that became effective on October 29, 2002;

     . the Series A preferred stock, including any Series A preferred stock issued as payment-in-kind dividends, or any shares of common stock or other securities issuable or payable upon conversion of the Series A preferred stock;

     . any shares of common stock, options or convertible securities issued as a dividend or distribution on the Series A preferred stock in accordance with the certificate of designation relating to the Series A preferred stock or any shares of common stock issuable or payable upon exercise of any such options or upon conversion or exchange of any such convertible securities;

     . the warrants or any shares of common stock or other securities issuable or payable upon exercise of the warrants;

     . any shares of common stock, options or convertible securities issued or issuable under (a) the ITC/\DeltaCom, Inc. stock incentive plan as in effect on October 29, 2002 or (b) such plan as amended after October 29, 2002 and any other ITC/\DeltaCom stock-based or other benefit plan which becomes effective after October 29, 2002, provided that any such amendment to the ITC/\DeltaCom stock incentive plan or the effectiveness of any such other benefit plan is approved by our board of directors or by the compensation committee or comparable committee of our board of directors, in either case with the affirmative vote or consent of the directors, if any, that are initially designated by the selling securityholders for the board of directors under our plan of reorganization that became effective on October 29, 2002 or that are thereafter elected by the holders of the Series A preferred stock voting as a separate class, whether or not serving on any such committee, or any shares of common stock issuable or payable upon exercise of any such options or upon conversion or exchange of any such convertible securities;

     . any shares of common stock issued or deemed to have been issued in a stock split, stock dividend, reverse stock split, recapitalization, reorganization, reclassification or other transaction for which an adjustment of the conversion price is separately required under the certificate of designation relating to the Series A preferred stock, as described below; or

     . any shares of common stock, options or convertible securities issued in connection with our acquisition of all or part of another business or company, whether by merger, consolidation or otherwise, which is approved by our board of directors or by an authorized committee of our board of directors, in either case with the affirmative vote or consent of the directors, if any, that are initially designated by the selling securityholders for the board of directors under our plan of reorganization that became effective on October 29, 2002 or that are thereafter elected by the holders of the Series A preferred stock voting as a separate class, whether or not serving on any such committee, or any shares of common stock issuable or payable upon exercise of any such options or upon conversion or exchange of any such convertible securities.

     The conversion price of the Series A preferred stock will be proportionately reduced if we subdivide the shares of common stock into a greater number of shares by any stock split, stock dividend, recapitalization, reorganization, reclassification or other transaction, and will be proportionately increased if we combine the shares of common stock into a smaller number of shares by any reverse stock split, recapitalization, reorganization, reclassification or other transaction.

     Upon the occurrence of a fundamental change involving ITC/\DeltaCom, there will be no adjustment of the conversion price. Instead, each share of the Series A preferred stock, without the consent of the holder except as expressly required by applicable law, will become convertible into the kind and amount of shares of capital stock or other securities, of ITC/\DeltaCom or another issuer, cash or other property that such holder would have been entitled to receive upon conversion of the Series A preferred stock into common stock immediately before the effective date of such fundamental change, assuming such holder of common stock failed to exercise the holder's rights of election, if any, as to the kind or amount of capital stock or other securities, cash or other property receivable upon such fundamental change. The right conferred under this provision will be the sole right of the holders of the Series A preferred stock in connection with any fundamental change and, except as expressly provided by applicable law, the holders will have no separate vote with respect to such fundamental change. A fundamental change is any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the common stock, or all or substantially all of the assets or the property of ITC/\DeltaCom, are converted into or exchanged for capital stock or other securities, cash or other property.

     We will not be required to give effect to any adjustment of the conversion price unless and until the net effect of one or more required adjustments will have resulted in a change of the conversion price by at least 1%. When the cumulative net effect of more than one adjustment will be to change the conversion price by at least 1%, we will give effect to such change to the conversion price.

     After the occurrence of any event requiring adjustment of the conversion price, we will give written notice of the adjustment to the holders of the Series A preferred stock. Our notice will state the new conversion price resulting from such event and will set forth in reasonable detail the method we used to calculate the new conversion price and the facts upon which we based our calculation. We may choose to provide holders with this information in the quarterly or annual reports we file with the SEC or by written notice to the holders of the Series A preferred stock given within 30 business days after the event requiring adjustment of the conversion price.

     Redemption. Beginning on October 29, 2005, we will have the right, at our option, to redeem for cash the shares of Series A preferred stock, in whole or in part, at any time and from time to time. The redemption price per share of Series A preferred stock will be equal to the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends accrued to, but not including, the date fixed for redemption, without interest.

     We may not redeem the Series A preferred stock before October 29, 2005 other than in connection with a fundamental change, as described above under "-Conversion." If a fundamental change occurs before October 29, 2005, we will have the right, at our option, to redeem for cash the shares of Series A preferred stock, in whole or in part, at any time, including concurrently with the occurrence of the fundamental change, and from time to time. The redemption price per share will be equal to 110% of the sum of the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends accrued to, but not including, the date fixed for redemption, without interest.

     If we optionally redeem fewer than all the outstanding shares of the Series A preferred stock, the number of shares to be redeemed will be determined by our board of directors and the shares to be redeemed will be selected on a pro rata basis, with any fractional shares of Series A preferred stock being rounded up to the nearest whole share. Notwithstanding this requirement, we may redeem all, none or any amount greater or less than the pro rata portion of shares held by any holder of fewer than 100 shares of Series A preferred stock as may be determined by the board of directors.

     On October 29, 2012, we will be required to redeem for cash all outstanding shares of the Series A preferred stock. The redemption price per share of Series A preferred stock will be equal to the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends accrued to, but not including, the date fixed for redemption, without interest. If and for so long as we have failed to discharge our mandatory redemption obligation, we will not be permitted to redeem, purchase or otherwise acquire for any consideration any parity securities or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any parity securities or declare any dividends or make any other distributions on any junior securities, redeem, purchase or otherwise acquire for consideration any junior securities, or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any junior securities.

     We will be required to send holders of the Series A preferred stock written notice of an optional redemption in connection with a fundamental change not less than 15 days before the fundamental change and written notice of any other redemption not less than 30 days nor more than 60 day before the date fixed for redemption.

     Voting and Approval Rights. Except as described below, holders of the Series A preferred stock are entitled to vote on an "as-if-converted" basis together with the holders of the common stock as a single class on all matters presented for a vote to the holders of the common stock. With respect to any such matter, each holder of Series A preferred stock will have a number of votes per share of Series A preferred stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any consent, if such matter is subject to a consent of the stockholders without a meeting of stockholders, which is equal to the number of shares of common stock into which such share of Series A preferred stock is convertible immediately after the close of business on such record date or effective date. These voting rights of holders of the Series A preferred stock are subject to restrictions, if any, imposed by applicable law or regulation, the NASDAQ Marketplace Rules, if our common stock is traded on the NASDAQ Stock Market, or the rules, regulations, interpretations and practices of any securities exchange on which the common stock is traded, as determined by our board of directors. For so long as the holders of the Series A preferred stock have the right, described below, to vote as a separate class, exclusive of all other stockholders, in the election of directors, such holders will not be entitled to vote in any election of our directors on an "as-if-converted" basis.

     Beginning with the first annual meeting of our stockholders following the consummation of our plan of reorganization on October 29, 2002, for so long as at least 66?% or more shares of Series A preferred stock issued by us are outstanding, the holders of such shares will be entitled, voting as a separate class, exclusive of all other stockholders, to elect two directors to serve on our board of directors. If the number of outstanding shares of Series A preferred stock decreases to below 66?% but remains in excess of 33?%, such holders will be entitled, voting as a separate class, exclusive of all other stockholders, to elect one director. If the number of outstanding shares of Series A preferred stock decreases to or below 33?%, the right of such holders to elect directors as a separate class, exclusive of all other stockholders, will terminate, and such holders will thereafter be entitled to vote in the election of directors on an "as-if-converted" basis together with the holders of the common stock. The "single class voting date" is the first record date for determining stockholders entitled to vote upon or consent to the election of directors on which 33?% or fewer shares of the Series A preferred stock remain outstanding.

     The candidates for whose election the holders of the Series A preferred stock will be entitled to vote as a separate class, exclusive of all other stockholders, will be designated for nomination for election by such holders in accordance with our bylaws. At any meeting held before the single class voting date at which our stockholders are entitled to vote upon the election of directors, the presence in person or by proxy of the holders of shares representing more than 50% of the voting power of the Series A preferred stock outstanding on the record date for such meeting will be required to constitute a quorum of such class for the election of directors by such class.

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

     Any director elected by the holders of the Series A preferred stock before the single class voting date will hold office until the next annual meeting of our stockholders. Any vacancy in respect of any such director that is filled before the single class voting date may be filled only by vote of the remaining director so elected by the holders of the Series A preferred stock, or if there is no such remaining director, by consent of the holders of the Series A preferred stock, or at a special meeting of the holders of the Series A preferred stock, or, if no such special meeting is called, at the next annual meeting of stockholders. Except as otherwise and to the extent provided by applicable law or regulation or by the NASDAQ Marketplace Rules, if our common stock is traded on the NASDAQ Stock Market, or the rules, regulations, interpretations and practices of any securities exchange on which the common stock is traded, in connection with any consent of the holders of the Series A preferred stock, the consent of holders of shares representing more than 50% of the voting power of the outstanding Series A preferred stock will be sufficient to approve or take action upon the applicable matters.

     Any director elected to our board of directors by the holders of the Series A preferred stock or appointed by any director or directors elected by such holders before the single class voting date may be removed during such director's term of office, either with or without cause, before the single class voting date by the affirmative vote of holders of shares representing more than 50% of the voting power of the outstanding Series A preferred stock entitled to vote.

     As long as any shares of Series A preferred stock remain outstanding, we will be prohibited from amending or repealing any provision of the certificate of designation of the Series A preferred stock in a manner that adversely affects the powers, preferences or special rights of the Series A preferred stock without the approval of the holders of more than 50% of the voting power of the outstanding Series A preferred stock, voting as a separate class. If a proposed amendment to the certificate of designation seeks to change the amount of any dividend or other amount payable on, or the liquidation preference of, the Series A preferred stock, the approval of the holders of at least 66?% of the voting power of the outstanding Series A preferred stock, voting as a separate class, will be required to approve the amendment. We may not issue senior securities or parity securities without the approval of the holders of more than 50% of the voting power of the outstanding Series A preferred stock, voting as a separate class.

     In the exercise of the foregoing voting rights, except as provided in connection with voting on an "as-if-converted" basis, each share of Series A preferred stock will have one vote per share. Except as otherwise required by applicable law or as set forth in the certificate of designation, the shares of Series A preferred stock will not have any relative, participating, optional or other special voting rights and powers, and the vote or consent of the holders of the Series A preferred stock will not be required for the taking of any corporate action

DESCRIPTION OF WARRANTS

     When our plan of reorganization became effective on October 29, 2002, we issued 1,020,000 warrants exercisable for 1,020,000 shares of common stock. Of such warrants, we issued 6,276 warrants in a rights offering under our plan of reorganization and 1,013,724 warrants to the selling securityholders in a private offering in connection with the consummation of the plan. We issued the warrants under a warrant agreement dated as of October 29, 2002 between ITC/\DeltaCom and Mellon Investor Services, LLC, as warrant agent.

     General. Each warrant is represented by a warrant certificate which entitles the holder thereof to purchase for cash one share of common stock at an exercise price of $5.114 per share. The warrant exercise price and the number of shares of common stock issuable upon exercise of a warrant are subject to adjustment as described below. Each warrant is exercisable at any time during the period commencing on October 29, 2002 and ending immediately prior to 5:00 p.m., New York City time, on October 29, 2007. Each warrant not exercised before such expiration date will become void and all rights of the holder in respect of such warrant will cease as of such date.

     Exercise. In order to exercise all or any of the warrants represented by a warrant certificate, the holder thereof is required to surrender the following to the warrant agent:

     .  the warrant certificate;

     . the form of election to purchase on the reverse side of the warrant certificate properly filled in and signed, which signature must be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the National Association of Securities Dealers, Inc.; and

     . payment to the warrant agent for the account of ITC/\DeltaCom of the exercise price for the number of warrant shares in respect of which such Warrants are then exercised.

Payment of the exercise price may be made in cash, by wire transfer or by certified or official bank check payable to the order of ITC/\DeltaCom. Upon the exercise of any warrants in accordance with the warrant agreement, the warrant agent will deliver or cause to be delivered, in such name or names as the holder of such warrants may designate in writing, a certificate or certificates for the number of whole shares of common stock issuable upon exercise of the warrants delivered by such holder for exercise. All shares of common stock issuable by ITC/\DeltaCom upon exercise of the warrants must be validly issued, fully paid and nonassessable.

     Warrants may not be exercised by any holder for an amount of less than 100 shares of common stock unless such holder only owns, in the aggregate, such lesser amount. If fewer than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

     We will not be required to issue fractional shares of common stock upon the exercise of warrants. If more than one warrant is presented for exercise in full at the same time by the same holder, the number of full shares of common stock issuable upon the exercise of such warrants will be computed on the basis of the aggregate number of shares purchasable upon exercise of such warrants. If any fraction of a share of common stock would be issuable upon the exercise of any warrants, we may, in our sole discretion, either round such fractional share up to the nearest whole number or pay an amount in cash equal to the market price of such share, as determined on the business day immediately preceding the date the warrant is presented for exercise, multiplied by such fraction, rounded up to the nearest whole cent.

     We will pay any and all taxes and governmental charges attributable to the initial issuance of shares of common stock upon the exercise of warrants, except that we will not be required to pay any tax or charge which may be payable in respect of any transfer involved in the issue of any warrant certificates or any certificates for shares of common stock in a name other than that of the registered holder of a warrant certificate surrendered upon the exercise of a warrant. In the latter event, we and the warrant agent will not be required to issue or deliver such warrant certificates unless or until the person requesting the issuance of the certificates has paid to us the amount of such tax or charge or has established to the satisfaction of us and the warrant agent that such tax or charge has been paid.

     Holders of warrants will be able to exercise their warrants only if a registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and is available, or if the exercise of the warrants and issuance of shares upon such exercise is exempt from the registration requirements of the Securities Act and such shares are qualified for sale or exempt from registration or qualification under the applicable securities laws of the states or other jurisdictions in which the various holders of the warrants, or other persons to whom it is proposed that such shares be issued upon the exercise of such warrants, reside.

     Reservation and Listing of Warrant Shares. We will be required at all times to reserve and keep available, free from preemptive rights, out of our authorized but unissued common stock and/or our authorized and issued common stock held in our treasury, the maximum number of shares of common stock which may be issuable by us from time to time upon the exercise of all outstanding warrants. For so long as the shares issued upon exercise of warrants are outstanding, we are required to use our reasonable efforts to have such shares quoted on the National Market System of the NASDAQ Stock Market, or listed on a national securities exchange or quoted on a national automated quotation system other than the National Market System, on which the common stock is then quoted or listed.

     Antidilution Provisions. The warrant agreement contains provisions for adjustment of the exercise price for dilutive issuances of common stock and stock splits, stock dividends, reverse stock splits, share combinations, recapitalizations, reorganizations, reclassifications and similar transactions affecting the common stock for the same period, under substantially the same circumstances and in substantially the same manner as the provisions for adjustment of the conversion price of the Series A preferred stock set forth in the related certificate of designation, as

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described above under "Description of Series A Preferred Stock-Conversion." If
at any time through October 29, 2004 we issue or sell, or we are deemed to have issued or sold, shares of common stock for no consideration or for a consideration per share less than the exercise price in effect on the date of issuance or sale, or deemed issuance or sale, of such common stock, the exercise price of the warrants will be reduced to a price determined by multiplying the exercise price in effect immediately before the issuance or sale or deemed issuance or sale by the following fraction:

     . the numerator of the fraction will be an amount equal to the sum of (x) the total number of shares of common stock deemed outstanding immediately before such issuance or sale, plus (y) the quotient of the aggregate consideration received or receivable by us upon such issuance or sale divided by the applicable exercise price in effect immediately before such issuance or sale; and

     . the denominator of the fraction will be the total number of shares of common stock deemed outstanding immediately after such issuance.

     We will not be required to give effect to any adjustment of the exercise price unless and until the net effect of one or more required adjustments will have resulted in a change of the exercise price by at least 1%. When the cumulative net effect of more than one adjustment will be to change the exercise price by at least 1%, we will give effect to such change to the exercise price.

     After the occurrence of any event requiring adjustment of the exercise price, we will give written notice of the adjustment to the holders of the warrants and to the warrant agent. Our notice will state the new exercise price resulting from such event and will set forth in reasonable detail the method we used to calculate the new exercise price and the facts upon which we based our calculation. We may choose to provide holders with this information in the quarterly or annual reports we file with the SEC or by written notice to the holders of the warrants given within 30 business days after the event requiring adjustment of the exercise price.

     Upon the occurrence of any event requiring adjustment of the exercise price, each warrant outstanding immediately prior to such event will thereafter evidence the right to purchase, at the adjusted exercise price, that number of shares of common stock, calculated to the nearest one-one hundredth of a share, obtained by (a) multiplying (x) the number of shares covered by such warrant immediately prior to such adjustment of the exercise price by (y) the exercise price in effect immediately prior to such adjustment of the exercise price and
(b) dividing the product so obtained by the exercise price in effect immediately after such adjustment of the exercise price.

     Adjustment in Connection With Dividends. If we pay a dividend in property, other than cash, or securities to all holders of our common stock, other than in a transaction for which the warrant agreement provides for an adjustment of the exercise price, then, after the date of record for determining stockholders entitled to such dividend, each holder of warrants will be entitled, upon exercise thereof for the purchase of any or all of the shares of common stock subject to such warrants, to receive the amount of such property, other than cash, or securities which would have been payable to such holder if such holder had been the holder, on the record date for the determination of stockholders entitled to such dividend, of such shares of common stock purchased upon such exercise.

     Fundamental Change. Upon the occurrence of a fundamental change involving ITC/\DeltaCom, there will be no adjustment of the exercise price. Each warrant then outstanding, without the consent of any holder of warrants, will become exercisable into the kind and amount of shares of capital stock or other securities, of ITC/\DeltaCom or another issuer, cash or other property receivable upon such fundamental change by a holder of the number of shares of common stock into which such warrants could have been exercised immediately prior to the effective date of such fundamental change, assuming such holder of common stock failed to exercise the holder's rights of election, if any, as to the kind or amount of capital stock or other securities, cash or other property receivable upon such fundamental change, except that, if such fundamental change solely provides for cash payments to holders of common stock at a price that is not greater than the current exercise price, a holder of warrants will not have any right to receive such consideration and such holder's warrants will be automatically cancelled upon consummation of such fundamental change. The right conferred under this provision will be the sole right of the holders of the warrants in connection with any fundamental change. A fundamental change is any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification compulsory share exchange or liquidation, in

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which all or substantially all outstanding shares of the common stock, or all or substantially all of the assets or the property of ITC/\DeltaCom, are converted into or exchanged for capital stock or other securities, cash or other property.

     No Rights as Stockholders. The holders of unexercised warrants are not entitled, as such, to any rights of a stockholder of ITC/\DeltaCom, including, without limitation, the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders.

     Amendments and Supplements to Warrant Agreement. The warrant agent may, without the consent or concurrence of the holders of the warrants, by supplemental agreement or otherwise, agree with us to make any changes or corrections in the warrant agreement that:

     . are required to cure any ambiguity or to correct any defect or inconsistent provision or clerical omission or mistake or manifest error in the warrant agreement, provided that such changes or corrections do not and will not adversely affect, alter or change the rights of the holders of the warrants;

     . add to the covenants and agreements of ITC/\DeltaCom in the warrant agreement further covenants and agreements of ITC/\DeltaCom, or surrender any rights or power reserved to or conferred upon us in the warrant agreement, provided that such changes or corrections do not and will not adversely affect, alter or change the rights of the holders of warrants; or

     . will not, in the good faith opinion of our board of directors, as evidenced by a board resolution, adversely affect, alter or change the rights of the holders of warrants in any material respect.

     Amendments or supplements to the warrant agreement that do not meet the foregoing requirements will require the written consent of the holders of a majority of the outstanding warrants, except that the consent of each holder will be required for any amendment or supplement pursuant to which the exercise price would be increased or the number of shares of common stock purchasable upon exercise of warrants would be decreased, other than in accordance with antidilution and other adjustments provided for in the warrant agreement.

FOREIGN OWNERSHIP RESTRICTIONS

     A subsidiary of ITC/\DeltaCom is a common carrier licensee within the meaning of the Communications Act and the rules of the FCC under that law. Under the Communications Act, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not directly own or vote, in the aggregate, more than 20% of the equity interests of a common carrier licensee, nor may such entities own or vote more than 25% of the equity interests of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting this ownership. In addition, the FCC's rules under some conditions may limit the operations of a U.S. international carrier in which a foreign telecommunications carrier owns or controls a substantial interest.

CHARTER AND BYLAW PROVISIONS

     Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or deferring a change in control of ITC/\DeltaCom.

     Number of Directors. Our certificate of incorporation provides that the total number of directors constituting the entire board of directors will not be less than four nor more than 15 directors.

     Special Meeting of Stockholders. The bylaws provide that special meetings of stockholders may only be called by our chief executive officer or chairman of the board or by the board of directors pursuant to a resolution adopted by a majority of the authorized number of directors.

     Stockholder Advance Notice Procedure. The bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings. These procedures require stockholders to submit in writing any nomination of a candidate for election to the board of directors or any other proposal for consideration at any special or annual meeting not less than 90 days prior to the meeting. The notice must include the following information:

     . the name and address of the stockholder who intends to make the nominations, propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed;

     . a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice;

     . if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, which includes the names of such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

     . such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC if the nominee had been nominated, or intended to be nominated, or if the matter had been proposed, or intended to be proposed, by our board of directors; and

     . if applicable, the consent of each nominee to serve as director of ITC/\DeltaCom if so elected.

COMMON STOCK LISTING

     The common stock is listed on the OTC Bulletin Board and trades on such market under the symbol "ITCD.OB."

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The transfer agent and registrar for the common stock and the Series A preferred stock and the warrant agent for the warrants is Mellon Investor Services LLC, 200 Galleria Parkway, Atlanta, Georgia 30339.

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                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
                       RELATING TO THE OFFERED SECURITIES

     The following discussion is a summary of the material U.S. federal income tax considerations that relate to the acquisition, ownership and disposition of shares of common stock, shares of the Series A preferred stock and the warrants. The following discussion is intended to address only those U.S. federal income tax considerations that are generally relevant to all stockholders and warrant holders, is not exhaustive of all possible tax considerations and is not tax advice. For example, it does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a stockholder or warrant holder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding common stock, preferred stock or warrants as part of a hedging or conversion transaction or straddle, tax-exempt organizations, or foreign corporations and persons who are not citizens or residents of the United States.

     The information in this section is based on the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department in effect on the date hereof, which we refer to as the "Treasury Regulations," current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the following discussion is based. Even if there is no change in applicable law, we cannot assure you that the statements set forth in this discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK, SERIES A PREFERRED STOCK AND WARRANTS, IN LIGHT OF YOUR PERSONAL INVESTMENT CIRCUMSTANCES.

TAX TREATMENT OF SERIES A PREFERRED STOCK

     The treatment of the Series A preferred stock depends upon whether or not it is considered "preferred stock" for federal income tax purposes. For purposes of section 305 of the Internal Revenue Code, the term "preferred stock" generally refers to stock that, in relation to other classes of stock outstanding, enjoys certain limited rights and privileges which are generally associated with specified dividend and liquidation priorities, but does not participate in corporate growth to any significant extent. Thus, stock, although denominated as "preferred stock," will not be treated as "preferred stock" for these purposes if it has a real and meaningful probability of actually participating in the earnings and growth of the corporation. Because the Series A preferred stock has the right to participate on an "as-if-converted" basis with the common stock with respect to dividends paid on the common stock and liquidation proceeds and because we believe there is a real and meaningful probability that the Series A preferred stock actually will participate above and beyond its stated dividend and liquidation preferences, determined without regard to whether the Series A preferred stock is converted into common stock, we believe it is more likely than not, and intend to take the position, that the Series A preferred stock will be treated as "common stock" for U.S. federal income tax purposes. However, we cannot assure you that this position will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

TAX CONSIDERATIONS FOR HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK

     Distributions in General. The amount of any distribution to you with respect to Series A preferred stock or common stock generally will be treated as a dividend, taxable as ordinary income to you, to the extent of current or accumulated earnings and profits of ITC/\DeltaCom ,as determined under U.S. federal income tax principles. To the extent the amount of such a distribution exceeds the current and accumulated earnings and profits of ITC/\DeltaCom, the excess will be applied against, and will reduce, your tax basis in the Series A preferred stock or common stock on a dollar-for-dollar basis. Any amount in excess of your tax basis will be treated as capital gain.

     Distributions of Additional Shares of Series A Preferred Stock. As discussed under "Description of the Securities-Preferred Stock," we may issue shares of Series A preferred stock as dividends on outstanding Series A preferred stock. If the Series A preferred stock is treated as "common stock" for purposes of section 305, distributions of additional shares of Series A preferred stock, rather than cash, will not be treated as taxable distributions so long as none of the circumstances described in the next sentence apply. If, however, cash or other property distributions are made on the common stock, certain other distributions are made or deemed made with respect to other classes of the stock of ITC/\DeltaCom, interest is paid on convertible debt issued by ITC/\DeltaCom, or certain other events occur, the distributions of additional shares of Series A preferred stock will be treated as taxable distributions in the same manner as cash distributions. If the Series A preferred stock is treated as "preferred stock" for purposes of section 305, all distributions of additional shares of Series A preferred stock will be treated as taxable dividends in the same manner as cash distributions in all events, whether or not ITC/\DeltaCom is making other distributions or payments.

     In the event that a distribution of Series A preferred stock is treated as a taxable distribution,, the amount of the distribution and the basis of the new shares of Series A preferred stock received will equal the fair market value of the shares on the distribution date. If a distribution of additional shares of Series A preferred stock is not treated as taxable distribution, stockholders must allocate their basis in their old Series A preferred stock between such stock and the new shares received in proportion to the relative fair market values of the old stock and the new shares.

     Dividends to Corporate Stockholders. In general, a distribution which is treated as a taxable dividend for U.S. federal income tax purposes and is made to a corporate stockholder with respect to the Series A preferred stock or common stock will qualify for the 70% dividends-received deduction under section 243 of the Internal Revenue Code. We cannot assure corporate stockholders, however, that the amount of distributions made with respect to the Series A preferred stock or common stock that otherwise would be taxable distributions will not exceed the amount of ITC/\DeltaCom's current and accumulated earnings and profits at the time of the distribution. Accordingly, we cannot provide assurance that the dividends-received deduction will be available in respect of otherwise taxable distributions on the Series A preferred stock or common stock.

     In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction, such as restrictions relating to:

     . the holding period of stock the dividends on which are sought to be deducted;

     .  debt-financed portfolio stock;

     . dividends treated as "extraordinary dividends" for purposes of section 1059 of the Internal Revenue Code; and

     .  taxpayers that pay corporate alternative minimum tax.

     Corporate stockholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situation.

     Constructive Distribution Due to Excessive Redemption Price. Under section 305 of the Internal Revenue Code and related Treasury Regulations, if the redemption price of redeemable preferred stock exceeds its issue price by more than a de minimis amount, the excess may be taxable as a constructive distribution. Such a constructive distribution would be taken into account in generally the same manner as original issue discount would be taken into account if the Series A preferred stock were treated as a debt instrument for U.S. federal income tax purposes. We refer to this excess as the "redemption premium." Under this "accrual rule," any constructive distribution would generally be treated in the same manner as distributions described above under "Distributions in General." If the Series A preferred stock is not treated as "preferred stock" within the meaning of section 305 of the Internal Revenue Code, the accrual rule will not apply to the Series A preferred stock. Because the redemption price of the Series A preferred stock exceeds the issue price of the Series A preferred stock by more than a de minimis amount, if the Internal Revenue Service were successfully to contend that the Series A preferred stock is "preferred stock" within the meaning of section 305 and, thus, subject to the accrual rule, a holder of Series A preferred stock would be required to include the amount of the redemption premium in gross income on an annual basis under a constant yield accrual method, regardless of its regular method of tax accounting, in advance of the receipt of cash attributable to such income, to the extent that we have current or accumulated earnings and profits during the relevant periods. In addition, any additional shares of Series A preferred stock distributed by ITC/\DeltaCom in lieu of cash dividend payments on the Series A preferred stock would also bear a redemption premium if the issue price of such shares, which would be the fair market value of such shares on the issuance date, would be less than their redemption price by more than a de minimis amount. This redemption premium would give rise to additional constructive distributions subject to federal income tax if the Series A preferred stock were treated as "preferred stock" within the meaning of section 305.

     Redemption of Series A Preferred Stock. A redemption of shares of Series A preferred stock will be a taxable event. If the redemption is treated as a sale or exchange, you will generally recognize long-term capital gain or loss, if such shares have a holding period in excess of one year, equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Series A preferred stock redeemed, except to the extent that any cash received is attributable to accrued but unpaid dividends on the Series A preferred stock that have been declared, which generally will be subject to the rules discussed above in "Distributions in General." A redemption will be treated as a sale or exchange if the redemption:

     . results in a "complete redemption" of the your stock interest in ITC/\DeltaCom under section 302(b)(3) of the Internal Revenue Code;

     . is a "substantially disproportionate" redemption with respect to you under section 302(b)(2) of the Internal Revenue Code; or

     .  is "not essentially equivalent to a dividend" with respect to you under section 302(b)(1) of the Internal Revenue Code.

In determining whether any of these tests has been met, you must take into account not only shares of Series A preferred stock and common stock that you actually own, but also shares that you constructively own within the meaning of section 318 of the Internal Revenue Code.

     A redemption will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in your stock interest in ITC/\DeltaCom, which will depend on your particular facts and circumstances at such time. If as a result of the redemption, your relative stock interest in ITC/\DeltaCom is minimal, you exercise no control over corporate affairs, and you suffer a reduction in your proportionate interest in ITC/\DeltaCom, including any stock you constructively own, you generally should be regarded as having suffered a meaningful reduction in your interest in ITC/\DeltaCom.

     Satisfaction of the "complete redemption" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Internal Revenue Code. A redemption will result in a "complete redemption" if either all of the stock of ITC/\DeltaCom actually and constructively owned by you is exchanged in the redemption or all of the stock of ITC/\DeltaCom actually owned by you is exchanged in the redemption and you are eligible to waive, and effectively waive, the attribution of stock of ITC/\DeltaCom constructively owned by you in accordance with the procedures described in section 302(c)(2) of the Internal Revenue Code. A distribution to you will be "substantially disproportionate" if the percentage of the outstanding voting stock of ITC/\DeltaCom actually and constructively owned by you immediately following the redemption, treating shares of Series A preferred stock exchanged in the redemption as not outstanding, is less than 80% of the percentage of the outstanding voting stock of ITC/\DeltaCom actually and constructively owned by you immediately before the redemption, treating shares of Series A preferred stock exchanged in the redemption as outstanding, and immediately following the redemption you own stock representing less than 50% of the total combined voting power of ITC/\DeltaCom stock.

     If the redemption does not constitute a sale or exchange, your receipt of cash will be treated as a taxable distribution. For information about the U.S. federal income tax consequences of receipt of a distribution, see

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

generally "Distributions in General" above. If a redemption is treated as a distribution, your tax basis in the shares of Series A preferred stock redeemed should be added to your basis in other shares of ITC/\DeltaCom's stock actually or constructively owned by you.

     Adjustment of Conversion Price of Series A Preferred Stock. In general, antidilution adjustments do not result in constructive distributions. However, an adjustment to the conversion ratio of the Series A preferred stock, or the failure to make such adjustments, in some circumstances may result in constructive distributions to you with respect to your shares of Series A preferred stock that could be taxable as dividends if ITC/\DeltaCom has current or accumulated earnings and profits for the year in which the adjustment arises. In such an event, your tax basis in the Series A preferred stock would be increased by the amount of any such dividend.

     Conversion of Series A Preferred Stock to Common Stock. You generally will not recognize gain or loss upon the conversion of shares of Series A preferred stock into shares of common stock, except to the extent of cash, if any, received in lieu of fractional interests in shares of common stock. Upon such conversion, your tax basis in the common stock will be equal to your tax basis in the Series A preferred stock exchanged for the common stock. Your holding period with respect to such common stock will include your holding period for the Series A preferred stock. The receipt of cash, if any, in lieu of a fractional interest in a share of common stock will be taxable as if the fractional share of common stock had been issued and then redeemed for cash. Accordingly, you should generally recognize gain or loss in an amount equal to the difference between the amount of cash received for the fractional interest and your tax basis in the fractional interest.

     Sale or Other Taxable Disposition of Common Stock or Series A Preferred Stock. Upon a sale or other taxable disposition of Series A preferred stock or common stock, other than an exchange of Series A preferred stock for common stock pursuant to the conversion privilege, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition of the Series A preferred stock or common stock and your adjusted tax basis in such Series A preferred stock or common stock. The capital gain or loss will be long-term capital gain or loss if your holding period for the Series A preferred stock or common stock is more than one year. You should consult your own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers.

TAX CONSIDERATIONS FOR HOLDERS OF WARRANTS

     Sale, Expiration or Other Taxable Disposition. Upon the sale or other taxable disposition of a warrant, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of property received for the warrant and your tax basis in the warrant. Such a gain or loss would be long-term capital gain or loss if the warrant had been held for more than one year.

     If a warrant expires without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the warrant. Such a loss will be long-term capital loss if the warrant had been held for more than one year.

     Exercise of Warrants. The exercise of a warrant for cash will not be a taxable event to you, except to the extent of cash, if any, received in lieu of fractional interests in shares of common stock. Upon such exercise, your tax basis in the common stock obtained will be equal to the sum of your tax basis in the warrant and the exercise price of the warrant. Your holding period with respect to the common stock will commence on the day the warrant is exercised. The receipt of cash, if any, in lieu of a fractional interest in a share of common stock will be taxable as if the fractional share of common stock had been issued and then redeemed for cash. Accordingly, you should generally recognize gain or loss in an amount equal to the difference between the amount of cash received for the fractional interest and your tax basis in the fractional interest.

     Adjustment of Exercise Price. In general, antidilution adjustments do not result in constructive distributions. However, an adjustment to the exercise price of the warrants, or the failure to make such an adjustment, may result in some circumstances in constructive distributions to you that could be taxable as dividends if ITC/\DeltaCom has current or accumulated earnings and profits for the year in which the adjustment arises. In such an event, your tax basis in the warrants would be increased by the amount of any such dividend.

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

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting and backup withholding may apply with respect to payments of dividends on Series A preferred stock, common stock or warrants and to certain payments of proceeds on the sale, redemption or other taxable disposition of Series A preferred stock, common stock or warrants. Such payments will be subject to backup withholding at a rate of 30% for 2002 and 2003, 29% for 2004 and 2005, and 28% thereafter until December 31, 2010 unless the beneficial owner of such common stock, Series A preferred stock or warrants furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. In addition, if the Series A preferred stock, common stock or warrants are sold to or through a "broker," the broker may be required to withhold such percentage of the entire sales price, unless either the broker determines that the seller is a corporation or other exempt recipient or the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the Internal Revenue Service, unless the broker determines that the seller is an exempt recipient. The term "broker" as defined by Treasury Regulations includes all persons who, in the ordinary course of their business, stand ready to effect sales made by others.

     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to you is allowable as a credit against your U.S. federal income tax, which may entitle you to a refund, provided that you furnish the required information to the Internal Revenue Service. In addition, certain penalties may be imposed by the Internal Revenue Service on a holder who is required to supply information but does not do so in the proper manner.

                              PLAN OF DISTRIBUTION

     The common stock, Series A preferred stock and warrants offered by this prospectus may be sold or distributed from time to time by the selling securityholders named in this prospectus and, to the extent permitted by their registration rights agreement with us, by their donees, pledgees or transferees and their other successors in interest. The selling securityholders may sell their securities at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling securityholder reserves the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

     The offering of the securities will be made on a continuous basis. The selling securityholders may offer their securities at various times in one or more of the following transactions:

     . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     . in transactions involving cross or block trades or otherwise on the OTC Bulletin Board or, if the common stock or other securities are listed thereon, the NASDAQ Stock Market or any national securities exchange;

     . in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

     . in other ways not involving market makers or established trading markets, including direct sales of the securities to purchasers or sales of the securities effected through agents;

     . through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

     .  in privately negotiated transactions; or

     .  in a combination of any of the foregoing transactions.

     The selling securityholders also may sell their securities in accordance with Rule 144 under the Securities Act.

     From time to time, one or more of the selling securityholders may pledge or grant a security interest in some or all of the securities owned by them. If the selling securityholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time by this prospectus. The selling securityholders also may transfer and donate securities in other circumstances. The amount of securities beneficially owned by selling securityholders will decrease as and when the selling securityholders transfer or donate their securities or default in performing obligations secured by their securities. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling securityholders for purposes of this prospectus.

     A selling securityholder may enter into hedging transactions with broker-dealers. A selling securityholder also may enter into option or other transactions with broker-dealers that involve the delivery of securities to the broker-dealers, who may then resell or otherwise transfer such securities. In addition, a selling securityholder may loan or pledge securities to a broker-dealer, which may sell the loaned securities or, upon a default by the selling securityholder of the secured obligation, may sell or otherwise transfer the pledged securities.

     The selling securityholders may use brokers, dealers, underwriters or agents to sell their securities. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling securityholders or the purchasers of the securities of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the offer and sale of the securities may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholders can presently estimate the amount of such compensation.

     If a selling securityholder sells securities in an underwritten offering, the underwriters may acquire the securities for their own account and resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities specified in the supplement if they purchase any of the securities.

     We have informed the selling securityholders that during such time as they may be engaged in a distribution of the securities, they are required to comply with Regulation M under the Securities Exchange Act. With exceptions, Regulation M prohibits any selling securityholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

     We have informed the selling securityholders that they are legally required to deliver copies of this document in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

     Under our registration rights agreement with the selling securityholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and transfer and documentary stamp taxes, if any. We estimate that these expenses will total
approximately $               .

     We have agreed to indemnify the selling securityholders and any underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with the securities laws of states and other jurisdictions, if applicable, the securities offered by this document may not be offered or sold in a particular state or other jurisdiction unless such securities have been registered or qualified for offer and sale in such state or other jurisdiction or an exemption from registration or qualification is available and complied with, and, if so required, may be offered or sold in that state or other jurisdiction only through registered or licensed brokers or dealers.

     This offering by any selling securityholder will terminate on the date specified in the selling securityholder's registration rights agreement with us, or, if earlier, on the date on which such selling securityholder's securities cease to have registration rights under such agreement. Securities held by a selling securityholder will cease to have any registration rights under such agreement to the extent that:

     . such securities have been disposed of pursuant to an effective registration statement under the Securities Act,

     . such securities have been sold or transferred in accordance with the requirements of Rule 144 under the Securities Act,

     . such securities have been otherwise transferred or disposed of, certificates therefor not bearing a legend restricting further transfer or disposition thereof shall have been delivered by us and, at such time, subsequent transfer or disposition of such securities shall not require registration of such securities under the Securities Act,

     . all of the selling securityholder's securities may be sold or transferred by such selling securityholder without holding period, volume or manner of offering limitations under the Securities Act and the rules and regulations thereunder,

     . all of the selling securityholder's securities may be sold or transferred by such selling securityholder within any three-month period in accordance with the requirements of Rule 144, or

     .  such securities have ceased to be outstanding.

Subject to the foregoing, we are required to maintain for a minimum of three years the effectiveness of the registration statement of which this prospectus forms a part.

                             VALIDITY OF SECURITIES

     For purposes of this offering, the legality of the common stock, Series A preferred stock and warrants offered by this prospectus has been passed upon for us by our special counsel, Hogan & Hartson L.L.P., McLean, Virginia.

                                     EXPERTS

     The consolidated balance sheets of ITC/\DeltaCom, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

     In September 2002, we appointed BDO Seidman, LLP to replace Arthur Andersen LLP as our independent auditors. As indicated above, our audited consolidated financial statements included in this registration statement have been audited by Arthur Andersen, as stated in their accompanying report dated February 15, 2002. After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to the inclusion in this registration statement of Arthur Andersen's report with respect to these financial statements. Under these circumstances, applicable SEC rules permit us to file this registration statement without a written consent from Arthur Andersen. The absence of such a consent may limit recovery on certain claims by purchasers of the securities offered by this prospectus. For example, purchasers will not be able to assert claims against Arthur Andersen under section 11 of the Securities Act for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in the included audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims, including claims arising from Arthur Andersen's provision of auditing and other services to us, may be limited as a practical matter due to recent events involving Arthur Andersen.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to information and reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Our Securities Exchange Act file number for those SEC filings is 0-23523. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We file information electronically with the SEC. Our SEC filings are also available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the securities to be sold in the offering. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our securities, we refer you to the registration statement, including the exhibits and schedules that have been filed with the registration statement. You may read all or any portion of the registration statement at the SEC's public reference room referred to above or by accessing the registration statement on the SEC's Internet site. Our statements in this prospectus concerning the contents of any contract or any document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibit.



                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED FINANCIAL INFORMATION

Report of Independent Public Accountants............................................................................F-2

Consolidated Balance Sheets--September 30, 2002 (unaudited), December 31, 2001 and 2000.............................F-3


Consolidated Statements of Operations for the Nine Months Ended September30 2002 and 2001 (unaudited) and Years
 Ended December 31, 2001, 2000 and 1999.............................................................................F-5

Consolidated Statements of Stockholders' (Deficit) Equity for the Nine Months Ended September 30, 2002 (unaudited)
 and Years Ended December 31, 2001, 2000 and 1999...................................................................F-6

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2002 and 2001 (unaudited and Years
 Ended December 31, 2001, 2000 and 1999.............................................................................F-7

Notes to Audited Consolidated Financial Statements..................................................................F-8

Notes to Unaudited Condensed Consolidated Financial Statements......................................................F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ITC/\DeltaCom, Inc.:

We have audited the accompanying consolidated balance sheets of ITC/\DELTACOM, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements (pages F-3 - F-32) referred to above present fairly, in all material respects, the financial position of ITC/\DeltaCom, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has limited access to additional capital, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/S/ Arthur Andersen LLP

Atlanta, Georgia
February 15, 2002

                       ITC/\DELTACOM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     September 30,               December 31,
                                                                         2002                2001                2000
                                                                     -------------      -------------       -------------
                                                                      (Unaudited)
                              ASSETS
CURRENT ASSETS:
Cash and cash equivalents........................................    $      22,341      $      41,043       $     141,140
Restricted assets ...............................................               --                 --               6,982
Accounts receivable:
    Customer, net of allowance for uncollectible accounts of
     $6,711, $5,689 and $3,003 in 2002, 2001 and 2000,
     respectively................................................           54,964             62,099              71,428
    Affiliates...................................................            5,767              4,889               6,638
Inventory........................................................            4,992              6,301               9,249
Prepaid expenses.................................................            5,229              4,193               5,359
                                                                     -------------      -------------       -------------
              Total current assets...............................           93,293            118,525             240,796
                                                                     -------------      -------------       -------------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
 depreciation of $389,339, $295,746 and $183,443 in 2002, 2001
 and 2000, respectively..........................................          619,545            691,037             680,021
                                                                     -------------      -------------       -------------

OTHER LONG-TERM ASSETS:
  Intangible assets, net of accumulated amortization of
   $15,203, $14,596 and $15,888 in 2002, 2001 and 2000,
   respectively..................................................           55,339             55,946             113,338
  Other long-term assets.........................................            2,332             12,824              14,371
                                                                     -------------      -------------       -------------
              Total other long-term assets.......................           57,671             68,770             127,709
                                                                     -------------      -------------       -------------

              Total assets.......................................    $     770,509      $     878,332       $   1,048,526
                                                                     =============      =============       =============

    The accompanying notes are an integral part of these consolidated balance sheets.

                       ITC/\DELTACOM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                  September 30,             December 31,
                                                                                  --------------    ------------------------------
                                                                                       2002            2001               2000
                                                                                  --------------    -----------      -------------
                                                                                   (unaudited)
                LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
  Accounts payable:
    Trade....................................................................     $       37,804    $    38,779      $      40,813
    Construction.............................................................              4,010          8,613             35,808
  Accrued interest...........................................................                372          8,844             12,620
  Accrued compensation.......................................................              4,385          6,554              7,026
  Unearned revenue ..........................................................             20,206         35,851             44,339
  Other accrued liabilities..................................................             21,204         19,914             12,998
  Current portion of long-term debt and capital lease obligations............              4,840          6,711              2,098
                                                                                  --------------    -----------      -------------
               Total current liabilities.....................................             92,821        125,266            155,702
                                                                                  --------------    -----------      -------------

Long-term debt and capital lease obligations.................................            200,187        717,163            711,771
                                                                                  --------------    -----------      -------------

LIABILITIES SUBJECT TO COMPROMISE............................................            538,147             --                 --
                                                                                  --------------    -----------      -------------

CONVERTIBLE REDEEMABLE PREFERRED STOCK, returned to equity on June 25, 2002:

Par value $.01; 67,000 shares designated Series B-1 in 2001 and 0 shares designated Series B-1 in 2000; 30,673 and 0 shares issued and outstanding in
 2001 and 2000, respectively; entitled to liquidation preference and
 redemption value of $1,000 per share, plus accrued and unpaid dividends                      --         24,121                 --
Par value $.01; 90,000 shares designated Series B-2 in 2001 and 0 shares designated Series B-2 in 2000; 40,000 and 0 shares issued and outstanding in 2001 and 2000, respectively; entitled to liquidation preference and
 redemption value of $1,000 per share, plus accrued and unpaid dividends                      --         33,712                 --
                                                                                  --------------    -----------      -------------
               Total convertible redeemable preferred stock..................                 --         57,833                 --
                                                                                  --------------    -----------      -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIT) EQUITY:
   Preferred stock, $.01 par value; 5,000,000 shares authorized Series A
    Preferred Stock, $7.40 liquidation preference per share;

      1,480,771 shares issued and outstanding in 2001 and 2000...............                 15             15                 15
      Series B-1; 67,000 shares authorized; 31,905 issued and outstanding in
       2002..................................................................             26,708             --                 --
      Series B-2; 90,000 shares authorized; 41,837 issued and outstanding in
       2002..................................................................             36,983             --                 --
  Common Stock, $.01 par value; 200,000,000 shares authorized; 62,364,768 and
   61,639,672 shares issued and outstanding in 2001 and 2000, respectively                   624            624                616
  Additional paid-in capital.................................................            356,839        356,839            355,627
  Warrants outstanding ......................................................             11,441         11,441                  0
  Accumulated deficit........................................................           (493,256)      (390,849)          (175,205)
                                                                                  --------------    -----------      -------------
               Total stockholders' (deficit) equity..........................            (60,646)      (21,930)             181,053
                                                                                  --------------    -----------      -------------

               Total liabilities and stockholders' (deficit) equity..........     $      770,509    $  878,332       $   1,048,526
                                                                                  ==============    ===========      =============

    The accompanying notes are an integral part of these consolidated balance sheets.

                       ITC/\DELTACOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       Nine Months ended September 30,       Years ended December 31,
                                                       -----------------------------   --------------------------------------
                                                            2002           2001            2001         2000          1999
                                                       --------------  -------------   ------------ ------------  -----------
                                                                 (unaudited)
Operating revenues.................................... $      318,980  $     310,723   $    415,339  $   363,648  $   244,844
Cost of services (exclusive of items shown separately
 below)...............................................        149,088        136,934        186,121      155,000      118,721
Inventory write-down .................................             --          1,663          1,663           --           --
                                                       --------------  -------------   ------------  -----------  -----------

Gross margin                                                  169,892        172,126        227,555      208,648      126,123
                                                       --------------  -------------   ------------  -----------  -----------

Operating expenses:
     Selling, operations, and administration..........        123,930        146,703        188,712      151,050       96,854
     Depreciation and amortization....................         95,208         88,166        118,938       86,519       53,810
     Special charges .................................            223         74,437         74,437           --          --
                                                       --------------  -------------   ------------  -----------  -----------

          Total operating expenses....................        219,361        309,306        382,087      237,569      150,664
                                                       --------------  -------------   ------------  -----------  -----------
Operating loss                                                (49,469)      (137,180)      (154,532)     (28,921)     (24,541)
                                                       --------------  -------------   ------------  -----------  -----------

Other income (expense):
     Interest expense.................................        (34,516)       (43,552)       (58,833)     (55,482)     (45,293)
     Interest income .................................            316          2,002          2,066       14,763       14,195
     Other (expense) income ..........................           (289)          (579)          (632)        (426)         754
                                                       --------------  -------------   ------------  -----------  -----------
                        Total other expense, net......        (34,489)       (42,129)       (57,399)     (41,145)     (30,344)
                                                       --------------  -------------   ------------  -----------  -----------

Loss before reorganization items, income taxes and
 extraordinary item...................................        (83,958)      (179,309)                    (70,066)     (54,885)

Reorganization items .................................         14,239             --             --           --           --
                                                       --------------  -------------   ------------  -----------  -----------

Loss before income taxes and extraordinary item.......        (98,197)      (179,309)      (211,931)     (70,066)     (54,885)
Income tax expense (benefit) .........................             --             --             --         (512)          94
                                                       --------------  -------------   ------------  -----------  -----------

Loss before extraordinary item........................        (98,197)      (179,309)      (211,931)     (69,554)     (54,979)
Extraordinary item--loss on early
 termination of credit facility.......................             --             --             --       (1,321)          --
                                                       --------------  -------------   ------------  -----------  -----------

Net loss..............................................        (98,197)      (179,309)      (211,931)     (70,875)     (54,979)
Preferred stock dividends and accretion ..............         (4,210)        (1,556)        (3,713)          --           --
                                                       --------------  -------------   ------------  -----------  -----------
Net  loss applicable to common stockholders........... $    (102,407)  $   (180,865)   $   (215,644) $   (70,875) $   (54,979)
                                                       ==============  =============   ============  ===========  ===========

Basic and diluted net loss per common share:

     Before extraordinary loss........................ $        (1.64) $       (2.90)  $      (3.46) $     (1.14) $      0.98)
     Extraordinary loss...............................             --             --             --        (0.02)          --
                                                       --------------  -------------   ------------ ------------  -----------

     Net loss applicable to common stockholders....... $        (1.64)  $      (2.90)  $     (3.46)  $     (1.16) $     (0.98)
                                                       ==============  =============   ============ ============  ===========


Basic and diluted weighted average common shares
 outstanding..........................................     62,364,768     62,267,535     62,292,085   60,928,387   56,370,269
                                                       ==============  =============   ============ ============  ===========

  The accompanying notes are an integral part of these consolidated statements.

                       ITC/\DELTACOM, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                           PREFERRED STOCK -    PREFERRED STOCK -    PREFERRED  STOCK -
                                                SERIES A           SERIES B-1            SERIES B-2
                                          --------------------- ---------- --------  ------------------
                                            SHARES    AMOUNT     SHARES     AMOUNT    SHARES    AMOUNT
                                          --------- ----------- ---------  --------  --------  --------
BALANCE, December 31, 1998 ............   1,480,771 $        15        --  $     --        --  $     --
  Sale of common stock, net of offering
   expenses of $5.9 million ...........          --          --        --        --        --        --
  Issuance of common stock for AvData
   acquisition ........................          --          --        --        --        --        --
  Issuance of common stock for SciTel
   acquisition ........................          --          --        --        --        --        --
  Retirement of common shares .........          --          --        --        --        --        --
  Deferred compensation ...............          --          --        --        --        --        --
  Exercise of common stock options ....          --          --        --        --        --        --
   Net loss ...........................          --          --        --        --        --        --
                                          --------- ----------- ---------  --------  --------  --------

BALANCE, December 31, 1999 ............   1,480,771          15        --        --        --        --
  Issuance of common stock under
   AvData earn-out provisions .........          --          --        --        --        --        --
  Issuance of common stock for Bay Data
   Acquisition ........................          --          --        --        --        --        --
  Deferred compensation ...............          --          --        --        --        --        --
  Exercise of common stock options ....          --          --        --        --        --        --
   Net loss ...........................          --          --        --        --        --        --
                                          --------- ----------- ---------  --------  --------  --------

BALANCE, December 31, 2000 ............   1,480,771          15        --        --        --        --
  Issuance of common stock under
   AvData earn-out provisions .........          --          --        --        --        --        --
  Retirement of common shares .........          --          --        --        --        --        --
  Deferred compensation ...............          --          --        --        --        --        --
  Exercise of common stock options ....          --          --        --        --        --        --
  Issuance of warrants for common
   stock ..............................          --          --        --        --        --        --
  Accretion of differences between
   carrying value and redemption value
   of Series B preferred stock ........          --          --        --        --        --        --
  Stock dividends declared and accrued
   on Series B preferred stock ........          --          --        --        --        --        --
   Net loss ...........................          --          --        --        --        --        --
                                          --------- ----------- ---------  --------  --------  --------

BALANCE, December 31, 2001 ............   1,480,771          15        --        --        --        --
  Series B preferred stock returned to
   equity on June 25, 2002 ............          --          --    31,905    26,708    41,837    36,983
  Stock dividends declared and accrued
   on Series B preferred stock ........          --          --        --        --        --        --
   Net loss ...........................          --          --        --        --        --        --
                                          --------- ----------- ---------  --------  --------  --------

  BALANCE, September 30, 2002
   (unaudited) ........................   1,480,771 $        15    31,905  $ 26,708    41,837  $ 36,983
                                          ========= =========== =========  ========  ========  ========


                                                                                                       TOTAL
                                             COMMON STOCK       ADDITIONAL                         STOCKHOLDERS'
                                         ---------------------    PAID-IN   WARRANTS   ACCUMULATED    (DEFICIT)
                                           SHARES       AMOUNT    CAPITAL OUTSTANDING    DEFICIT       EQUITY
                                         -----------   ------- ---------- -----------  ----------- -------------
BALANCE, December 31, 1998 ............    51,339,838  $   513  $ 167,023 $       --   $   (49,351) $    118,200
  Sale of common stock, net of offering
   expenses of $5.9 million ...........     6,037,500       60    120,869         --            --       120,929
  Issuance of common stock for AvData
   acquisition ........................       983,511       10     29,180         --            --        29,190
  Issuance of common stock for SciTel
   acquisition ........................        83,117        1      1,999         --            --         2,000
  Retirement of common shares .........        (3,473)      --        (55)        --            --           (55)
  Deferred compensation ...............            --       --        145         --            --           145
  Exercise of common stock options ....     1,116,282       11      2,721         --            --         2,732
   Net loss ...........................            --       --         --         --       (54,979)      (54,979)
                                         ------------  ------- ---------- ----------   -----------  ------------

BALANCE, December 31, 1999 ............    59,556,775      595    321,882         --      (104,330)      218,162
  Issuance of common stock under
   AvData earn-out provisions .........       123,757        1      4,282         --            --         4,283
  Issuance of common stock for Bay Data
   Acquisition ........................       837,942        8     26,209         --            --        26,217
  Deferred compensation ...............            --       --        145         --            --           145
  Exercise of common stock options ....     1,121,198       12      3,109         --            --         3,121
   Net loss ...........................            --       --         --         --       (70,875)      (70,875)
                                         ------------  ------- ---------- ----------   -----------  ------------

BALANCE, December 31, 2000 ............    61,639,672      616    355,627         --      (175,205)      181,053
  Issuance of common stock under
   AvData earn-out provisions .........           121       --         --         --            --            --
  Retirement of common shares .........       (22,629)      --       (175)        --            --          (175)
  Deferred compensation ...............            --       --        120         --            --           120
  Exercise of common stock options ....       747,604        8      1,267         --            --         1,275
  Issuance of warrants for common
   stock ..............................            --       --         --     11,141            --        11,141
  Accretion of differences between
   carrying value and redemption value
   of Series B preferred stock ........            --       --         --         --        (1,392)       (1,392)
  Stock dividends declared and accrued
   on Series B preferred stock ........            --       --         --         --        (2,321)       (2,321)
   Net loss ...........................            --       --         --         --      (211,931)     (211,931)
                                         ------------  ------- ---------- ----------   -----------  ------------

BALANCE, December 31, 2001 ............    62,364,768      624    356,839     11,441      (390,849)      (21,930)
  Series B preferred stock returned to
   equity on June 25, 2002 ............            --       --         --         --            --        63,691
  Stock dividends declared and accrued
   on Series B preferred stock ........            --       --         --         --        (4,210)       (4,210)
   Net loss ...........................            --       --         --         --       (98,197)      (98,197)
                                         ------------  ------- ---------- ----------   -----------  ------------

  BALANCE, September 30, 2002
   (unaudited) ........................    62,364,768  $   624  $ 356,839 $   11,441   $  (493,256) $    (60,646)
                                         ============  ======= ========== ==========   ===========  ============

  The accompanying notes are an integral part of these consolidated statements.

                       ITC/\DELTACOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               Nine Months Ended September 30,
                                                               -------------------------------
                                                                   2002             2001
                                                               -------------   ---------------
                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss.................................................   $     (98,197)  $      (179,309)
                                                               -------------   ---------------
   Adjustments to reconcile net loss to net cash provided by
    operating activities (excluding the effects of
    acquisitions): .........................................
      Depreciation and amortization.........................          95,208            88,166
      Amortization of bond issuance costs...................           1,601             1,747
      Special charges and other.............................             223            77,301
      Non-cash reorganization items.........................           8,937                --
      Deferred income taxes.................................              --                --
      Extraordinary item--loss on early termination of credit
       facility.............................................              --                --
      Changes in current operating assets and liabilities:
        Accounts receivable, net............................           6,257             6,070
        Other current assets................................             268               166
        Accounts payable....................................            (692)            2,094
        Accrued interest....................................          14,675             2,810
        Unearned revenue....................................         (15,645)          (19,605)
        Accrued compensation and other accrued liabilities..             482             5,333
                                                               -------------   ---------------
          Total adjustments.................................         111,314           164,082
                                                               -------------   ---------------
          Net cash provided by (used in) operating
           activities.......................................          13,117           (15,227)
                                                               -------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures.....................................         (23,285)         (118,638)
   Change in accounts payable-construction..................          (4,603)          (23,099)
   Change in restricted assets, net.........................              --             6,982
   Payment for acquisitions, net of cash received...........              --                --
   Other....................................................              11               171
                                                               -------------   ---------------
          Net cash used in investing activities.............         (27,877)         (134,584)
                                                               -------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from $160 million senior secured credit
    facility, net of issuance costs.........................              --                --
   Cash from $160 million senior secured credit facility,
    restricted for capital expenditures.....................              --                --
   Proceeds from issuance of 4-1/2% Notes, net of issuance
    costs...................................................              --                --
   Repayment of other long-term debt and capital lease
    obligations.............................................          (3,935)           (1,375)
   Proceeds from issuance of common stock, net of offering
    expenses................................................              --                --
   Proceeds from issuance of Series B preferred stock and
    common stock warrants, net of issuance costs............              --            66,620
   Proceeds from exercise of common stock options...........              --             1,098
   Retirement of common shares..............................              --                --
   Other....................................................              (7)             (568)
                                                               -------------   ---------------
     Net cash provided by financing activities..............          (3,942)           65,775
                                                               -------------   ---------------
                                                                     (18,702)          (84,036)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............          41,043           141,140
                                                               -------------   ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $      22,341   $        57,104
                                                               =============   ===============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid for interest (net of amount capitalized).......   $      18,231   $        43,951
                                                               =============   ===============
   Cash paid (refunds received) for income taxes, net.......   $        (175)  $             3
                                                               =============   ===============
   Cash paid for reorganization items.......................   $       5,302   $            --
                                                               =============   ===============
NONCASH TRANSACTIONS:
   Network equipment and property rights acquired under
    capital lease obligations...............................   $          --   $         9,283
                                                               =============   ===============
   Preferred stock dividends and accretion..................   $       4,210   $         1,556
                                                               =============   ===============
   Acquisitions:
      Note payable and capital lease obligation assumed.....   $          --   $            --
                                                               =============   ===============
      Issuance of common stock .............................   $          --   $            --
                                                               =============   ===============

                                                                      Years Ended December 31,
                                                               ---------------------------------------
                                                                   2001         2000          1999
                                                               -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss.................................................   $  (211,931)  $   (70,875)  $   (54,979)
   Adjustments to reconcile net loss to net cash provided by
    operating activities (excluding the effects of
    acquisitions): .........................................
      Depreciation and amortization.........................       118,938        86,519        53,810
      Amortization of bond issuance costs...................         2,341         2,221         2,112
      Special charges and other.............................        77,301            --            --
      Non-cash reorganization items.........................            --            --            --
      Deferred income taxes.................................            --          (512)           94
      Extraordinary item--loss on early termination of credit
       facility.............................................            --         1,321            --
      Changes in current operating assets and liabilities:
        Accounts receivable, net............................         9,351       (26,127)      (12,725)
        Other current assets................................         2,452        (3,321)       (3,322)
        Accounts payable....................................        (2,332)       18,270         6,968
        Accrued interest....................................        (3,776)        4,339           232
        Unearned revenue....................................        (7,659)       29,287           985
        Accrued compensation and other accrued liabilities..         4,791         4,809         1,491
                                                               -----------   ------------  -----------
          Total adjustments.................................       201,407       116,806        49,645
                                                               -----------   ------------  -----------
          Net cash provided by (used in) operating
           activities.......................................       (10,524)       45,931        (5,334)
                                                               -----------   ------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures.....................................      (134,770)     (337,123)     (166,823)
   Change in accounts payable-construction..................       (27,195)       27,292         1,283
   Change in restricted assets, net ........................         6,982         6,741        13,294
   Payment for acquisitions, net of cash received...........            --        (2,218)        2,881
   Other....................................................           185           100          (630)
                                                               -----------   ------------  -----------
          Net cash used in investing activities............       (154,798)     (305,208)     (149,995)
                                                               -----------   ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from $160 million senior secured credit
    facility, net of issuance costs.........................            --       157,434            --
    Cash from $160 million senior secured credit facility,
     restricted for capital expenditures....................            --        (6,982)           --
   Proceeds from issuance of 4-1/2% Notes, net of issuance
    costs...................................................            --            --        96,954
   Repayment of other long-term debt and capital lease
    obligations.............................................        (2,368)       (1,535)       (1,102)
   Proceeds from issuance of common stock, net of offering
    expenses................................................            --            --       120,929
   Proceeds from issuance of Series B preferred stock and
    common stock warrants, net of issuance costs............        67,208            --            --
   Proceeds from exercise of common stock options...........         1,275         3,121         2,732
   Retirement of common shares..............................          (175)           --           (55)
   Other....................................................          (715)          (52)          135
                                                               ------------  ------------  -----------
     Net cash provided by financing activities..............        65,225       151,986       219,593
                                                               -----------   -----------   -----------
                                                                  (100,097)     (107,291)       64,264

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............       141,140       248,431       184,167
                                                               -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $    41,043   $   141,140   $   248,431
                                                               ===========   ===========   ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid for interest (net of amount capitalized).......   $    65,063   $    53,264   $    43,973
                                                               ===========   ===========   ===========
   Cash paid (refunds received) for income taxes, net.......   $         3   $      (143)  $    (3,949)
                                                               ===========   ===========   ===========
   Cash paid for reorganization items.......................   $        --   $        --   $        --
                                                               ===========   ===========   ===========
NONCASH TRANSACTIONS:
   Network equipment and property rights acquired under
    capital lease obligations...............................   $    12,751   $    38,496   $        --
                                                               ===========   ===========   ===========
   Preferred stock dividends and accretion..................   $     3,713   $        --   $        --
                                                               ===========   ===========   ===========
   Acquisitions:
      Note payable and capital lease obligation assumed.....   $        --   $        --   $        63
                                                               ===========   ===========   ===========
      Issuance of common stock .............................   $        --   $    30,500   $    31,190
                                                               ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated statements.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

     ITC/\DeltaCom, Inc. (together with its wholly-owned subsidiaries, "ITC/\DeltaCom" or the "Company") provides voice and data telecommunications services on a retail basis to businesses in the southern United States (referred to as "retail services") and regional telecommunications transmission services over its network on a wholesale basis to other telecommunications companies (referred to as "broadband transport services"). Retail services include local exchange services, long distance services, calling card and operator services, asynchronous transfer mode, frame relay, and high capacity broadband private line services, as well as Internet and Web page hosting services and customer premise equipment sales, installation and repair. In connection with these services, the Company owns, operates or manages an extensive fiber optic network, which extends throughout ten southern states.

     The Company also provides colocation and Web server hosting services integral to operating important business applications over the Internet through its e/\deltacom business. In addition, e/\deltacom provides a wide range of optional configurations and services, including cabinet, caged and suite space, metered power, network management, firewall management, disaster recovery and circuits from customer premises to the Company's network. As a result of its September 2001 restructuring (Note 9), beginning in 2002, the Company will no longer manage this segment separately and will begin reporting financial information for this segment with its retail services segment.

     The Company has experienced operating losses as a result of efforts to build its network infrastructure, hire personnel, develop its systems and expand into new markets. Assuming it obtains sufficient financing, the Company expects to continue to focus on increasing its customer base and expanding its network operations, although at a slower rate than in previous years. Accordingly, the Company expects that its cost of services will continue to increase and that its capital expenditures, although expected to decrease, will be significant. In addition, the Company may reduce some of its prices to respond to a changing competitive environment. These factors will have a negative impact on the Company's short-term operating results. Interstate FiberNet, Inc., a wholly-owned subsidiary of the Company, has a $160 million senior secured credit facility with Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and other lenders (Note 5), and the Company has also raised funds from sales of senior notes, subordinated convertible notes, redeemable convertible preferred stock and common stock and is subject to operating and capital lease commitments (Notes 5, 7 and 8).

     In the opinion of management, the Company's existing sources of funds will not be sufficient to meet the operating and capital needs of the Company. If the Company is unable to obtain additional funds under its outstanding equity financing commitment (Note 7) or from other sources, or if it is unable to complete one of the potential restructuring alternatives described below, the Company estimates that its cash flows from operations and its other available sources of funds will be sufficient to enable it to conduct its business and to service its indebtedness only through August 2002.

     The Company is actively considering various alternatives to alleviate the significant constraints on its liquidity. The Company has engaged a financial adviser to assist it in its evaluation of potential alternatives. These alternatives include seeking to raise additional equity capital and/or pursuing an exchange offer whereby the Company would make an offer to holders of its outstanding public notes to exchange the notes for new debt or equity securities or a combination of cash and securities. There can be no assurance that the Company will successfully raise additional capital or that an exchange offer on terms acceptable to the Company can be implemented and accepted by its existing noteholders. To conserve cash while the Company seeks to complete one of these alternatives, the Company plans to further reduce its capital expenditures and operating expenses. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All material intercompany accounts and transactions have been eliminated in consolidation.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Sources of Supplies

     The Company primarily uses two vendors for transmission equipment used in its network. However, if these vendors were unable to meet the Company's needs, management believes that the Company could obtain this equipment from other vendors on comparable terms and that its operating results would not be materially adversely affected.

Credit Risk and Significant Customers

     The Company's accounts receivable subject the Company to credit risk, as collateral is generally not required. The Company limits its risk of loss by billing some customers in advance for services and by terminating access on delinquent accounts. The large number of customers mitigates the concentration of credit risk. In 2001, 2000 and 1999, no customer represented more than 10% of the Company's consolidated operating revenues.

Regulation

     The Company is subject to certain regulations and requirements of the Federal Communications Commission and various state public service commissions.

Reclassifications

     Reclassifications have been made to amounts previously reported to conform to the current year presentation.

Accounting Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all short-term highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Inventory

     Inventory consists primarily of customer premise equipment held for resale and is valued at the lower of cost or market, using the first-in, first-out method.

Property, Plant and Equipment

     Property, plant and equipment are recorded at cost, except for assets determined to be impaired under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121. Depreciation begins when property, plant and equipment is placed in service. The cost of maintenance, repairs and replacement of minor items of property, plant and equipment is charged to selling, operations and administration expenses. Depreciation of property, plant and equipment is provided using the composite or straight-line method over the following estimated useful lives:

                                                                   YEARS
                                                                  --------
Buildings and towers...........................................         40
Furniture, fixtures and office equipment.......................    3 to 10
Vehicles.......................................................          5
Fiber optic network............................................   15 to 20
Transmission equipment and electronics.........................    5 to 10

Applicable interest charges incurred during the construction of new facilities are capitalized as elements of cost and are depreciated over the assets' estimated useful lives. Interest capitalized during the years ended December 31, 2001, 2000 and 1999 was $4.8 million, $4.1 million and $1.1 million, respectively.

Intangible Assets

     Intangible assets include the excess of the purchase price of acquisitions over the fair value of identifiable net assets acquired as well as various other acquired intangibles. Intangible assets are amortized over the following estimated useful lives:

                                                                   YEARS
                                                                  --------
Goodwill.......................................................   10 to 40
Trademark......................................................         40
Customer base..................................................    5 to 12
Noncompete agreements..........................................     2 to 3

See the discussion below under "Recent Accounting Pronouncements" regarding the adoption of SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

Restricted Assets

     At December 31, 2000, restricted assets include cash designated for capital expenditures. This cash represents the portion of the proceeds from the $160 million senior secured credit facility obtained in April 2000 (Note 5) required by the lenders to be used for capital expenditures.

Other Long-Term Assets

     Other long-term assets primarily consist of debt issuance costs that are amortized using the effective interest rate method over the lives of the related debt.

Long-Lived Assets

     The Company reviews its long-lived assets, such as property, plant and equipment and intangible assets, for impairment at each balance sheet date and whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the intangible assets related to each acquisition individually to determine whether an impairment has occurred. To determine if an impairment exists, the Company estimates the future undiscounted cash flows expected to result from the use of the asset being reviewed for impairment. If the sum of these expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss in accordance with SFAS No. 121. The amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss for the excess of the carrying value over the fair value. Management believes its long-lived assets, after the impairment charges recorded in September 2001 (Note
9), in the accompanying balance sheets are appropriately valued. However, asset values in the industry segments in which the Company operates are subject to rapid change. There can be no assurance that future impairment charges will not be necessary due to changes in industry conditions, deterioration in the Company's operating results or alterations to the Company's business plan.

Unearned Revenue

     Unearned revenue includes the liability for advance billings to customers for use of the Company's fiber-optic network, recurring monthly charges for local and data services and estimated reciprocal compensation billings to BellSouth for 2002 (Note 10).

Unbilled Revenue

     ITC/\DeltaCom Communications, Inc., a wholly-owned subsidiary of the Company, records revenue for long-distance services provided, but not yet billed, to customers. Approximately $6.8 million, $8.0 million and $7.3 million in unbilled revenue is included in accounts receivable in the accompanying consolidated balance sheets at December 31, 2001, 2000 and 1999, respectively.

Income Taxes

     The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Revenue Recognition

     Revenues from telecommunications and related services are recognized as services are provided and consist primarily of recurring charges for local, long distance, data and Internet services and for use of the Company's fiber-optic network. Revenues from sales of customer premise equipment, other equipment and software are recognized upon installation. These nonrecurring revenues as a percentage of total revenue were approximately 6% in 2001, 7% in 2000 and 5% in 1999.

     The Company generates recurring revenues from its offering of local exchange services, long distance services, data and Internet services, which includes Internet access, Web hosting and colocation services, and the sale of transmission capacity to other telecommunications carriers. Revenues from these sources, which generally consist of recurring monthly charges for such services, are recognized as services are provided. Advance billings or cash received in advance of services performed are recorded as deferred revenue.

     The Company generates nonrecurring revenues from the sale of telephone systems, other equipment, software and professional services. Revenues from these sources are recognized upon installation or as services are performed. Nonrecurring revenues, such as the sale of telephone systems, may be part of multiple element arrangements. The Company estimates the fair value of the separate elements and recognizes revenues for a delivered element only when the undelivered element is delivered.

     In accordance with the guidance provided in EITF 99-19, "Reporting Revenue Gross as Principal Versus Net as an Agent," the Company recognizes some revenue net as an agent and other revenue gross as a principal. For each revenue source, the Company has analyzed the features of the applicable arrangements and the presence or absence of indicators of net versus gross reporting in those arrangements.

     Under an agency agreement, the Company receives an equipment order from its customer and arranges for the delivery of the equipment to the customer and earns a margin. Revenue equal to the net margin is recognized when the equipment is delivered. Under this agreement, the Company recorded revenues of $3.2 million, $5.6 million and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The Company procures certain telecommunications services for other telecommunications carriers from, and administers contracts on their behalf with, major interexchange carriers. Revenue equal to the net margin earned under this arrangement is recognized as services are provided by the third-party carriers. For these services, the Company recorded revenues of $1.8 million, $847,000 and $1.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     The Company sells customers broadband transport capacity on facilities owned by utilities under marketing and management agreements with the utilities. As compensation for these services, the Company receives a percentage of the gross revenue generated by the traffic of these customers on the facilities of the utilities. Revenue equal to this margin is recognized as services are provided. For these services, the Company recorded revenues of $11.3 million, $10.2 million and $8.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Fair Value of Financial Instruments

     The carrying values of the Company's financial instruments, including cash and cash equivalents, accounts receivable and investments held-to-maturity, approximate their fair values as of December 31, 2001 and 2000, except for the outstanding notes (Note 5). Based on their quoted market prices, such notes have fair values at December 31, 2001 and 2000 as follows (in thousands):

                                                        2001            2001             2000           2000
                                                     FAIR VALUE    CARRYING VALUE     FAIR VALUE   CARRYING VALUE
                                                     ----------    --------------    ------------  --------------
INSTRUMENT
----------
11% Senior Notes due 2007.........................   $   54,600    $      130,000    $    101,400  $      130,000
8-7/8% Senior Notes due 2008......................       59,200           159,901         115,200         159,885
9-3/4% Senior Notes due 2008......................       46,250           125,000          93,750         125,000
4-1/2% Convertible Subordinated Notes due 2006....       23,750           100,000          44,125         100,000
                                                     ----------    --------------    ------------  --------------
         Totals...................................   $  183,800    $      514,901    $    354,475  $      514,885
                                                     ==========    ==============    ============  ==============

Advertising Costs

     The Company expenses all advertising costs as incurred.

Recent Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities," establishes accounting and reporting standards that require every derivative instrument, including certain derivative instruments embedded in other contracts, to be recorded in the balance sheet as either an asset or a liability equal to the fair value of the derivative instrument. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted SFAS No. 133, as amended, on January 1, 2001, with no material effect on its consolidated financial statements.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill that existed at June 30, 2001. The amortization of existing goodwill will cease on December 31, 2001. Included in the accompanying consolidated statement of operations is amortization expense related to goodwill of approximately $5.1 million, $5.2 million and $2.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. In accordance with SFAS No. 142, the Company has six months after adoption of the statement to complete the first step of the transitional goodwill impairment test. Pursuant to the adoption of SFAS No. 142, the Company has established its reporting units based on its reporting structure in a reasonable and supportable manner. The Company expects to complete the transitional test within the six-month period and to report the results of that testing subsequent to its completion. Pursuant to the adoption of SFAS No. 142, the Company will annually test goodwill for impairment on the anniversary of the transitional goodwill impairment test.

     SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001. SFAS No. 143 applies to legal obligations associated with the retirement of certain tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. Accordingly, the Company will adopt this statement on January 1, 2003. The Company believes the adoption of SFAS No. 143 will not have a material impact on its consolidated financial statements.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. SFAS No. 144 also amended Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company adopted SFAS No. 144 on January 1, 2002, and the Company is currently evaluating the impact of this statement's adoption on its consolidated financial statements. The Company believes that its adoption of SFAS No. 144 will not have a material impact on its consolidated financial statements.

3.   PROPERTY, PLANT AND EQUIPMENT

         Balances of major classes of property, plant and equipment and the related accumulated depreciation as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                                             2001           2000
                                                                                       ----------      ---------
Land............................................................................       $    6,744      $   5,375
Buildings and towers............................................................          127,412         84,525
Furniture, fixtures and office equipment........................................           63,460         49,298
Vehicles........................................................................            6,166          6,194
Fiber optic network.............................................................          190,778        129,684
Transmission equipment and electronics..........................................          568,716        470,909
                                                                                       ----------      ---------
                                                                                          963,276        745,985
Less accumulated depreciation...................................................         (295,746)      (183,443)
                                                                                       ----------      ---------

Net property, plant and equipment in service....................................          667,530        562,542
Assets under construction.......................................................           23,507        117,479
                                                                                       ----------      ---------

Property, plant and equipment, net..............................................       $  691,037      $ 680,021
                                                                                       ==========      =========

See Note 9 for a discussion related to the write-down of certain property, plant and equipment during the year ended December 31, 2001. Depreciation expense was $112.9 million, $80.2 million and $50.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

4.   INTANGIBLE ASSETS

         Intangible assets and the related accumulated amortization as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                                             2001           2000
                                                                                       ----------      ---------
Goodwill........................................................................       $   59,700      $ 115,188
Customer base...................................................................            9,644         12,839
Noncompete agreements...........................................................              727            727
Trademark.......................................................................               40             40
Other...........................................................................              431            432
                                                                                       ----------      ---------

                                                                                           70,542        129,226
Less accumulated amortization...................................................          (14,596)       (15,888)
                                                                                       ----------      ---------
Intangible assets, net..........................................................       $   55,946      $ 113,338
                                                                                       ==========      =========

See Note 13 for a discussion of intangible assets recorded in 2000 related to the acquisition of Bay Data Consultants, Inc. ("Bay Data") and for a discussion of intangible assets recorded in 1999 related to the acquisition of AvData Systems, Inc. ("AvData") and Scientific Telecommunications, Inc. ("SciTel"). See
Note 9 for a discussion related to the write-down of certain intangible assets during the year ended December 31, 2001.

5.   FINANCING OBLIGATIONS

Long-Term Debt

         Long-term debt at December 31, 2001 and 2000 consists of the following (in thousands):

                                                                                             2001           2000
                                                                                       ----------      ---------
11% Senior Notes due 2007.......................................................       $  130,000      $ 130,000
8-7/8% Senior Notes due 2008, net of unamortized discount of $99 and $115 in
 2001 and 2000, respectively....................................................          159,901        159,885
9-3/4% Senior Notes due 2008....................................................          125,000        125,000
4-1/2% Convertible Subordinated Notes due 2006..................................          100,000        100,000
Senior Secured Credit Facility..................................................          157,200        159,200
                                                                                       ----------      ---------
                                                                                          672,101        674,085
Less current maturities.........................................................           (1,600)        (1,600)
                                                                                       ----------      ---------
Long-term debt, net of current portion..........................................       $  670,501      $ 672,485
                                                                                       ==========      =========

Maturities of long-term debt at December 31, 2001 are as follows:

2002............................................................................            1,600
2003............................................................................            1,600
2004............................................................................            1,600
2005............................................................................            1,600
2006............................................................................          138,600
Thereafter......................................................................          527,101
                                                                                       ----------
                                                                                       $  672,101
                                                                                       ==========

Lease Obligations

     The Company has entered into various operating and capital leases for facilities and equipment used in its operations. Aggregate future minimum rental commitments under noncancelable operating leases with original or remaining periods in excess of one year and maturities of capital lease obligations as of December 31, 2001 are as follows (in thousands):

                                                                                        Operating       Capital
                                                                                         Leases         Leases
                                                                                       ----------      ---------
    2002........................................................................           13,281          9,709
    2003........................................................................           12,547         14,884
    2004........................................................................           10,223         14,791
    2005........................................................................            8,075         14,728
    2006........................................................................            6,852          3,401
    Thereafter..................................................................           16,379         13,765
                                                                                       ----------      ---------
                                                                                       $   67,357         71,278
                                                                                       ==========

Less amounts representing interest..............................................                         (19,505)
                                                                                                       ---------

Present value of net minimum lease payments.....................................                          51,773

Less current portion............................................................                          (5,111)
                                                                                                       ---------

Obligations under capital leases, net of current portion........................                       $  46,662
                                                                                                       =========

Rental expense charged to operations for the years ended December 31, 2001, 2000 and 1999 was $15.7 million, $13.0 million and $10.0 million, respectively.

     The Company's assets under capital lease had a gross book value of $54.4 million and $42.0 million as of December 31, 2001 and 2000, respectively.

Notes Offerings

     On June 3, 1997, the Company completed the issuance of $200 million principal amount of 11% Senior Notes due 2007 (the "1997 Notes"). Interest on the 1997 Notes is payable semiannually on June 1 and December 1. On March 3, 1998, the Company completed the issuance of $160 million principal amount of 8-7/8% Senior Notes due 2008 at a price of 99.9% (the "March 1998 Notes") for an effective yield of 8.88%. Interest on the March 1998 Notes is payable semiannually on March 1 and September 1. On November 5, 1998, the Company completed the issuance of $125 million principal amount of 9-3/4% Senior Notes due 2008 (the "November 1998 Notes"). Interest on the November 1998 Notes is payable semiannually on May 15 and November 15. On May 12, 1999, the Company completed the issuance of $100 million principal amount of 4-1/2% Convertible Subordinated Notes due 2006 (the "1999 Notes"). Interest on the 1999 Notes is payable semiannually on May 15 and November 15.

     A portion of the proceeds from the 1997 Notes was held by a trustee as security for, and to fund, the first six interest payments on these notes. The sixth payment was made during 2000.

     On April 2, 1998, the Company used proceeds from its initial public offering of common stock to redeem $70 million principal amount of its 1997 Notes at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest. In conjunction with this redemption, the Company recorded a pre-tax extraordinary loss of $10.6 million (approximately $8.4 million after tax), consisting of a $7.7 million redemption premium and a $2.9 million write-off of unamortized debt issuance costs.

     The 1997 Notes, the March 1998 Notes and the November 1998 Notes (collectively, the "Senior Notes") are general, unsubordinated and unsecured senior obligations of the Company. The Company's subsidiaries have no obligation to pay amounts due on the Senior Notes and do not guarantee the Senior Notes; therefore, the Senior Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. Any rights of the Company and its creditors, including holders of the Senior Notes, to participate in the assets of any subsidiary of the Company upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors. The Senior Notes are subject to negative covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions.

     The 1999 Notes are unsecured general obligations of the Company and are convertible into common stock any time after August 10, 1999 at a conversion price of $26.67 per share, subject to adjustment in specified events. The Company may redeem the 1999 Notes or make the 1999 Notes nonconvertible under specified circumstances before May 17, 2002.

Senior Secured Credit Facility

     In April 2000, the Company entered into two senior secured credit facilities, which are referred to collectively as the "senior secured credit facility," totaling $160 million with Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and other lenders. The senior secured credit facility includes a $100 million Tranche 1 Term Loan B facility, or "Tranche 1," to be used to finance working capital, capital expenditures and other general corporate purposes, and a $60 million Tranche 2 Term Loan B facility, or "Tranche 2," to be used to finance the purchase of equipment. All amounts available under Tranche 1 and Tranche 2 were drawn by the Company at the closing of the senior secured credit facility. Tranche 1 is secured by substantially all of the Company's assets, except for the equipment purchased with proceeds from Tranche
2. The senior secured credit facility is senior to the $415 million principal amount of the Company's outstanding Senior Notes and $100 million principal amount of the Company's outstanding 1999 Notes. Interest per annum, as defined in the credit agreement, is payable on the senior secured credit facility at the option of the Company at 1.875% plus the Base Rate or 2.875% plus the Eurodollar Rate. The Base Rate at December 31, 2001 was 6.0% and the Eurodollar Rate at December 31, 2001 was 2.6%. The combined terms of repayment for the Tranche 1 and Tranche 2 advances are $400,000 quarterly from June 2000 through September 2006, $37.4 million in December 2006, $37.4 million in March 2007, $37.4 million in June 2007 and $37.4 million on the termination date as defined by the credit agreement. The termination date may be accelerated and any remaining balance on the advances will become immediately due in the event (i) the Company's 1999 Notes are not converted or refinanced in full on terms and conditions reasonably satisfactory to the lenders on or prior to April 15, 2006, in which event all outstanding balances will be due on April 15, 2006, or (ii) the Company's 1997 Notes are not refinanced in full on terms and conditions reasonably satisfactory to the lenders on or prior to April 15, 2007, in which event all outstanding balances will be due on April 15, 2007.

     The senior secured credit facility is subject to affirmative and negative covenants customarily found in similar secured financings, including restrictions on the Company's ability to incur additional indebtedness, pay dividends and make distributions.

     In connection with the completion of the senior secured credit facility, the Company terminated its $50 million credit facility with Bank of America, N.A, as administrative lender, and certain other lenders. In connection with the termination of the $50 million credit facility, the Company expensed $1.3 million of unamortized debt issuance costs, which is reflected in the accompanying consolidated statements of operations as an extraordinary loss on early termination of credit facility. No amounts were borrowed under the $50 million credit facility.

Interest Rate Swap Agreement

     Prior to 1997, the Company held a 36% ownership interest in, and was the managing partner of, Gulf States FiberNet ("Gulf States"), a Georgia general partnership. In connection with the acquisition of the remaining 64% interest in Gulf States in March 1997, the Company refinanced Gulf States' outstanding indebtedness of approximately $41.6 million with a bridge facility (the "Bridge Facility"). The Bridge Facility, which bore interest at LIBOR plus 2.25%, matured on July 25, 1997, the date the proceeds from the Company's offering of the 1997 Notes were released. The Company did not retire a forward-starting interest rate swap agreement (the "Swap"), which swapped the variable interest rate with a fixed rate of 8.25%, held by Gulf States in connection with this refinancing. At December 31, 2001, the Swap had a notional amount of approximately $14.8 million. At December 31, 2001, the Company would have been required to pay approximately $785,000 to terminate the Swap. The Company made payments totaling approximately $622,000, $404,000 and $851,000 during 2001, 2000 and 1999, respectively, in connection with the Swap, which are included in other (expense) income in the accompanying consolidated statements of operations. The Swap expires in December 2002.

     Upon receipt of the proceeds from the March 1998 Notes, the Company ceased accounting for the Swap as a hedge of an anticipated transaction and began accounting for the Swap as a trading security. The Swap is marked to market at each balance sheet date and the related (loss) gain is included in other (expense) income. For the years ended December 31, 2001, 2000 and 1999, the Company recorded other (expense) income in the accompanying consolidated statements of income of approximately $(632,000), $(426,000) and $754,000, respectively, related to the Swap. Because the Company has recorded this derivative on the balance sheet at fair value and recorded the changes in fair value as earnings, adoption of SFAS No. 133 had no effect on the Company's accounting for the Swap.

Leases

     In August 2000, the Company amended an agreement with a significant provider of rights-of-way to replace future variable payments with specified future fixed payments annually through 2020 and to modify certain rights under the agreement. The present value of the future payments (consisting of annual payments of $750,000 through 2015 and annual payments of $500,000 through 2020) is included in the accompanying consolidated balance sheets as a capital lease obligation in the amount of approximately $10.0 million. In the event of a change in control of the Company, as defined in the amended agreement, the future annual payment obligations of the Company will terminate and the Company will be required to pay any remaining present value of the $750,000 annual payment obligation and a one-time payment ranging from $12 million in 2002 to $20 million in 2005 and thereafter during the term of the agreement. Upon expiration in 2020, this agreement is renewable for up to two ten-year terms.

     In December 2000, the Company obtained a $40 million capital lease facility with NTFC Capital Corporation. The facility will be used to finance equipment for expansion of the Company's network. The initial funding of this facility, which occurred in December 2000, was for approximately $28.5 million. Each funding under the facility has a five-year term. The Company funded an additional $10.5 million of equipment in 2001 under this facility.

     The Company is subject to restrictions under the indentures pursuant to which the Company issued the Senior Notes, under the senior secured credit facility and under the $40 million capital lease facility. These restrictions affect and, in some cases, significantly limit or prohibit, among other things, the Company's ability to incur additional indebtedness. In order to incur additional indebtedness under the foregoing agreements, the Company must meet minimum specified leverage and interest coverage ratios based on its operating cash flow. As of February 28, 2002, the Company had not met, and the Company does not expect that it will be able to meet in the foreseeable future, the measurement criteria under these ratios that would allow the Company to incur additional indebtedness.

6.   INCOME TAXES

         Details of the income tax (benefit) expense for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                                               2001              2000             1999
                                                             ---------         --------         ---------
Current:
   Federal...............................................    $       0         $      0         $       0
   State.................................................            0                0                 0
                                                             ---------         --------         ---------
       Total current.....................................            0                0                 0
                                                             ---------         --------         ---------
Deferred:
   Federal...............................................      (51,428)         (24,335)          (20,125)
   State.................................................       (6,050)          (2,352)           (2,273)
Increase in valuation allowance..........................       57,478           26,175            22,492
                                                             ---------         --------         ---------
       Total deferred....................................            0             (512)               94
                                                             ---------         --------         ---------
       Total (benefit) expense...........................    $       0         $   (512)        $      94
                                                             =========         ========         =========

The tax effects of temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                                            2001           2000
                                                                                      ----------      ---------
Deferred tax assets:
   Net operating loss carryforwards............................................       $  150,484      $  91,346
   Alternative minimum tax credit carryforward.................................              350            350
   Interest rate swap..........................................................              855            710
   Other.......................................................................            2,216          2,100
                                                                                      ----------      ---------
                                                                                         153,905         94,506
                                                                                      ----------      ---------
Deferred tax liabilities:
   Property....................................................................          (38,690)       (36,782)
   Other.......................................................................             (375)          (362)
                                                                                      ----------      ---------
                                                                                         (39,065)       (37,144)
                                                                                      ----------      ---------
Net deferred tax assets........................................................          114,840         57,362
Valuation allowance............................................................         (114,840)       (57,362)
                                                                                      ----------      ---------
Net deferred tax liabilities...................................................       $        0      $       0
                                                                                      ==========      =========

     At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $388.0 million and $432.9 million, respectively. The carryforwards expire primarily in the years 2018 through 2021. Because the Company is unable to conclude that it is more likely than not that it will be able to realize the benefit of its deferred tax assets, it has provided a 100% valuation allowance against the net amount of such assets at December 31, 2001. The Company realized the benefit of non-qualified stock compensation expense for tax purposes in excess of stock compensation expense for book purposes of approximately $2.3 million, $9.0 million and $2.7 million for the years ended December 31, 2001, 2000 and 1999, respectively. These amounts have been credited directly against additional paid-in capital, net of a full valuation allowance.

     Section 382 of the Internal Revenue Code of 1986, as amended, limits the utilization of net operating loss carryforwards when there are changes in ownership greater than 50%, as defined under the Internal Revenue Code. If such a change occurs, the timing of the Company's utilization of its U.S. net operating loss carryforwards could be affected.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate for the periods presented is as follows:

                                                                2001             2000             1999
                                                              --------         --------         --------
Federal statutory rate....................................      (34)%            (34)%            (34)%
State income taxes, net of federal benefit................       (4)              (3)              (4)
Permanent differences.....................................       11               (1)              (3)
Increase in valuation allowance...........................       27               37               41
                                                              --------         -------          --------
Effective income tax rate.................................        0%              (1)%              0%
                                                              ========         =======          ========

7.   CONVERTIBLE REDEEMABLE PREFERRED STOCK

     In 2001, the Company secured a commitment for $150 million in equity financing in an investment agreement with ITC Holding Company, Inc. ("ITC Holding Company"). ITC Holding Company subsequently assigned an aggregate of $50 million of the purchase commitment to two other investors. The purchase commitments expire on June 20, 2002. The investment agreement provides for the issuance and sale by the Company of up to $150 million of multiple series of its Series B cumulative convertible preferred stock (the "Series B preferred stock") and related common stock purchase warrants. The Company completed the sale of $30 million of the first series of the Series B preferred stock in June 2001 and the sale of $40 million of the second series of Series B preferred stock in September 2001. The investment agreement provides for funding at the Company's option at future multiple closings in increments of a minimum of $10 million and a maximum of $30 million. The Company's right to sell securities under the investment agreement is subject to specified closing conditions, including the condition that, immediately after each closing, no purchaser of the Series B preferred stock (with specified exceptions), together with all other members, if any, of the same group for federal securities law purposes, will beneficially own more than 30% of the total voting power of the Company's voting securities, as calculated under change of control provisions in the Company's debt agreements. The Company is assessing the conditions to funding under the investment agreement to determine whether it would be able to obtain additional funds from this source. As a result of those conditions, the Company cannot provide any assurance that it will be able to obtain additional funds under the investment agreement in an amount that would provide it with significant liquidity.

     Each issue of the Series B preferred stock will have a stated purchase price of $1,000 per share and accrue an 8% annual dividend payable quarterly, when and if declared by the Company's Board of Directors, in shares of Series B preferred stock or cash, at the Company's option. The Series B preferred stock will be redeemable at the Company's option beginning five years after the issue date and will be subject to mandatory redemption ten years after the issue date. The Series B preferred stock will have a liquidation preference equal to the greater of $1,000 per share plus accumulated and unpaid dividends or the amount that would have been received with respect to the shares of common stock issuable upon conversion of the shares of Series B preferred stock if such shares had been converted immediately before the event of dissolution, liquidation or winding-up. Holders of the Series B preferred stock will have special voting rights and powers, which will include the right to vote the Series B preferred stock on an as-converted basis subject to certain limitations and the exclusive right to elect two members to the Company's board of directors under specified circumstances. The Series B preferred stock will be convertible into common stock at any time at a conversion price initially equal to an average price per share of common stock over a specified pricing period, plus a 15% premium, but not to exceed $5.70. The conversion price will be subject to antidilution adjustments and other adjustments in specified circumstances. The Company also will be obligated to issue common stock purchase warrants at the closing of each funding for no additional consideration. Each issue of warrants will have an aggregate exercise price that is equal to 30% of the aggregate purchase price of the Series B preferred stock issued at such closing. The initial warrant exercise price per share of common stock will be the same as the initial conversion price of the Series B preferred stock with which such warrants are issued and will be subject to substantially similar adjustment provisions.

     On June 20, 2001, the Company issued 30,000 shares of Series B-1 Cumulative Convertible Preferred Stock (the "Series B-1 preferred stock") with a redemption value of $30 million, yielding proceeds, net of issuance costs, to the Company of approximately $27.4 million. The Series B-1 preferred stock is convertible into common stock at any time at an initial conversion price of $5.70 per share of common stock. The difference between the redemption value and recorded value of the Series B-1 preferred stock recorded in the financial statements is being accreted over a five-year period from the date of issuance. In connection with the issuance of the Series B-1 preferred stock, the Company issued warrants to purchase an aggregate of 1,578,948 shares of common stock at an initial exercise price of $5.70 per share. The warrants have an aggregate exercise price of $9 million. The warrants will be exercisable for common stock at any time for a period of ten years from the date of issuance. The Company estimated the fair value of the Series B-1 preferred stock and the warrants in accordance with EITF 00-27. The total fair value of the warrants issued was computed as approximately $4.9 million, which was allocated from the original purchase price of the Series B-1 preferred stock as warrants outstanding. The Company computed the value of the warrants using the Black-Scholes option pricing model.

     The Series B-1 preferred stock earned $1.3 million of dividends during 2001, of which the Company paid the $673,000 which became due and payable in October 2001 through the issuance of 673 additional shares of Series B-1 preferred stock.

     On September 5, 2001, the Company issued 40,000 shares of Series B-2 Cumulative Convertible Preferred Stock (the "Series B-2 preferred stock") with a redemption value of $40 million, yielding proceeds, net of issuance costs, to the Company of approximately $39.8 million. The Series B-2 preferred stock is convertible into common stock at any time at an initial conversion price of $2.56 per share of common stock. The difference between the redemption value and recorded value of the Series B-2 preferred stock recorded in the financial statements is being accreted over a five-year period from the date of issuance. In connection with the issuance of the Series B-2 preferred stock, the Company issued warrants to purchase an aggregate of 4,687,500 shares of common stock at an initial exercise price of $2.56 per share. The warrants have an aggregate exercise price of $12 million. The warrants will be exercisable for common stock at any time for a period of ten years from the date of issuance. The Company estimated the fair value of the Series B-2 preferred stock and the warrants in accordance with EITF 00-27. The total fair value of the warrants issued was computed as approximately $6.5 million, which was allocated from the original purchase price of the Series B-2 preferred stock as warrants outstanding. The Company computed the value of the warrants using the Black-Scholes option pricing model.

     The Series B-2 preferred stock accrued $1.0 million of dividends during 2001, none of which became due and payable in 2001.

8.   OTHER EQUITY INTERESTS

Series A Preferred Stock

     The Company has 1,480,771 shares of Series A Convertible Preferred Stock (the "Series A preferred stock") outstanding. Holders of the Series A preferred stock are entitled to receive dividends, when and if declared by the Company's Board of Directors, in an amount equal to the dividends payable on the number of shares of common stock into which the Series A preferred stock is convertible. Each share of the Series A preferred stock is convertible at the option of the holders thereof into two shares of common stock on any date after March 14, 2002. The Series A preferred stock is not subject to mandatory or optional redemption. Holders of the Series A preferred stock have no voting rights other than the right to approve an increase in the authorized or issued amount of the Series A preferred stock, the issuance of any class of stock ranking senior to the Series A preferred stock as to dividends or rights on liquidation, or changes to the Company's certificate of incorporation adversely affecting the Series A preferred stock. The Series A preferred stock ranks senior to the Company's common stock and equally with the Series B preferred stock as to rights on liquidation. The Series A preferred stock has a liquidation preference equal to $7.40 per share plus declared and unpaid dividends.

Employee Stock Option Plan

     All employees of the Company are eligible to receive stock options under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan, as amended (the "Stock Option Plan"), which was adopted by the Company on March 24, 1997. In June 2001, the Company's stockholders approved an increase in the number of shares of common stock authorized for issuance under the Stock Option Plan from 9,815,000 to 13,815,000 (subject to antidilution adjustments in the event of a stock split, recapitalization or similar transaction). The Stock Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code to employees of the Company, as well as the grant of non-qualifying options to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company. The exercise price per share of common stock of incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the common stock on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock). Options granted under the Stock Option Plan generally become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

     On December 12, 2000, the Company offered to exchange for new options those options outstanding under the Stock Option Plan that had an exercise price of $18.00 or more and were held by option holders who had not received options after September 30, 2000. The offer expired on January 12, 2001 and the Company accepted for exchange options to purchase 2,084,983 shares of the common stock. On January 12, 2001, the Company cancelled all of the options that it had accepted for exchange. On July 13, 2001, the Company issued new options to purchase 1,900,071 shares of common stock to employees who had tendered options in the exchange. The options issued on July 13, 2001 were issued with an exercise price of $3.60 per share. The Company is accounting for the options granted in July 2001 as a fixed plan stock option grant to employees under APB No. 25 and FIN 44. No compensation expense was recorded, as the exercise price of the new options was equal to the fair market value of the Company's common stock at the date of grant.

Director Stock Option Plan

     On March 24, 1997, the Company adopted and its stockholders approved the ITC/\DeltaCom, Inc. Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the "formula" grant of options that are not intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code to directors of the Company who are not officers or employees of the Company (each an "Eligible Director"). The Director Plan authorizes the issuance of up to 481,500 shares of common stock pursuant to options granted under the Director Plan (subject to antidilution adjustments in the event of a stock split, recapitalization or similar transaction). The option exercise price for options granted under the Director Plan will be at least 100% of the fair market value of the shares of common stock on the date of grant of the option. Each Eligible Director will be granted an option to purchase 32,100 shares of common stock upon such person's initial election or appointment to serve as a director. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant.

Assumed ITC Holding Company Plans

     The Company assumed the ITC Holding Company, Inc. Amended and Restated Stock Option Plan and the ITC Holding Company, Inc. NonEmployee Director Stock Option Plan (the "Assumed Plans") in connection with the merger of ITC Holding Company and the Company in October 1997 for purposes of administering options under the Assumed Plans which were outstanding as of the merger date. Options to purchase shares of ITC Holding common stock that were outstanding under the Assumed Plans prior to the merger were converted in the merger into options to purchase shares of the Company's common stock and the common stock of another entity, subject in each case to adjustment of the exercise prices and the number of shares based on the exchange ratio for the merger. At December 31, 2001, options to purchase 2,945,522 shares of the Company's common stock were outstanding under the Assumed Plans.

Statement of Financial Accounting Standards (SFAS) No. 123

     The Company accounts for its stock based compensation plans under APB No. 25, under which no compensation cost is recognized for options granted with a per share exercise price equal to the fair market value of the Company's common stock at the grant date. The Company has computed, for pro forma disclosure purposes, the value of all options to purchase shares of common stock granted to employees of the Company using the Black-Scholes option pricing model and the following weighted average assumptions:

                                                                2001             2000              1999
                                                             ----------      -----------       -----------
Risk-free interest rate...................................        4.38%            6.20%             5.79%
Expected dividend yield...................................           0%               0%                0%
Expected lives............................................   Five years      Seven years       Seven years
Expected volatility.......................................       97.72%          190.90%            79.17%

     The weighted average fair value of options granted under the Stock Option Plan and the Director Plan in 2001, 2000 and 1999 was $2.96, $23.16 and $19.19 per share, respectively. The total fair value of options for common stock granted to employees of the Company during 2001, 2000 and 1999 was computed as approximately $5.2 million, $81.9 million and $35.4 million, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss for the years ended December 31, 2001, 2000 and 1999 would have increased as follows:

                                                                2001              2000             1999
                                                             ----------        ----------        ---------
Net loss (in thousands)
As reported...............................................   $ (215,644)       $  (70,875)       $ (54,979)

Pro forma.................................................   $ (219,032)       $ (100,871)       $ (69,301)

Basic and diluted net loss per share

As reported...............................................   $    (3.46)       $    (1.16)       $   (0.98)
Pro forma.................................................   $    (3.52)       $    (1.66)       $   (1.23)

     A summary of the status of options under the Stock Option Plan, the Director Plan and the Assumed Plans as of December 31, 2001, 2000 and 1999 and for the years then ended is as follows:

                                                                                           Weighted Average
                                                                                            Exercise Price
                                                                           Shares             Per Option
                                                                        ------------       ----------------

Outstanding at December 31, 1998..................................         9,541,654              4.28
       Granted....................................................         2,014,750             25.42
       Exercised..................................................        (1,116,282)             2.45
       Forfeited..................................................          (565,109)            13.33
                                                                        ------------

Outstanding at December 31, 1999..................................         9,875,013              8.28
       Granted....................................................         3,884,516             23.79
       Exercised..................................................        (1,121,190)             2.78
       Forfeited..................................................        (1,028,021)            20.13
                                                                        ------------

Outstanding at December 31, 2000..................................        11,610,318             12.81
       Granted....................................................         5,750,022              4.28
       Exercised..................................................          (747,971)             1.70
       Forfeited..................................................        (3,577,725)            22.56
                                                                        ------------

Outstanding at December 31, 2001..................................        13,034,644              7.02
                                                                        ============

The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives by groups of similar price and grant date:

                      Outstanding   Weighted Average                         Exercisable
Range of                 as of          Remaining       Weighted Average        as of           Weighted Average
Exercise Prices      Dec. 31, 2001  Contractual Life     Exercise Price     Dec. 31, 2001        Exercise Price
----------------     -------------  ----------------    ----------------    -------------       ---------------
$0.16  - $  0.93          2,704            1.5          $      0.82              2,704          $      0.82
$0.97  - $  1.93      1,172,746            4.0                 1.34            841,586                 1.45
$2.16  - $  3.03      3,027,088            4.8                 2.38          3,027,088                 2.38
$3.31  - $  4.44      5,089,617            8.2                 3.61          1,043,708                 3.87
$5.45  - $  6.38        215,286            8.1                 5.68             51,600                 6.35
$6.75  - $  9.00      1,271,801            7.8                 8.41            143,461                 8.65
$9.78  - $ 14.75        386,773            6.3                13.32            271,923                13.26
$16.12 - $ 22.88        737,572            7.3                18.73            309,016                19.06
$23.90 - $ 28.25        351,067            7.8                26.21             95,199                24.29
$29.12 - $ 32.94        779,990            7.7                31.08            192,436                29.50

     At December 31, 2001, options to purchase 5,978,721 shares of the Company's common stock with a weighted average exercise price of $5.27 per share were exercisable by employees of the Company. At December 31, 2000, options to purchase 4,793,243 shares of the Company's common stock with a weighted average exercise price of $3.57 per share were exercisable by employees of the Company. At December 31, 1999, options to purchase 4,133,109 shares of the Company's common stock with a weighted average exercise price of $2.25 per share were exercisable by employees of the Company.

9.   RESTRUCTURING AND SPECIAL CHARGES

     In September 2001, the Company announced changes to its business plan and other actions intended to reduce its operating expenses through a 20% reduction in its workforce and to reduce non-personnel operating expenses and planned capital expenditures. As a result of this restructuring, the Company in September 2001 recorded $4.8 million in restructuring costs, which are included as components of selling, operations and administration expenses. Restructuring charges include the Company's estimate of employee severance and related costs for employees terminated as a result of the revised business plan. The restructuring charges also include estimates of office space lease commitments where the Company closed offices, net of any sublease rentals, and other exit costs. In connection with the restructuring, the Company closed an administrative office, retail services offices and an e/\deltacom office. Restructuring costs were accrued in accordance with EITF 94-3. The Company terminated some employees in each department and did not specifically identify the termination of an entire function or department.

     The Company recorded impairment charges of $74.4 million in accordance with SFAS No. 121 related to net book value of property and equipment removed from service less expected salvage totaling $1.8 million, $21.2 million of impaired assets relating to the e/\deltacom data center, and $51.4 million of intangible assets consisting of goodwill and customer lists related to e/\deltacom, the AvData network solutions business and IT Group Communications. These impairment charges are recorded as special charges in the accompanying statements of operations.

     The impairment of property and equipment removed from service relates to assets that the Company no longer plans to use as a result of its restructuring. Based on market conditions and operating results of e/\deltacom, the Company tested its e/\deltacom assets for impairment. The Company determined that an impairment existed and wrote the related assets down to estimated fair value. The Company expensed goodwill of $23.9 million related to e/\deltacom and $21 million of e/\deltacom property and equipment. Fair value was determined based on estimates of market values for comparable properties. In the opinion of management, the e/\deltacom assets are appropriately valued at December 31, 2001. However, management continues to evaluate strategic alternatives for this business segment, and additional impairment charges may be necessary based on the results of these evaluations or future changes in market conditions.

     Based on the Company's forecast for its AvData network solutions business and the expected operating results from customers acquired in the acquisition of IT Group Communications in 1998, the Company tested the related assets for impairment. The Company determined that an impairment existed and expensed $24.4 million of goodwill and $1.6 million of customer base assets related to the AvData network solutions business and $1.6 million of customer base assets related to former customers of IT Group Communications. These charges are reflected in the table below under "Retail Services."

     In September 2001, the Company also recorded a total of $2.9 million of other special charges, including a $1.7 million write-down of its retail services inventory of telephone systems and related equipment as a result of a decline in demand for those systems. These charges are included as a component of cost of services. The Company also recorded additional bad debt expense of $1.2 million, which is included in selling, operations and administration expenses. Of this amount, $809,000 was associated with disputed access charge revenues billed to interexchange carriers by the retail services segment and $392,000 was associated with a discontinued service in the e/\deltacom business.

     The following table summarizes restructuring and special charges the Company recorded in connection with the September 2001 restructuring (in thousands):

                                                          Broadband
                                                          Transport
                                                          Services    Retail Services    e/\deltacom    Total
                                                         -----------  ---------------    ----------   --------
Cost of services:
   Inventory writedown...............................    $        --  $         1,663   $        --   $  1,663
Selling, general and administration:
   Restructuring charges:
   Employee severance................................            120            2,048         1,638      3,806
   Office space leases...............................             --            1,114            88      1,202
   Other exit costs..................................             --               54            --         54
   Bad debts.........................................             --              809           392      1,201
Special charges:
   Impaired property and equipment...................             55            1,793        21,174     23,022
   Impaired goodwill and other
intangible assets....................................             --           27,565        23,850     51,415
                                                         -----------  ---------------   -----------   --------

Total................................................    $       175  $        35,046   $    47,142   $ 82,363
                                                         ===========  ===============   ===========   ========

     The following table reflects activity associated with accrued restructuring costs which are recorded in accrued liabilities for the year ended December 31, 2001 (in thousands):

                                                      Write-offs/           Balance at
                                                       Accruals              Payments            December 31, 2001
                                                     ------------          ------------          -----------------
Restructuring charges:
         Employee severance......................    $      3,555          $      3,339          $             216
         Office space leases.....................           1,202                   135                      1,067
         Other exit costs........................              54                    54                          0
                                                     ------------          ------------          -----------------

Total    ........................................    $      4,811          $      3,528          $           1,283
                                                     ============          ============          =================

Management expects to use the remaining restructuring accruals in 2002 and 2003 as additional payments are made under the terms of employee severance and office space lease agreements.

10.  COMMITMENTS AND CONTINGENCIES

Purchase Commitments

     At December 31, 2001, the Company had entered into agreements with vendors to purchase approximately $8.8 million of equipment during 2002 related to the improvement and installation of switches, other network equipment and certain services.

     In November 2000, the Company entered a purchase agreement with Nortel Networks, Inc. for the purchase of telecommunications equipment and services. The agreement provides that the Company will receive specified volume discounts if it purchases at least $250 million of equipment and services from Nortel Networks between November 1, 1999 and December 31, 2002. If the Company does not purchase at least $250 million of equipment and services, it will be required to pay Nortel Networks an amount equal to three percent of the difference between $250 million and the amount of equipment the Company purchases. If the Company purchases equipment in excess of the original $250 million commitment amount, it may be able to obtain additional volume discounts based on additional purchase thresholds. As of December 31, 2001, the Company had purchased $113.1 million of equipment pursuant to the Nortel Networks purchase agreement.

Surety bonds

     Some of the Company's customers, especially government entities, require that the Company obtain surety bonds as a condition to its provision of service to them. In February 2002, because of the Company's financial condition, its surety cancelled all outstanding surety bonds that contained cancellation clauses. At the time the surety bonds were cancelled, the Company's surety bond portfolio had a face value of approximately $1.9 million in outstanding obligations, of which approximately $1.2 million were cancelled. As of February 28, 2002, these bonds had not been replaced. The surety plans to cancel all remaining bonds that may be cancelled upon renewal as they renew. These bonds renew at various dates in 2002 and have a face value of $405,000. The remaining bonds, valued at $282,000, are noncancellable, unless the Company no longer needs them or does not perform its obligations under the bonds. The surety also refuses to underwrite any new surety bonds unless the Company provides 100% collateral for such bonds. The Company is actively working with the existing obligees of the bonds to provide the security they require, and another surety has offered to underwrite new bonds or replace cancelled bonds for the Company if the Company provides 100% collateral for each bond. The Company's inability to provide surety bonds to replace the cancelled surety bonds or issue new surety bonds will have an adverse impact on its ability to provide service to some customers, especially government entities or other entities that generally require surety bonds. In addition, the requirement to provide 100% collateral for any bond issued may have an adverse impact on the funds available for capital expenditures or other uses if the Company chooses to purchase the surety bond and provide the collateral. To maintain the Company's existing surety obligations would require approximately $1.6 million of available funds and, depending on the perception of the Company's financial condition, could increase the demand on the Company of additional surety bonds and therefore further restrict the Company's available funds.

Deposit contingency

     The Company depends on BellSouth Telecommunications, Inc. ("BellSouth") for the provision of wholesale telecommunications services under its interconnection agreements with BellSouth and pursuant to various access tariffs which BellSouth has filed with federal and state regulatory agencies. By letter dated March 8, 2002, BellSouth requested that the Company provide a $10 million security deposit by March 29, 2002 in connection with BellSouth's provision of services to the Company. The Company is contesting both the requirement for, and the amount of, the requested deposit. If the Company is unsuccessful in either eliminating or substantially reducing the amount of the requested security deposit, the Company's cash reserves may be insufficient to fund the deposit, which could have a material adverse affect on the Company's ability to provide services to its customers.

Legal Proceedings

     In the normal course of business, the Company is subject to various litigation. In management's opinion, there are no legal proceedings, other than those described below, pending against the Company that could have a material adverse effect on the financial position, results of operations or liquidity of the Company.

     Proceedings Affecting Rights-of-Way. A portion of the Company's network runs through fiber optic cables owned by the Mississippi Power Company over its rights-of-way located in Jasper County, Mississippi. A proceeding involving Mississippi Power and several landowners who have granted Mississippi Power rights-of-way in Jasper County resulted in a January 1999 order of the Mississippi Supreme Court holding that Mississippi Power could not permit third parties to use its rights-of-way at issue for any purpose other than in connection with providing electricity to customers of Mississippi Power. The Company became a party to the proceeding after the January 1999 order. The Circuit Court of the First Judicial District of Jasper County, Mississippi has directed the Company not to use that portion of its fiber optic network located on Mississippi Power's rights-of-way in Jasper County, except in an emergency, pending the outcome of the trial. The Company has rerouted all of the circuits on the affected portion of our network so that the Company may continue to provide services to its customers along the affected route. If the courts ultimately agree with the landowners that the existing easements do not permit the Company's use, the Company believe its potential liability for damages may be limited to the value of a permanent easement for that use. The Company cannot provide assurance in this respect, however, since the landowners are seeking damages equal to the profits or gross revenues received by the Company from its use of Mississippi Power Company's rights-of-way in Jasper County and punitive damages for the Company's use of the route. The Company cannot reasonably estimate the amount of any potential loss.

     The Company initiated a civil suit in August 2001 in the U.S. District Court for the Southern District of Mississippi, Southern Division, in which the Company seeks a declaratory judgment confirming its continued use of cables in Mississippi Power Company's rights-of-way on 37 parcels of land or, alternatively, condemnation of the right to use the cables upon payment of just compensation to the landowners. Some of the defendants have filed a counterclaim against Mississippi Power and the Company seeking a constructive trust upon the revenues earned on those rights-of-way, together with compensatory and punitive damages. Although the Company has resolved the issue of its use of the rights-of-way with some of the defendants, the Company cannot provide assurance that it will be successful in this proceeding. The Company cannot reasonably estimate the amount of any potential loss. This civil suit has been consolidated with another pending civil suit in the U.S. District Court for the Southern District of Mississippi initiated by landowners claiming to represent a class of landowners and seeking compensatory and punitive damages against Mississippi Power Company arising from Mississippi Power Company's allowance of third parties to use its rights-of-way for telecommunications purposes.

     The Company uses the rights-of-way of Gulf Power Company in Florida for a portion of its network. In the fourth quarter of 2000, Gulf Power was sued in the Circuit Court of Gadsden County, Florida by two landowners that claim to represent a class of all landowners over whose property Gulf Power has facilities that are used by third parties. The landowners have alleged that Gulf Power does not have the authority to permit the Company or other carriers to transmit telecommunications services over the rights-of-way. The Company was made a party to this litigation in August 2001. In March 2002, the court dismissed this matter without prejudice on the basis that, among other things, there was no additional burden on the property as a result of third-party use of the rights-of-way for telecommunications purposes and that the easements were broad enough in scope to permit such third-party use. However, the court also is permitting the plaintiffs to amend their complaint to allege additional facts regarding the use of the rights-of-way to support the landowners' contention that there is additional burden on the property because of the maintenance requirements of the fiber routes and the placement of buildings and other physical telecommunications equipment on the rights-of-way. The Company cannot reasonably estimate the amount of any potential loss.

     The Company uses rights-of-way of Georgia Power Company in Georgia for a portion of its network. In July 2001, a suit filed in the Superior Court of Decatur County, Georgia by a group seeking compensatory and punitive damages and claiming to represent a class of landowners alleged that Georgia Power and the other entities do not have the right to grant third parties the use of the rights-of-way for the transmission of telecommunications services of such third parties. The Company was made a party to the suit in January 2002. The Company cannot reasonably estimate the amount of any potential loss.

     In August 2001, the Company filed suit in the Superior Court of Troup County, Georgia against Southern Telecom, Inc., Alabama Power Company, Georgia Power Company, Mississippi Power Company, Gulf Power Company and related entities from which the Company has obtained use of rights-of-way for our fiber optic telecommunications network. The Company seeks a declaratory judgment that the defendants are legally required to use their best efforts to defend against any claims that the Company does not have the right to use the rights-of-way granted to these entities and to defend, indemnify and hold the Company harmless against all such claims. In December 2001, the Company filed for summary judgment, but the court has not ruled on this action. The defendants have filed a counterclaim requesting, among other items, that the Company reimburse them for the cost of perfecting the applicable rights-of-way. The Company cannot reasonably estimate the amount of any potential loss.

Reciprocal Interconnection Charges

     In September 2000, the Company reached a settlement with BellSouth Telecommunications, Inc. ("BellSouth") related to the Company's long-standing dispute over BellSouth's payment of reciprocal compensation for local calls placed by customers of BellSouth and terminated to customers of the Company, including calls terminated to the Company's Internet service provider customers (the "Settlement Agreement"). The Settlement Agreement provides for the settlement of all amounts claimed by the Company to be due for past reciprocal compensation at rates consistent with or in excess of amounts previously recognized by the Company as operating revenue, as well as establishes rates for all reciprocal compensation traffic on the Company's network for 2001 and 2002. The Company recognized a one-time net benefit of approximately $14.3 million for the year ended December 31, 2000 related to prior-period amounts of reciprocal compensation.

     The Settlement Agreement provided for a cash payment of approximately $53 million, which BellSouth made in October 2000. This payment represented payment for reciprocal compensation amounts previously billed to BellSouth and for estimated reciprocal compensation billings for the period from the date of the Settlement Agreement through December 31, 2000 and for 2001. The portion of the payment related to 2001 is subject to reconciliation procedures. Under the initial reconciliation procedure that occurred in July 2001, the Company repaid $5.5 million to BellSouth, which represented the difference between the forecasted amount of reciprocal compensation upon which the prepayment was based and the actual amount of reciprocal compensation generated by BellSouth during the first six months of 2001 and a revised forecasted amount for the last six months of 2001. This repayment had no effect on the Company's recorded revenues for 2001, because the Company recognizes reciprocal compensation revenue as it is earned. The repayment was recorded as a reduction to deferred revenue. The portion of the prepayment related to 2001 reciprocal compensation is subject to additional reconciliation procedures covering the last six months of 2001. The Company does not expect that it will be required to repay additional amounts to BellSouth as a result of the additional 2001 reconciliation procedures.

     The Settlement Agreement also provided for the prepayment by BellSouth of an additional amount to the Company in December 2001 related to expected reciprocal compensation traffic levels in 2002. The Company received a prepayment from BellSouth of $17.6 million in December 2001 related to this provision of the Settlement Agreement. This additional amount is subject to quarterly reconciliation procedures based upon the actual amount of reciprocal compensation traffic during 2002. These procedures may require the Company to repay a portion of the 2002 reciprocal compensation prepayment. The accompanying consolidated balance sheets include $17.6 million in unearned revenue related to the prepayment for 2002.

     The Company agreed to limit reciprocal compensation payments by BellSouth to $27.5 million in 2001 and $29.5 million in 2002.

11.  EMPLOYEE BENEFIT PLANS

     Employees of the Company participate in the Company's 401(k) defined contribution plan. The Company offers matching of employee contributions at a rate of 100% of up to the first 2% of employee contributions and 50% of up to the next 4% of employee contributions. Total matching contributions made to the Company's plan and charged to expense by the Company for the years ended December 31, 2001, 2000 and 1999 were $2.4 million, $1.8 million and $946,000, respectively. No discretionary contributions were made for 2001, 2000 and 1999.

12.  RELATED PARTY TRANSACTIONS

     As described below, certain affiliates of the Company and other related parties have provided the Company with various services, and the Company has provided some of these entities with telecommunications and related services. In management's opinion, the Company's transactions with the entities described below are generally representative of arm's-length transactions.

ITC Holding Company and Affiliates

     Each of the companies described below is, or during one or more of the years ended December 31, 2001, 2000 and 1999 was, a subsidiary or affiliate of ITC Holding Company. During the years ended December 31, 2001, 2000 and 1999, directors of ITC Holding Company constituted a majority of the Company's Board of Directors and certain of such directors of the Company also served as directors or executive officers of certain of the companies described below. In 2001, as a result of its investment in the Series B preferred stock and common stock purchase warrants (Note 7), ITC Holding Company acquired beneficial ownership of securities of the Company representing over 20% of the total voting power of the Company's voting securities.

     The current or former subsidiaries or affiliates of ITC Holding Company that provided the Company with various services and/or received services provided by the Company include KNOLOGY Broadband, Inc. ("KNOLOGY"), which provides local exchange and long-distance telephone services and cable television services; InterCall, Inc. ("InterCall"), which provides conference calling services; InterServ Services Corporation ("InterServ"), which provides operator services for "800" customer service numbers and full-service marketing research in the telecommunications industry and other industries; Powertel, Inc., which provides cellular services; and MindSpring Enterprises, Inc. and its successor, Earthlink, Inc. (collectively, "Earthlink"), which is a provider of Internet access.

     For the years ended December 31, 2001, 2000 and 1999, the Company received services from these affiliated entities in the amounts of $820,000, $781,000, and $877,000, respectively, which are reflected in selling, operations and administration expenses in the accompanying consolidated statements of operations. In addition, in 2001, 2000 and 1999, the Company received services from these affiliated entities in the amount of $663,000, $780,000 and $610,000, respectively, which are reflected in cost of services in the accompanying consolidated statements of operations.

The Company provides operator and directory assistance services and lease capacity on certain of its fiber routes to affiliated entities. The Company also provides long-distance and related services to ITC Holding Company and some of the foregoing affiliated entities and acts as an agent for InterCall and Earthlink in contracting with major interexchange carriers to provide origination and termination services. Under these agreements, the Company contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to InterCall and Earthlink, so that only the margin is included in the Company's consolidated revenues. Total affiliated revenues related to the foregoing entities included in the accompanying consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999 were $12.1 million, $21.4 million and $15.7 million, respectively.

SCANA Corporation and Affiliates

     The Company entered into the transactions with SCANA Corporation ("SCANA") and its subsidiaries described below. Mr. Timmerman, a director and stockholder of the Company, is also Chairman, President and Chief Executive Officer of SCANA. SCANA is the beneficial owner of securities of the Company representing over 10% of the total voting power of the Company's voting securities.

     The Company provides retail services, including local and long distance telephone services, data services and Internet access, to SCANA and some of SCANA's subsidiaries. Total revenues attributable to SCANA and its subsidiaries included in the accompanying consolidated statements of operations for the years ended December 31,

2001, 2000 and 1999 were $1.5 million, $1.7 million and $826,000, respectively. The Company leases office space and space for telecommunications switching equipment at various locations in Columbia, South Carolina from a subsidiary of SCANA. Under the lease agreements, the Company paid $157,000, $113,000 and $83,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

J. Smith Lanier & Co.

     J. Smith Lanier & Co., an insurance placement company, has provided the Company with insurance brokerage services, including the negotiation and acquisition on the Company's behalf of various insurance policies with third-party insurers. J. Smith Lanier & Co. also has performed risk management services for the Company. The Company paid $767,000, $624,000 and $532,000 for such services for the years ended December 31, 2001, 2000 and 1999, respectively. The Company provides retail services, including local and long distance telephone services and data and Internet services, to J. Smith Lanier & Co. Total revenues attributable to J. Smith Lanier & Co. included in the accompanying consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999 were $307,000, $166,000 and $73,000, respectively. J.
Smith Lanier, II is the beneficial owner of more than 5% of the Company's common stock. Mr. Lanier also is the Chairman and a significant stockholder of J. Smith Lanier & Co. William T. Parr, a director of the Company, serves as Vice Chairman of J. Smith Lanier & Co.

Other

     The Company leases real properties from a former stockholder and entities controlled by the former stockholder. Total rental expense related to these leases was approximately $184,000, $203,000 and $176,000 in 2001, 2000 and 1999,
respectively. The Company is obligated to pay rentals to the former stockholder totaling approximately $210,000 annually from 2002 through February 2004 under leases which are cancelable by either of the parties with 24 months' notice.

     In July 1999, the Company completed the acquisition, by merger, of AvData Systems, Inc., an affiliated entity (Note 13). Prior to the acquisition, some of the directors and officers of the Company were directors, officers and/or stockholders of AvData.

13.  ACQUISITIONS

Acquisition of AvData

     In July 1999, the Company completed its acquisition, by merger, of AvData, a privately-owned data network management provider in Atlanta, Georgia. As the merger consideration, the Company issued 983,511 shares of common stock (including 171,898 shares which were held in a two-year escrow account to protect against specified contingencies) and options to purchase 39,915 shares of common stock valued at $29.2 million in the aggregate. The Company issued an additional 123,757 shares of common stock and options to purchase 6,163 shares of common stock in March 2000 valued at $4.3 million in the aggregate under earn-out provisions based on specified performance objectives met as of December 31, 1999.

     The purchase price of AvData was allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at the date of acquisition. The following table summarizes the net assets purchased in connection with this acquisition and the amount attributable to costs in excess of net assets acquired (in thousands):

Property, plant and equipment......................          $   4,446
Working capital....................................               (148)
Noncurrent liabilities.............................                (63)
Intangible assets..................................             29,240
                                                             ---------
Purchase price.....................................          $  33,475
                                                             =========

Acquisition of Scientific Telecommunications, Inc.

     In August 1999, the Company completed its acquisition of certain assets of SciTel, a privately-owned telecommunications equipment provider headquartered in Greenwood, Mississippi. The Company issued 83,117 shares of common stock valued at $2.0 million and paid $300,000 in cash to consummate the transaction.

     The purchase price of SciTel was allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at the date of acquisition. The following table summarizes the net assets purchased in connection with this acquisition and the amount attributable to costs in excess of net assets acquired (in thousands):

Property, plant and equipment......................           $    107
Working capital....................................                498
Noncurrent liabilities.............................                  0
Intangible assets..................................              1,695
                                                              --------

Purchase price.....................................           $  2,300
                                                              ========

Acquisition of Bay Data

     In May 2000, the Company completed its acquisition, by merger, of Bay Data, a privately-owned information systems solutions company headquartered in Atlanta, Georgia. The Company paid cash of $2.0 million and issued 837,942 shares of common stock valued at $26.2 million to consummate the transaction. Of such shares, 111,725 shares are being held in escrow for two years to protect against specified contingencies.

     The purchase price of Bay Data was allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at the date of acquisition. The following table summarizes the net assets purchased in connection with this acquisition and the amount attributable to costs in excess of net assets acquired (in thousands):

Property, plant and equipment......................          $   1,807
Working capital....................................             (1,375)
Noncurrent liabilities.............................                  0
Intangible assets..................................             27,785
                                                             ---------

Purchase price.....................................          $  28,217
                                                             =========

Pro forma results

     The following pro forma information has been prepared assuming the acquisitions of AvData and Bay Data occurred on January 1, 1999. Pro forma results reflecting the 1999 acquisition of SciTel are not presented, as the acquisition was not material. This information includes pro forma adjustments related to the amortization of intangible assets resulting from the excess of the purchase price over the fair value of the net assets acquired. The pro forma information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if these acquisitions had actually occurred on January 1, 1999, nor is the information necessarily indicative of the results of operations which may occur in the future.

                                                    2000         1999
                                                  ---------    ---------
                                                      (in thousands,
                                                    except share data)
Operating revenues............................    $ 367,923    $ 265,997
Net loss......................................      (72,004)     (61,058)
Basic and diluted net loss per common share...    $   (1.18)   $   (1.07)

14.  SEGMENT REPORTING

     As discussed in Note 1, the Company operates in three business segments: broadband transport services, retail services and e/\deltacom. The Company also has a corporate segment, which has no operations. The Company evaluates segment performance based on operating revenue, gross margin, selling, operations and administration expenses and depreciation and amortization expense. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (Note 2). All intercompany transactions between segments have been eliminated. Summarized financial data by business segment as of and for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                                                                    2001
                                                     --------------------------------------------------------------------
                                                     Broadband
                                                     Transport       Retail      e/\deltacom     Corporate
                                                      Segment       Segment        Segment       Segment     Consolidated
                                                     --------------------------------------------------------------------
Operating revenues...............................    $  95,034    $   305,074    $    15,231    $      --    $    415,339
Gross margin.....................................       83,831        139,682          4,042           --         227,555
Selling, operations and administration...........       33,979        125,293         29,440           --         188,712
Depreciation and amortization....................       49,091         60,476          9,289           82         118,938
Special charges..................................           55         29,358         45,024           --          74,437
Other income (expense), net......................                                                                   1,434
Interest expense.................................                                                                 (58,833)
                                                                                                             ------------

Loss before income taxes and extraordinary item..                                                            $   (211,931)
                                                                                                             ============
Identifiable assets..............................    $ 347,729    $   425,912    $    93,593    $  11,098    $    878,332
                                                     =========    -----------    -----------    ---------    ------------
Capital expenditures, net........................    $  44,286    $    61,190    $    56,489    $      --    $    161,965
                                                     =========    -----------    -----------    ---------    ------------

                                                                                    2000
                                                     --------------------------------------------------------------------
                                                     Broadband
                                                     Transport       Retail      e/\deltacom     Corporate
                                                      Segment       Segment        Segment       Segment     Consolidated
                                                     --------------------------------------------------------------------
Operating revenues...............................    $  83,336    $   269,947    $    10,365    $      --    $    363,648
Gross margin.....................................       73,949        131,097          3,602           --         208,648
Selling, operations and administration...........       32,986        101,743         16,321           --         151,050
Depreciation and amortization....................       37,930         45,164          3,343           82          86,519
Other income (expense), net......................                                                                  14,337
Interest expense.................................                                                                 (55,482)
                                                                                                             ------------
Loss before income taxes and extraordinary item..                                                            $    (70,066)
                                                                                                             ============
Identifiable assets..............................    $ 457,637      $ 453,381    $   101,630    $  35,878    $  1,048,526
                                                     =========      -========    ===========    =========    ============
Capital expenditures, net........................    $ 121,588      $ 131,120    $    57,123    $      --    $    309,831
                                                     =========      =========    ===========    =========    ============

                                                                                    1999
                                                     --------------------------------------------------------------------
                                                     Broadband
                                                     Transport       Retail      e/\deltacom     Corporate
                                                      Segment       Segment        Segment       Segment     Consolidated
                                                     --------------------------------------------------------------------
Operating revenues...............................    $  72,853    $   171,991    $        --    $      --    $    244,844
Gross margin.....................................       62,082         64,041             --           --         126,123
Selling, operations and administration...........       24,151         72,703             --           --          96,854
Depreciation and amortization....................       28,857         24,871             --           82          53,810
Other income (expense), net......................                                                                  14,949
Interest expense.................................                                                                 (45,293)
                                                                                                             ------------
Loss before income taxes and extraordinary item..                                                            $    (54,885)
                                                                                                             ============
Identifiable assets..............................    $ 386,820    $   334,368    $        --    $  86,410    $    807,598
                                                     =========    -----------    -----------    ---------    ------------
Capital expenditures, net........................    $  66,806    $    98,734    $        --    $      --    $    165,540
                                                     =========    -----------    -----------    ---------    ------------

15.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table has been prepared from the financial records of the Company, without audit, and reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented (in thousands, except per share amounts). The sum of the per share amounts does not equal the annual amounts because of the changes in the weighted-average number of shares outstanding during the year.

  2001                                               1st Qtr (a)      2nd Qtr        3rd Qtr        4th Qtr (b)       Total
  ----                                               -----------    -----------    -----------    --------------    ----------
Operating revenues...............................    $   102,207    $   106,034    $   102,482    $      104,616    $  415,339
Gross margin.....................................         58,769         59,938         53,418            55,430       227,555
Net loss applicable to common stockholders.......        (29,820)       (31,103)      (119,942)          (34,779)     (215,644)
Basic and diluted net loss per common share......          (0.48)         (0.50)         (1.92)            (0.56)        (3.46)

  2000                                                1st Qtr (a)     2nd Qtr        3rd Qtr      4th Qtr (a)(b)      Total
  ----                                               -----------    -----------    -----------    --------------    ----------
Operating revenues...............................    $    75,707    $    86,411    $   102,875    $       98,655    $  363,648
Gross margin.....................................         41,071         48,492         63,540            55,545       208,648
Net loss.........................................        (15,847)       (18,358)       (10,731)          (25,939)      (70,875)
Basic and diluted net loss per common share......          (0.27)         (0.30)         (0.17)            (0.42)        (1.16)

-------------------
(a) The Company recognized one time net benefits for interconnection agreement settlements of approximately $1.5 million for the first quarter of 2001 and $2.5 million, $11.8 million and $1.8 million for the second, third and fourth quarters of 2000, respectively.

(b) The Company's weighted average outstanding shares for the fourth quarter of 2001 and 2000 was 62,364,768 and 61,611,576, respectively.

                       ITC/\DELTACOM, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

     ITC/\DeltaCom, Inc. ("ITC/\DeltaCom" and, together with its wholly-owned subsidiaries, the "Company") provides integrated voice and data telecommunications services on a retail basis to businesses in the southern United States ("retail services") and regional telecommunications transmission services over its network on a wholesale basis to other telecommunications companies ("broadband transport services"). Retail services include local exchange services, long distance services, calling card and operator services, asynchronous transfer mode, frame relay, and high capacity broadband private line services, as well as Internet access and colocation services and customer premise equipment sales, installation and repair. The Company also provides colocation, Web server hosting and other services integral to operating important business applications over the Internet through its e/\deltacom business. In connection with these services, the Company owns, operates or manages an extensive fiber optic network, which extends throughout ten southern states.

Segment Disclosure

     Beginning in 2002, the Company has revised its segment reporting to align its financial presentation more closely with its basic retail and wholesale customer businesses and to reflect more accurately the trends in those customer bases (Note 9). One segment consists of the Company's retail services business and the second segment consists of its broadband transport services business. Beginning in 2002, results of the Company's e/\deltacom business are no longer reported as a separate business segment, but instead are included as part of the Company's retail services business segment.

Basis of Presentation

     The accompanying interim condensed consolidated financial statements are unaudited and have been prepared by the Company's management in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments unless otherwise disclosed in a separate footnote, considered necessary for the fair presentation of the unaudited condensed consolidated financial statements have been included, and the unaudited condensed consolidated financial statements present fairly the financial position and results of operations for the interim periods presented. These unaudited, condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 1, 2002.

Reclassifications

     Reclassifications have been made to amounts previously reported to conform to the current period presentation.

Liquidity

     The Company has experienced operating losses as a result of efforts to build its network infrastructure, hire personnel, develop its systems and expand into new markets. The Company expects to continue to focus on increasing its customer base and expanding its network operations, although at a slower rate than in previous years. Accordingly, the Company expects that its cost of services will continue to increase and that its capital expenditures, although expected to decrease, will be significant. In addition, the Company may reduce some of its prices to respond to a changing competitive environment. These factors will have a negative impact on the Company's short-term operating results. The Company has realized cost efficiencies in its operations through its restructuring, thereby reducing its selling, operations and administration expense. Interstate FiberNet, Inc., a wholly-owned subsidiary of

ITC/\DeltaCom, has a $156 million senior secured credit facility with Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and other lenders. The Company has also raised funds from sales of senior notes, convertible subordinated notes, convertible redeemable preferred stock and common stock and is subject to operating and capital lease commitments.

     To conserve liquidity for its business, ITC/\DeltaCom did not pay the scheduled May 15, 2002 interest payments due on its 9-3/4% senior notes due 2008 and on its 4-1/2% convertible subordinated notes due 2006 or the scheduled June 1, 2002 interest payment due on its 11% senior notes due 2007. The scheduled May 15, 2002 payments totaled approximately $6.1 million on the 9-3/4% senior notes and approximately $2.3 million on the 4-1/2% convertible subordinated notes. The scheduled June 1, 2002 payment totaled approximately $7.2 million.

2.   CHAPTER 11 BANKRUPTCY PROCEEDINGS

     On June 25, 2002, ITC/\DeltaCom filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company adopted the provisions of Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," upon commencement of these proceedings (the "Bankruptcy Proceedings"). In accordance with SOP 90-7, liabilities subject to compromise under the Bankruptcy Proceedings have been segregated on the condensed consolidated balance sheets. Liabilities subject to compromise are recorded for the amounts the Company expects to be allowed on known claims rather than estimates of the amounts for which those claims may be settled as a result of a plan of reorganization approved by the Bankruptcy Court. As discussed in Note 11, ITC/\DeltaCom's plan of reorganization was confirmed by the Bankruptcy Court on October 17, 2002 and became effective October 29, 2002.

     Liabilities for which payment is subject to the Bankruptcy Proceedings have been classified as liabilities subject to compromise in the condensed consolidated balance sheets. As of September 30, 2002, liabilities of ITC/\DeltaCom subject to compromise consisted of the following (in thousands):

Notes:
         11% Senior Notes due 2007..............................    $  130,000
         8-7/8% Senior Notes due 2008...........................       160,000
         9-3/4% Senior Notes due 2008...........................       125,000
         4-1/2% Convertible Subordinated Notes due 2006.........       100,000
Accrued interest................................................        23,147
                                                                    ----------

                                                                    $  538,147
                                                                    ==========

     Under the Bankruptcy Code, interest on the outstanding senior notes and convertible subordinated notes, and the preferred stock dividends on the Series B-1 preferred stock and Series B-2 preferred stock, ceased to accrue during the Bankruptcy Proceedings.

     Reorganization items are composed of items of expense that were realized or incurred by ITC/\DeltaCom as a result of its reorganization under Chapter 11 of the Bankruptcy Code. Reorganization items for the nine months ended September 30, 2002 consisted of the following (in thousands):

                                                              Nine Months Ended
                                                              September 30, 2002
                                                              ------------------
Professional fees and related expenses....................    $            5,302
Write-off of deferred financing fees......................                 8,849
Write-off of debt discounts...............................                    88
                                                              ------------------

                                                              $           14,239
                                                              ==================

     Professional fees and related expenses represent legal, financial advisory and other expenses directly related to the Bankruptcy Proceedings. The condensed consolidated statements of operations for the nine months ended September 30, 2002 set forth in Note 10 separately disclose expenses related to the Bankruptcy Proceedings.

     Loss per common share has been computed using the weighted average number of shares of common stock outstanding at the balance sheet date. On October 29, 2002, under ITC/\DeltaCom's plan of reorganization, ITC/\DeltaCom's outstanding common stock and preferred stock were cancelled and ITC/\DeltaCom issued 44,750,000 shares of new common stock and 300,000 shares of a new issue of convertible redeemable preferred stock. See Note 11. The reduction in the number of shares outstanding will have a significant impact on the loss per share calculation.

3.   RECENT ACCOUNTING PRONOUNCEMENTS

Goodwill and Other Intangible Assets

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires companies to cease amortizing goodwill that existed at June 30, 2001. The amortization of existing goodwill ceased on December 31, 2001. Included in the accompanying consolidated statements of operations is amortization expense related to goodwill of approximately
$4.6 million for the nine months ended September 30, 2001. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. In accordance with SFAS No. 142, the Company has six months after adoption of the statement to complete the first step of the transitional goodwill impairment test. Pursuant to the adoption of SFAS No. 142, the Company has established its reporting units based on its reporting structure in a reasonable and supportable manner. The Company completed the transitional test as of January 1, 2002 and determined that goodwill has not been impaired. Pursuant to the adoption of SFAS No. 142, the Company will annually test goodwill for impairment on the anniversary of the transitional goodwill impairment test.

Asset Retirement Obligations

     SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001. SFAS No. 143 applies to legal obligations associated with the retirement of certain tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. Accordingly, the Company will adopt this statement on January 1, 2003. The Company believes the adoption of SFAS No. 143 will not have a material impact on its consolidated financial statements.

Impairment or Disposal of Long-Lived Assets

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No.144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a business segment. SFAS No. 144 also amended Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and for interim periods within those fiscal years. The Company adopted SFAS No. 144 on January 1, 2002, with no material effect on its consolidated financial statements.

Other Pronouncement

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, an amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002. This statement, among other things, significantly limits the instances in which the extinguishment of debt may be treated as an extraordinary item in the statement of operations. This statement also requires reclassification of all prior period extraordinary items related to the extinguishment of debt. The Company will implement this statement, as required by SOP 90-7, as part of its fresh start reporting upon completion of the Bankruptcy Proceedings.

Costs Associated with Exit or Disposal Activities

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in July 2002. This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated upon the Company's emergence from the Bankruptcy Proceedings on October 29, 2002.

4.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations at September 30, 2002 and December 31, 2001 consisted of the following (in thousands):

                                                                                  September 30,     December 31,
                                                                                      2002              2001
                                                                                  -------------     ------------
11% Senior Notes due 2007.......................................................  $     130,000     $    130,000
8-7/8% Senior Notes due 2008, net of unamortized discount of $99 in 2001........        160,000          159,901
9-3/4% Senior Notes due 2008....................................................        125,000          125,000
4-1/2% Convertible Subordinated Notes due 2006..................................        100,000          100,000
Senior secured credit facility..................................................        156,000          157,200
Capital lease obligations at varying interest rates, maturing through July 2020.         49,027           51,773
                                                                                  -------------     ------------

Total long-term debt and capital lease obligations..............................        720,027          723,874
Less liabilities subject to compromise..........................................       (515,000)              --
                                                                                  -------------     ------------

Total long-term debt and capital lease obligations not subject to compromise....        205,027          723,874
Less current maturities.........................................................         (4,840)          (6,711)
                                                                                  -------------     ------------

Total...........................................................................  $     200,187     $    717,163
                                                                                  =============     ============

     Pursuant to SOP 90-7, the Company has reclassified all of the senior notes and convertible subordinated notes as liabilities subject to compromise and wrote-off, in the three months ended September 30, 2002, the remaining unamortized discount of $88,000 related to the 8-7/8% Senior Notes due 2008. See
Note 2 for information about the write-off of the unamortized discount.

     As a result of ITC/\DeltaCom's failure to pay interest on the senior notes and convertible subordinated notes on May 15 and June 1, 2002, and its filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on June

25, 2002, the Company was in default under its $156 million senior secured credit facility and capital lease facilities with NTFC Capital Corporation and General Electric Capital Corporation. As a result of this default, the Company was required to pay interest under the senior credit facility at an annual rate of 8.625%, which was computed on the basis of a default rate of 2% in excess of the base rate of 4.75%, plus a margin of 1.875%.

     On September 13, 2002, the Company entered into forbearance agreements with the lenders of its senior credit facility and capital lease facilities pursuant to which the lenders agreed to forbear from exercising their rights to declare a default or pursue remedies under those facilities based solely on ITC/\DeltaCom's failure to pay interest on the senior notes and convertible subordinated notes, and its subsequent filing of a voluntary petition under Chapter 11 of the Bankruptcy Code. The forbearance agreements terminated on October 29, 2002, upon the Company's closing of its amended and restated senior credit facility. The amended and restated senior credit facility accelerates the schedule for repayment of principal, increases the interest rates applicable to outstanding borrowings, adds financial covenants, and modifies existing affirmative and negative covenants. See Note 11 for information about the amended and restated senior credit facility.

     On October 29, 2002, the Company amended its capital lease facilities with NTFC Capital Corporation and General Electric Capital Corporation. See Note 11 for information about this amendment.

     The Company's senior credit obligations are secured by liens on substantially all of its assets.

5.   CONVERTIBLE REDEEMABLE PREFERRED STOCK

     In 2001, the Company secured a commitment for $150 million in equity financing in an investment agreement with ITC Holding Company, Inc. ITC Holding Company, Inc. subsequently assigned an aggregate of $50 million of the purchase commitment to two other investors. The purchase commitments expired on June 20, 2002. The investment agreement provided for the issuance and sale by the Company of up to $150 million of multiple series of its Series B cumulative convertible preferred stock and related common stock purchase warrants. The Company completed the sale of $30 million of Series B-1 preferred stock in June 2001 and the sale of $40 million of Series B-2 preferred stock in September 2001.

     During the Bankruptcy Proceedings, the outstanding shares of Series B preferred stock are considered equity interests in the Company. Accordingly, the Series B preferred stock was returned to stockholders' equity in the condensed consolidated balance sheets as of June 25, 2002, which was the date of commencement of the Bankruptcy Proceedings.

     As of June 25, 2002, ITC/\DeltaCom had accrued dividends on the Series B preferred stock of $2.8 million. Contractual dividends were $4.4 million for the nine months ended September 30, 2002. Under the Bankruptcy Code, dividends on the Series B preferred stock ceased to accrue during the Bankruptcy Proceedings.

     On October 29, 2002, the effective date of the Company's plan of reorganization, all of the outstanding Series B preferred stock, related accrued and undistributed dividends, and related common stock purchase warrants were cancelled. See Note 11.

6.   RESTRUCTURING CHARGES

     In September 2001, the Company announced changes to its business plan and other actions intended to reduce its operating expenses through a 20% reduction in its workforce and to reduce non-personnel operating expenses and planned capital expenditures. As a result of this restructuring, the Company in September 2001 recorded $4.8 million in restructuring costs, which were included as components of selling, operations and administration expenses. Restructuring charges included the Company's estimate of employee severance and related costs for employees terminated as a result of the revised business plan. The restructuring charges also included estimates of office space lease commitments where the Company closed offices, net of any sublease rentals, and other exit costs. In connection with the restructuring, the Company closed an administrative office, retail services offices and an e/\deltacom office. Restructuring costs were accrued in accordance with Emerging Issues Task Force, or EITF, Issue 94-3, "Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." The Company terminated some employees in certain departments and did not specifically identify the termination of an entire function or department.

     In April and September 2002, the Company further restructured its operations to implement additional reductions to its workforce, non-personnel operating expenses and planned capital expenditures. As a result of these restructurings, the Company recorded approximately $1,842,000 in April 2002, related to its data center operations, and $943,000 in September 2002, primarily related to its retail services, in restructuring costs, which were included as components of selling, operations and administrative expenses. Restructuring charges included the Company's estimate of employee severance and related costs for employees terminated and office lease termination costs. The restructuring charges also included estimates of termination payments for cancelled service contracts. Restructuring costs were accrued in accordance with EITF Issue 94-3. The Company also recorded impairment charges of approximately $223,000 in April 2002 that related to the net book value of software, less expected salvage value, removed from service from its data center. The impairment of software relates to software that the Company no longer plans to use as a result of its April 2002 restructuring. In April 2002, the Company terminated more than 40 employees from its e/\deltacom business. In the quarter ended September 30, 2002, the Company terminated eight employees from its broadband transport business and approximately ten employees from its retail services business. The Company did not specifically identify the termination of an entire function or department in either restructuring.

     Following is a summary by segment of the restructuring and impairment charges that were recorded in 2002 (in thousands):

                                                    Retail          Broadband Transport
                                                   Services               Services              Total
                                                 -------------      -------------------      -----------
  Employee severance.........................    $       2,107      $                73      $     2,180
  Office space leases........................              297                       --              297
  Contract termination costs.................              308                       --              308
  Write-off of assets........................              223                       --              223
                                                 -------------      -------------------      -----------
  Total......................................    $       2,935      $                73      $     3,008
                                                 =============      ===================      ===========

     The following table reflects activity associated with accrued restructuring costs from January 1, 2002 through September 30, 2002, which are recorded in accrued liabilities (in thousands):

                                                   Balance at                       Write-offs/          Balance at
                                                December 31, 2001     Accruals       Payments        September 30, 2002
                                                -----------------     --------      -----------      ------------------
Restructuring charges:
      Employee severance.....................   $             216     $  2,180      $     1,875      $              521
      Office space leases....................               1,067          297              478                     886
      Contract termination costs.............                  --          308              308                      --
                                                -----------------     --------      -----------      ------------------
Total........................................        $      1,283     $  2,785      $     2,661      $            1,407
                                                =================     --------      -----------      ------------------

     The accrual for contract termination costs of $308,000 reflects a reduction of $152,000 from the original accrual of $460,000 resulting from successful negotiations to reduce the amounts owed. Management expects to use the remaining restructuring accruals during the remainder of 2002 and in 2003 as additional payments are made under the terms of employee severance and office space lease agreements.

7.   COMMITMENTS AND CONTINGENCIES

     At September 30, 2002, the Company had entered into agreements with vendors to purchase approximately $4.2 million of property, plant, equipment and services during 2002 related to the improvement and installation of switches, other network expansion efforts and certain services.

Surety Bonds

     Some of the Company's customers, especially governmental entities, and some governmental entities from which the Company has acquired a franchise or rights-of-way agreement, require the Company to obtain surety bonds as a condition to its provision of service to them or other entities within their control. In February 2002, because of the Company's financial condition, its surety cancelled all outstanding surety bonds that contained cancellation clauses. At the time the surety bonds were cancelled, the Company's surety bond portfolio had a face value of approximately $1.9 million in outstanding obligations, of which approximately $1.2 million were cancelled. The surety did not renew an additional $405,000 of bonds, which it could not cancel immediately, that were scheduled for renewal in the second quarter of 2002. As of October 31, 2002, the cancelled and unrenewed bonds had not been replaced. The remaining bonds, valued at $282,000, are noncancellable, unless the Company no longer needs them or does not perform its obligations under the bonds. The surety also has advised the Company it will not underwrite any new surety bonds unless the Company provides 100% collateral for such bonds. The Company is actively working with the existing obligees of the bonds to provide the security they require, and another surety has offered to underwrite new bonds or replace cancelled bonds for the Company if the Company provides 100% collateral for each bond. The Company's inability to provide surety bonds to replace the cancelled surety bonds or issue new surety bonds will have an adverse impact on its ability to provide service to some customers, especially government entities and other entities that generally require surety bonds. In addition, the requirement to provide 100% collateral for any bond issued may have an adverse impact on the funds available for capital expenditures or other uses if the Company chooses to purchase the surety bond and provide the collateral. The Company believes that its strengthened liquidity position as a result of its reorganization and recent changes to its major credit agreements provide the Company with greater flexibility to satisfy its requirements for surety bonds and similar security arrangements.

Nortel Contingency

     In November 2000, the Company entered a purchase agreement with Nortel Networks, Inc. for the purchase of telecommunications equipment and services. The agreement provides for specified volume discounts if the Company purchases at least $250 million of equipment and services from Nortel Networks between November 1, 1999 and December 31, 2002. If the Company purchases less than $250 million of equipment and services, the agreement provides that the Company will be required to pay to Nortel a portion of the difference between the commitment and the amount actually purchased. Based on the Company's actual and forecasted purchases under the agreement, it currently estimates that it may be required to pay Nortel Networks approximately $3.5 million to $3.8 million in the first quarter of 2003. In addition, Nortel Networks has deployed approximately $6.6 million of equipment under terms providing that payment is due when the Company places the deployed equipment into service. Based on its current schedule for placing this equipment into service, the Company expects that these terms will require it to pay $6.6 million in the fourth quarter of 2002 or the first quarter of 2003, depending on its need for capacity. Under other terms of this agreement, the Company is required to purchase, or pay for, an additional $10 million of equipment by the fourth quarter of 2003. The Company has reached an agreement in principle with Nortel Networks to modify the Company's obligations under the existing agreement. If the agreement in principle is reflected in a new definitive agreement executed by the Company and Nortel Networks, the Company expects that it will not be required to make the estimated $3.5 million to $3.8 million payment described above, that it will be able to use approximately $4 million in accumulated vendor credits to reduce to approximately $12 million its estimated remaining payment obligations of approximately $16 million under the existing agreement, and that it will be obligated to make equipment-related payments to Nortel Networks of $1 million quarterly from the first quarter of 2003 through the fourth quarter of 2005.

Legal Proceedings

     In the normal course of business, the Company is subject to various litigation. In management's opinion, there are no legal proceedings, other than those described below, pending against the Company that could have a material adverse effect on the financial position, results of operations or liquidity of the Company.

BellSouth Deposit Contingency

     The Company depends on BellSouth for the provision of wholesale telecommunications services under its interconnection agreements with BellSouth and pursuant to various access tariffs that BellSouth has filed with federal and state regulatory agencies. As previously reported, BellSouth has requested by letter dated March 8, 2002 that the Company provide a $10 million security deposit by March 29, 2002 in connection with BellSouth's provision of services to the Company. On March 28, 2002, the Company filed a petition for declaratory judgment in Georgia state court seeking a ruling from the court that, based upon the terms of the Company's interconnection agreements with BellSouth, BellSouth may not require the Company to place a $10 million deposit with BellSouth as security for future payment for services to be rendered to the Company by BellSouth. BellSouth has responded to the Company's petition by seeking to have the matter heard before the Georgia Public Service Commission, rather than in Georgia state court. BellSouth has filed a petition with the Georgia Public Service Commission seeking a determination that the Company should be required to place a security deposit of approximately $17 million with BellSouth. The Company is contesting both the requirement for, and the amount of, the requested deposit. Based on the Company's payment history with BellSouth, including the fact that BellSouth received all payments due from the Company during its reorganization process, the Company's strengthened liquidity position as a result of its reorganization, and other relevant factors, the Company does not believe BellSouth is entitled to any amount of the deposit it seeks. The Company is actively negotiating with BellSouth a resolution of this dispute that would either eliminate or substantially reduce the amount of the requested deposit. BellSouth also has requested the Federal Communications Commission to approve new deposit language in its access tariff. The FCC has suspended BellSouth's new tariff and is investigating BellSouth's proposed deposit language. If the FCC were to adopt BellSouth's proposed deposit language and if BellSouth were authorized to require a substantial deposit, the Company's cash reserves may be insufficient to fund the deposit, which could have a material adverse effect on the Company's ability to provide services to its customers.

BellSouth Interconnection Agreement

     The Company's interconnection agreement with BellSouth expires at the end of 2002. The Company is currently negotiating terms of a new agreement with BellSouth, but it is unlikely that the Company and BellSouth will resolve all issues before the current agreement expires. The Company will continue to operate under terms of the existing agreement until a new agreement is reached. The terms of the new agreement will be retroactive to January 1, 2003. Any unresolved issues will be settled through binding arbitration before the various state public service commissions. The Company is unable to determine the impact, if any, these negotiations will have on its results of operations and financial condition.

Proceedings Affecting Rights-of-Way

     A portion of the Company's network runs through fiber optic cables owned by Mississippi Power Company over its rights-of-way located in Jasper County, Mississippi. A proceeding involving Mississippi Power Company and several landowners who have granted Mississippi Power Company rights-of-way in Jasper County resulted in a January 1999 order of the Mississippi Supreme Court holding that Mississippi Power Company could not permit third parties to use its rights-of-way at issue for any purpose other than in connection with providing electricity to customers of Mississippi Power Company. The Company became a party to the proceeding after the January 1999 order. The Circuit Court of the First Judicial District of Jasper County, Mississippi has directed the Company not to use that portion of its fiber optic network located on Mississippi Power Company's rights-of-way in Jasper County, except in an emergency, pending the outcome of the trial. The Company has rerouted all of the circuits on the affected portion of its network so that it may continue to provide services to its customers along the affected route. If the courts ultimately agree with the landowners that the existing easements do not permit the Company's use, the Company believes its potential liability for damages may be limited to the value of a permanent easement for that use. The Company cannot make assurances in this respect, however, since the landowners are seeking damages equal to the profits or gross revenues received by the Company from its use of Mississippi Power Company's rights-of-way in Jasper County and punitive damages for the Company's use of the route. The trial of this matter was scheduled for the week of August 5, 2002, but has since been continued. No future trial date has been set by the court to date. The Company cannot reasonably estimate the amount of any potential loss arising from this pending litigation.

     The Company initiated civil suits in August 2001 and May 2002 in the U.S. District Court for the Southern District of Mississippi in which it seeks a declaratory judgment confirming its continued use of cables in Mississippi Power Company's rights-of-way on 37 parcels of land and 63 parcels of land, respectively, or, alternatively, condemnation of the right to use the cables upon payment of just compensation to the landowners. Some of the defendants in the August 2001 proceeding have filed counterclaims against Mississippi Power Company and the Company seeking a constructive trust upon the revenues earned on those rights-of-way, together with compensatory and punitive damages. Although the Company has resolved the issue of its use of the rights-of-way with some of the defendants, the Company cannot provide assurance that it will be successful in either of these proceedings. The August 2001 proceeding has been consolidated with another pending civil suit in the U.S. District Court for the Southern District of Mississippi, in which the Company was recently made a defendant, initiated by landowners claiming to represent a class of landowners and seeking compensatory and punitive damages against Mississippi Power Company arising from Mississippi Power Company's allowance of third parties to use its rights-of-way for telecommunications purposes. The Company cannot reasonably estimate the amount of any potential loss arising from this pending litigation.

     The Company uses the rights-of-way of Gulf Power Company in Florida for a portion of its network. In the fourth quarter of 2000, Gulf Power was sued in the Circuit Court of Gadsden County, Florida by two landowners that claim to represent a class of all landowners over whose property Gulf Power has facilities that are used by third parties. The landowners have alleged that Gulf Power does not have the authority to permit the Company or other carriers to transmit telecommunications services over the rights-of-way. The Company was made a party to this litigation in August 2001. In March 2002, the court dismissed this matter without prejudice on the basis, among others, that there was no additional burden on the property as a result of third-party use of the rights-of-way for telecommunications purposes and that the easements were broad enough in scope to permit such third-party use. However, the court has permitted the plaintiffs to amend their complaint to allege additional facts regarding the use of the rights-of-way to support the landowners' contention that there is an additional burden on the property because of the maintenance requirements of the fiber routes and the placement of buildings and other physical telecommunications equipment on the rights-of-way. The Company cannot reasonably estimate the amount of any potential loss.

     The Company uses rights-of-way of Georgia Power Company in Georgia for a portion of its network. In July 2001, a suit filed in the Superior Court of Decatur County, Georgia by a group seeking compensatory and punitive damages and claiming to represent a class of landowners alleged that Georgia Power and other entities do not have the right to grant third parties the use of the rights-of-way for the transmission of telecommunications services of such third parties. The Company was made a party to the suit in January 2002. The Company cannot reasonably estimate the amount of any potential loss.

     In August 2001, the Company filed suit in the Superior Court of Troup County, Georgia against Southern Telecom, Inc., Alabama Power Company, Georgia Power Company, Mississippi Power Company, Gulf Power Company and related entities from which the Company has obtained use of rights-of-way for its fiber optic telecommunications network. The Company seeks a declaratory judgment that the defendants are legally required to use their best efforts to defend against any claims that the Company does not have the right to use the rights-of-way granted to these entities and to defend, indemnify and hold the Company harmless against all such claims. In December 2001, the Company filed for summary judgment and, subsequently, the defendants have filed a motion for summary judgment, but the court has not ruled on these motions. The defendants also have filed a counterclaim requesting, among other items, that the Company reimburse them for the cost of perfecting the applicable rights-of-way. The Company cannot reasonably estimate the amount of any potential loss.

     In April and May 2002, 190 lawsuits were filed by a single counsel in the Circuit Court for Harrison County, Mississippi, against Mississippi Power Company, the Company and WorldCom, Inc. d/b/a MCI Group. Each plaintiff claims to be the owner of property over which Mississippi Power Company has an easement and that WorldCom and/or the Company have benefited by using the easement to provide telecommunications services. As a result of these allegations, each of the plaintiffs claims trespass, unjust enrichment, fraud and deceit, and civil conspiracy against each of the defendants. Each of the plaintiffs also seeks $5 million in compensatory damages, $50 million in punitive damages, disgorgement of the gross revenues derived from the use by WorldCom and the Company of the cable over the easements, a percentage of gross profits obtained from the use of the cable, and the plaintiffs' costs to prosecute the action. Mississippi Power Company, WorldCom and the Company have denied all of the plaintiffs' allegations. These actions are substantially similar to the other actions that the Company is defending in state and federal courts in Mississippi. Of the 190 lawsuits, the Company believes only approximately 11 involve parcels of land across which the optical fiber of Mississippi Power Company runs are used by the Company in the provision of telecommunications services. On August 5, 2002, Mississippi Power Company removed all actions involving WorldCom's use of Mississippi Power Company's rights-of-way to the United States District Court for the Southern District of Mississippi and requested the actions to be transferred to the United States Bankruptcy Court for the Southern District of New York, where WorldCom's bankruptcy proceeding is pending. The Company cannot reasonably estimate the amount of any potential loss.

     On April 19, 2002, a civil action was filed by an individual property owner in the Chancery Court of Harrison County, Mississippi against Mississippi Power Company, Southern Company Services and the Company. The plaintiff seeks to permanently enjoin Mississippi Power Company and Southern Company from continuing to permit their rights-of-way across the plaintiff's property to be used by third parties in any manner that is not related to the transmission of electric power. The plaintiff also seeks proof of cancellation of all leases and contracts between third parties and Mississippi Power Company and Southern Company regarding the use of the fiber optic cable on the rights-of-way across the plaintiff's property, proof that the use of the rights-of-way is for purposes associated with providing electricity, an accounting of revenues of third parties from the use of the rights-of-way, punitive damages of $1 million, and costs and expenses. Mississippi Power Company, Southern Company and the Company have denied all of the plaintiff's allegations. The Company cannot reasonably estimate the amount of any potential loss.

     On July 8, 2002, nine lawsuits on behalf of 101 property owners were filed against Mississippi Power Company, Southern Company and the Company in the Chancery Court of Jones County, Mississippi. All nine complaints are identical in seeking relief for trespass, nuisance, conversion, unjust enrichment and accounting, fraudulent concealment, fraud, fraudulent misrepresentation, and rescission and equitable reformation arising from the alleged unauthorized use of the subject rights-of-way in violation of the terms of the easements held by Mississippi Power Company. The landowners are seeking unspecified monetary damages and certain equitable relief. Mississippi Power Company, Southern Company and the Company deny all the allegations. Although WorldCom is not a party to these actions, Mississippi Power Company has removed these actions involving WorldCom's use of Mississippi Power Company's rights-of-way to the United States District Court for the Southern District of Mississippi and requested the actions to be transferred to the United States Bankruptcy Court for the Southern District of New York, where WorldCom's bankruptcy proceeding is pending. The Company cannot reasonably estimate the amount of any potential loss.

     On August 8, 2002, the Company was served with a complaint filed in the Circuit Court of Hinds County, Mississippi, in which four owners of property located in Hancock County, Mississippi allege Mississippi Power Company and the Company have violated the plaintiffs' rights with regard to the use of Mississippi Power Company's easement across the plaintiffs' property. The plaintiffs allege trespass, unjust enrichment, negligence, breach of contract and tortious breach of contract, fraudulent concealment, fraudulent misrepresentation, conspiracy, accounting and seek an unspecified amount of damages. The Company denies all such allegations. Although WorldCom is not a party to this action, Mississippi Power Company has removed this action involving WorldCom's use of Mississippi Power Company's rights-of-way to the United States District Court for the Southern District of Mississippi and requested the action to be transferred to the United States Bankruptcy Court for the Southern District of New York, where WorldCom's bankruptcy proceeding is pending. The Company cannot reasonably estimate the amount of any potential loss.

Other Rights-of-Way Contingency

     The Company has obtained a portion of its rights-of-way under an agreement that provides for significant annual fixed payments by the Company through 2020. Upon the occurrence of certain events specified in the agreement, including a change of control of ITC/\DeltaCom, as defined, the annual payments would be terminated and the Company would be required to make a one-time payment. The amount of this one-time payment would be approximately $19.6 million if such an event were to occur before August 1, 2003 and could be greater than such amount if such an event were to occur thereafter. Any such one-time payment would reduce the Company's capital lease obligations. Such a reduction would total approximately $9.5 million if such an event were to occur before August 1, 2003.

8.  RELATED PARTY TRANSACTIONS

     As described below, certain affiliates of the Company and other related parties have provided the Company with various services, and the Company has provided some of these entities with telecommunications and related services. In management's opinion, the Company's transactions with the entities described below are generally representative of arm's-length transactions.

ITC Holding Company and Affiliates

     Each of the companies described below is, or during one or more of the nine months ended September 30, 2002 and 2001, was a subsidiary or affiliate of ITC Holding Company. During the nine months ended September 30, 2002 and 2001, directors of ITC Holding Company constituted a majority of the Company's Board of Directors and certain of such directors of the Company also served as directors or executive officers of certain of the companies described below. In 2001, as a result of its investment in the Series B preferred stock and common stock purchase warrants, ITC Holding Company acquired beneficial ownership of securities of the Company representing over 20% of the total voting power of the Company's voting securities.

     The current or former subsidiaries or affiliates of ITC Holding Company that provided the Company with various services and/or received services provided by the Company include KNOLOGY Broadband, Inc. ("KNOLOGY"), which provides local exchange and long-distance telephone services and cable television services; InterCall, Inc. ("InterCall"), which provides conference calling services; InterServ Services Corporation ("InterServ"), which provides operator services for "800" customer service numbers and full-service marketing research in the telecommunications industry and other industries; Powertel, Inc., which provides cellular services; and MindSpring Enterprises, Inc. and its successor, Earthlink, Inc. (collectively, "Earthlink"), which is a provider of Internet access.

     For the nine months ended September 30, 2002 and 2001, the Company received services from these affiliated entities in the amounts of $551,000 and $658,000, respectively, which are reflected in selling, operations and administration expenses in the accompanying consolidated statements of operations. In addition, in the nine months ended September 30, 2002 and 2001, the Company received services from these affiliated entities in the amounts of $430,000 and $508,000, respectively, which are reflected in cost of services in the accompanying consolidated statements of operations.

     The Company provides operator and directory assistance services and lease capacity on certain of its fiber routes to affiliated entities. The Company also provides long-distance and related services to ITC Holding Company and some of the foregoing affiliated entities and acts as an agent for InterCall and Earthlink in contracting with major interexchange carriers to provide origination and termination services. Under these agreements, the Company contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to InterCall and Earthlink, so that only the margin is included in the Company's consolidated revenues. Total affiliated revenues related to the foregoing entities included in the accompanying consolidated statements of operations for the nine months ended September 30, 2002 and 2001 were $3.6 million and $10.9 million, respectively.

SCANA Corporation and Affiliates

     The Company entered into the transactions with SCANA Corporation ("SCANA") and its subsidiaries described below. Mr. Timmerman, a director and stockholder of the Company, is also Chairman, President and Chief Executive Officer of SCANA. SCANA is the beneficial owner of securities of the Company representing over 10% of the total voting power of the Company's voting securities.

     The Company provides retail services, including local and long distance telephone services, data services and Internet access, to SCANA and some of SCANA's subsidiaries. Total revenues attributable to SCANA and its subsidiaries included in the accompanying consolidated statements of operations for each of the nine months ended

September 30, 2002 and 2001 were $1.2 million. The Company purchased local access services from SCANA totaling approximately $1.1 million and $316,000 for the nine months ended September 30, 2002 and 2001, respectively. The Company leases office space and space for telecommunications switching equipment at various locations in Columbia, South Carolina from a subsidiary of SCANA. Under the lease agreements, the Company paid $217,000 and $214,000 for the nine months ended September 30, 2002 and 2001, respectively.

J. Smith Lanier & Co.

     J. Smith Lanier & Co., an insurance placement company, has provided the Company with insurance brokerage services, including the negotiation and acquisition on the Company's behalf of various insurance policies with third-party insurers. J. Smith Lanier & Co. also has performed risk management services for the Company. The Company paid $1.5 million and $755,000 for such services for the nine months ended September 30, 2002 and 2001, respectively. The Company provides retail services, including local and long distance telephone services and data and Internet services, to J. Smith Lanier & Co. Total revenues attributable to J. Smith Lanier & Co. included in the accompanying consolidated statements of operations for the nine months ended September 30, 2002 and 2001 were $329,000 and $224,000, respectively. J. Smith Lanier, II is the beneficial owner of more than 5% of the Company's Series A preferred stock. Mr. Lanier also is the Chairman and a significant stockholder of J. Smith Lanier & Co.

9.   SEGMENT REPORTING

     As discussed in Note 1, the Company operates in two business segments: retail services and broadband transport services. The Company also has a corporate segment, which has no operations. In the first quarter of 2002, as a result of its restructuring in 2001 discussed in Note 1, the Company changed its approach to making operating decisions and assessing performance with respect to its business. As a result, the Company no longer manages the e/\deltacom business as a separate segment, but instead manages that business as a component of its retail services segment. The Company has restated the 2001 segment information to include the results of the former e/\deltacom segment as part of the results of the retail services segment. The Company evaluates segment performance based on operating revenues, gross margin, selling, operations and administration expense, and depreciation and amortization expense. All intercompany transactions between segments have been eliminated. Summarized financial data by business segment for the nine-months ended September 30, 2002 and 2001 are as follows (in thousands):

                                                   Nine Months Ended September 30, 2002
                                             ------------------------------------------------
                                                         Broadband
                                              Retail     Transport   Corporate
                                              Segment     Segment     Segment    Consolidated
                                             ---------   ---------   ---------   ------------
Operating revenues .......................   $ 254,444   $  64,536   $      --   $    318,980
Gross margin .............................     112,219      57,673          --        169,892
Selling, operations, and administration ..      97,389      26,541          --        123,930
Depreciation and amortization ............      54,895      40,265          48         95,208
Special charges ..........................         223          --          --            223
Interest expense .........................          --          --          --        (34,516)
Other income (expense), net ..............          --          --          --             27
Reorganization items .....................          --          --          --        (14,239)
                                                                                 ------------
Loss before income taxes .................   $      --     $    --   $      --   $    (98,197)
                                             =========   ---------   ---------   ------------
Identifiable assets ......................   $ 459,803   $ 309,658   $   1,048   $    770,509
                                             =========   ---------   ---------   ------------
Capital expenditures, net ................   $  24,197   $   3,691   $    --     $     27,888
                                             =========   =========   =========   ============

                                                   Nine Months Ended September 30, 2001
                                             ------------------------------------------------
                                                         Broadband
                                               Retail    Transport   Corporate
                                               Segment    Segment     Segment    Consolidated
                                             ---------   ---------   ---------   ------------
Operating revenues .......................   $ 239,171   $  71,552   $      --   $    310,723
Gross margin .............................     108,987      63,139          --        172,126
Selling, operations, and administration ..     121,155      25,548          --        146,703
Depreciation and amortization ............      51,930      36,174          62         88,166
Special charges ..........................      74,382          55          --         74,437
Interest expense .........................          --          --          --        (43,552)
Other income (expense), net ..............          --          --          --          1,423
                                                                                 ------------

Loss before income taxes .................   $      --   $      --   $      --   $   (179,309)
                                             =========   =========   =========   ============
Identifiable assets ......................   $ 510,637   $ 390,381   $  11,553   $    912,571
                                             =========   =========   =========   ============
Capital expenditures, net ................   $ 105,314   $  36,423   $      --   $    141,737
                                             =========   =========   =========   ============

10.   CONDENSED FINANCIAL STATEMENTS OF ENTITY IN BANKRUPTCY

     The condensed balance sheets for the parent company, ITC/\DeltaCom, as of September 30, 2002 and December 31, 2001 and other financial information for the nine months ended September 30, 2002 are as follows:

                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                   September 30,    December 31,
                                                                                       2002             2001
                                                                                   -------------    ------------
ASSETS
Current Assets:
    Cash and cash equivalents ..................................................   $       1,048    $      1,028
                                                                                   -------------    ------------
      Total current assets .....................................................           1,048           1,028
Other long-term assets .........................................................              --          10,070
Investments in and net advances to wholly-owned subsidiaries ...................         476,836         550,382
                                                                                   -------------    ------------
      Total Assets .............................................................   $     477,884    $    561,480
                                                                                   =============    ============


LIABILITIES AND CAPITAL DEFICIT
Current Liabilities:
    Accrued interest ...........................................................      $       --           8,281
    Other accrued liabilities ..................................................             383           2,395
                                                                                   -------------    ------------
    Total current liabilities ..................................................             383          10,676
                                                                                   -------------    ------------

Long-term debt .................................................................              --         514,901
                                                                                   -------------    ------------

Liabilities subject to compromise ..............................................         538,147              --
                                                                                   -------------    ------------

Convertible Redeemable Preferred Stock (Returned to equity on June 25, 2002);
 par value $.01
    Series B-1: 67,000 shares authorized; 30,673 shares issued and
     outstanding in 2001 .......................................................              --          24,121
    Series B-2: 90,000 shares authorized; 40,000 shares issued and
     outstanding in 2001 .......................................................              --          33,712
                                                                                   -------------    ------------
      Total Convertible Redeemable Preferred Stock .............................              --          57,833
                                                                                   -------------    ------------

Capital Deficit:
    Preferred Stock - $.01 par value; 5,000,000 shares authorized
      Preferred stock, Series A - liquidation preference of $7.40; 1,480,771
       shares issued and outstanding ...........................................              15              15
      Preferred stock, Series B-1 and B-2
        Series B-1: 67,000 shares authorized; 31,905 shares issued and
         outstanding in 2002 ...................................................          26,708              --
        Series B-2: 90,000 shares authorized; 41,837 shares issued and
         outstanding in 2002 ...................................................          36,983              --
    Common stock - $.01 par value; 200,000,000 shares authorized;62,364,768
     shares issued and outstanding .............................................             624             624
    Additional paid-in-capital .................................................         356,839         356,839
    Warrants outstanding .......................................................          11,441          11,441
    Deficit ....................................................................        (493,256)       (390,849)
                                                                                   -------------    ------------
      Total capital deficit ....................................................         (60,646)        (21,930)
                                                                                   -------------    ------------

                                                                                   $     477,884    $    561,480
                                                                                   =============    ============

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                     Nine Months Ended
                                                                                     September 30, 2002
                                                                                     ------------------
Operating expenses:
    Depreciation and amortization ..............................................     $               48
                                                                                     ------------------
    Total operating expenses ...................................................                     48
                                                                                     ------------------

Other income (expense):
    Interest income - intercompany .............................................                 27,727
    Interest income - external .................................................                     20
    Interest expense (contractual interest was $33.9 million for the nine months
     ended September 30, 2002) .................................................                (23,149)
                                                                                     ------------------
    Total other income, net ....................................................                  4,598
                                                                                     ------------------

Income before reorganization items and equity in losses of Subsidiaries ........                  4,550
Reorganization items ...........................................................                (14,165)
Equity in losses of subsidiaries ...............................................                (88,582)
                                                                                     ------------------
    Net loss ...................................................................                (98,197)
Preferred stock dividends and accretion (contractual dividends were
 $4.4 million for the nine months ended September 30, 2002).....................                  4,210
                                                                                     ------------------

    Net loss applicable to common shares .......................................     $         (102,407)
                                                                                     ==================

                        CONDENSED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                              Nine Months Ended
                                                                              September 30, 2002
                                                                              ------------------
Net loss ..................................................................   $          (98,197)
                                                                              ------------------

Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization .............................................                   48
Amortization of bond issue costs ..........................................                1,183
Noncash reorganization items ..............................................                8,937
Equity in losses of subsidiaries ..........................................               88,582
Changes in current assets and liabilities:
     Accounts receivable - affiliate ......................................              (15,782)
     Other accrued liabilities ............................................                  383
     Accrued interest .....................................................               14,866
                                                                              ------------------
             Total adjustments ............................................               98,217
                                                                              ------------------

Net increase in cash and cash equivalents .................................                   20
Cash and cash equivalents at beginning of period ..........................                1,028
                                                                              ------------------

Cash and cash equivalents at end of period ................................   $            1,048
                                                                              ==================

11.   SUBSEQUENT EVENTS

Court Confirmation and Effectiveness of Plan of Reorganization

     ITC/\DeltaCom's plan of reorganization was confirmed by the Bankruptcy Court on October 17, 2002 and became effective on October 29, 2002. Under the plan on the effective date:

  . All of ITC/\DeltaCom's outstanding senior notes, in a total principal amount of $415 million plus accrued and unpaid interest, were cancelled and the former holders of those notes received in exchange a total of 40,750,000 shares, or 81.5%, of the common stock of the reorganized ITC/\ DeltaCom.

  . All of ITC/\DeltaCom's outstanding convertible subordinated notes, in a total principal amount of $100 million plus accrued and unpaid interest, were cancelled and the former holders of those notes received in exchange a total of 2,500,000 shares, or 5%, of the new common stock.

  . All of ITC/\DeltaCom's outstanding common stock, Series A preferred stock and Series B preferred stock, including accumulated and undistributed dividends on the Series B preferred stock, were cancelled and the former holders of those securities collectively received a total of 500,000 shares, or 1%, of the new common stock.

  . ITC/\DeltaCom issued and sold in a rights offering to holders of the old common stock and old preferred stock, for a total purchase price of $184,600, 1,846 shares of new 8% Series A convertible redeemable preferred stock of the reorganized ITC/\DeltaCom (the "new Series A preferred stock") and warrants to purchase approximately 6,276 shares of new common stock.

  . Investors, including members of the Company's management, collectively purchased in a private offering, for a purchase price of $29.8 million, 298,154 shares of the new Series A preferred stock and warrants to purchase approximately 1,013,724 shares of the new common stock. As consideration for this commitment, the investors collectively received 1,000,000 shares of new common stock.

     The foregoing ownership percentages assume the conversion of the new Series A preferred stock into the new common stock as of the effective date.

Amended and Restated Senior Credit Facility

     On the effective date of the plan of reorganization, the Company entered into a senior credit facility with Morgan Stanley Senior Funding, Inc. and other lenders which amended and restated the $156 million senior credit facility in effect since April 5, 2000. Under the new credit agreement, interest per annum is payable on outstanding borrowings, at the Company's option, at a base rate plus a base rate margin, which is 1% less than the eurodollar rate margin, or at a eurodollar rate plus an applicable eurodollar rate margin, which is initially fixed at 4%. The eurodollar rate is based on LIBOR. The eurodollar rate margin will be adjusted quarterly and will vary with the Company's senior debt ratio, as defined in the credit agreement. Payments, excluding interest, on the outstanding principal amount of $156 million will be $400,000 quarterly through June 2005, $5 million in September 2005, December 2005 and March 2006 and $136 million on the facility termination date, which will occur not later than June 30, 2006. The new credit agreement requires the Company to maintain in a segregated account cash and cash equivalents in an amount of $18.5 million for the twelve-month period following the effective date, which may be reduced to $9.25 million for the six-month period thereafter. The amounts in the account may be applied solely to the payment of specified contingencies. The new credit agreement contains additional covenants, including a covenant that limits the ratio of the Company's senior debt to a specified measure of its earnings before interest, income taxes, depreciation, amortization and other items and a covenant that limits the maximum amount the Company may spend on capital expenditures in any year to a specified amount or, if greater, to an amount equal to the foregoing measure of earnings, as reduced by specified cash interest expense and other payments. The credit agreement also requires the Company to prepay outstanding principal balances from excess cash flows, as defined, and from the proceeds of specified types of transactions.

Amended Capital Lease Facilities

     On the effective date of the plan of reorganization, the Company entered into an amendment to its existing capital lease facilities with NTFC Capital Corporation and General Electric Capital Corporation to defer until September 2005 through June 2006 approximately $9.9 million in principal payments that would otherwise become due and payable during 2003. The 18 amendment provides that the Company generally will pay interest only on the existing balance of the capital leases during 2003 and resume principal and interest payments in 2004.

Investment in New Series A Preferred Stock

     On the effective date of the plan of reorganization, the Company received total gross proceeds of $30 million from the sale of 300,000 shares of the new Series A preferred stock. The new Series A preferred stock has a liquidation preference over the new common stock equal to the greater of $100 per share plus accrued and unpaid dividends or the amount that would have been received with respect to the shares of common stock issuable upon conversion of the shares of new Series A preferred stock if such shares had been converted immediately before the liquidation event. Each share of new Series A preferred stock accrues dividends, payable quarterly when and if declared by the board of directors, equal to the greater of (1) 8% of the sum of the liquidation preference of $100 per share plus accrued and unpaid dividends from prior dividend periods or (2) dividends that would have accrued with respect to that share on an as-converted basis as a result of any dividend declared on the new common stock during the applicable quarterly dividend period. Dividends on the new Series A preferred stock at the 8% annual rate are payable, at the Company's option, in shares of new Series A preferred stock or cash. The new Series A preferred stock will be redeemable in cash at the Company's option beginning three years after the issue date and will be subject to mandatory redemption in cash ten years after the issue date. The redemption price per share will be equal to the liquidation preference of $100 per share plus accrued and unpaid dividends. The new Series A preferred stock is convertible into new common stock at any time at a conversion price initially equal to $5.7143 per share of new common stock. As of the date of issue, the new Series A preferred stock was convertible into a total of 5,250,000 shares of new common stock. The conversion price is subject to antidilution adjustments in specified circumstances.

     The Company issued warrants to purchase new common stock with the new Series A preferred stock at a ratio of 3.40 warrants for each share of new Series A preferred stock. The warrants have a five-year term. The warrant exercise price is initially $5.114 per share of new common stock and is subject to antidilution adjustments in specified circumstances. As of the date of issue, the warrants were exercisable for a total of 1,020,000 shares of new common stock.

     The Company has applied approximately $5.1 million of the sale proceeds to pay expenses related to its reorganization and expects to pay out of such proceeds an additional $3.0 million related to reorganization expenses in the fourth quarter of 2002.

Fresh Start Reporting

     As of October 30, 2002, the Company will implement fresh start reporting under the provision of SOP 90-7. The provisions of fresh start reporting require that the Company revalue its assets and liabilities to fair value, reestablish stockholders' equity using the reorganized value established in connection with the plan of reorganization and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, the Company is reviewing the fair value of its assets and liabilities and expects it will be required to write down the value of some of its assets and liabilities. The Company expects that the implementation of fresh start reporting under SOP 90-7 will have a material effect on its financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by ITC/\DeltaCom (the "Registrant") in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee.

                                                       AMOUNT
                                                     ----------
          SEC registration fee ...................   $ 4,864.78
          Blue sky qualification fees and expenses            *
          Accounting fees and expenses ...........            *
          Legal fees and expenses ................            *
          Document Reproduction ..................            *
          Miscellaneous expenses .................            *
                                                     ----------
               Total .............................   $        *
                                                     ==========
----------
* To be filed by amendment.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, sfettlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

     Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

     Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum,
(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to,
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Certificate of Incorporation. The Registrant's restated certificate of incorporation filed as Exhibit 3.1 hereto provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

     Bylaws. The Registrant's amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation law. The Registrant's amended and restated bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or as it may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The Registrant's amended and restated bylaws provide that the Registrant shall indemnify any such person in connection with a proceeding commenced by such person only if the commencement of such proceeding was authorized by the board of directors of the Registrant, except for the commencement of an action by such person to recover the unpaid amount of a claim for indemnification or advancement of expenses that is not paid in full within thirty (30) days after receipt by the Registrant.

     Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

     Registration Rights Agreement. The registration rights agreement filed as
Exhibit 10.35.3 hereto provides for the indemnification of the directors and officers of the Registrant and certain controlling persons by the selling securityholders named herein against specified liabilities, including liabilities under the Securities Act.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information regarding sales and issuances of securities by ITC/\DeltaCom, Inc. (the "Company") since November 20, 1999. Unless otherwise indicated below, the consideration for all of such sales and issuances was cash. The information presented below regarding the aggregate consideration received by the Company is provided before deduction of offering and other related expenses.

     In April 2000, the Company issued 44,000 shares of its common stock to one investor upon the exercise of options issued under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan. The purchaser of the shares paid approximately $98,700 as the option exercise price and received shares with a value of approximately $1.4 million based on the trading price of the common stock on the purchase date. In connection with this issuance, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 4(2) of the Securities Act and/or Regulation D thereunder.

     In May 2000, in consideration for the Company's acquisition of Bay Data Consultants, Inc., the Company issued 837,942 shares of its common stock valued at approximately $26 million to the former stockholder of Bay Data Consultants. The former stockholder was an institutional accredited investor. In connection with this issuance, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 4(2) of the Securities Act and/or Regulation D thereunder.

     In June 2001, the Company issued 30,000 shares of Series B-1 Cumulative Convertible Preferred Stock to three institutional accredited investors for a total purchase price of $30 million. The Company also issued to those investors for no additional consideration warrants to purchase a total of 1,578,948 shares of common stock. In connection with these issuances, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 4(2) of the Securities Act and/or Regulation D thereunder.

     In January 2001, the Company concluded an offer to exchange all outstanding options to purchase shares of common stock granted under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan that had an exercise price of $18 per share or more and were held by option holders who had not received options after September 30, 2000 for new options issuable under the 1997 option plan. In July 2001, in accordance with the exchange offer, the Company issued new options under the 1997 option plan to purchase 1,900,071 shares of common stock to 431 employees in exchange for options the employees had tendered in the offer. In connection with the options issued in July 2001, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 3(a)(9) of the Securities Act. The options issued in July 2001 were exchanged by the Company with its existing securityholders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

     In September 2001, the Company sold a total of 40,000 shares of Series B-2 Cumulative Convertible Preferred Stock to three institutional accredited investors for a total purchase price of $40 million. The Company also issued to the investors for no additional consideration warrants to purchase a total of 4,687,500 shares of common stock. In connection with these issuances, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 4(2) of the Securities Act and/or Regulation D thereunder.

     In October 2002, the Company issued 43,750,000 shares of common stock pursuant to its first amended plan of reorganization, as further revised, under Chapter 11 of the United States Bankruptcy Code. The shares were issued to former holders of Company securities that were cancelled pursuant to the plan of reorganization. In connection with these issuances, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 1145(a) of the Bankruptcy Code.

     In October 2002, the Company issued 1,846 shares of 8% Series A Convertible Redeemable Preferred Stock to six former holders of Company securities that were cancelled pursuant to the plan of reorganization. The Company also issued to those investors for no additional consideration 6,276 warrants to purchase a total of 6,276 shares of common stock. The issuances were made pursuant to a rights offering conducted under the plan of reorganization. In connection with these issuances, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 1145(a) of the Bankruptcy Code.

     In October 2002, the Company issued 298,154 shares of 8% Series A Convertible Redeemable Preferred Stock to accredited investors, including directors and officers of the Company and their affiliated investment vehicles. The Company issued to the same investors for no additional consideration 1,013,724 warrants to purchase a total of 1,013,724 shares of common stock. The Company also issued to these investors 1,000,000 shares of common stock in consideration for their commitment to purchase the Series A preferred stock and warrants. In connection with these issuances, the Company relied on the exemption from registration under the Securities Act of 1933 provided in Section 4(2) of the Securities Act and/or Regulation D thereunder.

     None of the foregoing transactions was effected with an underwriter. The recipients of securities in each such transaction in which the Company relied upon the exemption from registration under the Securities Act of 1933 provided in Section 4(2) of the Securities Act and/or Regulation D thereunder represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates representing the securities issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

2.1 ITC/\DeltaCom, Inc. Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Further Revised, dated October 15, 2002. Filed as part of Exhibit 1 to Amendment No. 2 to Registration Statement on Form 8-A of ITC/\DeltaCom, Inc., dated October 29, 2002, and incorporated herein by reference.

*3.1 Restated Certificate of Incorporation of ITC/\DeltaCom, Inc. (including the Certificate of Designation of the Powers, Preferences and Relative, Participating and Other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations or Restrictions Thereof).

*3.2      Amended and Restated Bylaws of ITC/\DeltaCom, Inc.

*4.1      Specimen representing the Common Stock of ITC/\DeltaCom, Inc.

*4.2 Specimen representing the 8% Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, of ITC/\DeltaCom, Inc.

*4.3 Warrant Agreement, dated as of October 29, 2002, between ITC/\ DeltaCom, Inc. and Mellon Investors Services LLC, as Warrant Agent.

*5.1 Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities offered by the prospectus forming a part of this registration statement.

10.1 Capacity Agreement dated as of February 1, 1997 between Interstate FiberNet, Inc. and Entergy Technology Company. Filed as Exhibit 10.1 to Registration Statement on Form S-4, as amended (File No. 333-31361) (the "1997 Form S-4"), and incorporated herein by reference.

10.2 License Agreement dated February 1, 1997 between Interstate FiberNet, Inc. and Metropolitan Atlanta Rapid Transit Authority. Filed as
          Exhibit 10.2 to 1997 Form S-4 and incorporated herein by reference.

10.3.1 Master Capacity Lease dated July 22, 1996 between Interstate FiberNet, Inc. and InterCel PCS Services, Inc. Filed as Exhibit 10.8 to 1997 Form S-4 and incorporated herein by reference.

10.3.2 First Amendment to Master Capacity Lease dated as of August 22, 1996 between Interstate FiberNet, Inc. and InterCel PCS Services, Inc. Filed as Exhibit 10.9 to 1997 Form S-4 and incorporated herein by reference.

10.4.1 Term Agreement dated as of August 11, 1994 between Gulf States FiberNet and Illinois Central Railroad Company. Filed as Exhibit 10.14 to 1997 Form S-4 and incorporated herein by reference.

10.5.1 Revised and Restated Fiber Optic Facilities and Services Agreement dated as of June 9, 1995 among Southern Development and Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. and MPX Systems, Inc., which was assigned in part by MPX Systems, Inc. to Gulf States FiberNet pursuant to an Assignment dated as of July 25, 1995. Filed as Exhibit 10.15 to 1997 Form S-4 and incorporated herein by reference.

10.5.2 Release, Waiver, and Assumption Agreement, dated as of December 31, 1997, between Southern Development Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. and Interstate FiberNet, Inc. and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.15.1 to Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K") and incorporated herein by reference.

10.5.3 Amendment to the Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of January 1, 1998, by and among Southern Company Energy Solutions, Inc. (f/k/a Southern Development Group, Inc.), on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. and Interstate FiberNet, Inc. Filed as Exhibit 10.15.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference.

10.5.4 First Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement dated as of July 24, 1995 between Southern Development and Investment Group, Inc. on behalf of itself and as agent for others and MPX Systems, Inc. Filed as Exhibit 10.16 to 1997 Form S-4 and incorporated herein by reference.

10.5.5 Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement dated July 25, 1995 between MPX Systems, Inc. and Gulf States FiberNet. Filed as Exhibit 10.17 to 1997 Form S-4 and incorporated herein by reference.

+10.5.6 Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement, dated July 15, 1997, by and among Southern Development and Investment Group, Inc., on behalf of itself and its agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. (collectively "SES"), ITC Transmission Systems, Inc. (as managing partner of Interstate Fibernet) and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.17.1 to 1997 Form S-4 and incorporated herein by reference.

10.5.7 Consent for Assignment of Interest dated February 20, 1997 among SCANA Communications, Inc., Gulf States FiberNet, Gulf States Transmission Systems, Inc. and Southern Development and Investment Groups, Inc. Filed as Exhibit 10.18 to 1997 Form S-4 and incorporated herein by reference.

10.5.8 Second Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement dated March 27, 1997 between SCANA Communications, Inc. and ITC Holding Company, Inc. Filed as
          Exhibit 10.19 to 1997 Form S-4 and incorporated herein by reference.

+10.5.9 Amendment, effective as of August 1, 2000, between Southern Telecom, Inc., on behalf of itself and as agent for the other parties specified therein, and Interstate FiberNet, Inc. to the Revised and Restated Fiber Optics Facilities and Services Agreement made as of June 9, 1995. Filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

10.6.1 Fiber System Lease Agreement dated January 30, 1996 between CSW Communications, Inc. and Gulf States FiberNet. Filed as Exhibit 10.20 to 1997 Form S-4 and incorporated herein by reference.

10.6.2 Consent for Acquisition and Assignment dated January 13, 1997 between CSW Communications, Inc. and Gulf States FiberNet. Filed as Exhibit
          10.21 to 1997 Form S-4 and incorporated herein by reference.

10.7 Network Operating Agreement dated March 25, 1996 among Gulf States FiberNet, TriNet, Inc., Hart Communications, Inc. and SCANA Communications, Inc. (f/k/a MPX Systems, Inc.). Filed as Exhibit 10.25 to 1997 Form S-4 and incorporated herein by reference.

10.8.1 Agreement for the Provision of Fiber Optic Facilities and Services dated March 29, 1990 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit 10.26 to 1997 Form S-4 and incorporated herein by reference.

10.8.2 Amendment to the Agreement for Provision of Fiber Optic Facilities and Services dated March 29, 1990 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit 10.27 to 1997 Form S-4 and incorporated herein by reference.

10.8.3 First Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated March 22, 1991 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.28 to 1997 Form S-4 and incorporated herein by reference.

10.8.4 Second Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated December 1, 1991 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.29 to 1997 Form S-4 and incorporated herein by reference.

10.8.5 Third Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated September 23, 1992 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.30 to 1997 Form S-4 and incorporated herein by reference.

10.8.6 Fourth Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated January 1, 1994 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.31 to 1997 Form S-4 and incorporated herein by reference.

10.9.1 Agreement dated March 6, 1990 between Tennessee Valley Authority and Consolidated Communications Corporation (predecessor to DeltaCom, Inc.). Filed as Exhibit 10.32 to 1997 Form S-4 and incorporated herein by reference.

10.9.2 Supplement Agreement; Leased Fiber Pathways, dated as of September 26, 1997, by and between Tennessee Valley Authority and DeltaCom, Inc. Filed as Exhibit 10.32.1 to 1997 Form 10-K and incorporated herein by reference.

10.10 Master Equipment Lease Agreement dated October 30, 1995 between AT&T Systems Leasing Co. and DeltaCom, Inc. Filed as Exhibit 10.36 to 1997 Form S-4 and incorporated herein by reference.

10.11 Agreement dated January 14, 1997 between DeltaCom, Inc. and SCANA Communications, Inc., for switch location in Columbia, South Carolina. Filed as Exhibit 10.41 to 1997 Form S-4 and incorporated herein by reference.

+10.12.1 Network Products Purchase Agreement No. ITC 2000NPPA between Nortel Networks Inc. and Interstate FiberNet, Inc. and its subsidiary ITC/\DeltaCom Communications, Inc., effective as of November 8, 2000 (the "Nortel Purchase Agreement"). Filed as Exhibit 10.18 to Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 Form 10-K") and incorporated herein by reference.

+10.12.2 Schedule D: Data and Internet Products: Ethernet Port Commitment and Services Payment Program to the Nortel Purchase Agreement. Filed as
          Exhibit 10.12.2 to Annual Report on Form 10-K for the year ended December 31, 2001 (the "2001 Form 10-K") and incorporated herein by reference.

+10.12.3 Professional Services Attachment, Exhibit P, to the Nortel Purchase Agreement. Filed as Exhibit 10.8.2 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

+10.12.4 Product Attachment, Exhibit Q, eBusiness Solutions Products, to the Nortel Purchase Agreement. Filed as Exhibit 10.8.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

+10.13 Fiber Optic Facilities Agreement, dated November 15, 1996, by and between Interstate FiberNet and Florida Power Corporation. Filed as
          Exhibit 10.45 to 1997 Form S-4 and incorporated herein by reference.

+10.14.1 Fiber Optic Capacity Marketing and Operating Agreement, dated March 21, 1996, by and between Interstate FiberNet and Florida Power & Light Company. Filed as Exhibit 10.46 to 1997 Form S-4 and incorporated herein by reference.

+10.14.2 Addendum to Fiber Optic Capacity Marketing and Operating Agreement, dated July 10, 1997, by and between Interstate FiberNet and Florida Power & Light Company. Filed as Exhibit 10.47 to 1997 Form S-4 and incorporated herein by reference.

+10.15 Master Service Agreement, dated May 6, 1996, by and between Interstate FiberNet and MCI Telecommunications Corporation. Filed as Exhibit
          10.48 to 1997 Form S-4 and incorporated herein by reference.

+10.16 Telecommunications System Maintenance Agreement, dated as of January 26, 1995, by and between Interstate FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.49 to 1997 Form S-4 and incorporated herein by reference.

+10.17 Sprint Communications Company Facilities and Services Agreement, dated January 26, 1995, by and between Interstate FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.50 to 1997 Form S-4 and incorporated herein by reference.

+10.18 Fiber Optic Facility Lease Agreement, dated as of January 31, 1997, by and between Interstate FiberNet, Inc. and Southern Telecom 1, Inc. Filed as Exhibit 10.51 to 1997 Form S-4 and incorporated herein by reference.

10.19 First Assignment and Assumption of Fiber Optic Facility Lease Agreement, dated February 1, 1997, by and between Interstate FiberNet, Inc. and Gulf States FiberNet. Filed as Exhibit 10.52 to 1997 Form S-4 and incorporated herein by reference.

+10.20.1 Telecommunications System Agreement, dated January 26, 1995, by and between Interstate FiberNet, Inc. and Sprint Communications Company L.P. Filed as Exhibit 10.53 to 1997 Form S- 4 and incorporated herein by reference.

10.20.2 Amendment to Telecommunications System Agreement, dated July 25, 1995, by and between Gulf States FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.54 to 1997 Form S-4 and incorporated herein by reference.

+10.20.3 Amendment No. 2 to Telecommunications System Agreement, dated August 8, 1996, by and between Gulf States FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.55 to 1997 Form S-4 and incorporated herein by reference.

+10.20.4 Assignment of the Telecommunications System Agreement, dated July 25, 1995, between Interstate FiberNet, Inc., Gulf States FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.56 to 1997 Form S-4 and incorporated herein by reference.

+10.20.5 Assignment of the Telecommunications System Agreement, dated February 27, 1997, between Sprint Communications Company L.P., Gulf States FiberNet and Gulf States Transmission Systems, Inc. Filed as Exhibit
          10.57 to 1997 Form S-4 and incorporated herein by reference.

10.21 Fixed Fee Agreement for Exchange of Use and Maintenance of Six (6) Fiber Optic Fibers with an Option of Two (2) Additional Fiber Optic Fibers, dated July 25, 1997, by and between Interstate FiberNet, Inc., Gulf States Transmission Systems, Inc. and ALLTEL Telephone Services Corporation. Filed as Exhibit 10.58 to 1997 Form S-4 and incorporated herein by reference.

+10.22 Marketing and Operating Agreement, dated as of October 6, 1994, by and between Interstate FiberNet, Inc. and DukeNet Communications, Inc. Filed as Exhibit 10.74 to 1997 Form S-4 and incorporated herein by reference.

10.23.1 Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of October 29, 2002, among ITC/\DeltaCom, Inc., Interstate FiberNet, Inc., the subsidiary guarantors listed on the signature pages thereto, the banks, financial institutions and other institutional lenders listed on the signature pages thereto as the Initial Lenders, Morgan Stanley Senior Funding, Inc. ("Morgan Stanley"), as administrative agent for the Lender Parties (as defined therein), Morgan Stanley & Co. Incorporated, as collateral agent, Bank of America Securities LLC and Morgan Stanley, as joint lead arrangers and joint book runners, and Bank of America, N.A., as syndication agent. Filed as Exhibit 99.3 to Current Report on Form 8-K filed on November 1, 2002 and incorporated herein by reference.

*10.23.4 Amended and Restated Security Agreement, dated October 29, 2002, made by Interstate FiberNet, Inc., ITC/\DeltaCom, Inc., and the other Persons listed on the signature pages thereof and the Additional Grantors (as defined in Section 23(b) thereof) to Morgan Stanley & Co. Incorporated, as collateral agent for the Secured Parties (as defined in the Credit Agreement).

+10.25.1 MCI Carrier Agreement, effective September 1, 1997, by and between MCI Telecommunications Corporation and Associated Communications Companies of America (ACCA). Filed as Exhibit 10.87 to Form S-1 filed on September 30, 1997 (File No. 333-36683) (the "1997 Form S-1") and
          incorporated herein by reference.

+10.25.2 First Amendment to the MCI Carrier Agreement, dated as of November 21, 1997, by and between MCI Telecommunications Corporation and Associated Communication Companies of America (ACCA). Filed as Exhibit 10.87.1 to 1997 Form 10-K and incorporated herein by reference.

10.26.1 ITC/\DeltaCom, Inc. Stock Incentive Plan. Filed as Exhibit 4.1 to Form S-8 filed on November 5, 2002 (File No. 333-101007) (the "2002 Form S-8") and incorporated herein by reference.

10.26.2 Form of ITC/\DeltaCom, Inc. Stock Incentive Plan Nonqualified Stock Option Agreement. Filed as Exhibit 4.2 to 2002 Form S-8 and incorporated herein by reference.

10.26.3 Form of ITC6/\DeltaCom, Inc. Stock Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 4.3 to 2002 Form S-8 and incorporated herein by reference.

10.26.4 Form of ITC/\DeltaCom, Inc. Stock Incentive Plan Restricted Stock Agreement. Filed as Exhibit 4.4 to 2002 Form S-8 and incorporated herein by reference.

10.26.5 Form of ITC/\DeltaCom, Inc. Stock Incentive Plan Stock Unit Agreement. Filed as Exhibit 4.1 to 2002 Form S-8 and incorporated herein by reference.

10.27 Description of ITC/\DeltaCom, Inc. Bonus Plan. Filed as Exhibit 10.92 to 1997 Form S-1 and incorporated herein by reference.

10.28 Form of Indemnity Agreement between ITC/\DeltaCom, Inc. and certain of its Directors and Officers. Filed as Exhibit 10.93 to 1997 Form S-1 and incorporated herein by reference.

10.29.1 Sale and Purchase Agreement, dated as of March 11, 1997, by and between SCANA Corporation and ITC Holding Company, Inc. Filed as
          Exhibit 10.94 to 1997 Form S-1 and incorporated herein by reference.

10.29.2 First Amendment to Sale and Purchase Agreement. Among SCANA Corporation, SCANA Communications, Inc., and ITC Holding Company, Inc., dated as of October 16, 1997, among SCANA Corporation, SCANA Communications, Inc., ITC Holding Company, Inc. and ITC/\DeltaCom, Filed as Exhibit 10.95 to 1997 Form S-1 filed and incorporated herein by reference.

10.30.1 Master Lease Agreement, dated as of December 29, 2000, between NTFC Capital Corporation, as Lessor, and ITC/\DeltaCom Communications, Inc. and Interstate FiberNet, Inc., as Lessees (the "Master Lease Agreement"). Filed as Exhibit 10.47.1 to 2000 Form 10-K and incorporated herein by reference.

10.30.2   Form of Equipment Schedule to the Master Lease Agreement. Filed as
          Exhibit 10.47.2 to 2000 Form 10-K and incorporated herein by reference.

10.30.3 Guaranty, dated as of December 29, 2000, between Interstate FiberNet, Inc. and NTFC Capital Corporation. Filed as Exhibit 10.47.3 to 2000 Form 10-K and incorporated herein by reference.

10.30.4 Amendment No. 1, dated as of June 18, 2001, to the Financial Covenants and Reporting Requirements Annex to the Master Lease Agreement. Filed as Exhibit 10.6 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

10.30.5 Amendment No. 2, dated as of June 18, 2001, to the Financial Covenants and Reporting Requirements Annex to the Master Lease Agreement. Filed as Exhibit 10.37.5 to 2001 Form 10-K and incorporated herein by reference.

10.30.6 Amendment to the Schedules and the Leases, dated as of October 29, 2002, among Interstate FiberNet, Inc., as a lessee, ITC/\DeltaCom Communications, Inc., as a lessee, and NFTC Capital Corporation and General Electric Capital Corporation, as lessors. Filed as Exhibit
          99.4 to Current Report on Form 8-K filed on November 1, 2002 and incorporated herein by reference.

10.31 Interconnection Agreement, dated February 9, 2001, by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc. d/b/a/ ITC/\DeltaCom. Filed as Exhibit 10.48 to 2000 Form 10-K and incorporated herein by reference.

10.32.1 Interconnection Agreement, dated as of June 5, 2000, by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc. d/b/a/ ITC/\DeltaCom. Filed as Exhibit 10.49.1 to 2000 Form 10-K and incorporated herein by reference.

10.32.2 First Amendment to the Interconnection Agreement by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc., dated as of August 21, 2000, between ITC/\DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. Filed as
          Exhibit 10.49.2 to 2000 Form 10-K and incorporated herein by reference.

10.32.3 Amendment to the Interconnection Agreement by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc., dated as of February 14, 2001, by and between ITC/\DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. Filed as Exhibit 10.49.3 to 2000 Form 10-K and incorporated herein by reference.

10.33 Interconnection Agreement, effective as of July 1, 1999, by and between ITC/\DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. Filed as Exhibit 10.50 to 2000 Form 10-K and incorporated herein by reference.

10.34.1 Master Lease Agreement, dated as of December 31, 2001, between General Electric Capital Corporation, as Lessor, and ITC/\DeltaCom Communications, Inc., as Lessee (the "GECC Master Lease Agreement"). Filed as Exhibit 10.42.1 to 2001 Form 10-K and incorporated herein by reference.

10.34.2 Form of Equipment Schedule to the GECC Master Lease Agreement. Filed as Exhibit 10.42.2 to 2001 Form 10-K and incorporated herein by reference.

*10.35.1 Purchase Agreement, dated as of August 22, 2002, as amended, among ITC/\DeltaCom, Inc. the several Purchasers named therein and ITC Holding Company, Inc. Filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference.

*10.35.2 Purchase Agreement, dated as of August 22, 2002, as amended, between ITC/\DeltaCom, Inc. and SCANA Corporation. Filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference.

*10.35.3 Registration Rights Agreement, dated as of October 29, 2002, among ITC/\DeltaCom, Inc. and the other Holders from time to time thereunder.

*10.36.1 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Larry F. Williams.

*10.36.2 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Andrew M. Walker.

*10.36.3 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Douglas A. Shumate.

*10.36.4 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and J. Thomas Mullis.

*10.36.5 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Steven D. Moses.

*10.36.6 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Roger F. Woodward.

*10.36.7 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Thomas P. Schroeder.

12.1 Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

*21.1     Subsidiaries of ITC/\DeltaCom, Inc.

24.1      Power of Attorney (included in signature page).

----------
* To be filed by amendment.

+ Confidential treatment has been granted for this exhibit. The copy filed as an exhibit omits the information subject to the confidential treatment request.

      (B) FINANCIAL STATEMENT SCHEDULES

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of ITC/\DELTACOM, INC. and SUBSIDIARIES included in this Form 10-K and have issued our report thereon dated February 15, 2002. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/S/   Arthur Andersen LLP

Atlanta, Georgia
February 15, 2002

                       ITCDELTACOM, INC. AND SUBSIDIARIES

                SCHEDULE II--VALUATION AND QUALIFICATION ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                                 (IN THOUSANDS)

                                                BALANCE AT                CHARGED TO                 BALANCE AT
                                                 BEGINNING   CHARGED TO    OTHER                       END OF
                DESCRIPTION:                     OF PERIOD     INCOME      ACCOUNTS     DEDUCTION      PERIOD
---------------------------------------------   ----------   ----------   ----------    ---------    ----------
Provision for uncollectible accounts
  1999                                          $    1,260   $      753   $      494(1) $     983(2) $    1,524
  2000                                               1,524        3,009            0        1,530(2)      3,003
  2001                                               3,003        5,230            0        2,544(2)      5,689
Valuation allowance for deferred tax assets
  1999                                          $    8,695   $   19,803   $    2,689(3) $       0    $   31,187
  2000                                              31,187       17,176        8,999(3)         0        57,362
  2001                                              57,362       55,203        2,275(3)         0       114,840

(1) Represents a purchase reserve related to the acquisition of AvData Systems, Inc.

(2) Represents the write-off of accounts considered to be uncollectible, less recoveries of amounts previously written off.

(3) Represents the increase in the valuation allowance related to stock option compensation deductible for income tax purposes, but not for financial accounting purposes, and charged to additional paid-in capital, net of a full valuation allowance.

ITEM 17.   UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

            Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Point, State of Georgia, on November 27, 2002.

                                    ITC/\Deltacom, Inc.

                                      By:          /s/ Larry F. Williams
                                           -------------------------------------
                                                     Larry F. Williams
                                           Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Larry F. Williams and Douglas A. Shumate, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of November 27, 2002 by the following persons in the capacities and on the date indicated.


                SIGNATURE                                    TITLE
     ---------------------------------          --------------------------------

           /s/ Larry F. Williams                Chairman, Chief Executive
------------------------------------------      Officer and Director  (Principal
            Larry F. Williams                   Executive Officer)

           /s/ Douglas A. Shumate               Senior Vice President-Chief
------------------------------------------      Financial Officer (Principal
            Douglas A. Shumate                  Financial Officer and Principal
                                                Accounting Officer)

       /c/ Campbell B. Lanier, III              Director
------------------------------------------
         Campbell B. Lanier, III

          /s/ Donald W. Burton                  Director
------------------------------------------
          Donald W. Burton

            /s/ John J. DeLucca                 Director
------------------------------------------
             John J. DeLucca

              SIGNATURE                                      TITLE
     ---------------------------------          --------------------------------

                                                Director
------------------------------------------
               John R. Myers

          /s/ Robert C. Taylor                  Director
------------------------------------------
          Robert C. Taylor, Jr.

         /s/ William B. Timmerman               Director
------------------------------------------
           William B. Timmerman

                                  EXHIBIT INDEX

2.1 ITC/\DeltaCom, Inc. Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Further Revised, dated October 15, 2002. Filed as part of Exhibit 1 to Amendment No. 2 to Registration Statement on Form 8-A of ITC/\DeltaCom, Inc., dated October 29, 2002, and incorporated herein by reference.

*3.1 Restated Certificate of Incorporation of ITC/\DeltaCom, Inc. (including the Certificate of Designation of the Powers, Preferences and Relative, Participating and Other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations or Restrictions Thereof).

*3.2      Amended and Restated Bylaws of ITC/\DeltaCom, Inc.

*4.1      Specimen representing the Common Stock of ITC/\DeltaCom, Inc.

*4.2 Specimen representing the 8% Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, of ITC/\DeltaCom, Inc.

*4.3 Warrant Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Mellon Investors Services LLC, as Warrant Agent.

*5.1 Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities offered by the prospectus forming a part of this registration statement.

10.1 Capacity Agreement dated as of February 1, 1997 between Interstate FiberNet, Inc. and Entergy Technology Company. Filed as Exhibit 10.1 to Registration Statement on Form S-4, as amended (File No. 333-31361) (the "1997 Form S-4 "), and incorporated herein by reference.

10.2 License Agreement dated February 1, 1997 between Interstate FiberNet, Inc. and Metropolitan Atlanta Rapid Transit Authority. Filed as
          Exhibit 10.2 to 1997 Form S-4 and incorporated herein by reference.

10.3.1 Master Capacity Lease dated July 22, 1996 between Interstate FiberNet, Inc. and InterCel PCS Services, Inc. Filed as Exhibit 10.8 to 1997 Form S-4 and incorporated herein by reference.

10.3.2 First Amendment to Master Capacity Lease dated as of August 22, 1996 between Interstate FiberNet, Inc. and InterCel PCS Services, Inc. Filed as Exhibit 10.9 to 1997 Form S-4 and incorporated herein by reference.

10.4.1 Term Agreement dated as of August 11, 1994 between Gulf States FiberNet and Illinois Central Railroad Company. Filed as Exhibit 10.14 to 1997 Form S-4 and incorporated herein by reference.

10.5.1 Revised and Restated Fiber Optic Facilities and Services Agreement dated as of June 9, 1995 among Southern Development and Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. and MPX Systems, Inc., which was assigned in part by MPX Systems, Inc. to Gulf States FiberNet pursuant to an Assignment dated as of July 25, 1995. Filed as Exhibit 10.15 to 1997 Form S-4 and incorporated herein by reference.

10.5.2 Release, Waiver, and Assumption Agreement, dated as of December 31, 1997, between Southern Development Investment Group, Inc., on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. and Interstate FiberNet, Inc. and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.15.1 to Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K") and incorporated herein by reference.

10.5.3 Amendment to the Revised and Restated Fiber Optic Facilities and Services Agreement, dated as of January 1, 1998, by and among Southern Company Energy Solutions, Inc. (f/k/a Southern Development Group, Inc.), on behalf of itself and as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. and Interstate FiberNet, Inc. Filed as Exhibit 10.15.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference.

10.5.4 First Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement dated as of July 24, 1995 between Southern Development and Investment Group, Inc. on behalf of itself and as agent for others and MPX Systems, Inc. Filed as Exhibit 10.16 to 1997 Form S-4 and incorporated herein by reference.

10.5.5 Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement dated July 25, 1995 between MPX Systems, Inc. and Gulf States FiberNet. Filed as Exhibit 10.17 to 1997 Form S-4 and incorporated herein by reference.

+10.5.6 Amendment to Revised and Restated Fiber Optic Facilities and Services Agreement, dated July 15, 1997, by and among Southern Development and Investment Group, Inc., on behalf of itself and its agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. (collectively "SES"), ITC Transmission Systems, Inc. (as managing partner of Interstate Fibernet) and Gulf States Transmission Systems, Inc. Filed as Exhibit 10.17.1 to 1997 Form S-4 and incorporated herein by reference.

10.5.7 Consent for Assignment of Interest dated February 20, 1997 among SCANA Communications, Inc., Gulf States FiberNet, Gulf States Transmission Systems, Inc. and Southern Development and Investment Groups, Inc. Filed as Exhibit 10.18 to 1997 Form S-4 and incorporated herein by reference.

10.5.8 Second Partial Assignment and Assumption of Revised and Restated Fiber Optic Facilities and Services Agreement dated March 27, 1997 between SCANA Communications, Inc. and ITC Holding Company, Inc. Filed as
          Exhibit 10.19 to 1997 Form S-4 and incorporated herein by reference.

+10.5.9 Amendment, effective as of August 1, 2000, between Southern Telecom, Inc., on behalf of itself and as agent for the other parties specified therein, and Interstate FiberNet, Inc. to the Revised and Restated Fiber Optics Facilities and Services Agreement made as of June 9, 1995. Filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

10.6.1 Fiber System Lease Agreement dated January 30, 1996 between CSW Communications, Inc. and Gulf States FiberNet. Filed as Exhibit 10.20 to 1997 Form S-4 and incorporated herein by reference.

10.6.2 Consent for Acquisition and Assignment dated January 13, 1997 between CSW Communications, Inc. and Gulf States FiberNet. Filed as Exhibit
          10.21 to 1997 Form S-4 and incorporated herein by reference.

10.7 Network Operating Agreement dated March 25, 1996 among Gulf States FiberNet, TriNet, Inc., Hart Communications, Inc. and SCANA Communications, Inc. (f/k/a MPX Systems, Inc.). Filed as Exhibit 10.25 to 1997 Form S-4 and incorporated herein by reference.

10.8.1 Agreement for the Provision of Fiber Optic Facilities and Services dated March 29, 1990 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit 10.26 to 1997 Form S-4 and incorporated herein by reference.

10.8.2 Amendment to the Agreement for Provision of Fiber Optic Facilities and Services dated March 29, 1990 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit 10.27 to 1997 Form S-4 and incorporated herein by reference.

10.8.3 First Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated March 22, 1991 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.28 to 1997 Form S-4 and incorporated herein by reference.

10.8.4 Second Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated December 1, 1991 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.29 to 1997 Form S-4 and incorporated herein by reference.

10.8.5 Third Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated September 23, 1992 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.30 to 1997 Form S-4 and incorporated herein by reference.

10.8.6 Fourth Amendment to the Agreement for the Provision of Fiber Optic Facilities and Services dated January 1, 1994 between Alabama Power Company and Southern Interexchange Facilities, Inc. Filed as Exhibit
          10.31 to 1997 Form S-4 and incorporated herein by reference.

10.9.1 Agreement dated March 6, 1990 between Tennessee Valley Authority and Consolidated Communications Corporation (predecessor to DeltaCom, Inc.). Filed as Exhibit 10.32 to 1997 Form S-4 and incorporated herein by reference.

10.9.2 Supplement Agreement; Leased Fiber Pathways, dated as of September 26, 1997, by and between Tennessee Valley Authority and DeltaCom, Inc. Filed as Exhibit 10.32.1 to 1997 Form 10-K and incorporated herein by reference.

10.10 Master Equipment Lease Agreement dated October 30, 1995 between AT&T Systems Leasing Co. and DeltaCom, Inc. Filed as Exhibit 10.36 to 1997 Form S-4 and incorporated herein by reference.

10.11 Agreement dated January 14, 1997 between DeltaCom, Inc. and SCANA Communications, Inc., for switch location in Columbia, South Carolina. Filed as Exhibit 10.41 to 1997 Form S-4 and incorporated herein by reference.

+10.12.1 Network Products Purchase Agreement No. ITC 2000NPPA between Nortel Networks Inc. and Interstate FiberNet, Inc. and its subsidiary ITC/\DeltaCom Communications, Inc., effective as of November 8, 2000 (the "Nortel Purchase Agreement"). Filed as Exhibit 10.18 to Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 Form 10-K") and incorporated herein by reference.

+10.12.2 Schedule D: Data and Internet Products: Ethernet Port Commitment and Services Payment Program to the Nortel Purchase Agreement. Filed as
          Exhibit 10.12.2 to Annual Report on Form 10-K for the year ended December 31, 2001 (the "2001 Form 10-K") and incorporated herein by reference.

+10.12.3 Professional Services Attachment, Exhibit P, to the Nortel Purchase Agreement. Filed as Exhibit 10.8.2 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

+10.12.4 Product Attachment, Exhibit Q, eBusiness Solutions Products, to the Nortel Purchase Agreement. Filed as Exhibit 10.8.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

+10.13 Fiber Optic Facilities Agreement, dated November 15, 1996, by and between Interstate FiberNet and Florida Power Corporation. Filed as
          Exhibit 10.45 to 1997 Form S-4 and incorporated herein by reference.

+10.14.1 Fiber Optic Capacity Marketing and Operating Agreement, dated March 21, 1996, by and between Interstate FiberNet and Florida Power & Light Company. Filed as Exhibit 10.46 to 1997 Form S-4 and incorporated herein by reference.

+10.14.2 Addendum to Fiber Optic Capacity Marketing and Operating Agreement, dated July 10, 1997, by and between Interstate FiberNet and Florida Power & Light Company. Filed as Exhibit 10.47 to 1997 Form S-4 and incorporated herein by reference.

+10.15 Master Service Agreement, dated May 6, 1996, by and between Interstate FiberNet and MCI Telecommunications Corporation. Filed as Exhibit
          10.48 to 1997 Form S-4 and incorporated herein by reference.

+10.16 Telecommunications System Maintenance Agreement, dated as of January 26, 1995, by and between Interstate FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.49 to 1997 Form S-4 and incorporated herein by reference.

+10.17 Sprint Communications Company Facilities and Services Agreement, dated January 26, 1995, by and between Interstate FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.50 to 1997 Form S-4 and incorporated herein by reference.

+10.18 Fiber Optic Facility Lease Agreement, dated as of January 31, 1997, by and between Interstate FiberNet, Inc. and Southern Telecom 1, Inc. Filed as Exhibit 10.51 to 1997 Form S-4 and incorporated herein by reference.

10.19 First Assignment and Assumption of Fiber Optic Facility Lease Agreement, dated February 1, 1997, by and between Interstate FiberNet, Inc. and Gulf States FiberNet. Filed as Exhibit 10.52 to 1997 Form S-4 and incorporated herein by reference.

+10.20.1 Telecommunications System Agreement, dated January 26, 1995, by and between Interstate FiberNet, Inc. and Sprint Communications Company L.P. Filed as Exhibit 10.53 to 1997 Form S- 4 and incorporated herein by reference.

10.20.2 Amendment to Telecommunications System Agreement, dated July 25, 1995, by and between Gulf States FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.54 to 1997 Form S-4 and incorporated herein by reference.

+10.20.3 Amendment No. 2 to Telecommunications System Agreement, dated August 8, 1996, by and between Gulf States FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.55 to 1997 Form S-4 and incorporated herein by reference.

+10.20.4 Assignment of the Telecommunications System Agreement, dated July 25, 1995, between Interstate FiberNet, Inc., Gulf States FiberNet and Sprint Communications Company L.P. Filed as Exhibit 10.56 to 1997 Form S-4 and incorporated herein by reference.

+10.20.5 Assignment of the Telecommunications System Agreement, dated February 27, 1997, between Sprint Communications Company L.P., Gulf States FiberNet and Gulf States Transmission Systems, Inc. Filed as Exhibit
          10.57 to 1997 Form S-4 and incorporated herein by reference.

10.21 Fixed Fee Agreement for Exchange of Use and Maintenance of Six (6) Fiber Optic Fibers with an Option of Two (2) Additional Fiber Optic Fibers, dated July 25, 1997, by and between Interstate FiberNet, Inc., Gulf States Transmission Systems, Inc. and ALLTEL Telephone Services Corporation. Filed as Exhibit 10.58 to 1997 Form S-4 and incorporated herein by reference.

+10.22 Marketing and Operating Agreement, dated as of October 6, 1994, by and between Interstate FiberNet, Inc. and DukeNet Communications, Inc. Filed as Exhibit 10.74 to 1997 Form S-4 and incorporated herein by reference.

10.23.1 Amended and Restated Credit Agreement (the "Credit Agreement "), dated as of October 29, 2002, among ITC/\DeltaCom, Inc., Interstate FiberNet, Inc., the subsidiary guarantors listed on the signature pages thereto, the banks, financial institutions and other institutional lenders listed on the signature pages thereto as the Initial Lenders, Morgan Stanley Senior Funding, Inc. ("Morgan Stanley"), as administrative agent for the Lender Parties (as defined therein), Morgan Stanley & Co. Incorporated, as collateral agent, Bank of America Securities LLC and Morgan Stanley, as joint lead arrangers and joint book runners, and Bank of America, N.A., as syndication agent. Filed as Exhibit 99.3 to Current Report on Form 8-K filed on November 1, 2002 and incorporated herein by reference.

*10.23.4 Amended and Restated Security Agreement, dated October 29, 2002, made by Interstate FiberNet, Inc., ITC/\DeltaCom, Inc., and the other Persons listed on the signature pages thereof and the Additional Grantors (as defined in Section 23(b) thereof) to Morgan Stanley & Co. Incorporated, as collateral agent for the Secured Parties (as defined in the Credit Agreement).

+10.25.1 MCI Carrier Agreement, effective September 1, 1997, by and between MCI Telecommunications Corporation and Associated Communications Companies of America (ACCA). Filed as Exhibit 10.87 to Form S-1 filed on September 30, 1997 (File No. 333-36683) (the "1997 Form S-1") and
          incorporated herein by reference.

+10.25.2 First Amendment to the MCI Carrier Agreement, dated as of November 21, 1997, by and between MCI Telecommunications Corporation and Associated Communication Companies of America (ACCA). Filed as Exhibit 10.87.1 to 1997 Form 10-K and incorporated herein by reference.

10.26.1 ITC/\DeltaCom, Inc. Stock Incentive Plan. Filed as Exhibit 4.1 to Form S-8 filed on November 5, 2002 (File No. 333-101007) (the "2002 Form S-8") and incorporated herein by reference.

10.26.2 Form of ITC/\DeltaCom, Inc. Stock Incentive Plan Nonqualified Stock Option Agreement. Filed as Exhibit 4.2 to 2002 Form S-8 and incorporated herein by reference.

10.26.3 Form of ITC/\DeltaCom, Inc. Stock Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 4.3 to 2002 Form S-8 and incorporated herein by reference.

10.26.4 Form of ITC/\DeltaCom, Inc. Stock Incentive Plan Restricted Stock Agreement. Filed as Exhibit 4.4 to 2002 Form S-8 and incorporated herein by reference.

10.26.5 Form of ITC/\DeltaCom, Inc. Stock Incentive Plan Stock Unit Agreement. Filed as Exhibit 4.1 to 2002 Form S-8 and incorporated herein by reference.

10.27 Description of ITC/\DeltaCom, Inc. Bonus Plan. Filed as Exhibit 10.92 to 1997 Form S-1 and incorporated herein by reference.

10.28 Form of Indemnity Agreement between ITC/\DeltaCom, Inc. and certain of its Directors and Officers. Filed as Exhibit 10.93 to 1997 Form S-1 and incorporated herein by reference.

10.29.1 Sale and Purchase Agreement, dated as of March 11, 1997, by and between SCANA Corporation and ITC Holding Company, Inc. Filed as
          Exhibit 10.94 to 1997 Form S-1 and incorporated herein by reference.

10.29.2 First Amendment to Sale and Purchase Agreement. Among SCANA Corporation, SCANA Communications, Inc., and ITC Holding Company, Inc., dated as of October 16, 1997, among SCANA Corporation, SCANA Communications, Inc., ITC Holding Company, Inc. and ITC/\DeltaCom, Filed as Exhibit 10.95 to 1997 Form S-1 filed and incorporated herein by reference.

10.30.1 Master Lease Agreement, dated as of December 29, 2000, between NTFC Capital Corporation, as Lessor, and ITC/\DeltaCom Communications, Inc. and Interstate FiberNet, Inc., as Lessees (the "Master Lease Agreement"). Filed as Exhibit 10.47.1 to 2000 Form 10-K and incorporated herein by reference.

10.30.2   Form of Equipment Schedule to the Master Lease Agreement. Filed as
          Exhibit 10.47.2 to 2000 Form 10-K and incorporated herein by reference.

10.30.3 Guaranty, dated as of December 29, 2000, between Interstate FiberNet, Inc. and NTFC Capital Corporation. Filed as Exhibit 10.47.3 to 2000 Form 10-K and incorporated herein by reference.

10.30.4 Amendment No. 1, dated as of June 18, 2001, to the Financial Covenants and Reporting Requirements Annex to the Master Lease Agreement. Filed as Exhibit 10.6 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

10.30.5 Amendment No. 2, dated as of June 18, 2001, to the Financial Covenants and Reporting Requirements Annex to the Master Lease Agreement. Filed as Exhibit 10.37.5 to 2001 Form 10-K and incorporated herein by reference.

10.30.6 Amendment to the Schedules and the Leases, dated as of October 29, 2002, among Interstate FiberNet, Inc., as a lessee, ITC/\DeltaCom Communications, Inc., as a lessee, and NFTC Capital Corporation and General Electric Capital Corporation, as lessors. Filed as Exhibit
          99.4 to Current Report on Form 8-K filed on November 1, 2002 and incorporated herein by reference.

10.31 Interconnection Agreement, dated February 9, 2001, by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc. d/b/a/ ITC/\DeltaCom. Filed as Exhibit 10.48 to 2000 Form 10-K and incorporated herein by reference.

10.32.1 Interconnection Agreement, dated as of June 5, 2000, by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc. d/b/a/ ITC/\DeltaCom. Filed as Exhibit 10.49.1 to 2000 Form 10-K and incorporated herein by reference.

10.32.2 First Amendment to the Interconnection Agreement by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc., dated as of August 21, 2000, between ITC/\DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. Filed as
          Exhibit 10.49.2 to 2000 Form 10-K and incorporated herein by reference.

10.32.3 Amendment to the Interconnection Agreement by and between BellSouth Telecommunications, Inc. and ITC/\DeltaCom Communications, Inc., dated as of February 14, 2001, by and between ITC/\DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. Filed as Exhibit 10.49.3 to 2000 Form 10-K and incorporated herein by reference.

10.33 Interconnection Agreement, effective as of July 1, 1999, by and between ITC/\DeltaCom Communications, Inc. and BellSouth Telecommunications, Inc. Filed as Exhibit 10.50 to 2000 Form 10-K and incorporated herein by reference.

10.34.1 Master Lease Agreement, dated as of December 31, 2001, between General Electric Capital Corporation, as Lessor, and ITC/\DeltaCom Communications, Inc., as Lessee (the "GECC Master Lease Agreement"). Filed as Exhibit 10.42.1 to 2001 Form 10-K and incorporated herein by reference.

10.34.2 Form of Equipment Schedule to the GECC Master Lease Agreement. Filed as Exhibit 10.42.2 to 2001 Form 10-K and incorporated herein by reference.

*10.35.1 Purchase Agreement, dated as of August 22, 2002, as amended, among ITC/\DeltaCom, Inc. the several Purchasers named therein and ITC Holding Company, Inc. Filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference.

*10.35.2 Purchase Agreement, dated as of August 22, 2002, as amended, between ITC/\DeltaCom, Inc. and SCANA Corporation. Filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference.

*10.35.3 Registration Rights Agreement, dated as of October 29, 2002, among ITC/\DeltaCom, Inc. and the other Holders from time to time thereunder.

*10.36.1 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Larry F. Williams.

*10.36.2 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Andrew M. Walker.

*10.36.3 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Douglas A. Shumate.

*10.36.4 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and J. Thomas Mullis.

*10.36.5 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Steven D. Moses.

*10.36.6 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Roger F. Woodward.

*10.36.7 Executive Employment and Retention Agreement, dated as of October 29, 2002, between ITC/\DeltaCom, Inc. and Thomas P. Schroeder.

12.1 Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

*21.1     Subsidiaries of ITC/\DeltaCom, Inc.

24.1      Power of Attorney (included in signature page).

--------------------------
* To be filed by amendment.

+ Confidential treatment has been granted for this exhibit. The copy filed as an exhibit omits the information subject to the confidential treatment request.